As Filed with the Securities and Exchange Commission on April 30, 2007
REGISTRATION NO. 333-_______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
LSB BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

North Carolina	6711	56-1348147
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
One LSB Plaza
P.O. Box 867
Lexington, North Carolina 27292
(336) 248-6500
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
Robert F. Lowe
Chief Executive Officer
One LSB Plaza
P.O. Box 867
Lexington, North Carolina 27292
(336) 248-6500
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
With Copies To:
Robert A. Singer, Esq.
Brooks, Pierce, McLendon,
Humphrey & Leonard, L.L.P.
230 N. Elm Street, Suite 2000
Greensboro, North Carolina 27401
     Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Calculation of Registration Fee

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate	Amount of
Registered	Registered(1)	Share or Unit	Offering Price(2)	Registration Fee(3)
Common Stock, $5.00 par value per share	7,558,429	N/A	$105,535,443	$3,240

(1)	Based upon an estimate of the maximum number of shares of common stock of LSB Bancshares, Inc. expected to be issued pursuant to the Agreement and Plan of Merger, dated as of February 26, 2007, between LSB Bancshares, Inc. and FNB Financial Services Corporation (7,558,429 shares). Also based on an exchange ratio of 1.07 shares of LSB Bancshares, Inc. common stock for each share of FNB Financial Services Corporation common stock.

(2)	Pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the average of the high and low prices ($14.94) of shares of FNB Financial Services Corporation common stock on the Global Market of the Nasdaq Stock Market, LLC on April 26, 2007, and an estimate of the maximum number of shares (7,063,952 shares) of FNB Financial Services Corporation common stock to be exchanged in the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $30.70 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
PRELIMINARY DRAFT DATED APRIL 30, 2007, SUBJECT TO COMPLETION

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
     We are pleased to report that the Boards of Directors of LSB Bancshares, Inc. (“LSB”) and FNB Financial Services Corporation (“FNB”) have unanimously approved a strategic merger of equals involving our two companies (the “Merger”). Before we can complete the Merger, we must obtain the approval of the shareholders of both LSB and FNB. We are sending you this document to ask you to vote in favor of the Merger.
     In the Merger, FNB will merge with and into LSB, with the combined company retaining the name NewBridge Bancorp (“NewBridge”). If the Merger is completed, FNB shareholders will receive 1.07 shares of LSB common stock (“LSB Stock”) for each share of FNB common stock (“FNB Stock”) held immediately prior to the Merger. After completion of the Merger, we expect that current LSB shareholders will own approximately 52.7%, and FNB shareholders will own approximately 47.3%, of the combined company (51.4% and 48.6%, respectively, if all options were to be deemed to have been exercised).
     The exchange ratio in the Merger is fixed and will not be adjusted to reflect stock price changes prior to completion of the Merger. Based on the closing price of LSB Stock on February 26, 2007, the last trading day before public announcement of the Merger, the 1.07 exchange ratio represented approximately $17.68 in value for each share of FNB Stock.
     You should obtain current market quotations for both LSB Stock and FNB Stock. LSB Stock is listed on the Global Select Market of the Nasdaq Stock Market, LLC (“Nasdaq GS”) under the symbol “LXBK.” FNB Stock is listed on the Global Market of the Nasdaq Stock Market, LLC (“Nasdaq GM”) under the symbol “FNBF.”
     The Merger is intended to be generally tax-free to FNB shareholders other than with respect to any cash received instead of fractional shares of LSB Stock.
     We cannot complete the Merger unless LSB shareholders and FNB shareholders adopt the Merger Agreement. LSB and FNB will present the Merger proposal to their shareholders for vote at their respective annual meetings (the “Annual Meetings”). YOUR VOTE IS IMPORTANT. Whether or not you plan to attend your Annual Meeting, please take the time to submit your proxy with voting instructions in accordance with the instructions contained in this document. If you do not vote, it will have the same effect as voting against the Merger. The places, dates and times of the meetings are as follows:

For LSB Shareholders: June ___, 2007, ___	For FNB Shareholders: June ___, 2007, ___ 1501 Highwoods Boulevard, Suite 400,
One LSB Plaza, 5th Floor	Community Room
Lexington, North Carolina 27292	Greensboro, North Carolina 27410
LSB’s Board of Directors Unanimously	FNB’s Board of Directors Unanimously
Recommends That LSB Shareholders Vote	Recommends That FNB Shareholders Vote
For Adoption of the Merger	For Adoption of the Merger
     This document describes the Annual Meetings, the Merger, the Merger Agreement, and other related matters. Please read this entire document carefully. We look forward to the successful combination of LSB and FNB.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the LSB Stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
     The securities to be issued in the Merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
     The date of the accompanying joint proxy statement/prospectus is                     , 2007, and it is first being mailed to LSB shareholders and FNB shareholders on or about                     , 2007.

ONE LSB PLAZA
P.O. BOX 867
LEXINGTON, NORTH CAROLINA 27292
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE ___, 2007
     LSB Bancshares, Inc. (“LSB”) will hold its Annual Meeting of Shareholders (“LSB Meeting”) at One LSB Plaza, 5th Floor, Lexington, North Carolina at                     , Eastern Daylight Savings Time, on June ___, 2007 to consider and vote upon the following matters:
•	Adoption of the Merger Agreement: A proposal to adopt the Agreement and Plan of Merger by and between LSB and FNB Financial Services Corporation (“FNB”), dated as of February 26, 2007, as it may be amended from time to time, pursuant to which FNB will be merged with and into LSB (the “Merger Agreement”);

•	Amendment to the Articles of Incorporation: A proposal to amend the Articles of Incorporation, as amended, of LSB to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections (“Amendment to the Articles”);

•	Amendment to Bylaws: A proposal to amend the Amended and Restated Bylaws of LSB to provide that directors be elected annually (the “Bylaw Amendment”);

•	Election of Directors: A proposal to elect three persons to serve as directors of LSB until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	Adjournment of the LSB Meeting: A proposal to approve the adjournment of the LSB Meeting, if necessary or appropriate, to solicit additional proxies; and

•	Other Business: Such other business as may properly come before the LSB Meeting or any adjournment of the Meeting.
     Upon completion of the Merger, LSB will be the surviving corporation, and each share of FNB common stock will be converted into 1.07 shares of LSB common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a complete discussion of the Merger. A copy of the Merger Agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.
     The Board of Directors of LSB has fixed the close of business on                     , 2007 as the record date for the LSB Meeting. LSB shareholders of record at such time are entitled to notice of, and to vote at, the LSB Meeting or any adjournment or postponement thereof.
     Whether or not you plan to attend the LSB Meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of LSB common stock who is present at the LSB Meeting may vote in person instead of by proxy, thereby canceling any previous proxy. Also, a proxy may be revoked in writing at any time before the LSB Meeting.
     The LSB Board has unanimously approved the Merger Agreement and unanimously recommends that LSB shareholders vote “for” adoption of the Merger Agreement.
By Order of the Board of Directors,

Robert F. Lowe
Chairman, President and
Chief Executive Officer
Lexington, North Carolina
                    , 2007
YOUR VOTE IS IMPORTANT
Please complete, sign, date and return your proxy card, or vote via phone or the Internet promptly, whether or not you plan to attend the LSB Meeting.

1501 HIGHWOODS BOULEVARD, SUITE 400
GREENSBORO, NORTH CAROLINA 27410
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE ___, 2007
     FNB Financial Services Corporation (“FNB”) will hold its Annual Meeting of Shareholders (“FNB Meeting”) at 1501 Highwoods Boulevard, Suite 400, Community Room, Greensboro, North Carolina at                     , Eastern Daylight Savings Time, on June ___, 2007 to consider and vote upon the following matters:
•	Adoption of the Merger Agreement: A proposal to adopt the Agreement and Plan of Merger by and between LSB Bancshares, Inc. (“LSB”) and FNB, dated as of February 26, 2007, as it may be amended from time to time, pursuant to which FNB will be merged with and into LSB (the “Merger Agreement”);

•	Election of Directors: A proposal to elect four persons to serve as directors of FNB until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

•	Adjournment of the FNB Meeting: A proposal to approve the adjournment of the FNB Meeting, if necessary or appropriate, to solicit additional proxies; and

•	Other Business: Such other business as may properly come before the FNB Meeting of shareholders or any adjournment of FNB Meeting.
     Upon completion of the Merger, LSB will be the surviving corporation, and each share of FNB common stock will be converted into 1.07 shares of LSB common stock. Your attention is directed to the joint proxy statement/prospectus accompanying this notice for a complete discussion of the Merger. A copy of the Merger Agreement is included as Appendix A to the accompanying joint proxy statement/prospectus.
     The Board of Directors of FNB (the “FNB Board”) has fixed the close of business on                     , 2007 as the record date for the FNB Meeting. FNB shareholders of record at such time are entitled to notice of, and to vote at, the FNB Meeting or any adjournment or postponement thereof.
     Whether or not you plan to attend the FNB Meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. Alternatively, you may use the toll-free telephone number indicated on the proxy card to vote by telephone or visit the website indicated on the proxy card to vote on the Internet. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of FNB common stock who is present at the FNB Meeting may vote in person instead of by proxy, thereby canceling any previous proxy. Also, a proxy may be revoked in writing at any time before the FNB Meeting.
     The FNB Board has unanimously approved the Merger Agreement and unanimously recommends that FNB shareholders vote “for” adoption of the Merger Agreement.

By Order of the Board of Directors,

Pressley A. Ridgill President and Chief Executive Officer
Greensboro, North Carolina
                    , 2007
YOUR VOTE IS IMPORTANT
Please complete, sign, date and return your proxy card, or vote via phone or the Internet promptly, whether or not you plan to attend the FNB Meeting.

REFERENCES TO ADDITIONAL INFORMATION
     This joint proxy statement/prospectus incorporates important business and financial information about LSB and FNB from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document, by requesting them in writing or by telephone from the appropriate company at the following addresses:

LSB Bancshares, Inc. One LSB Plaza P.O. Box 867 Lexington, North Carolina 27292 Attention: Monty J. Oliver Phone: (336) 248-6500	FNB Financial Services Corporation 1501 Highwoods Boulevard, Suite 400 Greensboro, North Carolina 27410 Attention: Michael W. Shelton Phone: (336) 369-0900
     You will not be charged for any of the documents that you request. LSB shareholders and FNB shareholders requesting documents should do so by                     , 2007 in order to receive them before the Annual Meetings.
     See “Where You Can Find More Information” on page ___.
     You should rely only on the information contained or incorporated by reference into this document to vote on the Merger Agreement. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                     , 2007. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date other than that date. Neither our mailing of this document to LSB shareholders or FNB shareholders nor the issuance by LSB of common stock in connection with the Merger will create any implication to the contrary.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS	1

SUMMARY OF THE MERGER AND THE ANNUAL MEETINGS	4

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LSB	10

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB	11

SELECTED COMBINED CONSOLIDATED UNAUDITED PRO FORMA FINANCIAL DATA	12

COMPARATIVE PER SHARE DATA	13

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	14

THE LSB MEETING	15
Date, Time and Place	15
Matters to Be Considered	15
Proxies	15
Solicitation of Proxies	15
Revocation of Proxies	15
Record Date	16
Quorum and Vote Required	16
Participants in Certain LSB Plans	16

THE FNB MEETING	16
Date, Time and Place	17
Matters to Be Considered	17
Proxies	17
Solicitation of Proxies	17
Revocation of Proxies	18
Record Date	18
Quorum and Vote Required	18
Participants in Certain FNB Plans	18

PROPOSAL I – ADOPTION OF THE MERGER AGREEMENT	20
Structure	20
Background of the Merger	20
LSB’s Reasons for the Merger; Recommendation of the LSB Board	22
FNB’s Reasons for the Merger; Recommendation of the FNB Board	23
Opinions of Financial Advisors	25
Opinion of LSB’s Financial Advisor	26
Opinion of FNB’s Financial Advisor	32
Board of Directors and Management of NewBridge Following the Merger	41
Interests of LSB’s Directors and Officers in the Merger	42
Interests of FNB’s Directors and Officers in the Merger	43
Material Federal Income Tax Consequences of the Merger	44
Regulatory Matters	46
Accounting Treatment	47
Surrender of Certificates in the Merger	47
Treatment of FNB Options	48
Fractional Shares	48

Resales of LSB Stock by Affiliates	48
Public Trading Markets	48
Appraisal Rights	49
Litigation Relating to the Merger	49

THE MERGER AGREEMENT	49
The Merger	49
Completion of the Merger	49
Conditions to Completion of the Merger	49
Reasonable Best Efforts to Obtain Required Shareholder Votes	50
No Solicitation	50
Termination	50
Bylaw Amendments	51
Other Covenants and Agreements	51
Representations and Warranties	53
Employee Benefit Plans	53
Expenses and Fees	54
Possible Alternative Merger Structure	54
Amendment or Waivers	54

INFORMATION ABOUT THE COMPANIES	54
LSB	54
FNB	55

DESCRIPTION OF LSB CAPITAL STOCK	55
General	55
Common Stock	55
Preferred Stock	56

COMPARATIVE MARKET PRICES AND DIVIDENDS	57

PRO FORMA FINANCIAL INFORMATION	58
Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition	59
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income	60
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income	61
Notes To Unaudited Pro Forma Condensed Combined Consolidated Financial Statements	62

COMPARISON OF SHAREHOLDERS’ RIGHTS	65
General	65
Authorized Capital	65
Number of Directors	65
Vacancies	66
Shareholder Rights Plans	66
Classified Board of Directors and Cumulative Voting	66
Removal of Directors	67
Shareholder Voting	67
Amendment to Articles of Incorporation and Bylaws	67
Consideration of Business Combinations	68
Anti-Takeover Statutes	69

LEGAL MATTERS	69

EXPERTS	69

OTHER MATTERS TO BE CONSIDERED AT THE LSB MEETING	70

LSB PROPOSAL II – AMENDMENT TO THE ARTICLES	70

LSB PROPOSAL III – BYLAW AMENDMENT	71

LSB PROPOSAL IV – ELECTION OF DIRECTORS	72
Who Serves on the Board of Directors of LSB Bank?	73
Executive Officers of LSB	73
Director Meetings in 2006; Director Attendance at Annual Meeting of Shareholders	73
Corporate Governance	74
Code of Business Conduct and Ethics	74
Board Committees	74
Selection of Nominees for the LSB Board	76
Security Ownership of Certain Beneficial Owners	76
Section 16(a) Beneficial Ownership Reporting Compliance	78
Compensation Disclosure and Analysis	79
Summary Compensation	82
Grants of Plan-Based Awards	83
Outstanding Equity Awards at Fiscal Year-End	85
Option Exercises and Stock Vested	86
Pension Benefits	86
Potential Payments upon Termination or Change in Control	87
Director Compensation	88
Equity Compensation Plan Information	90
Shareholder Return Performance Presentation	91
Principal Accountant Fees and Services	92
Shareholder Communications	92
Shareholders Proposals for the 2008 Annual Meeting of Shareholders	92

OTHER MATTERS TO BE CONSIDERED ON AT THE FNB MEETING	94

FNB PROPOSAL II	94
Who serves on the Board of Directors of FNB Bank?	96
Executive Officers of FNB	96
Director Meetings in 2006; Director Attendance at Annual Meeting of Shareholders	96
Corporate Governance	97
Code of Business Conduct and Ethics	97
Board Committees	97
Selection of Nominees for the FNB Board	99
Security Ownership of Certain Beneficial Owners	100
Section 16(a) Beneficial Ownership Reporting Compliance	101
Compensation Disclosure and Analysis	101
Summary Compensation	106
Outstanding Equity Awards at Fiscal Year-End	106
Option Exercises and Stock Vested	107
Pension Benefits	108
Nonqualified Deferred Compensation	108
Director Compensation	109
Equity Compensation Plan Information	110
Shareholder Return Performance Presentation	111
Principal Accountant Fees and Services	111
Shareholder Communications	112
Shareholder Proposals for the 2008 Annual Meeting of Shareholders	112

WHERE YOU CAN FIND MORE INFORMATION	113

5.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to the validity of the shares of LSB Stock.
8.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.
8.2	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.
23.1	Consent of Turlington and Company, LLP relating to LSB Bancshares, Inc.
23.2	Consent of Dixon Hughes, PLLC relating to FNB Financial Services Corporation.
23.3	Form of Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in the opinions filed as Exhibits 5.1, 8.1 and 8.2 to this registration statement).
24	Powers of Attorney.
99.1	Form of Proxy for Annual Meeting of Shareholders of LSB.
99.2	Form of Proxy for Annual Meeting of Shareholders of FNB.
99.3	Consent of BankersBanc Capital Corporation.
99.4	Consent of Howe Barnes Hoefer & Arnett, Inc.

     QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETINGS

Q:	What Am I Being Asked To Vote On?

A:	LSB shareholders and FNB shareholders are each being asked to adopt a Merger Agreement entered into between LSB and FNB. In the Merger Agreement, FNB will be merged with and into LSB, with the combined company adopting the name NewBridge Bancorp.

Q:	Why Is My Vote Important?

A:	The affirmative vote of the holders of at least a majority of the outstanding shares of each of LSB and FNB is required to approve the Merger Agreement. Accordingly, if an LSB shareholder or an FNB shareholder fails to vote or abstains, this will have the same effect as a vote against adoption of the Merger Agreement.

Q:	Are LSB and FNB shareholders being asked to vote on other matters?

A:	Yes. In addition to the Merger, LSB shareholders will consider whether to adopt an amendment to LSB’s Articles of Incorporation, as amended (“LSB Articles”), providing for majority voting in the election of directors (the “Amendment to the Articles”), to adopt an amendment to LSB’s Bylaws, as amended (“LSB Bylaws”), to discontinue staggered terms of office for directors and to elect directors for one year terms (“Bylaw Amendment”), to elect three directors, to approve an adjournment of the LSB Meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the LSB Meeting. In addition to the Merger, FNB shareholders will consider whether to elect four directors, to approve the adjournment of the FNB Meeting, if necessary or appropriate, to solicit additional proxies, and to transact such other business as may properly come before the FNB Meeting.

Q:	What Do I Need To Do Now?

A:	After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then complete, sign, date and mail your proxy card in the enclosed postage paid return envelope as soon as possible. Alternatively, you may vote by telephone or the Internet. This will enable your shares to be represented and voted at the LSB Meeting or the FNB Meeting, as applicable.

Q:	If My Shares Are Held In “Street Name” By My Broker, Will My Broker Automatically Vote My Shares For Me?

A:	NO. Without instructions from you, your broker will not be able to vote your shares. You should instruct your broker to vote your shares, following the directions your broker provides. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	What If I Fail To Instruct My Broker?

A:	If you fail to instruct your broker to vote shares held in “street name”, the resulting broker non-vote will have the same effect as a vote against adoption of the Merger Agreement.

Q:	Can I Change My Vote?

A:	YES. If you have not voted through your broker, there are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or the Internet):
•	First, you may send a written notice to the Corporate Secretary of LSB or FNB, as appropriate, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received by LSB or FNB, as the case may be, before the applicable Meeting will be counted, and any earlier votes will be revoked.

•	Third, you may attend the LSB Meeting or the FNB Meeting, as the case may be, and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the meeting without voting will not revoke an earlier proxy you may have given.
If you have instructed your broker to vote your shares, you must follow the directions you receive from your broker in order to change or revoke your vote.

Q:	If I Am An FNB Shareholder, Should I Send In My Stock Certificates Now?

A:	NO. Please do NOT send in your stock certificates at this time. At a later date, you will be provided with instructions regarding the surrender of your stock certificates. You should then, prior to the election deadline, send your FNB Stock certificates to the exchange agent, together with your completed, signed form of election. There is no need for LSB shareholders to send in, or exchange, their existing stock certificates at any time in connection with the Merger.

Q:	What Will I Receive In The Merger?

A:	If the Merger Agreement is approved by the shareholders of LSB and FNB and the Merger is subsequently completed, each outstanding share of FNB common stock will be converted into the right to receive 1.07 shares of LSB common stock. Cash will be paid for all fractional shares.

Q:	What Are The Tax Consequences Of The Merger To Me?

A:	LSB and FNB expect that for United States federal income tax purposes, the Merger will be considered a tax-free reorganization, which means that FNB shareholders generally will not recognize any taxable gain or loss with respect to the exchange of their shares of FNB common stock for LSB common stock, and will have a carry-over basis and holding period from their FNB shares. To the extent you receive cash in the Merger for fractional shares, you may recognize gain or loss. You are urged to consult your tax advisor to fully understand the tax consequences of the Merger to you.

Q:	When Do You Expect To Complete The Merger?

A:	We currently expect to complete the Merger on or about July ___, 2007. However, we cannot assure you when or if the Merger will occur. We must first obtain the approvals of our shareholders at the Meetings and the necessary regulatory approvals.

Q:	When And Where Will The Annual Meetings Take Place?

A:	LSB will hold its Annual Meeting of Shareholders on ___, 2007 at One LSB Plaza, 5th Floor, Lexington, North Carolina at ___, Eastern Daylight Savings Time. FNB will hold its Annual Meeting of Shareholders on ___, 2007 at 1501 Highwoods Boulevard, Suite 400, Community Room, Greensboro, North Carolina at ___, Eastern Daylight Savings Time.

Q:	How Do The Boards Of Directors Of LSB and FNB Recommend That I Vote?

A:	The LSB Board of Directors and the FNB Board of Directors have unanimously approved and adopted the Merger Agreement and recommend that their shareholders vote FOR approval of the Merger. The LSB Board and the FNB Board believe that the Merger presents a unique strategic opportunity to create greater short- and long-term growth and shareholder value.

Q:	What Happens If I Transfer My FNB Shares After The Record Date For The Annual Meeting?

A:	The Record Date for the FNB Meeting is earlier than the expected date of completion of the Merger. Therefore, if you transfer your shares of FNB after the Record Date for the FNB Meeting, but prior to the Merger, you will retain the right to vote at the FNB Meeting, but the right to receive the merger consideration will transfer with the shares of stock.

Q:	Whom Should I Call With Questions?

A:	If you are an LSB shareholder and you have questions about the Merger or the LSB Meeting or you need additional copies of this document, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:
Monty J. Oliver
Chief Financial Officer
LSB Bancshares, Inc.
One LSB Plaza
P.O. Box 867
Lexington, North Carolina 27292
(336) 248-6500

If you are an FNB shareholder and you have questions about the Merger or the FNB Meeting or you need additional copies of this document, or you have questions about the process for voting, or if you need a replacement proxy card, you should contact:
Michael W. Shelton
Chief Financial Officer
FNB Financial Services Corporation
1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(336) 369-0900

SUMMARY OF THE MERGER AND THE ANNUAL MEETINGS
     This summary highlights selected information from this document. It does not contain all of the information that may be important to you. We urge you to read carefully the entire document and the other documents to which we refer in order to fully understand the Merger and the related transactions. In addition, we incorporate by reference into this document important business and financial information about LSB and FNB. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” on page ___. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.
The Merger (Page __)
     We encourage you to read the Merger Agreement, which is attached as Appendix A to this document. The Merger Agreement provides that FNB will merge with and into LSB, with LSB as the surviving company. Each share of FNB common stock (“FNB Stock”) outstanding prior to the Merger will automatically be converted in the Merger into 1.07 shares of LSB common stock (“LSB Stock”). The combined company will be named NewBridge Bancorp (“NewBridge”) and its common stock will continue to trade on the Nasdaq Global Select Market of the Nasdaq Stock Market, LLC (“Nasdaq GS”), under the symbol “NBBC.”
     Following the completion of the Merger, FNB Southeast (“FNB Bank”) will merge with and into Lexington State Bank (“LSB Bank”), with LSB Bank being the surviving bank (the “Bank Merger”). The combined bank will be named NewBridge Bank.
Exchange Ratio in the Merger (Page __)
     Upon completion of the Merger, each FNB shareholder will receive 1.07 shares of LSB Stock for each share of FNB Stock held immediately prior to the Merger. We sometimes refer to this ratio as the “Exchange Ratio.” The aggregate number of shares of LSB Stock to which an FNB shareholder will be entitled upon completion of the Merger will equal 1.07 multiplied by the number of shares of FNB Stock held by that FNB shareholder. However, LSB will not issue any fractional shares. An FNB shareholder entitled to a fractional share will instead receive an amount in cash equal to the fraction of a whole share of LSB Stock to which such shareholder would otherwise be entitled multiplied by the closing sale price of LSB Stock on the trading day immediately prior to the date on which the Merger is completed. As an example, a holder of 120 shares of FNB Stock would receive 128 shares of LSB Stock and an amount of cash equal to the product of 0.40 and the LSB closing price on the trading day immediately prior to the date on which the Merger is completed.
     The Exchange Ratio is a fixed ratio. Therefore, the number of shares of LSB Stock to be received by holders of FNB Stock in the Merger will not change if the trading price of LSB Stock or FNB Stock changes between now and the time the Merger is completed.
     Upon completion of the Merger, we expect that LSB shareholders will own approximately 52.7%, and former FNB shareholders will own approximately 47.3%, of NewBridge, the combined company (51.4% and 48.6%, respectively, if all outstanding options were deemed to have been exercised).
     The market prices of both LSB Stock and FNB Stock will fluctuate prior to the Merger. You should obtain current stock price quotations for LSB Stock and FNB Stock.
LSB’s Board Unanimously Recommends that You Vote “FOR” the Adoption of the Merger Agreement (Page ___)
     LSB’s Board of Directors (“LSB Board”) believes that the Merger is in the best interests of LSB and its shareholders and has unanimously approved the Merger Agreement. For the factors considered by the LSB Board in reaching its decision to approve the Merger Agreement, see the section entitled “The Merger — LSB’s Reasons for the Merger; Recommendation of LSB’s Board.” The LSB Board unanimously recommends that LSB shareholders vote “FOR” the adoption of the Merger Agreement.

FNB’s Board Unanimously Recommends that You Vote “FOR” the Adoption of the Merger Agreement (Page ___)
     FNB’s Board of Directors (“FNB Board”) believes that the Merger is in the best interests of FNB and its shareholders and has unanimously approved the Merger Agreement. For the factors considered by the FNB Board in reaching its decision to approve the Merger Agreement, see the section entitled “The Merger — FNB’s Reasons for the Merger; Recommendation of the FNB Board.” The FNB Board unanimously recommends that FNB shareholders vote “FOR” the adoption of the Merger Agreement.
LSB’s Financial Advisor Has Provided an Opinion to the LSB Board as to the Fairness of the Exchange Ratio, from a Financial Point of View, to LSB and LSB Shareholders (Page ___)
     In deciding to approve the Merger, the LSB Board considered the opinion of its financial advisor, The BankersBanc Capital Corporation (“BankersBanc”), which was given to the LSB Board on February 26, 2007, that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations described in the opinion, the Exchange Ratio was fair from a financial point of view to LSB and the holders of LSB Stock. A copy of this opinion is attached to this document as Appendix B. LSB shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations on the review undertaken by BankersBanc in providing its opinion.
FNB’s Financial Advisor Has Provided an Opinion to the FNB Board as to the Fairness of the Exchange Ratio, from a Financial Point of View, to FNB and FNB Shareholders (Page ___)
     In deciding to approve the Merger, the FNB Board considered the opinion of its financial advisor, Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), which was given to the FNB Board on February 26, 2007, that, as of the date of such opinion, the Exchange Ratio was fair from a financial point of view to the holders of FNB Stock. A copy of this opinion is attached to this document as Appendix C. FNB shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Howe Barnes in providing its opinion.
Certain Executive Officers and Directors Have Financial Interests in the Merger (Pages __ and __)
     Certain executive officers and directors of LSB and FNB have financial interests in the Merger in addition to their interests as shareholders. The LSB Board and the FNB Board considered the financial interests of each company’s executive officers and directors, among other matters, in approving the Merger Agreement. In the case of FNB, these interests include rights of certain executive officers under change of control agreements with FNB and stock option grant agreements. The FNB Board was aware of, and the LSB Board was notified of, these interests. Certain executive officers of LSB have rights under change of control agreements with LSB. The LSB Board was aware of, and the FNB Board was notified of, these interests.
Board of Directors and Management of NewBridge Following the Merger (Page __)
     Upon completion of the Merger, the board of directors of NewBridge Bancorp. will consist of ten directors of LSB designated by LSB and ten directors of FNB designated by FNB (“NewBridge Board”).
     Immediately following the Merger, Robert F. Lowe, Chairman, President and Chief Executive Officer of LSB, will serve as Chairman of the Board of Directors of NewBridge and NewBridge Bank’s Board of Directors (“NewBridge Bank Board”), Chairman of the Executive Committees of the NewBridge Board and the NewBridge Bank Board, and Chief Executive Officer of NewBridge. Pressley A. Ridgill, President and Chief Executive Officer of FNB, will serve as President of NewBridge, President and Chief Executive Officer of NewBridge Bank, and a member of the Executive Committees of the Boards of Directors of NewBridge and NewBridge Bank.
Regulatory Approvals We Must Obtain for the Merger (Page __)
     We cannot complete the Merger unless we obtain the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We also must obtain approval of the Bank Merger from the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (“Commissioner”).

     Although we currently believe we should be able to obtain these regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to the combined company after the completion of the Merger.
Conditions to Completion of the Merger (Page __)
     As more fully described in this document and the Merger Agreement, each party’s obligation to complete the Merger depends on a number of conditions being satisfied or waived, including:
•	adoption of the Merger Agreement by the shareholders of LSB and FNB, including the amendments to the LSB Articles of Incorporation and the LSB Bylaws contemplated by the Merger Agreement;

•	receipt of governmental and regulatory approvals required to complete the Merger and the Bank Merger, which approvals shall not be subject to terms reasonably believed to be unduly onerous and the expiration of all waiting periods;

•	there being no injunction, decree, or order enjoining or prohibiting the Merger or the Bank Merger (or any of the other transactions contemplated by the Merger Agreement);

•	listing of the LSB Stock to be issued in the Merger on the Nasdaq GS;

•	the receipt from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (“Brooks Pierce”) of an opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as amended (the “Code”);

•	the S-4 Registration Statement filed by LSB with the Securities and Exchange Commission (“SEC”) becoming effective under the Securities Act of 1933, as amended (“Securities Act”);

•	the accuracy of the other party’s representations and warranties, subject to the material adverse effect standard in the Merger Agreement; and

•	the other party having performed and complied with its covenants in the Merger Agreement in all material respects.
     We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.
Termination of the Merger Agreement (Page ___)
     We may agree to terminate the Merger Agreement before completing the Merger, even after adoption of the Merger Agreement by our shareholders, if each of our Boards of Directors agrees to such termination.
     In addition, either of us may decide to terminate the Merger Agreement, even after adoption of the Merger Agreement by our shareholders, in various circumstances, including the following:
•	if there is an uncured breach of the other party’s representations, warranties or covenants that would result in the failure of the related closing conditions;

•	if any of the required regulatory approvals for the Merger and the Bank Merger are denied and the denial is final and nonappealable or the approval has been granted on terms reasonably believed to be unduly onerous; and;

•	if the Merger has not been completed by February 26, 2008.
Accounting Treatment of the Merger by LSB (Page __)
     LSB will account for the Merger as a purchase by LSB of FNB for financial reporting purposes.
Appraisal Rights (Page __)
     Under North Carolina law, neither FNB nor LSB shareholders are entitled to appraisal rights in connection with the Merger.

LSB Meeting (Page __)
     The LSB Meeting will be held on June ___, 2007, at ___, Eastern Daylight Savings Time, at One LSB Plaza, 5th Floor, Lexington, North Carolina 27292. At the LSB Meeting, LSB shareholders will be asked:
•	to adopt the Merger Agreement;

•	to adopt the Amendment to the Articles;

•	to adopt the Bylaw Amendment;

•	to elect three directors to serve until the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	to approve the adjournment of the LSB Meeting, if necessary or appropriate, to solicit additional proxies; and

•	to act on such other business as may properly come before the LSB Meeting.
     Record Date. LSB shareholders may cast one vote at the LSB Meeting for each share of LSB Stock that was owned by them at the close of business on ___, 2007 (the “LSB Record Date”). At that date, there were ___shares of LSB Stock entitled to be voted at the LSB Meeting.
     As of the LSB Record Date, directors and executive officers of LSB and their affiliates had the right to vote ___shares of LSB Stock, or approximately ___% of the outstanding LSB Stock entitled to be voted at the LSB Meeting.
     Required Vote. To adopt the Merger Agreement, the holders of a majority of the outstanding shares of LSB Stock entitled to vote must vote in favor of the adoption of the Merger Agreement. To adopt the Amendment to the Articles and the Bylaw Amendment, the holders of a majority of the outstanding shares of LSB Stock entitled to vote must vote in favor of the adoption of the Amendment to the Articles and the Bylaw Amendment. An LSB shareholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the adoption of the Merger Agreement, the Amendment to the Articles and the Bylaw Amendment.
     In connection with the election of directors, if a quorum is present at the LSB Meeting, the nominees receiving a plurality of the votes cast will be elected as directors (meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot). If you withhold your vote on a nominee, your shares will not be counted as having been voted as to the election of directors.
     Approval of the proposal relating to the adjournment of the LSB Meeting, if necessary or appropriate, to solicit additional proxies requires that the votes cast in favor of the proposal exceed the votes cast in opposition. If you withhold your vote on the proposal to adjourn the LSB Meeting, if necessary or appropriate, your shares will not be counted as having been voted as to such proposal. You are entitled to one vote for each share of LSB Stock you held as of the LSB Record Date.
FNB Meeting (Page __)
     The FNB Meeting will be held on ___, 2007, at ___, Eastern Daylight Savings Time, at 1501 Highwoods Boulevard, Suite 400, Community Room, Greensboro, North Carolina 27410. At the FNB Meeting, FNB shareholders will be asked:
•	to adopt the Merger Agreement;
•	to elect four directors to serve until the 2010 Annual Meeting of Shareholders or their successors are duly elected and qualified;

•	to approve the adjournment of the FNB Meeting, if necessary or appropriate, to solicit additional proxies; and

•	to act on such other business as may be properly brought before the FNB Meeting.
     Record Date. FNB shareholders may cast one vote at the FNB Meeting for each share of FNB Stock that was owned at the close of business on ___, 2007 (the “FNB Record Date”). At that date, there were ___shares of FNB Stock entitled to be voted at the FNB Meeting.
     As of the FNB Record Date, directors and executive officers of FNB and their affiliates had the right to vote ___shares of FNB Stock, or approximately ___% of the outstanding FNB Stock entitled to be voted at the FNB Meeting.

     Required Vote. To adopt the Merger Agreement, the holders of a majority of the outstanding shares of FNB Stock entitled to be voted must vote in favor of the adoption of the Merger Agreement. An FNB shareholder’s failure to vote, a broker non-vote or an abstention will have the same effect as a vote against the adoption of the Merger Agreement.
     In connection with the election of directors, if a quorum is present at the FNB Meeting, the nominees receiving a plurality of the votes cast will be elected as directors (meaning that the director nominee with the most affirmative votes for a particular slot is elected to that slot). If you withhold your vote on a nominee, your shares will not be counted as having been voted as to the election of directors.
     Approval of the proposal relating to the adjournment of the FNB Meeting, if necessary or appropriate, to solicit additional proxies requires that the votes cast in favor of the proposal exceed the votes cast in opposition. If you withhold your vote on the proposal to adjourn the FNB Meeting, if necessary or appropriate, your shares will not be counted as having been voted as to the such proposal. You are entitled to one vote for each share of FNB Stock you held as of the FNB Record Date.
Information About the Companies (Page __)
LSB Bancshares, Inc.
     LSB (Nasdaq GS: LXBK), headquartered in Lexington, North Carolina, is a bank holding company incorporated under the laws of the State of North Carolina and registered under the federal Bank Holding Companies Act (“BHCA”). LSB’s principal business is providing banking and other financial services through its banking subsidiary, LSB Bank. LSB Bank is a full-service, North Carolina chartered bank which offers a wide selection of services in commercial banking including accepting deposits, corporate cash management, discount brokerage, IRA plans, mortgage production, secured and unsecured loans and trust functions. LSB Bank has two wholly-owned, North Carolina non-bank subsidiaries: (i) Peoples Finance Company of Lexington, Inc., a state licensed finance company (“Peoples Finance”); and (ii) LSB Investment Services, Inc. (“LSBIS”) which offers a full range of uninsured, nondeposite investment products, including mutual funds, annuities, stocks and bonds and insurance services, through an independent broker-dealer. Founded in 1949, LSB Bank has 26 branch and other offices in 17 communities located in Davidson, Forsyth, Stokes, Guilford, Randolph and Wake counties in North Carolina. LSB had $985 million in assets as of March 31, 2007, making it one of North Carolina’s top 18 bank holding companies (based on December 31, 2006 financial data). Additional information about LSB can be found at its website, www.lsbnc.com.
     LSB’s principal executive offices are located at One LSB Plaza, P.O. Box 867, Lexington, North Carolina 27292 and its telephone number is (336) 248-6500.
FNB Financial Services Corporation
     FNB (Nasdaq GM: FNBF), headquartered in Greensboro, North Carolina, is a bank holding company incorporated under the laws of North Carolina and registered under the BHCA. As of March 31, 2007, it had $997.2 million in consolidated assets, deposits of $801.1 million and shareholders’ equity of $73.1 million, making it one of North Carolina’s top 15 bank holding companies (based on December 31, 2006 financial data). FNB Bank operates 13 branches in North Carolina and four branches in Virginia. It has agreed to sell two of these Virginia branches to another bank. This sale is expected to be effective in September, 2007. FNB Bank is a full-service, North Carolina chartered bank which focuses primarily on offering commercial, real estate and consumer loans, deposit and other financial services to individuals, small to medium-sized businesses and other organizations in its market areas. It emphasizes individualized services and community involvement, while at the same time providing its customers with the financial sophistication and selection of products typically offered by larger banks. FNB Bank has two wholly- owned, North Carolina non-bank subsidiaries: (i) FNB Southeast Investment Services, Inc., which provides customers a complete line of investment and insurance products and services through a registered broker-dealer and an investment advisory group; and (ii) FNB Southeast Mortgage Corporation, a mortgage brokerage company. FNB also has a wholly-owned Delaware statutory trust, FNB Financial Services Capital Trust I, through which it has issued trust preferred securities. Additional information about FNB can be found at its website, www.fnbsoutheast.com.

     FNB’s principal executive offices are located at 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410 and its telephone number is (336) 369-0900.
The Merger is Intended to be Generally Tax-Free to FNB Shareholders, Except With Respect to Cash Received in Lieu of Fractional Shares (Page ___)
     The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes, and assuming the Merger will so qualify, holders of FNB Stock generally will not recognize any gain or loss for federal income tax purposes on the exchange of their FNB Stock for LSB Stock in the Merger, except for any gain or loss that may result from the receipt by FNB shareholders of cash instead of a fractional share of LSB Stock. It is a condition to our respective obligations to complete the Merger that LSB and FNB each receive a legal opinion that the Merger will so qualify.
     To review the anticipated tax consequences to FNB shareholders in greater detail, see “The Merger — Material Federal Tax Consequences of the Merger” beginning on page ___.
Comparative Market Prices and Share Information (Page __)
     LSB Stock is quoted on the Nasdaq GS under the symbol “LXBK.” FNB Stock is quoted on the Nasdaq GM under the symbol “FNBF.” The following table sets forth the closing sale prices per share of LSB Stock and FNB Stock, as reported on the Nasdaq GS and Nasdaq GM, respectively on February 26, 2007, the last trading day before we announced the Merger, and on                     , 2007, the last practicable trading day before the printing of this document.

	LSB	FNB
	Stock	Stock
February 26, 2007	$16.52	$14.90

_________________, 2007	$	$

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LSB
     Set forth below are highlights from LSB’s consolidated financial data at or for the years ended December 31, 2002 through 2006, and at or for the three months ended March 31, 2006 and March 31, 2007. You should read this information in conjunction with LSB’s consolidated financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in LSB’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the period ended March 31, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page ___.
Summary of Selected Financial Data

	For the Three Months Ended
	March 31,		Years Ended December 31,
(In thousands, except per share data and ratios)	2007	2006	2006	2005	2004	2003	2002

SUMMARY OF OPERATIONS

Interest income	$17,094	$16,117	$67,323	$60,425	$49,319	$50,790	$52,932
Interest expense	6,845	5,162	24,195	16,726	10,367	11,177	15,185

Net interest income	10,249	10,955	43,128	43,699	38,952	39,613	37,747
Provision for loan losses	957	1,407	5,510	3,219	3,017	5,215	2,480

Net interest income after provision for loan losses	9,292	9,548	37,618	40,480	35,935	34,398	35,267
Noninterest income	3,383	3,199	14,290	13,792	14,063	14,517	12,000
Noninterest expense	10,065	10,282	43,324	39,770	37,687	36,434	32,040

Income before income taxes	2,610	2,465	8,584	14,502	12,311	12,481	15,227
Income taxes	840	724	2,584	4,865	3,931	3,903	5,013

Net income	$1,770	$1,741	$6,000	$9,637	$8,380	$8,578	$10,214

Cash dividends declared	$1,439	$1,450	$5,755	$5,805	$5,490	$5,454	$5,080

SELECTED PERIOD-END ASSETS AND LIABILITIES

Investment Securities	$145,984	$136,892	$147,129	$128,159	$129,194	$121,091	$128,402
Loans, net of unearned income	772,848	754,976	759,978	755,398	712,185	663,446	645,548
Assets	985,483	985,751	987,746	975,795	914,988	867,906	851,793
Deposits	850,386	842,627	817,683	822,173	722,275	702,502	696,481
Shareholders’ equity	89,608	91,950	89,309	91,829	90,742	88,560	85,507

RATIOS (AVERAGES)

Net income to average total assets	0.73%	0.72%	0.61%	1.00%	0.94%	0.98%	1.21%
Net income to average shareholders’ equity	7.96	7.59	6.47	10.49	9.26	9.66	12.28
Dividend payout	81.30	83.29	95.92	60.24	65.51	63.58	49.74
Average shareholders’ equity to average total assets	9.17	9.51	9.44	9.53	10.15	10.11	9.87

PER SHARE DATA

Earnings per share:
Basic	$0.21	$0.20	$0.71	$1.13	$0.98	$1.01	$1.21
Diluted	0.21	0.20	0.71	1.12	0.97	1.00	1.20
Cash dividends declared	0.17	0.17	0.68	0.68	0.64	0.64	0.60
Book value at end of period	10.65	10.78	10.60	10.77	10.57	10.36	10.09

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF FNB
     Set forth below are highlights from FNB’s consolidated financial data at or for the years ended December 31, 2002 through 2006, and at or for the three months ended March 31, 2006 and March 31 2007. You should read this information in conjunction with FNB’s consolidated financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2006, and Quarterly Report on Form 10-Q for the period ended March 31, 2007, which are incorporated by reference in this document and from which this information is derived. See “Where You Can Find More Information” on page ___.
     Summary of Selected Financial Data

	For the Three Months Ended
	March 31,		Years Ended December 31,
(In thousands, except per share data and ratios)	2007	2006	2006	2005	2004	2003	2002

SUMMARY OF OPERATIONS

Interest income	$16,859	$17,888	$72,934	$62,112	$44,472	$41,587	$43,308
Interest expense	9,240	7,786	34,542	24,709	15,087	16,765	19,555

Net interest income	7,619	10,102	38,392	37,403	29,385	24,822	23,753
Provision for loan losses	54	755	1,435	16,132	1,275	1,431	1,300

Net interest income after provision for loan losses	7,565	9,347	36,957	21,271	28,110	23,391	22,453
Noninterest income	1,288	1,332	5,508	7,384	8,086	7,425	5,285
Noninterest expense	7,850	7,057	28,907	28,207	23,766	19,567	17,429

Income before income taxes	1,003	3,622	13,558	448	12,430	11,249	10,309
Income taxes	306	1,244	4,445	(344)	4,090	3,789	3,527

Net income	$697	$2,378	$9,113	$792	$8,340	$7,460	$6,782

Cash dividends declared	$918	$845	$3,455	$3,167	$2,749	$2,512	$2,411

SELECTED PERIOD-END ASSETS AND LIABILITIES

Investment Securities	$228,370	$210,081	$217,127	$201,890	$141,603	$143,681	$128,816
Loans, net of unearned income	687,879	754,921	707,146	757,967	663,426	581,384	563,600
Assets	997,156	1,019,878	1,010,773	1,007,406	865,335	780,926	734,032
Deposits	801,138	836,418	818,568	824,631	724,285	641,907	605,005
Shareholders’ equity	73,051	68,986	72,693	67,233	70,430	65,750	64,333

RATIOS (AVERAGES)

Net income to average total assets	0.28%	0.95%	0.89%	0.08%	1.02%	0.98%	0.97%
Net income to average shareholders’ equity	3.93	14.14	12.98	1.09	12.29	11.55	10.63
Dividend payout	130.00	36.40	37.98	409.09	34.25	33.68	35.55
Average shareholders’ equity to average total assets	7.18	6.71	6.90	7.50	8.30	8.50	9.10

PER SHARE DATA

Earnings per share:
Basic	$0.10	$0.34	$1.29	$0.11	$1.22	$1.08	$0.95
Diluted	0.10	0.33	1.26	0.11	1.17	1.04	0.94
Cash dividends declared	0.13	0.12	0.49	0.45	0.40	0.36	0.34
Book value at end of period	10.34	9.79	10.30	9.55	10.15	9.60	9.22

SELECTED COMBINED CONSOLIDATED UNAUDITED
PRO FORMA FINANCIAL DATA
     The following table shows information about our financial condition and operations, including per share data and financial ratios, after giving effect to the Merger. This information is called pro forma information in this document. The table sets forth the information as if the Merger had become effective March 31, 2007, with respect to financial condition, and at the beginning of each of the periods presented, with respect to operations data. The pro forma data in the tables assume that the Merger is accounted for as an acquisition by LSB of FNB using the purchase method of accounting. The pro forma financial information includes adjustments to record the assets and liabilities of FNB at their estimated fair values and is subject to further adjustment as additional information becomes available and as additional analyses are performed. The pro forma statements of operations do not include intangibles which may be incurred subsequent to the Merger. This table should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements, including the notes thereto, of LSB and FNB which are incorporated by reference in this document and the more detailed pro forma financial information, including the notes thereto, appearing elsewhere in this document. See “Where You Can Find More Information” on page ___and “Pro Forma Financial Information” on page ___.
     We anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings, opportunities to earn additional revenue or the costs and amortization referred to in the preceding paragraph and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

As of
March 31, 2007
(In thousands)
Selected Statement of Financial Condition Data:
Total assets	$2,047,974
Securities available for sale	338,557
Securities held to maturity	29,887
Loans, net of unearned income	1,458,680
Deposits	1,657,010
Borrowed funds	149,890
Shareholders’ equity	216,579

	For the Three Months	For the Twelve Months
	Ended	Ended
	March 31, 2007	December 31, 2006
	(In thousands, except per share data)
Selected Statements of Income Data:
Interest income	$34,224	$141,339
Interest expense	14,444	53,272

Net interest income	19,780	88,067
Provision for loan losses	1,011	6,945

Net interest income after provisions for loan losses	18,769	81,122
Non-interest income	4,671	19,798
Non-interest expense	18,201	73,374

Income before income tax expense	5,239	27,546
Income tax expense	1,764	9,082

Net income	$3,475	$18,464

Weighted Average Common Shares:
Basic	15,972,812	16,033,304
Diluted	16,136,058	16,243,704
Per Common Share Data:
Basic earnings	$0.22	$1.15
Diluted earnings	0.22	1.14
Book value	13.56	10.14

	For the Three Months	For the
	Ended	Twelve Months Ended
	March 31, 2007	December 31, 2006
	(Annualized)
Selected Financial Ratios (1):
Return on average assets(2)	0.70%	0.92%
Return on average shareholders’ equity(3)	8.57%	11.33%
Shareholders’ equity to total assets	8.16%	8.14%
Efficiency ratio(4)	74.44%	68.04%
(1)	Return on average assets and return on average shareholders’ equity for the periods presented were calculated assuming the Merger was consummated at the beginning of the periods presented.

(2)	Calculated by dividing proforma net income by proforma average assets for the period reported.

(3)	Calculated by dividing proforma net income by proforma average shareholders’ equity for the period reported.

(4)	Efficiency ratio represents proforma noninterest expense divided by the sum of proforma net interest income (taxable-equivalent basis) plus other proforma noninterest income, excluding securities gains and losses.

COMPARATIVE PER SHARE DATA
     The following table sets forth for LSB Stock and FNB Stock certain historical, pro forma and pro forma-equivalent per share financial information. The pro forma and pro forma-equivalent per share information gives effect to the Merger as if the Merger had been effective on March 31, 2007. The pro forma data in the tables assumes that the Merger is accounted for as an acquisition by LSB of FNB using the purchase method of accounting. See “The Merger — Accounting Treatment” on page ___. The information in the following table is based on, and should be read together with, the historical consolidated financial information that we have presented in our prior filings with the SEC and the pro forma financial information that appears elsewhere in this document. See “Where You Can Find More Information” on page ___and “Pro Forma Financial Information” on page ___.
     We anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of these expected cost savings, opportunities to earn additional revenue, the impact of restructuring and Merger-related costs or the amortization of certain intangibles and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

	LSB	FNB	Proforma	Per Equivalent
	Historical	Historical	Combined	LSB Share
NET INCOME:
For the year ended December 31, 2006:
Basic	$0.71	$1.29	$1.15	$1.23
Diluted	$0.71	$1.26	$1.14	$1.22
For the three months ended March 31, 2007:
Basic	$0.21	$0.10	$0.22	$0.23
Diluted	$0.21	$0.10	$0.22	$0.23
CASH DIVIDENDS DECLARED:
For the year ended December 31, 2006	$0.68	$0.49	$0.68	$0.73
For the three months ended March 31, 2007	$0.17	$0.13	$0.17	$0.18
BOOK VALUE:
As of December 31, 2006	$10.60	$10.30	$10.14	$10.85
As of March 31, 2007	$10.65	$10.34	$13.56	$14.51

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     This document contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding LSB and FNB and may include statements for the period following the completion of the Merger. You can find many of these statements by looking for words such as “plan,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “potential” or other similar expressions. Such statements include, but are not limited to, statements about the benefits of the Merger, including future financial and operating results, and LSB’s and FNB’s plans, objectives, expectations and intentions. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements.
     The ability of either LSB or FNB to predict results or the actual effects of either plans and strategies is inherently uncertain and the Merger itself creates additional uncertainty. Accordingly, actual results of LSB, FNB and/or the combined company may differ materially from anticipated results. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements:
•	the risk that the businesses of LSB and FNB will not be integrated successfully following the Merger or such integration may be more difficult, time-consuming or costly than expected;

•	expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected timeframe;

•	revenues following the Merger may be lower than expected;

•	customer and employee relationships and business operations may be disrupted by the Merger;

•	the ability to obtain required governmental and shareholder approvals, and the ability to complete the Merger on the expected timeframe;

•	possible changes in economic and business conditions;

•	the existence or exacerbation of general geopolitical instability and uncertainty;

•	the ability of LSB, FNB and/or the combined company to attract new customers;

•	possible changes in monetary and fiscal policies, laws and regulations;

•	the effects of easing of restrictions on participants in the financial services industry;

•	the cost and other effects of legal and administrative proceedings;

•	possible changes in the creditworthiness of customers and the possible impairment of collectibility of loans;

•	the effects of changes in interest rates and other risks and factors identified in each company’s filings with the SEC; or

•	the effects of weather and natural disasters such as hurricanes.
     Because such forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. LSB shareholders and FNB shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date of this document or the date of any document incorporated by reference.
     All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this document and attributable to LSB, FNB or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither LSB nor FNB undertakes any obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE LSB MEETING
Date, Time and Place
     The LSB Meeting will be held on June ___, 2007 at ___, Eastern Daylight Savings Time, at One LSB Plaza, 5th Floor, Lexington, North Carolina 27292.
Matters to Be Considered
     At the LSB Meeting, LSB shareholders will be asked to:
•	adopt the Merger Agreement;

•	adopt the Amendment to the Articles;

•	adopt the Bylaw Amendment;

•	elect three directors for terms ending as of the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	approve the adjournment of the LSB Meeting, if necessary or appropriate, to solicit additional proxies; and

•	transact such other business as may properly come before the LSB Meeting or any adjournment thereof.
Proxies
     The accompanying proxy is for use at the LSB Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 12:00 midnight, Eastern Daylight Savings Time, on ___, 2007. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.
     All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the Merger Agreement, “FOR” adoption of the Amendment to the Articles, “FOR” adoption of the Bylaw Amendment, “FOR” the election of each director nominee, and “FOR” the proposal to adjourn the LSB Meeting, if necessary or appropriate, to solicit additional proxies. The LSB Board is currently unaware of any other matters that may be presented for action at the LSB Meeting. If other matters properly come before the LSB Meeting, or at any adjournment NC law does not recognize thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.
Solicitation of Proxies
     We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of LSB Stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with The Altman Group, Inc. to assist us in soliciting proxies and have agreed to pay that firm a fee not expected to exceed $15,000 plus reasonable expenses for these services. If necessary, we may also use several of our regular employees, who will not be specially compensated, to solicit proxies from LSB shareholders, either personally or by telephone, telegram, facsimile, email or letter. Should you have any questions about the proposals set forth herein, you may call The Altman Group, Inc. at 1-800-240-0617.
Revocation of Proxies
     If you have not voted your shares through a broker, there are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or Internet). First, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received by LSB before the LSB Meeting will be counted, and any earlier votes will be revoked. Second, you may attend the LSB Meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the LSB Meeting without voting will not revoke an earlier proxy you may have given. Third, you may send a written notice to the Corporate Secretary of LSB stating that you would like to revoke your proxy. Written notices of revocation and other communications about revoking LSB proxies should be addressed to:
LSB Bancshares, Inc.
One LSB Plaza
P.O. Box 867
Lexington, North Carolina 27292
Attention: Monty J. Oliver
     If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.
Record Date
     The LSB Board has fixed the close of business on ___, 2007 as the LSB Record Date for determining the LSB shareholders entitled to receive notice of and to vote at the LSB Meeting. At that time, ___shares of LSB Stock were outstanding, held by approximately ___ holders of record. As of the LSB Record Date, directors and executive officers of LSB and their affiliates had the right to vote ___shares of LSB Stock, representing approximately ___% of the shares entitled to vote at the LSB Meeting. LSB currently expects that its directors and executive officers will vote such shares “FOR” adoption of the Merger Agreement, “FOR” adoption of the Amendment to the Articles, “FOR” adoption of the Bylaw Amendment, “FOR” the election of each director nominee, and “FOR” the proposal to adjourn the LSB Meeting if necessary.
Quorum and Vote Required
     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of LSB Stock is necessary to constitute a quorum at the LSB Meeting. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present.
     Adoption of the Merger Agreement, the Amendment to the Articles, and the Bylaw Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of LSB Stock entitled to vote at the LSB Meeting. Election of the director nominees and approval of the proposal relating to the adjournment of the LSB Meeting, if necessary or appropriate, to solicit additional proxies require that the votes cast in favor of a proposal exceed the votes cast in opposition. You are entitled to one vote for each share of LSB Stock you held as of the LSB Record Date.
     Because the affirmative vote of the holders of a majority of the outstanding shares of LSB Stock entitled to vote at the LSB Meeting is required to adopt the Merger Agreement, the Amendment to the Articles, and the Bylaw Amendment, the failure to vote by proxy or in person will have the same effect as a vote against the Merger Agreement, the Amendment to the Articles, and the Bylaw Amendment. Abstentions and broker non-votes also will have the same effect as a vote against the Merger, the Amendment to the Articles, and the Bylaw Amendment. Accordingly, the LSB Board urges LSB shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or to vote by telephone or the Internet.
     Abstentions, failures to vote and broker non-votes will have no effect on the vote to elect the director nominees or the vote to adjourn the LSB Meeting, if necessary or appropriate, to solicit additional proxies.
Participants in Certain LSB Plans
     If a shareholder is a participant in the LSB Bancshares, Inc. Direct Stock Purchase Plan (the “DSPP”) or a participant in the Lexington State Bank Employees’ 401(k) Plan (the “Bank Savings Plan”), the proxy represents the number of shares of LSB Stock in the shareholder’s DSPP account, the number of shares of LSB Stock in the shareholder’s account under the Bank Savings Plan and the number of shares of LSB Stock held of record directly by the shareholder. Shares allocated to participant accounts in the Bank Savings Plan will be voted by the trustee of the Bank Savings Plan in accordance with the instructions received from participants who timely return their proxy cards to ComputerShare Investor Services or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of LSB Stock held under the Bank Savings Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under the Bank Savings Plan for which voting instructions are received. Shareholders’ voting instructions with respect to shares of LSB Stock held under the Bank Savings Plan will be held in strict confidence.

THE FNB MEETING
Date, Time and Place
     The FNB Meeting will be held on June ___, 2007 at ___, Eastern Daylight Savings Time, at 1501 Highwoods Boulevard, Suite 400, Community Room, Greensboro, North Carolina 27410.
Matters to Be Considered
At the FNB Meeting, the FNB shareholders will be asked to:
•	adopt the Merger Agreement;

•	elect four directors for terms ending as of the 2010 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

•	approve the adjournment of the FNB Meeting, if necessary or appropriate, to solicit additional proxies; and

•	transact such other business as may properly come before the FNB Meeting or any adjournment thereof.
Proxies
     The accompanying proxy is for use at the FNB Meeting if a shareholder either will be unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free number. Shareholders should refer to the proxy card or the information forwarded by the shareholder’s bank, broker or other holder of record to see which voting options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 12:00 midnight, Eastern Daylight Savings Time, on ___, 2007. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that the proxy card does not reference Internet or telephone voting information because you are not the registered owner of the shares, please complete and return the proxy card in the self-addressed, postage-paid envelope provided.
     All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the adoption of the Merger Agreement “FOR” the election of each director nominee, and “FOR” the proposal to adjourn the FNB Meeting, if necessary or appropriate, to solicit additional proxies. The FNB Board is currently unaware of any other matters that may be presented for action at the FNB Meeting. If other matters properly come before the FNB Meeting, or at any adjournment thereof, we intend that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card.
     FNB shareholders should not send stock certificates with their proxy cards. If the Merger is completed, FNB shareholders will receive a letter of transmittal and instructions for effecting the surrender of the their FNB Stock certificates in exchange for shares of LSB Stock and any cash in lieu of fractional shares.
Solicitation of Proxies
     We will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, we will request that banks, brokers, and other record holders send proxies and proxy material to the beneficial owners of FNB Stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with The Altman Group, Inc. to assist us in soliciting proxies and have agreed to pay that firm a fee not expected to exceed $15,000 plus reasonable expenses for these services. If necessary, we may use several of our regular employees, who will not be specially compensated, to solicit proxies from FNB shareholders, either personally or by telephone, telegram, facsimile, e-mail or letter. Should you have any questions about the proposals set forth herein, you may call The Altman Group, Inc. at 1-800-240-0617.

Revocation of Proxies
     If you have not voted your shares through a broker, there are three ways you can change your vote after you have submitted your proxy (whether by mail, phone or Internet). First, you may complete and submit a new proxy card or vote again by telephone or the Internet. Your latest vote actually received by FNB before the FNB Meeting will be counted, and any earlier votes will be revoked. Second, you may attend the FNB Meeting and vote in person. Any earlier proxy will thereby be revoked. However, simply attending the FNB Meeting without voting will not revoke an earlier proxy you may have given. Third, you may send a written notice to the Corporate Secretary of FNB stating that you would like to revoke your proxy. Written notices of revocation and other communications about revoking FNB proxies should be addressed to:
FNB Financial Services Corporation
1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
Attention: Michael W. Shelton
     If your shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.
Record Date
     The FNB Board has fixed the close of business on                     , 2007 as the FNB Record Date for determining the FNB shareholders entitled to receive notice of and to vote at the FNB Meeting. At that time,                                 shares of FNB Stock were outstanding, held by approximately                      holders of record. As of the FNB Record Date, directors and executive officers of FNB and their affiliates had the right to vote                                 shares of FNB Stock, representing approximately ___% of the shares entitled to vote at the FNB Meeting. FNB currently expects that its directors and executive officers will vote such shares “FOR” adoption of the Merger Agreement, “FOR” election of each director nominee and “FOR” adjournment of the FNB Meeting, if necessary.
Quorum and Vote Required
     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of FNB Stock is necessary to constitute a quorum at the FNB Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present.
     Adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of FNB Stock entitled to vote at the FNB Meeting. Election of the director nominees and approval of the proposal relating to the adjournment of the FNB Meeting, if necessary or appropriate, to solicit additional proxies require that the votes cast in favor of the proposal exceed the votes cast in opposition. You are entitled to one vote for each share of FNB Stock you held as of the FNB Record Date.
     Because the affirmative vote of the holders of a majority of the outstanding shares of FNB Stock entitled to vote at the FNB Meeting is required to adopt the Merger Agreement, the failure to vote by proxy or in person will have the same effect as a vote against the Merger Agreement. Abstentions and broker non-votes also will have the same effect as a vote against the Merger. Accordingly, the FNB Board urges FNB shareholders to complete, date, and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or to vote by telephone or the Internet.
     Abstentions, failures to vote and broker non-votes will have no effect on the vote on the vote to elect the director nominees or the adoption of the proposal to adjourn the FNB Meeting, if necessary or appropriate, to solicit additional proxies.
Participants in Certain FNB Plans
     If a shareholder is a participant in the FNB Southeast 401(k) Retirement Plan (the “FNB 401(k) Plan”) or a participant in the FNB Dividend Re-investment Plan (the “DRIP”), the proxy represents the number of shares of FNB Stock held in the shareholder’s account under the FNB 401(k) Plan, the number of shares of FNB Stock held in the shareholder’s DRIP account and the number of shares of FNB Stock held of record directly by the shareholder. Shares allocated to participant accounts in the FNB 401(k) Plan will be voted by the trustee of the FNB 401(k) Plan in accordance with the instructions received from participants who timely return their proxy cards or timely indicate their voting instructions pursuant to the Internet or telephone voting procedures. Shares of FNB Stock held under the FNB 401(k) Plan for which no voting instructions are received will be voted by the trustee in the same proportion as the shares held under that plan for which voting instructions are received. Shareholders’ voting instructions with respect to shares of FNB Stock held under the FNB 401(k) Plan will be held in strict confidence.

PROPOSAL I
ADOPTION OF THE MERGER AGREEMENT
     The following discussion contains material information pertaining to the Merger. This discussion is a summary only and may not contain all of the information that is important to you. A copy of the Merger Agreement is attached to this document as Appendix A and is incorporated by reference herein. We encourage you to read and review the Merger Agreement as well as the discussion in this document.
Structure
     The LSB Board and the FNB Board have each unanimously approved the Merger Agreement, which provides for the merger of FNB with and into LSB, with LSB as the surviving company operating under its new name, NewBridge Bancorp. Each share of FNB Stock outstanding prior to the Merger will be converted, upon completion of the Merger, into the right to receive 1.07 shares of LSB stock. We sometimes refer to this ratio as the “Exchange Ratio.” Shares of FNB Stock issued and outstanding immediately prior to the Merger will be cancelled.
Background of the Merger
     Each of LSB’s and FNB’s Boards has from time to time engaged with senior management in strategic reviews and has considered ways to enhance its company’s performance and prospects in light of competitive and other relevant developments. These strategic reviews have focused on, among other things, the business environment facing financial institutions generally, as well as conditions and ongoing consolidation in the financial services industry. For each company, these reviews have also included periodic discussions with respect to potential transactions that would further its strategic objectives, and the potential benefits and risks of those transactions, and from time to time have focused on the possibility of a merger with another North Carolina-based banking organization. In addition, both LSB’s and FNB’s senior management have had from time to time informal discussions with representatives of other financial institutions regarding the potential benefits and risks of business combination transactions.
     Brooks Pierce serves as legal counsel to LSB and FNB. In December of 2006, Robert A. Singer, a partner of Brooks Pierce, suggested the possibility of discussions between LSB and FNB separately to Robert F. Lowe, Chairman, Chief Executive Officer and President of LSB, and Pressley A. Ridgill, President and Chief Executive Officer of FNB. Mr. Lowe and Mr. Ridgill did not know each other and had not engaged in prior discussions. With the consents of Mr. Lowe and Mr. Ridgill, Mr. Singer disclosed to each the willingness of the other to meet. At this time, FNB was subject to a Memorandum of Understanding (the “MOU”) that it had previously entered into with the Federal Reserve Bank of Richmond and the Office of the North Carolina Commissioner of Banks (the “Commissioner”). The MOU related to FNB’s discovery in 2005 that certain of its lending activities were not being operated in compliance with its policies and procedures and certain regulatory guidelines and to other aspects of its policies and procedures. During the period that such an MOU is in effect, the financial institution is discouraged from seeking to expand through acquisitions or requesting approval to open additional branches. Although FNB was subject to the MOU at this time, it was expected that the regulatory agencies who were parties to the MOU would agree to its termination in the near term. Additional information about FNB, including the termination of the MOU, effective December 31, 2006, is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page ___.
     Mr. Lowe and Mr. Ridgill met for the first time in mid-December of 2006. They generally discussed the strategic visions for LSB and FNB, the cultures and traditions of their companies and other matters. Based on this meeting, Mr. Lowe and Mr. Ridgill decided that it would be worthwhile to continue their discussions. Accordingly, during the remainder of December and early January of 2007, Mr. Lowe and Mr. Ridgill engaged in further informal discussions in person and by telephone.
     In their discussions in early January of 2007, Mr. Lowe and Mr. Ridgill determined that, based on LSB’s and FNB’s respective businesses, financial characteristics, managements and cultures, and the geographic locations of their franchises, there might be an attractive strategic fit between the companies and that more formal discussions and due diligence analyses would be appropriate. A confidentiality agreement between LSB and FNB was executed. On January 16, 2007, the LSB Board authorized Mr. Lowe to engage BankersBanc to advise LSB in these discussions and analyses. On January 18, 2007, the FNB Board authorized Mr. Ridgill to engage an investment banking firm to provide these same services to FNB. Howe Barnes was subsequently engaged by FNB. The LSB Board and the FNB Board approved the engagement of Brooks Pierce to administer the due diligence process, to prepare any agreements agreed upon by the parties with the advice of their separate counsel, and to prepare securities and regulatory filings should final agreement upon a merger be reached. LSB engaged Brinkley Walser, PLLC (“Brinkley Walser”) to serve as its special legal counsel, and FNB engaged Ward and Smith, P.A. (“Ward and Smith”) to serve as its special legal counsel.

     During the remainder of January and February, Mr. Lowe and Mr. Ridgill continued their meetings and conversations. They discussed key provisions for a merger of equals that they believed would be acceptable to their respective Boards. These discussions included, among other things, a range of possible exchange ratios, the composition of the combined company’s board of directors, the roles of Mr. Lowe and Mr. Ridgill in the combined company’s management team, the location of the combined company’s headquarters, and the advisability of choosing new corporate names for the combined company and its combined banking subsidiary.
     Over the last three days of January, LSB and FNB, and their respective senior management teams, investment advisors and legal counsel, conducted extensive due diligence reviews of each other. Included in these procedures were interviews of the senior management team of FNB by Mr. Lowe and LSB’s senior executives, advisors and legal counsel, and interviews of the senior management of LSB by Mr. Ridgill and FNB’s senior executives, advisors and legal counsel. Additionally, during this period, extensive discussions between LSB’s and FNB’s senior management teams, and between LSB’s and FNB’s advisors, occurred with respect to the key provisions of a potential merger of equals, including financial terms, transaction structure, management, succession plans, headquarters location, and potential integration, transition and regulatory issues.
     During the first two weeks of February, a series of additional meetings and conversations occurred in which Mr. Lowe, Mr. Ridgill and some or all members of senior management of LSB and FNB, BankersBanc, Howe Barnes, Brooks Pierce, Brinkley Walser and Ward and Smith participated. In these discussions the terms of a potential merger of equals and a Merger Agreement were negotiated. In addition, during this period Credit Risk Management, L.L.C. (“CRM”), an independent evaluator of bank loan portfolios, and lending practices, performed analyses of the loan portfolios, credit underwriting and administration procedures and related areas of LSB and FNB.
     On February 16, 2007, LSB and FNB, their respective advisors and legal counsel, Brooks Pierce and CRM met to discuss the findings of CRM. After the reports of CRM were received and discussed, LSB, FNB, and their respective advisors engaged in further conversations concerning the exchange ratio and other terms of the Merger Agreement. These discussions continued over the following week. The LSB Board was advised of these conversations and the course of discussions by Mr. Lowe and through briefings by BankersBanc, Brooks Pierce and Brinkley Walser at its February 20, 2007 regular meeting. The FNB Board was advised of these conversations and the course of discussions by Mr. Ridgill and briefings by Howe Barnes, Brooks Pierce and Ward and Smith at its February 22, 2007 regular meeting. Also at its February 22, 2007 regular meeting, the FNB Board, together with senior management of FNB and FNB’s legal and financial advisors, reviewed the discussions and negotiations with LSB regarding the proposed merger of equals and the results of FNB’s due diligence investigation of LSB. Howe Barnes presented detailed financial information with respect to the potential transaction to, and answered questions of, the FNB Board, and indicated that an exchange ratio of 1.07 would be fair to the holders of FNB Stock from a financial point of view. CRM also reported its credit due diligence of LSB to, and answered questions of, the FNB Board. Also at this meeting, Ward and Smith, counsel to FNB, reviewed the terms of the draft merger agreement, informed the FNB Board of the legal standards applicable to its decision to approve the draft merger agreement and the transactions contemplated thereby. Senior management of FNB and the FNB Board reviewed the terms of the proposed merger of equals, and asked FNB’s legal and financial advisors questions concerning the draft merger agreement and the proposed merger of equals. There followed discussion among the members of FNB Board and consideration of the factors described under “FNB’s Reasons for the Merger; Recommendation of the FNB Board.”
     On February 26, 2007, the parties reached final agreement on the terms of a potential merger of equals and of a Merger Agreement, including agreement on an exchange ratio of 1.07, which the management of LSB and FNB believed would be acceptable to their respective Boards of Directors.
     On February 26, 2007, the LSB Board held a special meeting at which senior management of LSB reviewed its discussions and negotiations with FNB regarding the proposed merger of equals, as well as the results of its due diligence investigation of FNB. Additionally, CRM reported to the LSB Board the findings of its credit due diligence of FNB. BankersBanc presented to the LSB Board detailed financial information with respect to FNB and the potential transaction, and rendered its opinion that, as of such date, the exchange ratio in the Merger Agreement was fair to LSB and its shareholders from a financial point of view. Also at this meeting, Brooks Pierce and Brinkley Walser, special counsel to LSB, reviewed the terms of the Merger Agreement and informed the LSB Board of the legal standards applicable to its decision to approve such agreement and the transactions contemplated thereby. After further questions by and discussions among the members of the LSB Board, and consideration of the factors described under “ LSB’s Reasons for the Merger; Recommendation of the LSB Board” the LSB Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereby, including the proposed amendments to LSB’s charter, as being in the best interests of LSB and its shareholders.
     On February 26, 2007, the FNB Board held a special meeting at which senior management of FNB, together with FNB’s legal and financial advisors, reviewed the discussions and negotiations with LSB regarding the proposed merger of equals and the results of FNB’s due diligence investigation of LSB, to the extent that it had not already done so at its February 22, 2007 regular meeting. Howe Barnes presented detailed financial information with respect to the potential transaction to and answered questions of, the FNB Board, and rendered its opinion that, as of February 26, 2007, the Exchange Ratio provided in the Merger Agreement was fair to the holders of FNB Stock from a financial point of view. Also at this meeting, Ward and Smith, counsel to FNB, informed the FNB Board of any changes to the Merger Agreement from the draft merger agreement previously reviewed on February 22, 2007, and reminded the FNB Board of the legal standards applicable to its decision to approve the Merger Agreement and the transactions contemplated thereby. Senior management of FNB and the FNB Board reviewed the terms of the proposed merger of equals, and the FNB Board concluded that the proposed transaction with LSB was in the best interests of the FNB and its shareholders. After further questions by and discussion among the members of the FNB Board and consideration of the factors described under “FNB’s Reasons for the Merger; Recommendation of the FNB Board,” the FNB Board voted unanimously to approve the Merger Agreement and the transactions contemplated thereby as being in the best interests of the shareholders of FNB.
     Following the completion of the meetings of the LSB Board and the FNB Board on February 26, 2007, the Merger Agreement was entered into by LSB and FNB, and announced to the public on February 27, 2007.
LSB’s Reasons for the Merger; Recommendation of the LSB Board
     In reaching its decision to adopt the Merger Agreement and recommend adoption of the Merger Agreement to the LSB shareholders, the LSB Board consulted with LSB’s management, as well as with its outside legal and financial advisors, and considered a number of factors, including:
•	its knowledge of LSB’s business, operations, financial condition, earnings and prospects and of FNB’s business, operations, financial condition, earnings and prospects, taking into account the results of LSB’s due diligence review of FNB;

•	its knowledge of the current environment in the financial services industry, including economic conditions and the interest rate environment, the continuing trends of consolidation, increased operating costs resulting from regulatory initiatives and compliance mandates, increasing nationwide competition, and current financial market conditions and the likely effects of these factors on LSB’s potential growth, development, productivity and strategic options;

•	its belief that the Merger will significantly strengthen LSB’s presence in its core markets, and provide broader access to demographically attractive markets in North Carolina and elsewhere, while improving customer service as a result of an expanded branch and distribution network and increased and improved product offerings;

•	the fact that the combined company would become one of the top 10 North Carolina bank holding companies, based on currently estimated pro forma market capitalization, tangible common equity, deposits and number of branches, and its belief that the combined company’s increased size and scale and quality of operations would better position LSB to compete and grow its business;

•	its belief that the combined company would be better poised to take advantage of a number of strategic opportunities, including by building upon FNB’s presence in a variety of markets;

•	the potential cost saving opportunities, and the related potential impact on the combined company’s earnings;

•	its belief that the combined company will be positioned to benefit from increased credit portfolio diversity and increased lending capacity;

•	the financial analyses and presentation of BankersBanc, and its opinion, dated February 26, 2007, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the Exchange Ratio pursuant to the Merger Agreement was fair, from a financial point of view, to LSB and its shareholders (see “— Opinion of LSB’s Financial Advisor” on page ___);

•	the fact that the Exchange Ratio represented an at-market transaction based on the ratio of the closing market price of FNB Stock on February ___, 2007 to the closing market price of LSB Stock on February ___, 2007, and that the Exchange Ratio is fixed, which the LSB Board believed presented a unique and attractive strategic opportunity and was consistent with market practice for mergers of this type and with the strategic purpose of the Merger;

•	the terms and conditions of the Merger Agreement, and the LSB Board’s assessment of the likelihood that the Merger would be completed in a timely manner and that the management team

•	of the combined company would be able to successfully integrate and operate the businesses of the combined company after the Merger;

•	the governance arrangements with respect to the combined company post-Merger, including the fact that Mr. Lowe will serve as Chairman and Chief Executive Officer of the combined company, and the proposed composition of the Board of Directors and the committees of the Board of Directors of the combined company; and

•	the regulatory and other approvals required in connection with the Merger, and the likelihood regulatory approvals will be received in a timely manner and without unacceptable conditions.
     In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the LSB Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the Merger and the Merger Agreement and recommend that LSB shareholders vote “FOR” the adoption of the Merger Agreement. In addition, individual members of the LSB Board may have given differing weights to different factors. The LSB Board conducted an overall analysis of the factors described above, including through discussions with, and questioning of, LSB’s management and outside legal and financial advisors. The LSB Board also considered the advice of BankersBanc, its financial advisor, as well as BankersBanc’s analyses of the financial terms of the Merger and relied on its opinion as to the fairness, from a financial point of view, of the Exchange Ratio in the Merger Agreement to LSB and its shareholders. The LSB Board collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of LSB and its shareholders.
     The LSB Board also considered the potential risks outlined below but concluded that the anticipated benefits of combining with FNB were likely to outweigh substantially these risks. The risks included:
•	The potential for an initial negative impact on the market price of LSB Stock;

•	the potential risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the Merger;

•	The possibility that the Merger and the related integration process could result in the loss of key employees, in the disruption of LSB’s on-going business and in the loss of customers;

•	The possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

•	The substantial Merger-related restructuring charges;

•	That the Merger and the Bank Merger might not receive necessary regulatory approvals and clearances to complete the Merger and the Bank Merger or that governmental authorities could attempt to condition their approval of the Merger on the companies’ compliance with burdensome conditions; and

•	the risks of the type and nature described under “Cautionary Statement Regarding Forward-Looking Statements” and in the filings of each company incorporated in this document by reference.
     The LSB Board realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the LSB Board concluded that the potential positive factors outweighed the potential risks of completing the Merger.
     It should be noted that this explanation of the LSB Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
     The LSB Board unanimously determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of LSB and its shareholders and unanimously approved and adopted the Merger Agreement. The LSB Board unanimously recommends that LSB shareholders vote “FOR” the adoption of the Merger Agreement.
FNB’s Reasons for the Merger; Recommendation of the FNB Board
     FNB’s Board concluded, in reaching its decision to recommend the Merger to the FNB shareholders, that LSB and FNB have a unique strategic fit, that the Merger provides an opportunity for enhanced financial performance and shareholder value, and that the Merger involves substantial participation by the FNB Board and management in the operations of the combined company. In concluding that the Merger is in the best interests of FNB’s shareholders, the FNB Board considered, among other things, the following factors:
•	the current environment in the financial services industry, including national and regional economic conditions, continued consolidation in the financial services industry, evolving trends in technology, regulatory compliance requirements, nationwide competition, and the likely effect of these factors on FNB on both a stand-alone basis and in the context of the Merger;

•	FNB’s and LSB’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, based on the information provided in due diligence, the FNB Board considered that LSB’s business and operations complement those of FNB, that LSB’s financial condition and asset quality are sound and should further strengthen the combined company’s balance sheet, and that LSB’s earnings and prospects, and the synergies potentially available in the proposed Merger, create the opportunity for the combined company to have superior future earnings and prospects compared to FNB’s earnings and prospects on a stand-alone basis. In particular, the FNB Board considered the following:
•	the opportunity to leverage complementary business lines across a larger customer base;

•	the opportunity to strengthen the combined company’s presence in its core markets; and

•	the creation of a top-10 North Carolina bank holding company, with approximately $2.0 billion in assets and $1.49 billion in deposits;
•	The structure of the transaction as a merger of equals in which the FNB Board and management would have substantial participation in the combined company. In particular, the FNB Board considered the following:
•	The Board of the Directors of the combined company would consist of ten FNB directors and ten LSB directors;

•	The Chief Executive Officer of the combined bank would be FNB’s current Chief Executive Officer;

•	The Vice Chairman and lead independent director of the Boards of Directors of the combined company and the combined bank would be FNB’s current Chairman; and

•	The substantial participation of other FNB officers in senior management positions in the combined company and the combined bank;
•	The consistency of the Merger with FNB’s business strategies, including achieving strong earnings growth, improving customer attraction and retention and focusing on expense control. The FNB Board concluded after its analysis that FNB and LSB are a complementary fit because of the nature of the markets served and products offered by FNB and LSB and the expectation that the Merger would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities, and enhanced opportunities for growth;

•	FNB’s expectation that it will receive an opinion of Brooks Pierce that the Merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to FNB, LSB, and FNB’s shareholders;

•	LSB’s and FNB’s shared belief in a deliberate, disciplined approach to the combination, structured to generate positive operating leverage through expense control and quality revenue growth;

•	The synergies and revenue opportunities expected from the Merger;

•	The FNB Board’s belief that the Merger is likely to increase value to shareholders. In particular, the FNB Board believes that:
•	The combined company is expected to generate meaningful excess capital that may be reinvested and deployed for the shareholders’ benefit;

•	The Merger is expected to be accretive to earning per share and cash earnings per share under generally accepted accounting principles (“GAAP”); and

•	The dividend paid by the combined company will represent an approximately 40% increase in the dividend currently paid on FNB Stock;

•	The diversification of credit risk in terms of both types of lending and in geographic coverage and the minimal overlapping credits;

•	Howe Barne’s financial presentation to the FNB Board, including Howe Barne’s opinion, dated February 26, 2007, as to the fairness, from a financial point of view, to the holders of FNB Stock of the Exchange Ratio pursuant to the Merger Agreement, as discussed in “— Opinion of FNB’s Financial Advisor” below;

•	The FNB Board’s understanding that the 1.07 Exchange Ratio was fixed and would not fluctuate;

•	The review by the FNB Board with its special legal counsel, Ward and Smith, and with Brooks Pierce of the provisions of the Merger Agreement, including the provisions of the Merger Agreement designed to enhance the probability that the Merger will be completed;

•	The FNB Board’s review and discussions with FNB’s management and outside advisors concerning the due diligence examination of the operations, financial condition, regulatory compliance and regulatory compliance programs and prospects of LSB; and

•	The FNB Board’s expectation, after consulting with Ward and Smith and Brooks Pierce, that the required regulatory approvals could be obtained.
     The FNB Board also considered the potential risks outlined below but concluded that the anticipated benefits of combining with LSB were likely to outweigh substantially these risks. The risks included:
•	The possibility that the Merger and the related integration process could result in the loss of key employees, in the disruption of FNB’s on-going business and in the loss of customers;

•	The possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

•	The substantial Merger-related restructuring charges;

•	That the Merger and the Bank Merger might not receive the necessary regulatory approvals and clearances to complete the Merger and the Bank Merger or that governmental authorities could attempt to condition their approval of the Merger on the companies’ compliance with burdensome conditions; and

•	The risks of the type and nature described under “Cautionary Statement Regarding Forward – Looking Statements” and in the filing of each company incorporated in this document by reference.
     Although each member of the FNB Board individually considered these and other factors, they did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The FNB Board collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of FNB and its shareholders.
     The FNB Board realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the FNB Board concluded that the potential positive factors outweighed the potential risks of completing the Merger.
     It should be noted that this explanation of the FNB Board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
     For the reasons set forth above, the FNB Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interest of FNB and its shareholders, and unanimously approved and adopted the Merger Agreement. The FNB Board unanimously recommends that the FNB shareholders vote “FOR” the adoption of the Merger Agreement.

Opinions of Financial Advisors
     LSB engaged BankersBanc as its financial advisor, and FNB engaged Howe Barnes as its financial advisor, in connection with the Merger based on their experience and expertise. BankersBanc and Howe Barnes are nationally recognized investment banking firms that have substantial experience in transactions similar to the Merger.
Opinion of LSB’s Financial Advisor
     On January 23, 2007, LSB engaged BankersBanc to act as its financial advisor in connection with the Merger, and to render an opinion as to whether the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to LSB and its shareholders. On February 20, 2007, representatives of BankersBanc met with the LSB Board to discuss its preliminary analysis of the Merger.
     On February 26, 2007, representatives of BankersBanc again met with the LSB Board to discuss its refined analysis of the proposed merger of equals with FNB. At this meeting, BankersBanc delivered its oral opinion to the LSB Board, subsequently confirmed in its written opinion as of that same date, that, as of that date, and based upon and subject to the assumptions made, matters considered and qualifications and limitations set forth in the written opinion, the Exchange Ratio was fair from a financial point of view to LSB and its shareholders.
     The full text of the written opinion of BankersBanc, dated February 26, 2007, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by BankersBanc, is attached as Appendix B which is attached hereto and incorporated herein by reference. The following summary of BankersBanc’s opinion is qualified in its entirety by reference to the full text of the opinion. You are urged to read and should read the entire opinion carefully. BankersBanc has consented to the inclusion in this document of its written opinion, dated February 26, 2007 and of the summary of that opinion set forth below.
     In preparing its opinion to the LSB Board, BankersBanc performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying BankersBanc’s opinion or the presentation made by BankersBanc to the LSB Board. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, BankersBanc did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, BankersBanc believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.
     In arriving at its opinion, BankersBanc, among other things:
•	reviewed certain publicly available business and financial information relating to FNB and LSB that BankersBanc deemed to be relevant;

•	reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of FNB and LSB, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger, which are herein referred to as the “Expected Synergies”, furnished to BankersBanc by FNB and LSB;

•	conducted discussions with members of management and representatives of FNB and LSB concerning the matters described in the preceding two bullet points, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

•	reviewed the market prices and valuation multiples for FNB Stock and LSB Stock and compared them with those of certain publicly traded companies that BankersBanc deemed to be relevant;

•	reviewed the results of operations of FNB and LSB and compared them with those of certain publicly traded companies that BankersBanc deemed to be relevant;

•	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that BankersBanc deemed to be relevant;

•	participated in certain discussions among representatives of FNB and LSB and their financial, legal and other advisors;

•	reviewed the potential pro forma impact of the Merger;

•	reviewed a draft of the Merger Agreement, press release and investor presentation; and

•	reviewed such other financial studies and analyses and took into account such other matters as BankersBanc deemed necessary, including its assessment of general economic, market and monetary conditions.
     In preparing its opinion, BankersBanc assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. BankersBanc did not assume any responsibility for independently verifying such information and did not undertake any independent evaluation or appraisal of any of the assets or liabilities of FNB or LSB and it was not furnished with any such evaluation or appraisal. BankersBanc also assumed, with LSB’s consent, that the aggregate allowances for loan losses for each of FNB and LSB are adequate to cover such losses. BankersBanc is not an expert in the evaluation of allowances for loan losses and has not reviewed any individual credit files. BankersBanc did not make, nor was it furnished with, independent valuations or appraisals of the assets or liabilities of either FNB or LSB or any of their subsidiaries. In addition, BankersBanc did not assume any obligation to conduct any physical inspection of the properties or facilities of FNB or LSB. With respect to the financial forecast information and the Expected Snergies furnished to or discussed with BankersBanc by FNB or LSB, BankersBanc assumed that they had been reasonably prepared and reflected the best currently available estimates and judgment of the management of FNB or LSB as to the expected future financial performance of FNB or LSB, as the case may be, and the expected synergies. BankersBanc further assumed that the Merger would qualify as a tax-free reorganization for U.S. federal income tax purposes. BankersBanc also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it.
     BankersBanc’s opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to BankersBanc as of, February 26, 2007. BankersBanc further assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that will have a material adverse effect on the contemplated benefits of the Merger.
     In connection with the preparation of its opinion, BankersBanc was not authorized by LSB to solicit, nor did BankersBanc solicit, third party indications of interest for the acquisition of all or any part of LSB.
     BankersBanc’s opinion is addressed to the LSB Board and addresses only the fairness, from a financial point of view, of the Exchange Ratio. The opinion does not address the merits of the underlying decision of LSB to engage in the Merger and does not constitute, nor should it be construed as, a recommendation to any LSB shareholder of LSB as to how that shareholder should vote with respect to the Merger or any matter related thereto. In addition, the opinion of BankersBanc does not address and BankersBanc was not asked to address, the fairness to, or any other consideration of, the holders of any other class of LSB securities, or creditors or other constituencies of LSB.
     BankersBanc’s Financial Analysis
     The following is a summary of the material financial analyses that BankersBanc performed in connection with its opinion to the LSB Board dated February 26, 2007. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by BankersBanc, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BankersBanc. To the extent the following quantitative information reflects market data, except as otherwise indicated, BankersBanc based this information on market data as it existed prior to February 26, 2007. This information, therefore, does not necessarily reflect current or future market conditions.
     Calculation of Transaction Value
     BankersBanc reviewed the terms of the Merger Agreement. The Merger consideration had an implied total offer value of $17.66 per share of FNB Stock based upon the closing price of LSB Stock of $16.50 on February 23, 2007. BankersBanc noted that FNB shareholders will receive 1.07 shares of LSB Stock for each share of FNB Stock. BankersBanc also noted that in the Merger, FNB would have an implied aggregate value of approximately $127 million as of February 23, 2007.

     Demographic and Branch Overlay Analysis
     BankersBanc reviewed and compared selected demographic information on LSB’s and FNB’s markets where they have one or more active branch offices and conduct business. On a weighted average basis, LSB’s franchise was found to have a projected population change from 2006 to 2011 of 5.18%, 2006 median household income of $46,606, and projected household income change from 2006 to 2011 of 14.25%. FNB’s franchise was found to have projected population change from 2006 to 2011 of 4.28%, 2006 median household income of $42,494, and projected household income change from 2006 to 2011 of 15.45%.
     BankersBanc also prepared a pro forma map combining FNB’s 17 offices with LSB’s 25 branch offices. The resulting analysis yielded a combined franchise that fully covers the Triad area of North Carolina with a lesser amount of offices in coastal North Carolina and central Virginia.
     Comparable Companies Analysis
     BankersBanc reviewed and compared selected financial information and trading statistics of FNB and LSB to the publicly available corresponding data for the following North Carolina financial institutions which have total assets of approximately $900 million to $2 billion and which trade on one of the three Nasdaq markets.
•	Bank of Granite Corporation;

•	Capital Bank Corporation;

•	First Bancorp;

•	First South Bancorp, Inc.;

•	FNB Corporation;

•	Southern Community Financial Corporation; and

•	Yadkin Valley Financial Corporation
     The following table compares selected financial information and trading statistics of FNB and LSB with corresponding median data for the above-listed comparable companies (including both LSB and FNB), which data is based on financial data at or for the period ending December 31, 2006 and market prices as of February 15, 2007.

Comparison of Market Valuation Measures
for Selected North Carolina Bank Holding Companies
	Price/2006	Price/2005	Price/Book	Price/Tangible
	EPS	EPS	Value	Book Value
FNB	11.8x	134.5x	1.44x	1.45x
LSB	23.5x	14.9x	1.58x	1.59x
North Carolina Peer Group	17.0x	19.2x	1.58x	2.15x
No company used in the comparable company analyses described above is identical to FNB, LSB, or the pro forma combined company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies to which they are being compared. Mathematical analyses, such as determining the mean or median, are not of themselves meaningful methods of using comparable company data.
     Discounted Cash Flow Analysis — LSB
     BankersBanc performed a discounted cash flow analysis to estimate a range of present values per share of LSB Stock. The valuation range was determined by adding (i) the present value of LSB’s projected future dividends reflecting a constant dividend payout ratio of 60% of earnings through December 31, 2011, and (ii) the present value of the “terminal value” of LSB Stock. In calculating the terminal value of LSB Stock, BankersBanc applied earnings multiples ranging from 15 times to 18 times to year 2011 forecasted earnings. The dividend stream and terminal value were then discounted back to December 31, 2006 using discount rates of 12.0% and 14.0%, which are rates BankersBanc viewed as the appropriate range for a company with LSB’s risk characteristics.
     In performing this analysis, BankersBanc used management’s budgeted earnings estimate for LSB for 2007. After 2007, earnings were assumed to increase to a return on average assets (“ROAA”) of 1.05% in 2008, and 1.10% in 2009 and beyond. The analysis assumed an annual asset growth rate of roughly 6% for LSB.
     Based on the foregoing criteria and assumptions, BankersBanc determined that the stand-alone present value of the LSB Stock ranged from $14.71 to $18.58 per share.
     Discounted Cash Flow Analysis — Pro Forma Combined Company
     BankersBanc performed a pro forma discounted cash flow analysis to estimate a range of present values per share of LSB Stock to reflect the impact of the Merger. The valuation range was determined by adding (i) the present value of the pro forma combined company’s projected future dividends reflecting a constant dividend payout ratio of 60% of earnings through December 31, 2011, and (ii) the present value of the “terminal value” of the pro forma combined company’s common stock. In calculating the terminal value of the pro forma combined company’s common stock, BankersBanc applied earnings multiples ranging from 15 to 18 times to year 2011 forecasted earnings. The dividend stream and terminal value were then discounted back to December 31, 2006 using discount rates of 12.0% and 14.0%, which are rates BankersBanc viewed as the appropriate range given the combined companies’ risk characteristics on a pro forma basis.
     In performing this analysis, BankersBanc used management’s budgeted earnings estimate for FNB and LSB for 2007. After 2007, earnings were assumed to increase to a return on average assets of 1.10% in 2008, 1.15% in 2009, 1.20% in 2010 and 1.25% in 2011. This analysis assumed $5 million in annual pre-tax synergies and a $4.8 million pre-tax restructuring charge. The analysis assumed an annual asset growth rate of 7.5% for the pro forma combined company.
     Based on the foregoing criteria and assumptions, BankersBanc determined that the present value of the LSB Stock, pro forma for the Merger, ranged from $19.66 to $24.90 per share.
     Relative Contribution Analysis
     BankersBanc also reviewed the relative contributions of LSB and FNB to the pro forma combined company with respect to certain financial and operating measurements. This analysis was based on market information as of February 23, 2007 and balance sheet data as of December 31, 2006. BankersBanc then compared these contributions to the pro forma implied stock ownership interests of LSB and FNB of 51.5% and 48.5%, respectively. These pro forma implied stock ownership percentages were based on the Exchange Ratio and on fully diluted shares based on stated shares outstanding and options.
     The following table indicates what LSB’s and FNB’s percentage contributions would have been on a pro forma basis to the combined company in the categories listed. The market value analysis was based on common shares outstanding using the 30 trading day average stock price as of February 23, 2007. The 2007 estimated income measures for each institution were based on management’s estimates.

Relative Contribution Analysis

	Contribution Percentage
	LSB	FNB
Assets	49.4%	50.6%
Gross Loans	51.8%	48.2%
Deposits	50.0%	50.0%
Core Deposits (less Jumbos)	50.5%	49.5%
Common Equity (As adjusted)	53.9%	46.1%
Tangible Equity (As adjusted)	54.1%	45.9%
2006 Pre Tax Provision Income	48.5%	51.5%
2006 Net Income	39.7%	60.3%
2007 Estimated Pre-Tax Provision Income	52.9%	47.1%
2007 Estimated Net Income	50.7%	49.3%
Market Value	57.5%	42.5%
Historical Market for Market Analysis
     BankersBanc calculated the per share market value to FNB’s shareholders of the shares of LSB Stock to be received through the Merger based on LSB’s closing stock price on February 23, 2007 and based on LSB’s closing stock price for the 30 trading day period ended February 23, 2007. BankersBanc then compared these implied market values to the actual closing stock prices for FNB Stock for the same time periods. BankersBanc then calculated the implied market premium to be received by FNB’s shareholders as a result of the Merger. These amounts are presented in the following table.

	Implied Market Premium To
	FNB Shareholder
		30 Trading Days
Based on Stock Prices at:	February 23, 2007	Ended February 23, 2007
Implied Per Share Value To FNB Shareholders	$17.66	$17.83
FNB’s Closing Stock Price	$14.82	$14.68
Implied Market Premium	19.16%	21.46%
     BankersBanc then reviewed the implied market premiums provided selling shareholders in twenty bank merger of equals transactions announced since January 1, 2000. BankersBanc noted that the implied market premium received by selling shareholders in these transactions, calculated on the announcement date, ranged from a low of -9.1% to a high of 32.7% and had a median value of 12.9%.
     Comparable Transactions Analysis
     BankersBanc reviewed 21 merger of equals transactions involving companies in the commercial banking industry. For each of these transactions, BankersBanc calculated the ownership percentages to be received by each merger partner in the combined company and also calculated the relative financial contributions of each merger partner to the total assets, common equity, tangible equity, deposits and last twelve months earnings of the combined company. BankersBanc then calculated, for the party receiving less than 50% of the combined ownership, the degree by which the ownership percentage received exceeded or (fell short) of the percentage contributed by that institution of the indicated financial measure. This relationship is represented in this analysis by the percentage derived from dividing the ownership received by the indicated financial contribution measure. The results of this analysis for each of these 21 transactions were then aggregated and summarized in the following table.

Party Receiving Less Than 50% Ownership
Amount of Ownership Received vs. Relative Financial Contribution

	Low	Median	High	FNB
Assets	-14.2%	4.2%	39.8%	-6.5%
Equity	-13.7%	0.2%	42.6%	2.7%
Tangible Equity	-17.7%	0.5%	60.7%	3.0%
Deposits	-16.0%	0.7%	36.4%	-5.4%
LTM Net Income	-18.6%	2.1%	74.5%	-21.5%
Pro Forma Financial Impact
     Based on the Exchange Ratio of 1.07 shares of LSB Stock for each share of FNB Stock, BankersBanc calculated the pro forma per share financial consequences reflecting the Merger on each company’s cash earnings per share, GAAP earnings per share, book value per share and tangible book value per share versus what those measures would be were the Merger not to occur. This analysis was based on management’s earnings per share estimates for FNB and LSB for 2007. The analysis assumed pre-tax cost synergies of $5 million on an annual basis and a $4.8 million pre-tax restructuring charge. The following table sets forth the conclusions of BankersBanc’s analyses.

	Pro Forma Per Share Financial
		Consequences of the Merger
				2006
	2007	2007	2006	Tangible
Accretion/(Dilution) to Indicated	GAAP	Cash	Book	Book
Per Share Financial Measure	Earnings	Earnings	Value	Value
LSB	17.6%	18.5%	28.5%	-0.5%
FNB	9.0%	9.9%	30.0%	1.1%
     General
     In conducting its analyses and arriving at its opinion, BankersBanc utilized a variety of generally accepted valuation methods. The analyses were prepared for the purpose of enabling BankersBanc to provide its opinion to the LSB Board as to the fairness, from a financial point view, of the Exchange Ratio and do not purport to be appraisals or necessarily to reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, BankersBanc made, and was provided by the management of FNB and LSB management with numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of BankersBanc, LSB or FNB. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of FNB, LSB or their respective advisors, neither LSB, nor BankersBanc nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.
     The terms of the Merger Agreement were determined through negotiations between FNB and LSB and were approved by the LSB Board. Although BankersBanc provided advice to LSB during the course of these negotiations, the decision to enter into the Merger Agreement was solely that of LSB Board. The opinion and presentation of BankersBanc to the LSB Board was only one of a number of factors taken into consideration by the LSB Board in making its determination to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. BankersBanc’s opinion should not be viewed as determinative of the views of the LSB Board or management with respect to the Merger or the Exchange Ratio. BankersBanc’s opinion was provided to the LSB Board to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder as to how to vote or take any other action with respect to the Merger.
     LSB retained BankersBanc based upon BankersBanc’s experience and expertise. BankersBanc is a nationally recognized investment banking and advisory firm. BankersBanc, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes.
     BankersBanc is acting as financial advisor to LSB in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. In addition, LSB has agreed to reimburse BankersBanc for certain expenses incurred in connection with the services provided by BankersBanc and to indemnify BankersBanc and certain related persons and entities for certain liabilities, including liabilities under the U.S. federal securities laws, related to or arising out of its engagement.
     BankersBanc has in the past provided financial advisory and financing services to LSB and may continue to do so. BankersBanc has received, and may receive, fees for the rendering of such services.
Opinion of FNB’s Financial Advisor
     On February 26, 2007, at a meeting of the FNB Board held to approve the proposed Merger, Howe Barnes delivered to the FNB Board a written opinion dated February 26, 2007, to the effect that, as of that date and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to the shareholders of FNB. No limitations were imposed by FNB on Howe Barnes with respect to the investigations made or the procedures followed in rendering its opinion.
     FNB retained Howe Barnes to act as its financial advisor in connection with analyzing the proposed Merger with LSB. FNB selected Howe Barnes as its financial advisor based upon Howe Barnes’ qualifications, expertise, and reputation advising financial institutions and other companies with regard to mergers and acquisitions.
     The full text of Howe Barnes’ written opinion to the FNB Board, dated February 26, 2007, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached as Appendix C and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is directed to the FNB Board and does not constitute a recommendation to any shareholder of FNB as to how a shareholder should vote with regard to the Merger. The opinion addresses only the fairness, from a financial point of view, of the Exchange Ratio to the holders of FNB Stock. The opinion does not address the relative merits of the Merger or any alternatives to the Merger, the underlying decision of the FNB Board to approve or proceed with or effect the Merger, or any other aspect of the Merger. No opinion was expressed by Howe Barnes as to whether any alternative transaction, including a sale of FNB, might produce consideration for the holders of FNB Stock in an amount in excess of that contemplated in the Merger.
     Howe Barnes has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this joint proxy statement/prospectus. In giving such consent, Howe Barnes does not concede that it comes within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.
     In connection with rendering its opinion, Howe Barnes:
(i)	Reviewed the terms of the Merger Agreement;

(ii)	Reviewed LSB’s most recent proxy statement, annual reports on Form 10-K for the three calendar years ended December 31, 2005, 2004 and 2003, and quarterly reports on Form 10-Q for the three calendar quarters ended September 30, 2006 filed with the SEC;

(iii)	Reviewed FNB’s most recent proxy statement, annual reports on Form 10-K for the three calendar years ended December 31, 2005, 2004 and 2003, and quarterly reports on Form 10-Q for the three calendar quarters ended September 30, 2006 filed with the SEC;

(iv)	Reviewed current reports to shareholders of FNB and LSB as filed on Form 8-K with the SEC from January 1, 2003 to the date hereof;

(v)	Reviewed annual reports to shareholders of FNB and LSB for the three calendar years ended December 31, 2005, 2004 and 2003;

(vi)	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to it by FNB and LSB;

(vii)	Held discussions with members of senior management of FNB and LSB, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of FNB and LSB, their respective current financial condition and managements’ opinion of their respective future prospects;

(viii)	Reviewed the historical record of reported prices, trading activity and dividend payments for both FNB and LSB;

(ix)	Compared the reported financial terms of selected recent business combinations in the banking industry, including other bank mergers of equals; and

(x)	Performed such other studies and analyses as it considered appropriate under the circumstances.
     The written opinion provided by Howe Barnes to FNB, dated as of February 26, 2007, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the opinion was rendered. Accordingly, you should understand that although subsequent developments may affect its opinion, Howe Barnes does not have any obligation to further update, revise, or reaffirm its opinion.
     In connection with its review and arriving at its opinion, with the consent of the FNB Board, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by FNB and LSB to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from FNB and LSB, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to FNB’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. FNB does not publicly disclose internal management forecasts or projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as its financial advisor, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions FNB faces. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections.
     Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that FNB’s allowances and LSB’s allowances were adequate to cover any losses. In addition, Howe Barnes has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of FNB’s or LSB’s individual properties, nor was Howe Barnes provided with any such appraisals. In addition, for purposes of rendering its written opinion, Howe Barnes assumed that (i) the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined company, and (ii) the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules, and regulations. In addition, for purposes of its opinion, Howe Barnes relied on advice of counsel and independent accountants to FNB and LSB as to all legal and financial reporting matters with respect to FNB and LSB, the Merger and the Merger Agreement and Howe Barnes assumed, with FNB’s consent, that there are no legal issues with regard to FNB or LSB that would affect Howe Barnes’ opinion, and Howe Barnes relied on this assumption without undertaking any independent investigation or inquiry.
     In connection with rendering its opinion to the FNB Board, Howe Barnes performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Howe Barnes. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Howe Barnes’ view of FNB’s or the combined company’s actual value. Moreover, Howe Barnes believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to fairness from a financial point of view that is based on those analyses.

     Contribution Analysis
     Howe Barnes analyzed selected balance sheet and income statement data for FNB and LSB and compared this data to the estimated pro forma ownership of FNB and LSB. Howe Barnes used preliminary year end 2006 financial statements and 2007 budgets supplied by the managements of FNB and LSB pro forma of certain adjustments. This analysis indicated the following percentage contributions for FNB and LSB as compared to the implied ownership of FNB and LSB shareholders in the combined company:

	Contribution %
	FNB	LSB
Ownership (1)	47.3%	52.7%
Fully Diluted Ownership(2)	48.6%	51.4%

Assets	50.0%	50.0%
Loans	47.2%	52.8%
Deposits	49.2%	50.8%

Tangible equity	45.9%	54.1%

Net income – 2006 actual	60.3%	39.7%
Net income – 2006 pre-LLP(3)	51.5%	48.5%
Net income – 2007 budgeted(4)	49.3%	50.7%
Net income – 2007 analyst estimates (5)	49.1%	50.9%
Net income – 2008 analyst estimates (5)	49.1%	50.9%

*	Note all balance sheet data is as of December 31, 2006 and is pro forma of certain adjustments.

(1)	Based on shares outstanding as of December 31, 2006 and the Exchange Ratio.

(2)	Assumes all options are exercised and based on the Exchange Ratio.

(3)	Reported net income plus loan loss provisions (“LLP”) adjusted for income taxes at 38%.

(4)	Based on 2007 budget for FNB and LSB.

(5)	Based on analyst estimates for each company as reported by SNL Financial, LC.
     Accretion/Dilution Analysis
     In order to assess the future impact of the Merger on FNB’s projected financial results, Howe Barnes analyzed the pro forma financial impact of the Merger on:
•	FNB’s estimated EPS on a GAAP basis and a cash basis for the full year 2007 as if the Merger had been consummated on December 31, 2006; and

•	FNB’s tangible book value per share at December 31, 2006 pro forma of certain adjustments.
     Based on the Exchange Ratio, this analysis indicated that the if the Merger had been consummated on December 31, 2006 it would have been accretive to FNB’s pro forma earnings per share (“EPS”) by $0.14, or 10%, on a GAAP basis in the calendar year 2007 and accretive by $0.21, or 15%, on a cash basis in the calendar year 2007, assuming the timely realization of cost savings and other synergies projected by FNB’s and LSB’s managements and a full year of combined operations. Alternatively, this analysis indicated that the Merger would be accretive to FNB’s tangible book value per share pro forma of certain adjustments by $0.08, or 0.8% as of December 31, 2006.
     The estimates of achievable cost savings and the timing of the realization of such cost savings are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.
     Discounted Cash Flow Analysis
     Howe Barnes prepared a discounted cash flow analysis to generate a range of present values per share for (1) FNB on a standalone basis and (2) the common stock of the combined company. The range was determined in each case by adding, respectively, (x) the “present value” of the future excess capital of FNB and the combined company and (y) the “present value” of the “terminal value” of FNB Stock and the common stock of the combined company. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows by an discount rate that takes into account risk, the opportunity cost of capital, expected returns and other factors. “Terminal value” refers capitalized value of future earnings.
     In this analysis, Howe Barnes used analyst estimates for 2007 and 2008 for FNB and LSB as a basis for forecasting the future excess capital of FNB and the combined company. Howe Barnes assumed that the tangible assets and earnings of FNB and LSB would grow at 7.0% per year after 2008. Howe Barnes assumed that FNB would maintain its current dividend payout ratio and that LSB would maintain its current annual dividend. The analysis assumed a targeted ratio of total common equity to tangible assets of 7.0% for FNB and 7.5% for the combined company. Howe Barnes applied terminal multiples of 12x to 16x to the 2013 cash flows of FNB and the combined company to establish the terminal value. The range of terminal multiples was based on a current rage of price to earnings multiples for community banks comparable to FNB and the combined company. The future excess capital and terminal values of FNB were then discounted using discount rates of 10% to 14%, which Howe Barnes viewed as an appropriate range of discount rates for companies with the risk characteristics of FNB and the combined company.
     Based on these assumptions, the implied per share present value of FNB Stock ranged from $15.07 to $22.39 and the implied per share present value of the common stock of the combined company (adjusted for the 1.07 Exchange Ratio) ranged from $16.69 to $24.94. Howe Barnes noted that the discounted cash flow analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, terminal multiples, and cost savings.
     Merger of Equals Analysis
     Howe Barnes reviewed the terms and characteristics of 23 merger of equals transactions in the banking industry that were announced since January 2000. Howe Barnes calculated the premium over the stock trading price for the parties in the selected transactions on the day prior to the announcement of the transaction. Howe Barnes calculated the resulting ownership percentages of the constituent shareholders in the combined company. Howe Barnes calculated the relative contribution of each party to the combined company on the basis of assets, equity and net income for the preceding 12 months. Howe Barnes also reviewed the selected transactions to determine the composition of the board of directors of the combined company. Data for the selected mergers and the Merger were based on company press releases, public filings, and other sources, including SNL Financial, LC. The results of this analysis are summarized in the following three tables:
Table follows on next page

	BUYER / SELLER			DEAL TERMS
					Deal
				Date	Value	Premium
Buyer	St.	Seller	St.	Announced	($millions)	(%)
Bank of New York Co.	NY	Mellon Financial Corp.	PA	12/3/06	16,803	0.0
First Busey Corp.	IL	Main Street Trust Inc.	IL	9/20/06	349	13.1
UnionBancorp Inc.	IL	Centrue Financial Corp.	IL	6/30/06	54	5.3
National Mercantile Bancorp	CA	FCB Bancorp	CA	6/15/06	88	32.6
ChoiceOne Financial Services	MI	Valley Ridge Financial Corp.	MI	4/25/06	29	NA
Coastal Banking Co.	SC	First Capital Bank Holding Co.	FL	4/6/05	24	NA
Monmouth Community Bancorp	NJ	Allaire Community Bank	NJ	6/30/04	53	31.2
Regions Financial Corp.	AL	Union Planters Corp.	TN	1/22/04	6,001	0.0
Upson Bankshares Inc.	GA	First Polk Bankshares Inc.	GA	11/24/03	24	NA
CNB Holdings Inc.	GA	LSB Bancorp Inc.	GA	9/24/03	33	NA
UNB Corp.	OH	BancFirst Ohio Corp.	OH	9/6/01	216	17.0
Business Bancorp	CA	MCB Financial Corp.	CA	8/15/01	29	27.6
Virginia Financial Corp.	VA	VA Commonwealth Financial Corp	VA	6/13/01	89	32.7

Catawba Valley Bancshares Inc.	NC	First Gaston Bank of NC	NC	5/31/01	17	12.6
MB Financial Inc.	IL	MidCity Financial Corp.	IL	4/19/01	175	NA
Landmark Bancshares Inc.	KS	MNB Bancshares Inc.	KS	4/19/01	14	(9.1)
First Union Corp	NC	Wachovia Corp.	NC	4/15/01	13,627	6.8
New York Community Bancorp	NY	Richmond County Financial Corp.	NY	3/27/01	779	4.7

Umpqua Holdings Corp.	OR	VRB Bancorp	OR	8/15/00	56	29.4
Shore Bancshares Inc.	MD	Talbot Bancshares Inc.	MD	7/26/00	50	0.7

First Place Financial Corp.	OH	FFY Financial Corp.	OH	5/24/00	72	4.8
Marathon Financial Corp.	VA	Rockingham Heritage Bank	VA	4/20/00	15	(0.2)
National Commerce Bancorp	TN	CCB Financial Corp.	NC	3/20/00	1,927	25.1

Low					14	(9.1)
Median					54	12.9
High					16,803	32.7

LSB	NC	FNB	NC	2/26/07	128	19.1

BUYER / SELLER		CONTRIBUTION
		Ownership(1)		Assets
		Buyer	Seller	Buyer	Seller
Buyer	Seller	(%)	(%)	(%)	(%)
Bank of New York Co.	Mellon Financial Corp.	NA	NA	71.4	28.6
First Busey Corp.	Main Street Trust Inc.	58.1	41.9	60.1	39.9
UnionBancorp Inc.	Centrue Financial Corp.	58.1	41.9	51.4	48.6
National Mercantile Bancorp	FCB Bancorp	NA	NA	49.9	50.1
ChoiceOne Financial Services	Valley Ridge Financial Corp.	51.0	49.0	53.4	46.6
Coastal Banking Co.	First Capital Bank Holding Co.	44.8	55.2	50.7	49.3
Monmouth Community Bancorp	Allaire Community Bank	41.5	58.5	55.6	44.4
Regions Financial Corp.	Union Planters Corp.	59.0	41.0	60.4	39.6
Upson Bankshares Inc.	First Polk Bankshares Inc.	58.5	41.5	62.8	37.2
CNB Holdings Inc.	LSB Bancorp Inc.	27.9	72.1	25.0	75.0
UNB Corp.	BancFirst Ohio Corp.	46.6	53.4	41.5	58.5
Business Bancorp	MCB Financial Corp.	52.0	48.0	60.0	40.0
Virginia Financial Corp.	VA Commonwealth Financial Corp	NA	NA	51.6	48.4
Catawba Valley Bancshares Inc.	First Gaston Bank of NC	59.3	40.7	59.2	40.8
MB Financial Inc.	MidCity Financial Corp.	NA	NA	44.4	55.6
Landmark Bancshares Inc.	MNB Bancshares Inc.	NA	NA	59.9	40.1
First Union Corp	Wachovia Corp.	NA	NA	77.4	22.6
New York Community Bancorp	Richmond County Financial Corp.	52.8	47.2	59.5	40.5
Umpqua Holdings Corp.	VRB Bancorp	53.0	47.0	55.7	44.3
Shore Bancshares Inc.	Talbot Bancshares Inc.	36.0	64.0	37.6	62.4
First Place Financial Corp.	FFY Financial Corp.	53.4	46.6	55.3	44.7
Marathon Financial Corp.	Rockingham Heritage Bank	44.9	55.1	50.6	49.4
National Commerce Bancorp	CCB Financial Corp.	52.5	47.5	45.4	54.6

Low		27.9	40.7	25.0	22.6
Median		52.5	47.5	55.3	44.7
High		59.3	72.1	77.4	75.0

LSB	FNB	52.7	47.3	49.4	50.6

(1)	Ownership is based on shares outstanding at the time of the announcement of the transaction and does not consider the impact of dilutive securities.

		CONTRIBUTION
		Equity		Net Income (1)		Board of Directors
BUYER / SELLER		Buyer	Seller	Buyer	Seller	Buyer	Seller
Buyer	Seller	(%)	(%)	(%)	(%)	(#)	(#)
Bank of New York Co.	Mellon Financial Corp.	70.0	30.0	71.1	28.9	10	8
First Busey Corp.	Main Street Trust Inc.	54.4	45.6	74.7	25.3	5	5
UnionBancorp Inc.	Centrue Financial Corp.	60.4	39.6	87.7	12.3	5	5
National Mercantile Bancorp	FCB Bancorp	45.7	54.3	83.4	16.6	5	5
ChoiceOne Financial Services	Valley Ridge Financial Corp.	51.0	49.0	50.2	49.8	7	7
Coastal Banking Co.	First Capital Bank Holding Co.	44.4	55.6	51.1	48.9	6	6
Monmouth Community Bancorp	Allaire Community Bank	51.6	48.4	59.2	40.8	6	6
Regions Financial Corp.	Union Planters Corp.	59.2	40.8	56.7	43.3	13	13
Upson Bankshares Inc.	First Polk Bankshares Inc.	58.0	42.0	67.0	33.0	5	4
CNB Holdings Inc.	LSB Bancorp Inc.	32.7	67.3	39.5	60.5	6	6
UNB Corp.	BancFirst Ohio Corp.	42.0	58.0	65.5	34.5	7	7
Business Bancorp	MCB Financial Corp.	64.7	35.3	62.0	38.0	7	7
Virginia Financial Corp.	VA Commonwealth Financial Corp	50.5	49.5	83.5	16.5	8	8
Catawba Valley Bancshares Inc.	First Gaston Bank of NC	59.6	40.4	87.3	12.7	4	4
MB Financial Inc.	MidCity Financial Corp.	33.1	66.9	43.0	57.0	8	9
Landmark Bancshares Inc.	MNB Bancshares Inc.	61.7	38.3	67.7	32.3	5	5
First Union Corp	Wachovia Corp.	70.9	29.1	10.0	90.0	9	9
New York Community Bancorp	Richmond County Financial Corp.	49.4	50.6	56.3	43.7	5	4
Umpqua Holdings Corp.	VRB Bancorp	52.7	47.3	67.9	32.1	6	5
Shore Bancshares Inc.	Talbot Bancshares Inc.	38.4	61.6	66.3	33.7	6	5
First Place Financial Corp.	FFY Financial Corp.	66.0	34.0	61.2	38.8	8	8
Marathon Financial Corp.	Rockingham Heritage Bank	44.8	55.2	48.1	51.9	4	4
National Commerce Bancorp	CCB Financial Corp.	43.6	56.4	41.6	58.4	10	10

Low	Low	32.7	29.1	10.0	12.3
Median	Median	51.6	48.4	62.0	38.0
High	High	70.9	67.3	87.7	90.0

LSB	FNB	55.2	44.8	39.7	60.3	10	10

(1)	Net income for the twelve months prior to announcement of the transaction.
     Howe Barnes chose the selected mergers because they were business combinations that, for purposes of the analysis, Howe Barnes deemed to be reasonably comparable to the Merger. The selected mergers may differ from the Merger based on, among other things, the size of the transactions and the structure of the transactions.

     Comparable Traded Company Analysis – FNB and LSB
     Howe Barnes compared selected financial information for FNB and LSB with corresponding financial information of 17 selected publicly held banking companies that operate in the southeastern United States. These selected companies were:

American National Bankshares Inc.	Gateway Financial Holdings, Inc.
Bank of Granite Corp	Middleburg Financial Corp
BNC Bancorp	National Bankshares, Inc.
Capital Bank Corp	Old Point Financial Corp
Commonwealth Bankshares, Inc.	Peoples Bancorp of North Carolina, Inc.
Cooperative Bankshares, Inc.	Premier Community Bankshares, Inc.
Crescent Financial Corp	Southern Community Financial Corp
First Security Group, Inc.	Yadkin Valley Financial Corp
First South Bancorp, Inc.
     Howe Barnes selected these companies because they were publicly traded companies that, for purposes of its analysis, Howe Barnes considered reasonably similar to FNB and LSB in that these companies are community banks of similar size that operate in the Southeast. The selected companies may significantly differ from FNB and LSB based on, among other things, geographic coverage area, customer focus, capital structure, profitability and services. To the extent any comparisons were made with peer groups, Howe Barnes noted that no peer group or member of a peer group was identical to FNB or LSB.
     Howe Barnes reviewed the closing stock price per share on February 20, 2007 of the selected companies as a multiple of EPS for the trailing 12 months on a GAAP basis and on a core basis (excluding non-recurring income and expense), as well as book value per share and tangible book value per share as of the most recent reported quarter for each selected company. Howe Barnes then compared the multiples derived from the selected companies with corresponding multiples for FNB and LSB based on the closing prices of FNB Stock and LSB Stock on February 20, 2007. Financial data for the selected companies, FNB and LSB were based on company press releases and public filings. This analysis indicated the following high, low and median price multiples for the selected companies, as compared to the multiples for FNB and LSB, as of February 20, 2007:

			Selected Companies
	FNB	LSB	Median	Low	High
Price to:
EPS – Reported (x)	11.8	23.3	17.0	11.8	43.7
EPS – Core (x)	11.8	23.1	16.9	11.4	33.2
Book value per share (%)	144	157	166	127	378
Tangible book value per share (%)	146	158	208	151	400

Operating Metrics (%):
Return on average assets	0.90	0.61	1.03	0.31	1.93
Return on average equity	13.0	6.5	12.3	3.1	23.5
Tangible equity / tangible assets	7.1	9.0	8.2	6.0	14.4
NPAs / assets	1.40	1.00	0.32	0.00	1.29
At or for the most recently reported twelve months as of February 20, 2007. Core EPS excludes the impact of non-recurring income or expense (after-taxes). Source: SNL Financial LC

     Comparable Traded Company Analysis – Combined Company
     Howe Barnes compared selected financial information for the pro forma combined company with corresponding financial information of 14 selected publicly held banking companies. These selected companies were:

Ameris Bancorp	Greene County Bancshares, Inc.
Cardinal Financial Corp	Pinnacle Financial Partners, Inc.
First Bancorp	SCBT Financial Corp
First Community Bancshares, Inc.	TowneBank
First Financial Holdings, Inc.	Union Bankshares Corp
FNB Corp	Virginia Commerce Bancorp, Inc.
FNB United Corp.	Virginia Financial Group, Inc.
     Howe Barnes selected these companies because they were publicly traded companies that, for purposes of its analysis, Howe Barnes considered reasonably similar to the combined company in that these companies are community banks of similar size that operate in the Southeast. The selected companies may significantly differ from the combined company based on, among other things, geographic coverage area, balance sheet composition, customer focus, and services. To the extent any comparisons were made with peer groups, Howe Barnes noted that no peer group or member of a peer group was identical to the combined company.
     Howe Barnes reviewed the closing stock price per share on February 20, 2007 of the selected companies as a multiple of EPS for the trailing 12 months on a GAAP basis and on a core basis, as well as book value per share and tangible book value per share as of the most recent reported quarter for each selected company. This analysis indicated the following high, low, and median price multiples for the selected companies as of February 20, 2007:

	Selected Companies
	Median	Low	High
Price to:
EPS – Reported (x)	16.7	13.9	35.3
EPS – Core (x)	16.5	11.8	38.4
Book value per share (%)	196	94	330
Tangible book value per share (%)	269	184	391

Operating Metrics (%):
Return on average assets	1.15	0.51	1.46
Return on average equity	12.3	4.9	19.5
Tangible equity / tangible assets	7.2	5.3	8.6
Non-performing assets / total assets	0.29	0.00	0.53
At or for the most recently reported twelve months as of February 20, 2007. Core EPS excludes the impact of non-recurring income or expense (after-taxes). Source: SNL Financial LC
     In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond FNB’s or LSB’s control. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.
     The preparation of a fairness opinion is a complex process involving subjective judgment and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Howe Barnes also included assumptions with respect to general economic, market, and other financial conditions. Furthermore, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold.
     As described above, Howe Barnes’ opinion and presentation to the FNB Board were among the many factors taken into consideration by the FNB Board in making its determination to approve the Merger, and to recommend that FNB’s shareholders approve the Merger.
     FNB has agreed to pay Howe Barnes a fee based upon a percentage of the aggregate transaction value at closing as compensation for its financial advisory services rendered in connection with the Merger. Howe Barnes has not received any compensation to date and will not be compensated if the Merger is not consummated. The FNB Board was aware of this fee structure and took it into account in considering Howe Barnes’ fairness opinion and in approving the Merger. In addition, FNB has agreed to indemnify Howe Barnes against liabilities arising out of the Merger, including the rendering of Howe Barnes’ fairness opinion.
Board of Directors and Management of NewBridge Following the Merger
     Composition of the Board of Directors
     Upon completion of the Merger and the Bank Merger, the NewBridge Board and the NewBridge Bank Board will consist of ten LSB directors designated by LSB and ten FNB directors designated by FNB. Robert F. Lowe will be Chairman, and Barry Z. Dodson will be Vice Chairman and lead independent director, of the NewBridge Board. The former FNB directors will be appointed to either one, two or three year terms in such a manner that the number of former FNB directors serving one year terms shall be the same as the number of LSB directors serving one year terms, the number of former FNB directors serving two year terms shall be the same as the number of LSB directors serving two year terms, and the number of former FNB directors serving three year terms shall be the same as the number of LSB directors serving three year terms.
     Until the second annual meeting of the combined company following this LSB Meeting, if there is a vacancy created by the cessation of service of an LSB designee, a majority of the remaining LSB designees will propose a nominee to the nominating and corporate governance committee of the NewBridge Board to fill the vacant position, and if there is a vacancy created by the cessation of service of an FNB designee, a majority of the remaining FNB designees will propose a nominee to the nominating and corporate governance committee of the NewBridge Board to fill the vacant position.
     It is anticipated that the NewBridge Board and the NewBridge Bank Board will consist of the following designees of FNB and LSB:

LSB DESIGNEES(1)	FNB DESIGNEES(2)
Michael S. Albert	Gary G. Blosser
J. David Branch	Arnold Britt
Robert C. Clark	Alex A. Diffey, Jr.
Robert F. Lowe	Barry Z. Dodson
Mary E. Rittling	Joseph H. Kinnarney
Burr W. Sullivan	Robert V. Perkins II
John W. Thomas III	Pressley A. Ridgill
John F. Watts	E. Reid Teague,
G. Alfred Webster	Elizabeth S. Ward
Julius S. Young, Jr.	Kenan C. Wright,

(1)	All LSB designees currently serve on the LSB Board.

(2)	All FNB designees, except for Elizabeth S. Ward, currently serve on the FNB Board. Ms. Ward currently serves on the FNB Bank Board of Directors and has been nominated for election to serve on the FNB Board at the FNB Meeting.

     Committees of the Board of Directors
     Until the second annual meeting of NewBridge following this LSB Meeting, each of the committees of the NewBridge Board and the NewBridge Bank Board shall be comprised of an equal number of former FNB directors and former LSB directors, the identity of the members of such committees to be otherwise mutually determined by Robert F. Lowe and Barry Z. Dodson; provided, however, that Mr. Lowe, Mr. Dodson and Mr. Ridgill shall serve on the Executive Committees of the NewBridge Board and the NewBridge Bank Board during such period, Mr. Lowe shall serve as the Chairman of each such Executive Committee, and Mr. Dodson shall serve as Vice Chair of each such Executive Committee.
     In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill shall cease to be a director of NewBridge and NewBridge Bank during such two year period or unable to assume or continue in the designated positions during such period, as applicable, (i) a majority of the LSB designees will propose a nominee to succeed Mr. Lowe for the remainder of such period as Chairman of the Boards of Directors and Chair of the Executive Committees of NewBridge and NewBridge Bank, (ii) a majority of the FNB designees will propose a nominee to succeed Mr. Dodson for the remainder of such period as Vice Chair of the Boards of Directors and the Executive Committees of NewBridge and NewBridge Bank and as the lead independent director of the NewBridge Board, and (iii) a majority of the FNB designees will propose a nominee to succeed or Mr. Ridgill for the remainder of such period as a member of the Executive Committees of the NewBridge Board and the NewBridge Bank Board.
     Executive Officers of LSB
     Following the Merger, Robert F. Lowe, Chairman, President and Chief Executive Officer of LSB, will serve as Chairman of the NewBridge Board and the NewBridge Bank Board, Chairman of the Executive Committees of the NewBridge Board and the NewBridge Bank Board, and Chief Executive Officer of NewBridge. Pressley A. Ridgill, President and Chief Executive Officer of FNB, will serve as President of NewBridge, President and Chief Executive Officer of NewBridge Bank and a member of the Executive Committee of the NewBridge Board and the NewBridge Bank Board. Monty J. Oliver, Executive Vice President and Chief Financial Officer of LSB, will serve as Executive Vice President – Finance of NewBridge. Michael W. Shelton, Executive Vice President and Chief Financial Officer of FNB, will serve as Executive Vice President and Chief Financial Officer of NewBridge and NewBridge Bank. During the period that Mr. Lowe is serving as Chairman of the NewBridge Board, he will preside at all meetings of the Board of Directors and shareholders and have the right to attend all meetings of committees of the Board of Directors (since Mr. Lowe will be deemed an executive officer of NewBridge, the foregoing right will be subject to applicable law or stock exchange rules regarding the composition and executive sessions of committees) and participate in any regular meetings of management of NewBridge.
Interests of LSB’s Directors and Officers in the Merger
     LSB’s directors and executive officers may be deemed to have financial interests in the Merger that are in addition to or different from their interests as shareholders of LSB. The LSB Board was aware of these financial interests and considered them, among other matters, in approving the Merger Agreement.
     Change in Control Agreements
     Each of the following LSB executives is a party to a change in control agreement with LSB: Robert F. Lowe, Monty J. Oliver, H. Franklin Sherron, Jr., David P. Barksdale, Philip G. Gibson, Robin A. Huneycutt, and Robert E. Lineback, Jr. (collectively, the “Control Agreements”). Under the Control Agreements, if the executive’s employment is terminated in a way that constitutes a “Covered Termination” (as defined below), the executive is entitled to receive his or her base salary and vested rights to fringe benefits for the period prior to such termination and monthly severance payments during the severance period, which is either two or three years if the termination occurs within six months after a change in control of LSB.
     The monthly severance payment equals 1/12th of the executive’s then annual base salary plus 1/12th of the amount of any bonuses or other taxable cash compensation other than annual base salary which was awarded to the executive during the calendar year prior to his or her termination of employment. In addition, during the period when the executive is receiving severance, LSB generally must reimburse the executive for the costs of premiums for the executive and his dependents to maintain continuation coverage under LSB’s group health plans. LSB’s obligation to make these severance payments is conditioned on the executive’s compliance with a noncompete agreement. If the severance payments would result in the executive being subject to a Section 4999 excise tax under the Code, the severance payments are automatically reduced to $1.00 less than three times the executive’s “base amount” (as defined in Code Section 208G(b)(3)) but only if the executive would be economically better off, on an after-tax basis, by such reduction. In addition, if the amounts to be paid to an executive under a Control Agreement would cause the executive to receive a payment in violation of 12 C.F.R. §359 then, after seeking the approval of the

FDIC to nonetheless pay such amounts, if such approval is not forthcoming, such amounts will be limited so that no violation of the regulation will occur.
     A “Covered Termination” is defined as the following: (i) any termination by LSB without “cause” and without an offer of comparable employment with a successor employer or affiliated employer (as defined in the Control Agreements) or (ii) any termination by the executive for “good reason” (as defined in the Control Agreements) within six months following a change in control.
     LSB believes that only the Control Agreements with Messrs. Sherron, Oliver and Barksdale might be actuated by the Merger. Mr. Sherron and LSB have entered into an amendment to his Control Agreement providing that the six month post-merger period in his Control Agreement within which he may elect to terminate the Agreement and receive severance payments for a period of three years is extended to 18 months. LSB has entered into amendments to the Control Agreement of Mr. Oliver and the Control Agreement of Mr. Barksdale in which Mr. Oliver and Mr. Barksdale have agreed to waive their rights to receive severance payments as a result of the Merger.
Interests of FNB’s Directors and Officers in the Merger
     FNB’s directors and executive officers may be deemed to have financial interests in the Merger that are in addition to or different from their interests as shareholders of FNB. The FNB Board was aware of these financial interests and considered them, among other matters, in approving the Merger Agreement.
     Equity Based Compensation
     Under FNB’s 1996 Omnibus Equity Compensation Plan (the “1996 Plan”), FNB’s directors and officers have been granted options to purchase FNB Stock. Approval of the Merger by FNB’s shareholders will constitute an “Acceleration Event” under the 1996 Plan, upon which occurrence, FNB’s Compensation Committee, in its discretion, may declare all of the then outstanding stock options not previously exercisable and vested as immediately exercisable and fully vested, in whole or in part. The value of all outstanding stock options under the 1996 Plan, shall, unless otherwise determined by FNB’s Compensation Committee be cashed out on the basis of the ‘Change in Control Price,” as defined in the 1996 Plan. In accordance with certain representations and warranties in the Merger Agreement, FNB’s Compensation Committee has resolved that (i) upon approval of the Merger by FNB’s shareholders, outstanding stock options not previously exercisable and vested shall not become exercisable and fully vested, either in whole or in part; and (ii) outstanding stock options shall not be cashed out, but shall be dealt with as described in the section entitled “The Merger – Treatment of FNB Options.”
     Ridgill Employment and Change of Control Agreement
     FNB and FNB Bank have entered into an employment and change of control agreement (the “Employment Agreement”) with Mr. Ridgill which provides that if at the time of or within one year after a Change of Control (which defined term includes the Merger of FNB into LSB) either (i) FNB and FNB Bank terminate Mr. Ridgill’s employment, other than for Cause (as such term and other capitalized terms in this section are defined in the Employment Agreement) or Disability, or (ii) Mr. Ridgill terminates his employment because FNB and FNB Bank require that he perform his duties and responsibilities from a location other than FNB’s executive offices in Greensboro, North Carolina or reduce his duties, responsibilities, prerogatives and authority, he would become entitled to receive the following:
(i) a lump sum cash payment equal to: (a) the sum of the “Accrued Obligations”; (b) an amount equal to 2.99 times the total of his Base Salary; (c) the product of (x) his aggregate cash bonus for the last completed fiscal year, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365;
(ii) for the number of days remaining in the Employment Period from and after the Change of Control Termination Date (the “Continuing Period”), or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, FNB and FNB Bank shall continue benefits to Mr. Ridgill and/or Mr. Ridgill’s family at least equal to those which would have been provided to them in accordance with the Welfare Benefit Plans if Mr. Ridgill’s employment had not been terminated; subject to certain reductions in the event that Mr. Ridgill becomes reemployed with another employer and is eligible to receive substantially the same benefits under the other employer’s plans;
(iii) all Options previously granted to Mr. Ridgill that are unvested as of the Change of Control Termination Date shall be deemed vested, fully exercisable and non-forfeitable as of the Change of Control Termination Date (provided, however, that Options granted less than six (6) months before the Change of Control Termination Date shall not be exercisable until the first day subsequent to the six (6) months following their dates of grant) and all previously granted Options that are vested, but unexercised, on the Change of Control Termination Date shall remain exercisable, in each case for the period during which they would have been exercisable absent the termination of Mr. Ridgill’s employment; and
(iv) Mr. Ridgill’s benefits under all Benefit Plans that are non-qualified plans shall be 100% vested, regardless of Mr. Ridgill’s age or years of service, as of the Change of Control Termination Date.
     FNB, FNB Bank and Mr. Ridgill have entered into an amendment to his Employment Agreement in which he has waived his right to receive payments by reason of the Merger.
Material Federal Income Tax Consequences of the Merger
     THE BELOW DESCRIPTION OF TAX CONSEQUENCES UNDER FEDERAL LAW IS NECESSARILY GENERAL IN NATURE AND DOES NOT PURPORT TO BE COMPLETE. MOREOVER, STATUTORY PROVISIONS ARE SUBJECT TO CHANGE, AS ARE THEIR INTERPRETATIONS, AND THEIR APPLICATION MAY VARY IN INDIVIDUAL CIRCUMSTANCES. THE CONSEQUENCES UNDER APPLICABLE STATE AND LOCAL INCOME TAX LAWS MAY NOT BE THE SAME AS UNDER THE FEDERAL INCOME TAX LAWS. IN ACCORDANCE WITH TREASURY REGULATIONS, ANY FEDERAL TAX ADVICE PROVIDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY. ANY SUCH ADVICE IS PROVIDED ON THE BASIS AND WITH THE INTENT THAT THE ADVICE MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY.
     The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of FNB Stock with respect to the exchange of FNB Stock for LSB Stock pursuant to the Merger. This discussion assumes that U.S. Holders hold their FNB Stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service (the “IRS”), regarding the United States federal income tax consequences of the Merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of FNB Stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of FNB Stock that are not U.S. Holders, holders that are partnerships or other pass-through entities (and persons holding their FNB Stock through a partnership or other pass-through entity), persons who acquired shares of FNB Stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their FNB Stock as part of a straddle, hedging, constructive sale or conversion transaction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of FNB Stock that is for United States federal income tax purposes:
•	a United States citizen or resident alien;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

     If a partnership (including any other entity treated as a partnership for United States federal income tax purposes) holds FNB Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor.
     The Merger
     The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the completion of the Merger that LSB and FNB receive an opinion dated the closing date from Brooks Pierce, to the effect that on the basis of facts, representations and assumptions set forth or referred to in the opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion will be based in part on representation letters provided by FNB and LSB and on customary factual assumptions. If any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected, the opinion and this summary may not accurately describe the United States federal income tax treatment of the Merger, and the tax consequences of the Merger to U.S. Holders may be materially different from those described in this summary.
     Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, FNB and LSB will not recognize any gain or loss for United States federal income tax purposes as a result of the Merger. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the United States federal income tax consequences of the Merger to U.S. Holders of FNB Stock are, in general, as follows:
•	a U.S. Holder that receives LSB Stock in exchange for its shares of FNB Stock in the Merger will not recognize gain or loss on the exchange, except to the extent the U.S. Holder receives cash instead of a fractional share interest in LSB Stock;

•	the aggregate tax basis of the shares of LSB Stock received in the Merger (including any fractional shares deemed received and redeemed for cash as described below) will be equal to the aggregate tax basis in the shares of FNB Stock surrendered in exchange for the LSB Stock; and

•	an exchanging U.S. Holder’s holding period in the LSB Stock received in the Merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the FNB Stock surrendered in exchange for LSB Stock.
     Cash Instead of Fractional Shares
     A U.S. Holder that receives cash instead of a fractional share should be treated as if such U.S. Holder had received a fractional share of LSB Stock and then exchanged such fractional share for cash in a redemption by LSB. Assuming that the deemed redemption of a fractional share of LSB Stock is treated as a sale or exchange, and not as a dividend, a U.S. Holder will generally recognize capital gain or loss on such deemed redemption of the fractional share in an amount equal to the difference between the amount of cash received instead of the fractional share and the U.S. Holder’s tax basis in the fractional share of LSB Stock. Such capital gain or loss will be long term capital gain or loss if the FNB Stock exchanged was held for more than one year after completion of the Merger.
     Information Reporting and Backup Withholding
     A non-corporate U.S. Holder of FNB Stock may be subject to information reporting and backup withholding on any cash payments it receives instead of fractional share interests in LSB Stock. Backup withholding will not apply, however, if such U.S. Holder (a) furnishes a correct taxpayer identification number and properly certifies that it is not subject to backup withholding (generally on a substitute Form W-9) or (b) otherwise establishes an exemption from backup withholding.
     Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the U.S. Holder’s United States federal income tax liability, provided such U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their tax advisors as to their qualifications for an exemption from backup withholding and the procedure for establishing an exemption.
     Reporting Requirements
     A U.S. Holder that receives LSB Stock as a result of the Merger will be required to retain records pertaining to the Merger and will be required to file with its United States federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger.

Regulatory Matters
     We have agreed to use our reasonable best efforts to obtain the regulatory approvals required to complete the Merger and the Bank Merger. We refer to these approvals, along with the expiration of any statutory waiting periods related to these approvals, as the “requisite regulatory approvals.” These include approval of the Merger from the Board of Governors of the Federal Reserve System, (“Federal Reserve Board”), and approval of the Bank Merger from the FDIC and the Commissioner. We have filed or intend promptly to complete the filing of applications and notifications to obtain the other requisite regulatory approvals. Neither the Merger nor the Bank Merger may proceed in the absence of the requisite regulatory approvals.
     LSB and FNB believe that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on LSB or FNB. However, we cannot assure you as to whether or when the requisite regulatory approvals will be obtained, and, if obtained, we cannot assure you as to the date of receipt of any of these approvals or the absence of any litigation challenging them. Likewise, we cannot assure you that the Department of Justice (“DOJ”), or a state attorney general will not attempt to challenge the Merger on antitrust grounds, or, if such a challenge is made, as to the result of that challenge.
     We are not aware of any other material governmental approvals or actions that are required prior to the parties’ completion of the Merger other than those described below. We presently contemplate that if any additional governmental approvals or actions are required, these approvals or actions will be sought. However, we cannot assure you that any of these additional approvals or actions will be obtained.
     Federal Reserve Board
     Completion of the Merger is subject to approval by the Federal Reserve Board pursuant to Section 3 of the BHCA.
     The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that (1) would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) whose effect in any section of the United States may be to substantially lessen competition, or to tend to create a monopoly or result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.
     In addition, in reviewing the Merger, the Federal Reserve Board will consider the financial and managerial resources of LSB and FNB and their subsidiary banks, the convenience and needs of the communities to be served, applicable overall capital and safety and soundness standards, the effectiveness of each company in combating money laundering activities, as well as LSB’s and FNB’s regulatory status, including legal and regulatory compliance.
     Under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board will take into account our records of performance in meeting the credit needs of our entire community, including low- and moderate-income neighborhoods, served by our companies. LSB Bank has received a “satisfactory” rating, and FNB Bank received a “satisfactory” rating, from their respective federal regulator in its most recent Community Reinvestment Act examination with respect to this criterion.
     Furthermore, the BHCA and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, our application, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.
     Pursuant to the BHCA, a transaction approved by the Federal Reserve Board may not be consummated until 30 days after such approval is received, during which time the DOJ may challenge the Merger on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the Merger, the DOJ could analyze the Merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the Merger’s effects on competition. A determination by the DOJ not to object to the Merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

     Other Antitrust Authorities
     The Merger may be reviewed by the state attorneys general in the various states in which LSB and FNB operate. While LSB and FNB believe there are substantial arguments to the contrary, these authorities may claim that there is authority, under the applicable state and federal antitrust laws and regulations, to investigate and/or disapprove the Merger under the circumstances and based upon the review set forth in applicable state laws and regulations. There can be no assurance that one or more state attorneys general will not attempt to file an antitrust action to challenge the Merger.
     In addition, private parties also may seek to take legal action under the antitrust laws under some circumstances. Based upon an examination of information available relating to the businesses in which the companies are engaged, LSB and FNB believe that the completion of the Merger will not violate U.S. antitrust laws. However, LSB and FNB can give no assurance that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, that LSB and FNB will prevail.
     Other Regulatory Authorities
     Applications or notifications are being filed with various state regulatory authorities, in connection with the Bank Merger. The FDIC must approve the Bank Merger. In evaluating these application, the FDIC is required to take into consideration, among other factors, the financial and managerial resources and future prospects of LSB Bank following the completion of the Bank Merger and the convenience and needs of the communities to be served. Applicable federal law prohibits the FDIC from approving the Bank Merger if: it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States; or its effect in any section of the country may be to substantially lessen or tend to create a monopoly, or it would in any other manner result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the Bank Merger are clearly outweighed by the public interest and the probable effect of the Bank Merger in meeting the conveniences and needs of the communities served. In addition, the FDIC must take into account the record of performance of LSB Bank and FNB Bank in meeting the credit needs of the entire communities, including low- and moderate-income neighborhoods, they serve.
     The Commissioner also must approve the Bank Merger under the bank merger act provisions of the North Carolina General Statutes. In its review of the Bank Merger, the Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the Bank Merger is in the public interest and whether the Bank Merger is for legitimate purposes.
Accounting Treatment
     The Merger will be accounted for as a “purchase” by LSB of FNB, as that term is used under GAAP for accounting and financial reporting purposes. As a result, the historical financial statements of LSB will continue to be the historical financial statements of the combined company following the completion of the Merger. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of FNB as of the completion of the Merger will be recorded at their respective fair values and added to those of LSB. Any excess of purchase price over the net fair values of FNB assets and liabilities is recorded as goodwill (excess purchase price). Consolidated financial statements of the combined company issued after the Merger will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of FNB. The results of operations of FNB will be included in the results of operations of the combined company beginning on the effective date of the Merger.
Surrender of Certificates in the Merger
     Promptly after the completion of the Merger, LSB will cause the exchange agent to send transmittal materials to each holder of an FNB stock certificate for use in exchanging FNB stock certificates for LSB Stock (to be issued in uncertificated, “Book Entry” form) and cash instead of fractional shares, if applicable. the exchange agent, acting as the combined company’s stock transfer agent, will maintain a “book entry” list of the whole shares of LSB Stock to which each former holder of record of FNB Stock is entitled, and will deliver a statement of such “book entry” and/or a check instead of any fractional shares of LSB Stock once it receives the properly completed transmittal materials together with certificates representing a holder’s shares of FNB Stock.
     FNB Stock certificates may be exchanged for LSB Stock with the exchange agent for up to twelve (12) months after the completion of the Merger. At the end of that period, any holders of FNB Stock certificates who have not exchanged their FNB Stock certificates will be entitled to look only to LSB, and only as general creditors of LSB, for LSB Stock, any cash to be received instead of fractional shares of LSB Stock, unpaid dividends and distributions on the LSB Stock.

     No dividends or other distributions declared with respect to FNB Stock shall be paid to the holder of any FNB Stock certificate until surrendered. Once you surrender your FNB Stock certificates, you will receive, without interest, any dividends or distributions with a record date after the completion of the Merger and payable with respect to your shares, as well as any dividends with respect to LSB Stock declared before the completion of the Merger but unpaid.
     If your FNB Stock certificate has been lost, stolen or destroyed you may receive LSB Stock upon the making of an affidavit of that fact. LSB may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against LSB with respect to the lost, stolen or destroyed FNB Stock certificate.
     None of FNB, LSB, the exchange agent or any other person shall be liable to any former holder of FNB Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Treatment of FNB Options
     Upon completion of the Merger, each outstanding option to acquire FNB Stock, whether or not exercisable, will be assumed by the combined company and converted into an option to acquire that number of whole shares of LSB Stock equal to the product of the number of shares of FNB Stock that were subject to the original FNB stock option multiplied by the Exchange Ratio at a per share exercise price equal to the exercise price per share of the original FNB stock option divided by the Exchange Ratio. Each converted FNB stock option will have the same terms and conditions as were in effect immediately prior to the completion of the Merger, subject to any accelerated vesting as a result of the Merger to the extent provided by the terms of the applicable FNB stock plan and award agreement.
     As soon as practicable following the completion of the Merger, the combined company will file with the SEC a registration statement to register the issuance of the shares of LSB Stock upon the exercise of the assumed FNB stock options.
Fractional Shares
     LSB will not issue any fractional shares of LSB Stock. Instead, an FNB shareholder who would otherwise have received a fraction of a share of LSB Stock will receive an amount of cash equal to the fraction of a share of LSB Stock to which such holder would otherwise be entitled multiplied by the closing sale price per share of LSB Stock on the trading day immediately preceding the completion of the Merger as reported on the Nasdaq GS.
Resales of LSB Stock by Affiliates
     Shareholders of FNB who may be deemed to be affiliates of FNB and LSB, as defined under Rule 145 under the Securities Act, generally may not sell their shares of LSB Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rules 144 and 145 promulgated by the SEC under the Securities Act. Affiliates include directors, executive officers, and beneficial owners of 10% or more of any class of capital stock.
     Pursuant to the Merger Agreement, FNB has agreed to deliver a letter of agreement from each person it reasonably believes to be an “affiliate” by which that person will agree, among other things, not to offer to sell, transfer or otherwise dispose of any of the shares of LSB Stock distributed to him or her pursuant to the Merger except in compliance with Rule 144 and Rule 145 under the Securities Act, in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or in an offering registered under the Securities Act. LSB may place restrictive legends on the “book entry” information statements that are issued to persons who are deemed to be affiliates under the Securities Act. This document does not cover any resales of LSB Stock received in the Merger by any person who may be deemed an affiliate of FNB and LSB.
Public Trading Markets
     FNB Stock is currently listed on the Nasdaq GM under the symbol “FNBF.” Upon completion of the Merger, FNB Stock will be delisted from the Nasdaq GM and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). LSB Stock is listed on the Nasdaq GS and trades under the symbol “LXBK.” It is anticipated that the shares of the combined company which will be named NewBridge, will also be listed on the Nasdaq GS and trade under the symbol “NBBC”.
     The shares of LSB Stock to be issued in connection with the Merger will be freely transferable under the applicable securities laws, except for shares issued to any shareholder who may be deemed to be an “affiliate” of LSB or FNB, as discussed in “ — Resales of LSB Stock by Affiliates.”

Appraisal Rights
     Under North Carolina law, the shareholders of LSB and FNB are not entitled to appraisal rights in connection with the Merger.
Litigation Relating to the Merger
     Neither LSB nor FNB are aware of any litigation related to the Merger, the Merger Agreement or the transactions contemplated thereunder.
THE MERGER AGREEMENT
     The following describes material provisions of the Merger Agreement, which is attached as Appendix A to this document and is incorporated by reference in this document. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not by this summary or any other information contained in this document. We urge you to read the Merger Agreement carefully and in its entirety.
The Merger
     FNB will merge with and into LSB. LSB will be the surviving company and will continue its corporate existence under the laws of the State of North Carolina under the name “NewBridge Bancorp” and the separate corporate existence of FNB will terminate. Upon the completion of the Merger, each share of FNB Stock outstanding, other than shares of FNB Stock held by either LSB or FNB, will be automatically converted into the right to receive 1.07 shares of LSB Stock. All shares of FNB Stock converted into shares of LSB Stock will automatically be cancelled and retired as of the completion of the Merger. In addition, any shares of FNB Stock held by either FNB or LSB, or any of their respective subsidiaries, will be cancelled and retired as of the completion of the Merger.
Completion of the Merger
     Unless the parties agree otherwise, the completion of the Merger will take place at a time and place to be agreed by the parties, but no later than the fifth business day after all closing conditions have been satisfied or waived. The Merger will be completed when we file Articles of Merger with the North Carolina Secretary of State, unless we agree to a later time for the completion of the Merger and specify that time in the Articles of Merger. We currently expect to complete the Merger on or about ____________, 2007, subject to receipt of required shareholder and regulatory approvals.
Conditions to Completion of the Merger
     Our respective obligations to complete the Merger are subject to the fulfillment or waiver of certain conditions, including:
•	the adoption of the Merger Agreement (including the amendments to the LSB Articles and LSB Bylaws contemplated by the Merger Agreement) by the holders of a majority of the outstanding shares of FNB Stock and LSB Stock;

•	the receipt of all regulatory consents required to complete the Merger and the Bank Merger, which consents must not be subject to terms reasonably believed to be unduly onerous, and the expiration of all waiting periods required by law;

•	the absence of any law, statute, judgment, decree, administrative decision, award, injunction, writ or other order of any court, arbitrator, mediator, tribunal, administrative agency, or other governmental authority that prohibits, restrains, or makes illegal the completion of the Merger or any of the other transactions contemplated by the Merger Agreement;

•	the effectiveness of the registration statement with respect to the LSB Stock to be issued in connection with the Merger, the absence of any stop orders suspending the effectiveness of the registration statement, and the absence of any initiated, continuing or threatened action, suit, proceeding, or investigation by the SEC or any other governmental authority to suspend the effectiveness of the registration statement;

•	the authorization for listing by Nasdaq GS of the shares of LSB Stock to be issued to the holders of FNB Stock upon completion of the Merger, subject to official notice of issuance;

•	the truth and correctness of the other party’s representations and warranties as of the date of the Merger Agreement and the date of the completion of the Merger (with the exception of those representations and warranties that by their terms speak specifically as of the date of the

Merger Agreement or some other date, which representations and warranties shall be true and correct as of such date), subject to the material adverse effect standard in the Merger Agreement;

•	the other party’s due performance and compliance with the agreements and covenants of the Merger Agreement in all material respects; and

•	the receipt by each party from Brooks Pierce of a written legal opinion, dated as of the completion of the Merger, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of section 368(a) of the Code.
Reasonable Best Efforts to Obtain Required Shareholder Votes
     Each of LSB and FNB has agreed to call its annual meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder vote, and each party has agreed to use its reasonable best efforts to hold the meetings on the same date. In addition, each party has agreed to use its reasonable best efforts to obtain from its shareholders the required shareholder vote in favor of adoption of the Merger Agreement.
No Solicitation
     Each of LSB and FNB has agreed that neither it nor its subsidiaries shall solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with any inquiries or proposals relating to, the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its subsidiaries with any corporation or other entity, other than as provided by the Merger Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters).
Termination
     The Merger Agreement may be terminated, and the Merger abandoned, by us at any time before the Merger is completed if both of our Boards of Directors vote to do so. In addition, the Merger Agreement may be terminated, and the Merger abandoned, by either of our boards of directors if:
•	the Merger has not been completed by February 26, 2008, unless the failure to complete the Merger by such time is caused by a breach of the Merger Agreement by the terminating party;

•	any regulatory consent required to complete the Merger or the Bank Merger is denied, and the denial is final and nonappealable or the approval has been granted on terms reasonably believed to be unduly onerous or a final nonappealable order permanently enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, unless the failure to receive the requisite regulatory approval or the imposition of unduly onerous terms shall be due to the failure of the party seeking to terminate the Merger Agreement, to perform or observe the covenants and agreements of such party;

•	the other party breaches any representation, warranty, covenant or agreement contained in the Merger Agreement, which breach would either individually or in the aggregate, if it were occurring on the date of the completion of the Merger, result in the failure of the conditions to the terminating party’s obligation to complete the Merger, and which cannot be or has not been cured within 45 days after the giving of written notice to the breaching party of such breach.
     Effect of Termination.
     If the Merger Agreement is terminated and abandoned, it will become void and there will be no liability on the part of FNB or LSB or their respective subsidiaries, directors or officers, except that:
•	designated provisions of the Merger Agreement will survive the termination, including provisions relating to the indemnification of directors, officers and employees, non-survival of the representations and warranties, notices, and confidential treatment of information;

•	termination will not relieve a breaching party from liability for any wrongful termination of the Merger Agreement or a willful or grossly negligent breach by a party of any representation, warranty, covenant, undertaking, term, agreement or restriction that results in a Material Adverse Effect (as defined in the Merger Agreement), including $9,000,000 in liquidated damages; and

•	FNB and LSB, and their respective representatives, will keep confidential and will not use any information obtained from the other party for any purpose unrelated to the completion of the transactions contemplated by the Merger Agreement. FNB and LSB will also promptly return or destroy all documents, copies of documents and work papers containing confidential information and data regarding the other party.
     In addition, if (i) the Merger Agreement is terminated because a party has entered into a letter of intent or an agreement with a person or entity other than the other party that provides for an entity to acquire, merge, or purchase all or substantially all of the assets of the party or (ii) prior to termination of the Merger Agreement a party engages in negotiations relating to any such transaction and a letter of intent or agreement is entered into within twelve months following the termination of the Merger Agreement, and the other party has not consented in writing to such negotiations, then the party shall pay to the other party a termination fee equal to $9,000,000.
Bylaw Amendments
     In connection with entering into the Merger Agreement, the LSB Board approved changes to the LSB Bylaws which will become effective upon the completion of the Merger. These Bylaw amendments will affect the corporate governance arrangements described below.
•	Composition of the Board of Directors. Upon completion of the Merger, the NewBridge Board will consist of 20 directors, ten former LSB directors designated by LSB and ten former FNB directors designated by FNB. The FNB designees shall be appointed to either one, two or three year terms in such a manner that (i) the number of former FNB directors serving one year terms shall be the same as the number of LSB directors serving one year terms, (ii) the number of former FNB directors serving two year terms shall be the same as the number of LSB directors serving two year terms and (iii) the number of former FNB directors serving three year terms shall be the same as the number of LSB directors serving three year terms.

•	Replacement of Vacant Directorships. From and after the completion of the Merger until the second annual meeting of the combined company, if there is a vacancy created by the cessation of service of an LSB designee, a majority of the remaining LSB designees will propose a nominee to the nominating and corporate governance committee of the NewBridge Board to fill the vacant position, and if there is a vacancy created by the cessation of service of an FNB designee, a majority of the remaining FNB designees will propose a nominee to the nominating and corporate governance committee of the NewBridge Board to fill the vacant position.

•	Committees of the Board of Directors. From and after the completion of the Merger until the second annual meeting of the combined company, each of the committees of the NewBridge Board shall be comprised of an equal number of former FNB directors and former LSB directors, the identity of the members of such committees to be otherwise mutually determined by Mr. Lowe and Mr. Dodson; provided, however, that Mr. Lowe, Mr. Dodson and Mr. Ridgill shall serve on the Executive Committee of the NewBridge Board during such period, Mr. Lowe shall serve as the Chairman of such Executive Committee, and Mr. Dodson shall serve as Vice Chair of such Executive Committee. In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill shall cease to be a director of NewBridge during such two year period or unable to assume or continue in the designated positions during such periods, as applicable, (i) a former LSB director selected by the former LSB directors shall succeed Mr. Lowe for the remainder of such period as Chairman of the NewBridge Board and Chair of the Executive Committee of the NewBridge Board, (ii) a former FNB director selected by the former FNB directors shall succeed Mr. Dodson for the remainder of such period as Vice Chair of the Board of Directors and the Executive Committee and as lead independent director of the NewBridge, or (iii) a former FNB director selected by the former FNB directors shall succeed Mr. Ridgill for the remainder of such period as a member of the Executive Committee of the NewBridge Board.

•	Principal Office. The principal office of the combined company shall be located at 1501 Highwoods Boulevard, Greensboro, North Carolina, 27410, which shall also be its registered office.

Other Covenants and Agreements
     Each of FNB and LSB has made customary agreements that place restrictions on it and its subsidiaries until completion of the Merger. In general, FNB and LSB and their respective subsidiaries are required to (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either LSB or FNB to obtain any necessary consents or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby.
     Each of FNB and LSB has also agreed that, with certain exceptions, it shall not, and shall not permit any of its subsidiaries to, without the prior written consent of the other party:
•	make or agree to make any charitable donation of $50,000 or more, whether in a single contribution or a series of contributions, to the same donee;

•	amend its articles of incorporation, certificate of incorporation, charter, bylaws or other similar governing instruments (except as provided by the Merger Agreement);

•	adjust, split, combine or reclassify any capital stock;

•	make, declare or pay any dividends or other distributions on, or redeem, purchase or otherwise acquire, any shares of its capital stock;

•	issue any additional shares of capital stock or grant any stock options, restricted shares or other equity-based awards;

•	make any change in any instrument or contract governing the terms of any of its securities;

•	make any material investment in or acquisition of any other person or entity, other than in the ordinary course of business or pursuant to current contracts;

•	enter into any new line of business, or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law;

•	sell, transfer, mortgage, encumber or otherwise dispose of any part of its business or any of its properties or assets, or cancel, release or assign any indebtedness or any claims against any person or entity other than a wholly owned subsidiary, except in the ordinary course of business or pursuant to current contracts or as may be required in connection with complying with its obligations under the Merger Agreement;

•	incur any indebtedness, become responsible for the obligations of another or make any loan or advance, in all cases other than in the ordinary course of business;

•	restructure or materially change its investment securities or other financial portfolio or its interest rate exposure;

•	terminate, waive or knowingly fail to use reasonable best efforts to enforce any material provision of any material contract, other than in the ordinary course of business;

•	other than as required under current benefit plans or agreements, and subject to certain exceptions, increase the compensation or benefits of any of its officers, employees or directors, pay any pension or retirement allowance not required by any existing benefit plan, become a party to or amend any benefit plan or contract or employment agreement, or accelerate vesting of any stock options or stock-based awards;

•	settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;

•	change its tax or financial accounting methods, other than as required by law;

•	take any action or fail to take any action that is intended or may be reasonably expected to result in any of the conditions to the Merger not being satisfied, or take any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization for federal income tax purposes;

•	agree to take, or adopt any resolutions by the board of directors in support of, any of the actions prohibited by the preceding bullet points.
     The Merger Agreement also contains mutual agreements relating to coordinating the payment schedule for ordinary course dividends, filing required regulatory applications and obtaining required regulatory consents, access to information of the other party and public announcements with respect to the transactions contemplated by the Merger Agreement.

Representations and Warranties
     The Merger Agreement contains reciprocal representations and warranties of FNB and LSB relating to their respective businesses, including as relates to:
•	corporate organization, standing and power, and subsidiaries,

•	requisite corporate authority to enter into the Merger Agreement and to complete the contemplated transactions,

•	capitalization,

•	securities law filings and financial statements,

•	absence of certain changes or events,

•	tax matters,

•	absence of any actions reasonably likely to prevent the Merger from qualifying as a tax-free reorganization or reasonably likely to impede or materially delay the receipt of any required regulatory consents,

•	environmental matters,

•	compliance with permits, laws and orders, and reporting requirements,

•	employees and employee benefit matters,

•	material contracts,

•	legal proceedings,

•	reports to governmental authorities,

•	interest rate risk management instruments,

•	undisclosed liabilities,

•	state takeover laws,

•	necessary consents and approvals,

•	insurance, and

•	brokers and finders.
     The representations described above and included in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the Merger Agreement attached to this document as Appendix A, are included solely to provide investors with information regarding the terms of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this document and in the documents incorporated by reference into this document, including the periodic and current reports and statements that LSB and FNB file with the SEC. See “Where You Can Find More Information” on page ___.
Employee Benefit Plans
     The Merger Agreement provides that after the completion of the Merger, the LSB Benefit Plans and FNB Benefit Plans (as such terms are defined in the Merger Agreement) in effect on February 26, 2007, will remain in effect with respect to employees of LSB or FNB (or their subsidiaries), respectively, covered by such plans at the completion of the Merger until such time as the combined company adopts new benefit plans (subject to applicable law, the terms of the Merger Agreement and the terms of such plans) or otherwise merge or combine existing FNB Benefit Plans into LSB Benefit Plans, or vice versa. LSB and FNB have agreed to cooperate in reviewing, evaluating and analyzing the LSB Benefit Plans and FNB Benefit Plans with a view towards developing appropriate benefit plans or combining or merging existing benefit plans for the employees covered thereby. LSB and FNB agreed to seek to obtain waivers of “change of control” severance payment provisions of those employees of LSB or

FNB, or any subsidiary of either, whose employment agreements would require such payments as a consequence of the Merger.
     LSB has agreed to honor in accordance with their terms all benefits vested as February 26, 2007, under the FNB Benefit Plans and other contracts, arrangements, commitments, or understandings. Notwithstanding such agreement, after completion of the Merger, LSB may amend, modify or terminate any FNB Benefit Plans, LSB Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. In particular, FNB and LSB have agreed that FNB shall “freeze” its defined benefit pension plan prior to the completion of the Merger.
Expenses and Fees
     In general, each party will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement. However, if the Merger fails to be consummated because of the wrongful termination of the Merger Agreement or a willful or grossly negligent breach by LSB or by FNB of any representation, warranty, covenant, undertaking, term, agreement or restriction contained in the Merger Agreement, that results in a Material Adverse Effect (as defined in the Merger Agreement), then the party wrongfully terminating or breaching the Merger Agreement shall pay the other party $9,000,000 as liquidated damages in full compensation of all expenses, damages, costs and other harm suffered by such party as a result thereof.
Possible Alternative Merger Structure
     The Merger Agreement provides that FNB and LSB may mutually agree to change the structure of the Merger. However, no change may be made that:
•	alters or changes the Exchange Ratio to be provided to FNB shareholders;

•	adversely affects the tax treatment of FNB shareholders; or

•	materially impedes or delays consummation of the transactions contemplated by the Merger Agreement.
Amendment or Waivers
     The Merger Agreement may be amended or modified, in accordance with applicable law, by our written agreement, except that any amendment that would require the approval of either company’s shareholders will not be made unless such required approval is first obtained. The provisions of the Merger Agreement may be waived by the party benefited by those provisions, except as would be prohibited under applicable law.
INFORMATION ABOUT THE COMPANIES
LSB
LSB Bancshares, Inc.
One LSB Plaza
P. O. Box 867
Lexington, NC 27292
(336) 248-6500
     LSB, headquartered in Lexington, North Carolina, is a bank holding company incorporated under the laws of the State of North Carolina and registered with the Federal Reserve Board under the BHCA. LSB’s principal business is providing banking and other financial services through its banking subsidiary, LSB Bank. LSB Bank is a full-service, North Carolina chartered bank which offers a wide selection of services in commercial banking including accepting deposits, corporate cash management, discount brokerage, IRA plans, mortgage production, secured and unsecured loans and trust functions. Founded in 1949, LSB Bank has 26 branch and other offices in 17 communities located in Davidson, Forsyth, Stokes, Guilford, Randolph and Wake counties in North Carolina. LSB Bank has two wholly-owned, North Carolina non-bank subsidiaries: (i) Peoples Finance, a state licensed finance company; and (ii) LSBIS, which offers a full range of uninsured, nondeposit investment products, including mutual funds, annuities, stocks and bonds and insurance services, through an independent broker-dealer. At March 31, 2007, LSB had total consolidated assets of approximately $985 million, total consolidated deposits of approximately $850 million and total consolidated shareholders’ equity of approximately $90 million. Additional information about LSB can be found at its website, www.lsbnc.com.

     As a bank holding company, LSB and its subsidiaries are subject to the supervision, examination and reporting requirements of the BHCA and the regulations of the Federal Reserve Board.
     Additional information about LSB and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page ___.
FNB
FNB Financial Services Corporation
1501 Highwoods Boulevard, Suite 400
Greensboro, North Carolina 27410
(336) 369-0900
     FNB, headquartered in Greensboro, North Carolina, is a bank holding company incorporated under the laws of North Carolina and registered with the Federal Reserve Board under the BHCA. FNB’s principal business is providing banking and other financial services through its banking subsidiary, FNB Bank. FNB Bank is a full-service, North Carolina chartered bank which focuses primarily on offering commercial, real estate and consumer loans, deposit and other financial services to individuals, small to medium-sized businesses and other organizations in its market areas. It emphasizes individualized services and community involvement, while at the same time providing its customers with the financial sophistication and selection of products typically offered by larger banks. FNB Bank, operates 13 branches in North Carolina and four branches in Virginia. It has agreed to sell two of these Virginia branches to another bank. The sale is expected to be effective in September, 2007. FNB Bank has two wholly-owned, North Carolina non-bank subsidiaries: (i) FNB Southeast Investment Services, Inc., which provides customers a complete line of investment and insurance products and services through a registered broker-dealer and an investment advisory group; and (ii) FNB Southeast Mortgage Corporation, a mortgage brokerage company. FNB also has a wholly-owned Delaware statutory trust, FNB Financial Services Capital Trust I, through which it has issued trust preferred securities. At March 31, 2007, FNB had total consolidated assets of approximately $997.2 million, total consolidated deposits of approximately $801.1 million and total consolidated shareholders’ equity of approximately $73.1 million. Additional information about FNB can be found at its website, www.fnbsoutheast.com.
     As a bank holding company, FNB and its subsidiaries are subject to the supervision, examination and reporting requirements of the BHCA and the regulations of the Federal Reserve Board.
     Additional information about FNB and its subsidiaries is included in documents incorporated by reference in this document. See “Where You Can Find More Information” on page ___.
DESCRIPTION OF LSB CAPITAL STOCK
     In this section, we describe the material features and rights of the LSB capital stock after the Merger. This summary is qualified in its entirety by reference to applicable North Carolina law, LSB’s Articles and LSB’s Bylaws, as described below. Additional information about LSB capital stock is included in documents incorporated by reference in this document. See the Section entitled “Where You Can Find More Information” on page ___.
General
     LSB is currently authorized to issue 50 million shares of LSB Stock having a par value of $5.00 per share and 10 million shares of preferred stock having a par value of $0.01 per share. Each share of LSB Stock has the same relative rights as, and is identical in all respects to, each other share of LSB Stock.
Common Stock
     Dividends. LSB’s principal source of income is dividends that are declared and paid by its banking subsidiary, LSB Bank, on its capital stock. Therefore, the ability of LSB to pay dividends or repurchase shares is dependent upon the receipt of dividends from LSB Bank. North Carolina commercial banks, such as LSB Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. LSB Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as LSB Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Following the completion of the Merger, the holders of common stock of NewBridge, the new name of

LSB as the combined company, will be entitled to receive and share equally in such dividends as may be declared by the NewBridge Board, out of funds legally available therefor. If NewBridge issues preferred stock, the holders thereof may have a priority over the holders of LSB Stock with respect to dividends.
     Voting Rights. The holders of LSB Stock possess exclusive voting rights in LSB. They elect the LSB Board and act on such other matters as are required to be presented to them under North Carolina law, LSB’s organizational documents or as are otherwise presented to them by the LSB Board. Each holder of LSB Stock is entitled to one vote per share and does not have any right to cumulate votes in the election of directors. If LSB issues preferred stock, holders of the preferred stock may also possess voting rights. See “The Merger Agreement — Amendment to the Articles” on page ___, “The Merger Agreement — Bylaw Amendment” on page ___and “Comparison of Shareholders’ Rights” on page ___.
     Liquidation. In the event of liquidation, dissolution or winding up of LSB, the holders of LSB Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of LSB available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the LSB Stock in the event of liquidation or dissolution. Because LSB is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that LSB may itself be a creditor with recognized claims against the subsidiary.
     Preemptive Rights. Holders of LSB Stock are not entitled to preemptive rights with respect to any shares which may be issued.
     Dissenters’ Rights. Under North Carolina law, in the event of any merger, share exchange or sale or exchange of property, dissenters’ rights are not available to the shareholders of a corporation, such as FNB, that is either listed on a national securities exchange or held by more than 2,000 record shareholders, unless (i) the articles of incorporation of the corporation provide otherwise or (ii) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (a) cash, (b) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (c) a combination of cash and such shares. LSB’s Articles do not authorize any special dissenters’ rights.
Preferred Stock
     Shares of LSB preferred stock may be issued with such designations, powers, preferences and rights as the LSB Board may from time to time determine. The LSB Board can, without shareholder approval, issue preferred stock with voting, dividend, liquidation, conversion and other rights and privileges which could dilute the voting strength of the holders of LSB Stock and may assist management in impeding an unsolicited takeover or attempted change in control.

COMPARATIVE MARKET PRICES AND DIVIDENDS
     LSB Stock is listed on the Nasdaq GS. FNB Stock is listed on the Nasdaq GM. The following table sets forth the high and low trading prices of shares of LSB Stock and FNB Stock, as reported on the Nasdaq GS and the Nasdaq GM, and the quarterly cash dividends declared per share for the periods indicated. LSB shareholders and FNB shareholders are advised to obtain current market quotations for LSB Stock and FNB Stock. The market price of LSB Stock and FNB Stock will fluctuate between the date of this document and the completion of the Merger. No assurance can be given concerning the market price of LSB Stock or FNB Stock before the effective date of the registration statement, of which this joint proxy statement and prospectus is a part, or the market price of LSB Stock after the effective date of the registration statement.

	LSB Common Stock			FNB Common Stock
	High	Low	Dividend	High	Low	Dividend
2005
First Quarter	$18.01	$16.25	$0.17	$18.74	$16.82	$0.11
Second Quarter	19.00	16.60	0.17	20.25	16.82	0.11
Third Quarter	19.23	17.40	0.17	18.52	16.56	0.11
Fourth Quarter	18.78	17.36	0.17	17.89	14.40	0.12
2006
First Quarter	$19.00	$17.51	$0.17	$16.46	$14.00	$0.12
Second Quarter	18.25	17.00	0.17	16.21	14.60	0.12
Third Quarter	18.20	16.52	0.17	15.50	13.04	0.12
Fourth Quarter	17.75	16.20	0.17	15.82	14.55	0.13
2007
First Quarter	$17.95	$14.51	$0.17	$16.00	$14.40	$0.13
Second Quarter (through April 27, 2007)	15.00	13.84	—	15.66	14.65	—

PRO FORMA FINANCIAL INFORMATION
LSB BANCSHARES, INC. AND FNB FINANCIAL SERVICES CORPORATION
     The following Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition combines the historical Consolidated Statement of Financial Condition of LSB and its subsidiaries and the historical Consolidated Statement of Financial Condition of FNB and its subsidiaries giving effect to the Merger as if it had occurred on March 31, 2007, as an acquisition by LSB of FNB using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.
     The following Unaudited Pro Forma Condensed Combined Consolidated Statements of Income for the three months ended March 31, 2007, and the year ended December 31, 2006, combine the historical Consolidated Statements of Income of LSB and its subsidiaries and FNB and its subsidiaries giving effect to the Merger as if the Merger had become effective at the beginning of each period presented, as an acquisition by LSB of FNB using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.
     The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The unaudited pro forma condensed combined consolidated financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of LSB and its subsidiaries and FNB and its subsidiaries, such information and notes thereto incorporated by reference herein.
     We anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.
Table follows on next page

LSB BANCSHARES, INC. AND FNB FINANCIAL SERVICES CORPORATION
Unaudited Pro Forma Condensed Combined Consolidated Statement of Financial Condition
As of March 31, 2007

	LSB	FNB	Proforma		Proforma
	Historical	Historical	Adjustment		Combined
	(In thousands)
ASSETS
Cash and due from banks	$27,963	$19,336	$		$47,299
Interest-bearing bank balances	2,965	2,983			5,948
Federal funds sold	8,473	—			8,473
Investment securities:
Held to maturity, at amortized cost	29,887	—			29,887
Available for sale, at market value	116,097	222,460			338,557
Federal Home Loan Bank and Federal Reserve Bank stock	—	5,910			5,910
Loans	772,848	687,879		(2,047)	1,458,680
Less, allowance for loan losses	(9,722)	(12,640)		4,261	(18,101)

Net loans	763,126	675,239		2,214	1,440,579

Premises and equipment	19,902	20,526			40,428
Goodwill (Note 3)				52,543	52,543
Core deposit intangible (Note 3)				11,426	11,426
Other assets	17,070	50,702		(848)	66,924

TOTAL ASSETS	$985,483	$997,156		$65,335	$2,047,974

LIABILITIES
Deposits:
Demand	$163,101	$85,447	$		$248,548
Savings, NOW and money market accounts	387,263	200,205			587,468
Certificates of deposit	300,022	515,486		5,486	820,994

Total Deposits	850,386	801,138		5,486	1,657,010
Federal funds purchased and securities sold under agreements to repurchase	784	10,546			11,330
Securities sold under a reverse repurchase agreement	—	21,000		(124)	20,876
Borrowings from the Federal Home Loan Bank	37,000	55,000		(90)	91,910
Junior subordinated notes	—	25,774			25,774
Unfunded projected pension and other post retirement benefit obligation	1,154	2,291			3,445
Other liabilities (Note 3)	6,551	8,356		6,143	21,050

TOTAL LIABILITIES	895,875	924,105		11,415	1,831,395

SHAREHOLDERS’ EQUITY
Common stock (Note 2)	42,063	7,064		30,728	79,855
Paid-in capital	8,091	23,039		66,140	97,270
Directors’ deferred plan	(1,468)				(1,468)
Retained earnings	43,000	45,920		(45,920)	43,000
Accumulated other comprehensive income (loss)	(2,078)	(2,972)		2,972	(2,078)

TOTAL SHAREHOLDERS’ EQUITY	89,608	73,051		53,920	216,579

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$985,483	$997,156		$65,335	$2,047,974

The accompanying notes are an integral part of the unaudited proforma condensed combined consolidated financial information.

LSB BANCSHARES, INC. AND FNB FINANCIAL SERVICES CORPORATION
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Three Months Ended March 31, 2007

	LSB	FNB	Proforma	Proforma
	Historical	Historical	Adjustment	Combined
	(In thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$15,338	$14,411	$114	$29,863
Interest on investment securities:
Taxable	1,235	1,568	157	2,960
Tax exempt	318	671		989
Interest-bearing bank balances	101	—		101
Federal funds sold	102	89		191
Other interest income	—	120		120

Total interest income	17,094	16,859	271	34,224
INTEREST EXPENSE:
Deposits	6,016	7,808	(1,646)	12,178
Securities sold under a reverse repurchase agreement		228	3	231
Junior subordinated notes		440		440
Securities sold under agreements to repurchase and federal funds purchased	2	93		95
Borrowings from the Federal Home Loan Bank	827	671	2	1,500

Total interest expense	6,845	9,240	(1,641)	14,444

Net interest income	10,249	7,619	1,912	19,780
Provision for loan losses	957	54		1,011

Net interest income after provision for loan losses	9,292	7,565	1,912	18,769

NONINTEREST INCOME:
Service charge on deposit accounts	1,483	762		2,245
Mortgage banking income	76	130		206
Other noninterest income	1,824	396		2,220

Total non-interest income	3,383	1,288	—	4,671
NONINTEREST EXPENSE:
Personnel expense	5,318	4,349		9,667
Occupancy expense	503	567		1,070
Equipment depreciation and maintenance	599	761		1,360
Amortization of core deposit intangible			286	286
Other noninterest expense	3,645	2,173		5,818

Total noninterest expense	10,065	7,850	286	18,201

Income before income taxes	2,610	1,003	1,626	5,239
Income taxes	840	306	618	1,764

Net income	$1,770	$697	$1,008	$3,475

Earnings Per Share:
Basic	$0.21	$0.10		$0.22
Diluted	$0.21	$0.10		$0.22
Weighted Average Shares Outstanding:
Basic	8,415,078	7,063,303	494,431	15,972,812
Diluted	8,426,763	7,207,494	501,801	16,136,058
The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

LSB BANCSHARES, INC. AND FNB FINANCIAL SERVICES CORPORATION
Unaudited Pro Forma Condensed Combined Consolidated Statement of Income
For the Year Ended December 31, 2006

	LSB	FNB	Proforma	Proforma
	Historical	Historical	Adjustment	Combined
	(In thousands, except per share data)
INTEREST INCOME:
Interest and fees on loans	$60,396	$63,598	$455	$124,449
Interest on investment securities:
Taxable	4,528	6,376	627	11,531
Tax exempt	1,237	1,838		3,075
Interest-bearing bank balances	350	—		350
Federal funds sold	812	610		1,422
Other interest income	0	512		512

Total interest income	67,323	72,934	1,082	141,339
INTEREST EXPENSE:
Deposits	21,057	29,035	(5,486)	44,606
Securities sold under a reverse repurchase agreement		61	12	73
Junior subordinated notes		1,712		1,712
Securities sold under agreements to repurchase and federal funds purchased	12	383		395
Borrowings from the Federal Home Loan Bank	3,126	3,351	9	6,486

Total interest expense	24,195	34,542	(5,465)	53,272

Net interest income	43,128	38,392	6,547	88,067
Provision for loan losses	5,510	1,435		6,945

Net interest income after provision for loan losses	37,618	36,957	6,547	81,122

NONINTEREST INCOME:
Service charge on deposit accounts	6,884	3,802		10,686
Mortgage banking income	390	828		1,218
Other noninterest income	7,016	878		7,894

Total non-interest income	14,290	5,508	—	19,798
NONINTEREST EXPENSE:
Personnel expense	22,497	16,034		38,531
Occupancy expense	1,922	1,719		3,641
Equipment depreciation and maintenance	2,206	3,014		5,220
Amortization of core deposit intangible			1,143	1,143
Other noninterest expense	16,699	8,140		24,839

Total noninterest expense	43,324	28,907	1,143	73,374

Income before income taxes	8,584	13,558	5,404	27,546
Income taxes	2,584	4,445	2,053	9,082

Net income	$6,000	$9,113	$3,351	$18,464

Earnings Per Share:
Basic	$0.71	$1.29		$1.15
Diluted	$0.71	$1.26		$1.14
Weighted Average Shares Outstanding:
Basic	8,480,621	7,058,582	494,101	16,033,304
Diluted	8,509,679	7,228,061	505,964	16,243,704
The accompanying notes are an integral part of the unaudited proforma condensed combined consolidated financial information.

LSB BANCSHARES, INC. AND FNB FINANCIAL SERVICES CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED
CONSOLIDATED FINANCIAL STATEMENTS
For the Year Ended December 31, 2006
and As of and For the Three Months Ended March 31, 2007
Note 1. Basis of Presentation
     The Merger will be accounted for as an acquisition by LSB of FNB using the purchase method of accounting reflecting the acquisition by LSB of FNB and, accordingly, the assets and liabilities of FNB will be recorded at their respective fair values on the date the Merger is completed. The Merger will be effected by the issuance of shares of LSB Stock ($5.00 par value) to FNB shareholders. Each share of FNB Stock will be exchanged for 1.07 shares of LSB Stock. The shares of LSB Stock issued to effect the Merger are assumed to be recorded at $16.52 per share. This is the closing sale price of LSB Stock on February 26, 2007, the day prior to the announcement of the Merger.
     The proforma financial information includes estimated adjustments to record assets and liabilities of FNB at their respective fair values. The proforma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.
     The final allocation of the purchase price will be determined after the Merger is completed and additional analyses are performed to determine the fair values of FNB’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Changes in the fair value of the net assets of FNB as of the date of the Merger will change the amount of purchase price allocable to excess purchase price. The further refinement of transaction costs will change the amount of excess purchase price recorded. In addition, changes in FNB’s shareholders’ equity, including net income, between April 1, 2007 and the date of the Merger will also change the amount of excess purchase price recorded. The final adjustments may be materially different from the unaudited proforma adjustments presented herein.
     The proforma financial information for the Merger is included only as of and for the three months ended March 31, 2007, and for the year ended December 31, 2006. The unaudited proforma information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.
Note 2. Adjustments to Equity
     The proforma financial information reflects the issuance of 7,558,429 shares of LSB Stock with an aggregate par value of approximately $37.792 million. The table below provides the calculation of the number of shares issued:

As of March 31, 2007
FNB Stock outstanding	7,063,952
Exchange ratio	1.07

LSB Stock issued	7,558,429
     The proforma financial information includes adjustments to shareholders’ equity for the elimination of FNB’s accumulated other comprehensive loss of $2.972 million and the elimination of FNB’s undivided profits of $45.920 million. All of these amounts have been reclassified into surplus. In addition to these equity adjustments, $2.1 million was included in the purchase price for the estimated fair value of all unexercised FNB stock options assumed upon the Merger and $4.8 million was included in the purchase price for estimated transaction costs. The $2.106 million is a preliminary estimate based on the intrinsic value of the options. The final estimate of fair value of the FNB stock options will be based on the Black-Scholes option model.

     The following table provides a summary of pro forma adjustments to shareholders’ equity:

	As of March 31, 2007
	(In thousands, except share and par value amounts)

Common stock adjustment
Shares of LSB common stock issued	7,558,429
LSB par value	$5.00	$37,792

Less FNB common stock		(7,064)

Common stock adjustment		30,728

Paid-in capital adjustment
Purchase price — FNB common shares (see Note 3)		124,865
Purchase price — estimated fair value of
FNB’s stock options		2,106
FNB retained earnings		45,920
FNB accumulated other comprehensive loss		(2,972)
FNB shareholders’ equity		(73,051)
Common stock adjustment		(30,728)

Paid-in capital adjustment		66,140

Retained earnings adjustment — FNB		(45,920)
Elimination of FNB accumulated other comprehensive loss		2,972

Total shareholders’ equity adjustment		$53,920

Note 3. Purchase Accounting Adjustments
     The purchase accounting adjustments included in the proforma statement of financial condition include adjustments to loans, interest-bearing deposits, and long-term borrowings of ($2.0) million, $5.5 million, and ($214,000), respectively. These adjustments are based on preliminary valuations performed as of March 31, 2007. The adjustments recorded for these assets and liabilities on the Merger date could vary significantly from the proforma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities. An analysis to determine the purchase accounting adjustment to FNB’s property and equipment has not yet been completed. Upon completion of this analysis, adjustments may be recorded which will affect the purchase price allocation.
     The purchase accounting adjustments include a core deposit intangible asset adjustment of $11.4 million. The $11.4 million was calculated by applying a premium of 4.0% to FNB’s core deposits. Core deposits are defined as all non-interest bearing deposits and interest-bearing transaction accounts excluding non-core time deposits. The amortization of the core deposit intangible in the proforma statements of operations is assumed to be over the estimated life using an accelerated method. An analysis to determine if other identifiable intangible assets exist has not yet been completed. Upon completion of this analysis, additional intangible assets may be recorded which will affect the purchase price allocation.
     The proforma statement of financial condition includes an estimated $4.8 million adjustment to reflect the amounts allocated to liabilities expected to be assumed in the Merger. The estimated liabilities assumed in the Merger include costs to cancel contracts that will provide no future benefit to the combined company, and investment banker and legal fees incurred in connection with the transaction. The $4.8 million proforma adjustment is included in other liabilities and relates to costs associated with both FNB and LSB.
     The proforma financial statements also include an adjustment to establish a net deferred tax liability of $1.4 million which is based on 38% of all purchase accounting adjustments to assets and liabilities with the exception of excess purchase price. This deferred income tax adjustment is included in other liabilities.
     In addition, the proforma statement of financial condition includes an estimated $4.3 million adjustment to allowance for loan losses, which represents the estimated impact of Statement of Position 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer (“SOP 03-3”), on this transaction.
     The following table provides the calculation and allocation of the purchase price used in the proforma financial statements:

Purchase price:
FNB common shares outstanding	7,063,952
Exchange ratio	1.07	7,558,429

LSB closing share price on February 26, 2007 (the day before the announcement of the merger)		$16.52

Purchase price per FNB common share (in thousands)		124,865
Estimated fair value of FNB’s stock options		2,106

Purchase price		126,971
Net assets acquired (in thousands):
FNB shareholders’ equity	$73,051
FNB’s excess purchase price and other intangibles	(848)	(72,203)

Excess of purchase price over carrying value of net assets acquired		54,769
Estimated adjustments to reflect fair value of assets acquired and liabilities assumed
Loans, net of unearned income		2,047
Allowance for loan losses		(4,261)
Estimated core deposit intangible
FNB’s core deposits	$285,652
Premium rate	4%	(11,426)

Estimated liabilities assumed
Personnel related	$1,240
Data processing	930
Professional fees	1,698
Other	910	4,778

Interest-bearing deposits		5,486
Long-term borrowings		(214)
Deferred income taxes (included in other liabilities)
Loans	$(2,047)
Allowance for loan losses	4,261
Estimated core deposit intangible	11,426
Liabilities assumed	(4,778)
Interest-bearing deposits	(5,486)
Long-term borrowings	214

Net increase in temporary differences	$3,590
Income tax rate	38%	1,364

Goodwill		$52,543

Note 4. Proforma Statement of Income
     The proforma condensed combined statements of income for the three months ended March 31, 2007 and for the year ended December 31, 2006 include adjustments for the amortization of the estimated core deposit intangible, the estimated amortization or accretion of purchase accounting adjustments made to loans, investment securities, interest-bearing deposits, long-term borrowings and the related tax effect of all the adjustments. The amortization or accretion of the purchase accounting adjustments made to loans, investment securities, interest-bearing deposits and long-term borrowings was estimated based on estimated weighted average maturities. An analysis to determine the purchase accounting adjustment to FNB’s property and equipment has not yet been completed. When this analysis is complete, adjustments to estimated depreciation expense will be included herein.
     The estimated restructuring and Merger related expenses discussed in Note 5 are not included in the proforma statements of income since they will be recorded in the combined results of operations as they are incurred after completion of the Merger and are not indicative of what the historical results of the combined company would have been had the companies been actually combined during the periods presented.

     Additionally, LSB expects to realize approximately $5 million in annual cost savings following the Merger, which LSB expects to be phased in over a two-year period. These cost savings are not reflected in the proforma financial information.
     The adjustments reflected in the proforma condensed combined statements of income are presented in the accompanying table below.

	Three Months Ended	Year Ended
	March 31,	December 31,
	2007	2006
	(In thousands)
Amortization of loan purchase accounting adjustment	$114	$455

Amortization of unrealized losses on available for sale securities accounting adjustment	157	627

Amortization of deposit purchase accounting adjustment	1,646	5,486

Amortization of long-term borrowings purchase accounting adjustment	(5)	(21)

Amortization of core deposit intangible established through purchase accounting	(286)	(1,143)

Increase in income before income taxes	1,626	5,404

Income tax rate	38%	38%

Income tax adjustment	618	2,053

Increase in net income	$1,008	$3,350

Note 5. Merger Costs
     In connection with the Merger, LSB and FNB have begun to further develop their preliminary plans to consolidate the operations of LSB and FNB. Over the next several months, the specific details of these plans will be refined. LSB and FNB are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either LSB or FNB and certain service providers. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing the amount of the purchase price allocable to goodwill. It is expected that all such costs will be identified and recorded within one year of completion of the Merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans. The proforma condensed combined consolidated statement of financial condition includes a preliminary estimate of such costs of $4.8 million, which represents liabilities assumed. See Note 3 for additional discussion.

COMPARISON OF SHAREHOLDERS’ RIGHTS
General
     LSB and FNB are both incorporated under North Carolina law. Any differences, therefore, in the rights of holders of LSB Stock and FNB Stock arise primarily from differences in their respective articles of incorporation and bylaws. Upon completion of the Merger, the LSB Articles and LSB Bylaws in effect immediately prior to the completion of the Merger, as amended as discussed in this document, will be the Articles of Incorporation and Bylaws of the combined company. Consequently, after the completion of the Merger, the rights of former FNB shareholders will be determined by reference to the Articles of Incorporation and Bylaws of the combined company. The material differences between the rights of holders of LSB Stock and FNB Stock resulting from the differences in their governing corporate instruments, are summarized below. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the North Carolina Business Corporation Act (“NCBCA”) and the corporate governing instruments of LSB and FNB, to which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the governing corporate instruments are available, without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information” on page ___.
Authorized Capital
     LSB
     The LSB Articles authorize 50 million shares of LSB Stock, $5.00 par value per share, and 10 million shares of preferred stock, $.01 par value per share. As of                                         , 2007, there were (i)                                         shares of LSB Stock issued and outstanding and (ii) ___shares of LSB Stock reserved for issuance upon exercise of stock options issued pursuant to employee and director stock option plans of LSB and LSB Bank. As of ___, 2007, no shares of preferred stock were issued and outstanding.
     FNB
     The authorized capital stock of FNB consists of 75 million shares of FNB Stock, no par value per share, and 10 million shares of preferred stock, no par value per share. As of                                         , 2007, there were (i)                                         shares of FNB Stock issued and outstanding and (ii) ___shares of FNB Stock reserved for issuance upon exercise of stock options issued pursuant to employee and director stock option plans of FNB and FNB Bank. As of ___, 2007, no shares of FNB preferred stock were issued and outstanding.
Number of Directors
     LSB
     The LSB Bylaws provide that the exact number of directors shall be fixed from time to time by the LSB Board, provided that the number of directors shall not be less than nine nor more than 24. After the completion of the Merger, the Bylaws of the combined company will provide that the number of directors of the board of directors of the combined company shall consist of not less than nine nor more than 24, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution of a majority of the board of directors, which number shall be stated in the notice of the meeting of shareholders, or by resolution of the shareholders at any meeting thereof. After the completion of the Merger, the Bylaws of the combined company will provide that the Board of Directors will consist of 20 directors, ten directors of LSB designated by LSB and ten directors of FNB designated by FNB. The former FNB directors shall be appointed in such a manner that the number of former FNB directors serving each term shall be the same as the number of LSB directors serving such term.
     FNB
     FNB’s Amended and Restated Articles of Incorporation (“FNB Articles”) and its Bylaws, as amended (“FNB Bylaws”), provide that the exact number of directors shall be fixed from time to time by the FNB Board, provided that the number of directors shall not be less than five nor more than 25.

Vacancies
     LSB
     The LSB Bylaws provide that vacancies in the LSB Board may be filled by a majority of the remaining directors or by the sole director remaining in office. Subject to the requirements of applicable law and the LSB Bylaws, the shareholders may elect a director at any time to fill a vacancy not filled by the LSB Board. A director elected to fill a vacancy shall be elected to serve until the next annual shareholders’ meeting at which directors are elected. After the completion of the Merger, the Bylaws of the combined company will provide that until the second annual meeting of the combined company following the 2007 annual meeting, all vacancies on the NewBridge Board of the combined company created by (i) the cessation of service of a former FNB director shall be filled by a nominee selected by the continuing, former FNB directors and (ii) the cessation of service of a LSB director shall be filled by a nominee selected by the continuing LSB directors.
     FNB
     The FNB Bylaws provide that vacancies in the FNB Board may be filled by FNB’s shareholders or by the FNB Board, whichever group shall act first. If the directors remaining in office do not constitute a quorum, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors or by the sole remaining director. If the vacant office was held by a director elected by voting group, only the remaining director or directors elected by that voting group or the holders of shares of that voting group are entitled to fill the vacancy.
Shareholder Rights Plans
     LSB
     LSB is a party to a Rights Agreement, dated February 10, 1998 (the “Rights Plan”). The LSB Board has taken all actions necessary under the Rights Plan to provide that the provisions of the Rights Plan will not be or become operative with respect to the Merger. The Rights Plan will expire on December 31, 2007.
     FNB
     FNB does not have a shareholder rights plan.
Classified Board of Directors and Cumulative Voting
     LSB
     The LSB Bylaws provide that the LSB Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. After the completion of the Merger, the Bylaws of the combined company will provide that with effect as of the 2008 annual meeting, the combined company’s board of directors shall be composed of one class, and each director shall serve for a term ending on the date of the annual meeting of shareholders following the annual meeting at which such director was elected or the director’s earlier death, resignation, disqualification or removal.
     Shareholders are entitled to one vote for each share of LSB Stock, and directors are elected by a plurality of the votes cast by LSB shareholders. If approved, the Amendment to the Articles will provide that director nominees will be elected by the affirmative vote of the majority of votes cast, with a plurality vote standard retained for contested director elections. Shareholders are not entitled to cumulative voting rights in the election of directors.
     FNB
     The FNB Articles and FNB Bylaws provide that at all times that the number of directors is less than nine, each director shall be elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify. Otherwise, at all times that the number of FNB directors is nine or more, the FNB Articles and FNB Bylaws provide that the FNB Board is divided into three classes, with each class to be as nearly equal in number as possible, and directors in each class are to serve three year terms in office.
     Shareholders are entitled to one vote for each share of FNB Stock, and directors are elected by a plurality of the votes cast by all FNB shareholders. Shareholders are not entitled to cumulative voting rights in the election of directors.

Removal of Directors
     LSB
     The LSB shareholders adopted a resolution in 1986, providing that an LSB director may be removed from office only for “cause”. The term “cause” in this resolution means that the director (i) has been convicted of a felony or granted immunity for his or her testimony in a case in which another person has been convicted of a felony, (ii) has been held liable for negligence or misconduct in performance of his or her duties as an LSB director in a matter of substantial importance to LSB, (iii) has become mentally incompetent to a degree that affects his or her ability to perform the duties of a director, (iv) has been found by the LSB Board to have acted or failed to act in derogation of his or her duties as an LSB director, or (v) has been found to no longer fulfill the director qualification requirements in the LSB Bylaws. Removal for cause under items (i) or (ii) requires a vote of a majority of the LSB Stock. Removal for cause under items (iii), (iv) or (v) requires a vote of two-thirds of the LSB Board.
     FNB
     The FNB Bylaws provide that any director may be removed from office at any time, with or without cause, by a vote of the FNB shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove him or her.
Shareholder Voting
     LSB
     The LSB Bylaws provide that action on a matter (other than the election of directors) by a voting group for which a quorum is present is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the vote of a greater number if required by law or by the LSB Articles. The LSB Articles do not specify any special voting requirements.
     FNB
     The FNB Bylaws provide that (except in the election of directors) if a quorum exists, action on a matter by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater vote is required by the NCBA or the FNB Articles. The FNB Articles provide that the affirmative vote of the holders of 75% of the shares of FNB Stock shall be required for the approval or authorization of any “Business Combination” (as defined in the FNB Articles); provided, however, that such 75% voting requirement shall not be applicable and such Business Combination may be approved by the shareholder vote required by the NCBCA and any other provision of its articles if the Business Combination is approved by the FNB Board by the affirmative vote of (a) at least 75% of the whole FNB Board, and (b) if such Business Combination is proposed by a related person (as defined in the FNB Articles), at least 75% of the Continuing Directors (as defined in the FNB Articles), in either case at a duly called and convened regular or special meeting of the FNB Board. The Merger has been unanimously approved by the FNB Board.
     The FNB Articles also provide that any amendment, change or repeal of Article VI of the FNB Articles (including the approval of a Business Combination), or any other amendment of the FNB Articles which will have the effect of modifying or permitting circumvention of Article VI, shall require the affirmative vote of the holders of at least 75% of the then outstanding shares of FNB Stock, however, that such requirement shall not be necessary for, any such amendment, change or repeal recommended to FNB’s shareholders by the affirmative vote of at least (a) 75% of the whole FNB Board, and (b) if at such time there shall be a related person, at least 75% of the Continuing Directors, and in either such event such amendment, change or repeal so recommended shall require only the vote, if any, required under the applicable provisions of the NCBCA and the FNB Articles.
Amendment to Articles of Incorporation and Bylaws
     LSB
     The NCBCA provides that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. LSB’s Articles do not provide for any exceptions to the NCBA requirements.
     Generally, the LSB Bylaws may be amended or repealed and new Bylaws may be adopted by the LSB Board, subject to the following:
(a)	A bylaw adopted, amended or repealed by LSB’s shareholders may not be readopted, amended or repealed by the LSB Board if neither the LSB Articles nor a bylaw adopted by the LSB shareholders authorizes the LSB Board to adopt, amend or repeal that particular bylaw or the LSB Bylaws generally.

(b)	A bylaw that fixes a greater quorum or voting requirement for the LSB Board may be amended or repealed:
(i)	If originally adopted by the LSB shareholders, only by the LSB shareholders, unless such bylaw as originally adopted by the LSB shareholders provides that such bylaw may be amended or repealed by the LSB Board; or

(ii)	If originally adopted by the LSB Board, either by the LSB shareholders or by the LSB Board.
     A bylaw that fixes a greater quorum or voting requirement for the LSB Board may not be adopted by the LSB Board by a vote less than a majority of the directors then in office and may not itself be amended by a quorum or vote of the directors less than the quorum or vote prescribed in such bylaw or prescribed by the LSB shareholders.
     FNB
     As above, the NCBCA provides that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. However, as described in “Shareholder Voting” above, the FNB Articles further provide more stringent voting requirements to amend certain provisions regarding specified significant corporate actions. These provisions may be amended only by the vote of 75% of the then outstanding shares of FNB Stock, except that this restriction shall not apply to any amendment, change or repeal recommended to shareholders by the affirmative vote of at least 75% of FNB’s “Continuing Directors” (as such term is defined in the FNB Articles).
     Generally, the FNB Bylaws may be amended or repealed and new bylaws may be adopted by the FNB Board. However, no bylaw adopted, amended, or repealed by the FNB shareholders may be readopted, amended, or repealed by the FNB Board, unless the bylaw adopted by the FNB shareholders authorizes the FNB Board to adopt, amend, or repeal that particular bylaw or the FNB Bylaws generally.
Consideration of Business Combinations
     LSB
     The LSB Bylaws provide that, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of LSB, (b) merge or consolidate LSB with another corporation or (c) purchase or otherwise acquire all or substantially all of the properties and assets of LSB, the LSB Board shall, in connection with the exercise of its judgment in determining what is in the best interests of LSB, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers and other constituents of LSB and its subsidiaries and on the communities in which LSB and its subsidiaries operate or are located. For a discussion of the factors considered by the LSB Board in connection with the merger, see “The Merger — LSB’s Reasons for the Merger. Recommendation of the LSB Board” on page ___.
     FNB
     The FNB Articles provides that, when evaluating any offer to effect a Business Combination, the FNB Board shall, in connection with the exercise of its judgment in determining what is in the best interests of FNB and its shareholders, give due consideration to all relevant factors, including, without limitation: (i) the social and economic effects of acceptance of such offer on the depositors, borrowers, other customers, employees, and creditors of FNB and/or its subsidiaries, and on the communities in which FNB and/or its subsidiaries operate or are located; (ii) the ability of FNB and its subsidiaries to fulfill the objectives of a holding company or commercial banking entities, respectively, under applicable federal and state statutes and regulations; (iii) the business, financial condition, and earnings prospects of the person or persons proposing the Business Combination, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the Business Combination, and other likely financial obligations of such person or persons (in each case including the subsidiaries thereof), and the possible effect of such conditions and prospects upon FNB and its subsidiaries and the communities in which FNB and/or its subsidiaries are located; (iv) the competence, experience, and integrity of the person or persons proposing the Business Combination and its or their management; and (v) the prospects for successful conclusion of the proposed Business Combination. For a discussion of the factors considered by the FNB Board in connection with the merger, please see “The Merger — FNB’s Reasons for the Merger. Recommendation of the FNB Board” on page ___.

Anti-Takeover Statutes
     LSB
     The North Carolina Shareholder Protection Act requires that certain business combinations with existing shareholders either be approved by a supermajority of the other shareholders or meet certain “fair price” requirements. LSB has opted out of the North Carolina Shareholder Protection Act in the LSB Bylaws, as permitted by that act.
     FNB
     FNB has not opted out of the North Carolina Shareholder Protection Act, and therefore it continues to apply with respect to FNB. The requirements of the North Carolina Shareholder Protection Act do not apply with respect to the Merger.
LEGAL MATTERS
     The validity of LSB Stock offered by this document will be passed upon for LSB by Brooks Pierce. Certain U.S. federal income tax consequences relating to the Merger will be passed upon for LSB and FNB by Brooks Pierce. Members of Brooks Pierce own a total of ___shares of LSB Stock.
EXPERTS
     Turlington and Company, L.L.P. (“Turlington”), independent registered public accounting firm, has audited LSB’s consolidated financial statements included in LSB’s Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of LSB’s internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. LSB’s consolidated financial statements and management’s assessment are incorporated by reference in reliance on Turlington’s reports, given on their authority as experts in accounting and auditing.
     Dixon Hughes PLLC (“Dixon Hughes”), independent registered public accounting firm, has audited FNB’s consolidated financial statements included in FNB’s Annual Report on Form 10-K for the year ended December 31, 2006, and management’s assessment of the effectiveness of FNB’s internal control over financial reporting as of December 31, 2006, as set forth in their reports, which are incorporated by reference in this joint proxy statement and prospectus and elsewhere in the registration statement. FNB’s consolidated financial statements and management’s assessment are incorporated by reference in reliance on Dixon Hughes’ reports, given on their authority as experts in accounting and auditing.
     LSB expects representatives of Turlington to attend the LSB Meeting and FNB expects representatives of Dixon Hughes to attend the FNB Meeting. These representatives will have an opportunity at the applicable Annual Meeting to make a statement if they desire to do so, and we expect that they will be available to respond to any appropriate questions you may have.

OTHER MATTERS TO BE CONSIDERED AT THE LSB MEETING
LSB PROPOSAL II
AMENDMENT TO THE ARTICLES
     The LSB Board recommends that the LSB Articles be amended to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats (called the “Amendment to Articles” in this document). Section 55-7-28 of the NCBCA requires that, unless otherwise provided in the articles of incorporation or other binding agreement, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The proposed amendment is attached as Appendix D to this joint proxy statement and prospectus and this discussion is qualified in its entirety by reference thereto.
     Under Section 55-10-03 of the NCBCA, the adoption of the Amendment to the Articles requires the affirmative vote of the holders of a majority of the outstanding shares of LSB Stock entitled to vote at the LSB Meeting.
     If the Amendment to the Articles is approved by the shareholders, the election of directors to the LSB Board will be conducted under a majority vote standard, with a plurality vote standard retained for contested director elections. Currently, the election of directors to the LSB Board is conducted under the plurality voting standard. Under the plurality voting standard, a nominee is elected as a director by receiving the highest number of votes cast for an open director’s seat, even if less than a majority. Accordingly, withholding a vote or failing to vote to elect a director nominee has no effect on the election of that director nominee. Under the majority voting standard, a nominee is elected as a director only if he or she receives an affirmative vote of the holders of a majority of shares cast at the meeting. Withholding a vote or failing to vote is significant if the nominee fails to receive the requisite majority vote.
     LSB is committed to strong corporate governance policies and practices, and the LSB Board believes that this commitment is important to shareholders to ensure that LSB is governed and managed with the highest standards of responsibility, ethics and integrity. The LSB Board believe that adopting a majority voting standard for director nominees will foster greater director accountability to shareholders as well as to provide shareholders a means to affect the outcome of an uncontested election. The LSB Board believes that adopting a majority vote standard for uncontested elections would benefit LSB and its shareholders.
     A vote in favor of the Amendment to the Articles will also be deemed to constitute approval of the filing of an Amendment to the Articles of Incorporation enacting the amendment set forth above. Upon shareholder approval of this Proposal, the LSB Board will adopt amendments to LSB’s Bylaws in connection with the change in voting standard in the election of directors.
     The LSB Board recommends that the shareholders vote FOR the Amendment to the Articles.

LSB PROPOSAL III
BYLAW AMENDMENT
     The LSB Board recommends that the LSB Bylaws be amended to eliminate the classified structure of the LSB Board and allow for the annual election of the directors. Article 3, Section 2 of the LSB Bylaws currently divides the LSB Board into three classes of directors, each of which is elected for a three-year term. These provisions of the Bylaws were adopted in 1986 by a vote of LSB’s shareholders. This Proposal would amend the LSB Bylaws to provide that in the future years, all directors would be elected each year at the annual meeting of shareholders. Current directors, including the directors elected at the LSB Meeting, would continue to serve for their elected terms. Thus, beginning with the Annual Meeting of Shareholders in the year 2010, all directors would be elected annually. The proposed amendment is attached as Appendix E to this joint proxy statement and prospectus.
     Under Section 55-10-20 of the NCBCA, the adoption of the Bylaw Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of LSB Stock entitled to vote at the LSB Meeting.
     Classified or staggered boards have been widely adopted and have a long history in corporate law. Classified boards have been viewed as a means of promoting stability and continuity of experience on a board of directors primarily because the majority of directors at any given time will have had at least one year of experience on the board, thus assisting a company in its long-term strategic planning efforts. Also, because it would take at least two elections for a potential acquiror to gain control of a classified board without the cooperation of the board, the existence of a classified structure has been considered as possibly enhancing shareholder value by making it more likely that a party seeking to gain control of a target company will engage in arm’s-length discussions with the target’s existing board instead of launching a proxy fight in an attempt to gain control of the board and take over the company.
     However, many investors and others have come to view a classified board structure as having the effect of reducing the accountability of directors because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is the primary means for shareholders to influence corporate governance policies and to hold management accountable for the implementation of these policies. Opponents of classified boards also believe that they discourage takeover proposals and proxy contests that could have the effect of increasing shareholder value. In light of these views, a number of major corporations have determined that principles of good corporate governance dictate that all directors of a corporation should be elected annually.
     The LSB Board has considered the advantages and disadvantages of the classified board structure, and has unanimously voted to propose to the shareholders that LSB’s directors be elected annually. In reaching this determination, the LSB Board concluded that the benefits of a classified board structure were outweighed by the following considerations:
•	LSB Board’s belief that providing LSB’s shareholders with the opportunity annually to register their views on the collective performance of the LSB Board and on each director individually will further LSB’s goal of ensuring that its corporate governance policies conform to current best practices and maximize accountability to the shareholders;

•	LSB Board’s belief that, because there is no limit to the number of terms an individual may serve (other than an age limitation), the continuity and stability of LSB Board’s membership should not be materially affected by declassification of the LSB Board; and

•	LSB Board’s belief that, even though annual election of directors may enhance the ability of a third party to acquire control of LSB without engaging in arm’s-length discussions with the LSB Board, there are other factors, such as the requirement of approvals of various bank and bank holding company regulators before an acquirer may exceed various levels of stock ownership, that reduce the likelihood that a third-party would be successful in taking over LSB without engaging in arm’s-length discussions with the LSB Board.
The LSB Board recommends that the shareholders vote FOR the Bylaw Amendment.

LSB PROPOSAL IV
ELECTION OF DIRECTORS
     The LSB Bylaws provide for a board of directors consisting of not less than nine and not more than 24 directors, the number to be determined by resolution of a majority of the LSB Board or by resolution properly adopted by the shareholders at a shareholder meeting. In fiscal year 2006, the LSB Board consisted of 15 persons, who were divided into three classes, with each class being as nearly equal in number as possible.
     In anticipation of the Merger, five directors will retire from the LSB Board effective upon the completion of the Merger. The five directors that will retire from the LSB Board upon the completion of the Merger are: Leonard H. Beck, Samuel R. Harris, Walter A. Hill, Sr., David A. Smith, and Robert B. Smith, Jr. There are three nominees for election as directors, each recommended by LSB’s Corporate Governance and Nominating Committee and nominated by the LSB Board to serve for a three-year term expiring at the 2010 Annual Meeting of Shareholders. All three of the director nominees currently serve as directors of LSB.
     The persons named as proxies in the accompanying proxy card intend to vote for the nominees named below. Such nominees have consented to serve as directors of LSB if elected. If, at the time of the LSB Meeting, any of such nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the LSB Board. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement.
     Additional information about each of the nominees and the other directors is provided below. The number of years of service on the LSB Board indicated by the following tables includes service on the LSB Bank Board prior to the incorporation of LSB. The age of each director is as of April 15, 2007.
NOMINEES FOR ELECTION AS A DIRECTOR TO SERVE UNTIL THE 2010 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
Michael S. Albert (52)	1995	Former President, CEO and Director, Billings Transportation Group, Inc.; Treasurer, Cargo Carriers, Inc.; Vice President, Metro Motor Express, Inc.; President, CEO and Director, Billings Express, Inc.

Robert C. Clark (52)	2005	President and owner, FTS/Leesona (manufacturer, textile machinery)

John W. Thomas, III (58)	2004	President, Riverwood Casual, Inc. (specialty furniture manufacturer) since January 2004; former President and CEO, Thomas Built Buses, Inc. for at least the five years prior thereto
The LSB Board unanimously recommends a vote FOR all nominees for election as directors, each to serve until the 2010 Annual Meeting
INCUMBENT DIRECTORS SERVING UNTIL THE 2008 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
		Former President and owner, Dorsett
Burr W. Sullivan (60)	1987	Printing and Lithograph Corporation

John F. Watts (48)	2005	Owner, Watts Realty

INCUMBENT DIRECTORS SERVING UNTIL THE 2009 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
J. David Branch (60)	2006	Ophthalmologist in private practice

Robert F. Lowe (64)	1983	Chairman, President and CEO, LSB Bancshares, Inc.; Chairman and CEO, Lexington State Bank; Chairman and CEO, Peoples Finance Company of Lexington, Inc., a subsidiary of the Bank; President and Director, LSB Investment Services, Inc., a subsidiary of the Bank

Mary E. Rittling (57)	2006	President, Davidson County Community College

G. Alfred Webster (59)	2006	Retired; former Executive Vice President and Director, Unifi, Inc. (manufacturer, textiles)

Julius S. Young, Jr. (59)	1988	President, Jay Young Management, Inc. (asset management)
     All members of the LSB Board are “independent” as defined under the rules and listing standards of the Nasdaq Stock Market, Inc. other than Mr. Lowe. All members of the Stock Option and Compensation Committee, the Audit Committee and the Corporate Governance and Nominating Committee are “independent” as defined under the rules and listing standards of the Nasdaq GS.
Who Serves on the Board of Directors of LSB Bank?
     LSB Bank currently has a fifteen member board of directors which is comprised of the same persons who are directors of LSB. Those persons elected to the LSB Board at the LSB Meeting will also be elected by LSB as directors of LSB Bank.
Executive Officers of LSB
     Robert F. Lowe (age 64 as of April 15, 2007) is the Chairman, President and Chief Executive Officer of LSB and Chairman and Chief Executive Officer of LSB Bank. Mr. Lowe joined LSB Bank in 1970 and was elected Vice President in 1973. He was elected Senior Vice President of LSB Bank in 1980 and Executive Vice President of LSB Bank in 1982. On January 1, 1984, he was elected President and Chief Executive Officer of LSB and LSB Bank, and on January 1, 1990, Mr. Lowe was elected Chairman of both LSB and LSB Bank. Mr. Lowe also serves as Chairman of Peoples Finance and President and a director of LSBIS.
     H. Franklin Sherron, Jr. (age 52 as of April 15, 2007) is the Vice President of LSB, having been elected to that position in April of 1991. Mr. Sherron joined LSB Bank in 1990 as Senior Vice President. He was elected Executive Vice President of LSB Bank in 1996 and was elected President of LSB Bank in 2002. Mr. Sherron is also President and a director of Peoples Finance and Senior Vice President of LSBIS.
     Monty J. Oliver (age 66 as of April 15, 2007) is the Secretary and Treasurer of LSB, having been elected to that position in April of 1991. Mr. Oliver joined LSB Bank as Vice President in 1978. He was elected Cashier of LSB Bank in 1980. In 1986, he was elected Senior Vice President of LSB Bank and in 1996 he was elected Executive Vice President of LSB Bank. Mr. Oliver is also Secretary and a director of Peoples Finance and Secretary and Assistant Treasurer of LSBIS.
Director Meetings in 2006; Director Attendance at Annual Meeting of Shareholders
     During 2006, the LSB Board held fourteen meetings. During 2006, each director attended at least 75 percent of the aggregate total number of meetings of the LSB Board (held during the period for which such person was a director) with the exception of Mrs. Hunter and Mr. Timberlake, who each retired effective April 19, 2006, and the total number of meetings held by all committees of the LSB Board on which such director served (held during the period for which the person so served). LSB’s policy requires that, in the absence of an unavoidable conflict, all directors are expected to attend the Annual Meeting of Shareholders. At the 2006 Annual Meeting, every member of the then current LSB Board was in attendance was in attendance.

Corporate Governance
     On January 9, 2007, the Corporate Governance and Nominating Committee reviewed the Corporate Governance Guidelines (the “Governance Guidelines”) and made no recommendations for any revisions to the Governance Guidelines. On January 16, 2007, the LSB Board completed its periodic evaluation of the Governance Guidelines and likewise decided no changes were necessary. The Governance Guidelines comply with certain corporate governance rules of The National Association of Securities Dealers, Inc. and are applicable to companies whose stock is listed for trading on the Nasdaq GS. The Governance Guidelines contain various provisions related to the functions of the LSB Board, including: (1) the composition of the LSB Board; (2) meeting attendance, meeting preparation requirements and other responsibilities of directors; (3) the composition of board committees; (4) the role of the LSB Board with respect to LSB’s management; (5) director orientation and continuing professional development; (6) periodic evaluations of corporate guidelines; and (7) annual self-evaluations with the Corporate Governance and Nominating Committee to determine whether the LSB Board and its committees are functioning effectively and in compliance with the Governance Guidelines. The Governance Guidelines also set forth LSB’s retirement policy, which provides that no director may stand for election to the LSB Board after his or her 70th birthday except in unusual circumstances approved by the LSB Board. A copy of the Governance Guidelines is available on LSB’s website, www.lsbnc.com.
     Certain Relationships and Related Transactions. Certain directors, nominees for director and executive officers of LSB, companies with which directors, nominees for director or executive officers are associated, and/or the immediate family members of directors, nominees for directors and/or executive officers of LSB are customers of LSB Bank and as such may from time to time borrow funds from LSB Bank within prescribed limitations, including those imposed by Section 402 of the Sarbanes-Oxley Act of 2002. Any such loans and commitments are made in the ordinary course of business, on terms no more favorable to such borrowers, including interest rates and collateral, than those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present to LSB Bank other unfavorable features. See also “Board Committees — Compensation Committee Interlocks and Insider Participation” below.
Code of Business Conduct and Ethics
     LSB has maintained a written Code of Ethics for many years. The LSB Board recently conducted its annual review and approved two codes, one entitled “Code of Business Conduct and Ethics” which applies to all directors, executives, officers and employees of LSB and all of its direct and indirect subsidiaries (the “General Code”), and one entitled “Code of Business Conduct and Ethics for CEO and Senior Financial Officers” which applies to LSB’s Chief Executive Officer and senior financial officers including LSB’s Chief Financial Officer and principal accounting officers (the “Officer Code”). The General Code outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy of financial statements and other records; and procedures for reporting violations of the General Code or any illegal or unethical business or workplace conduct. The Officer Code imposes additional policies on LSB’s CEO and senior financial officers concerning LSB’s accounting and financial reporting. Generally, the Officer Code requires those individuals to bring to the attention of the Chief Executive Officer and the Chief Financial Officer, and in certain circumstances, the Audit Committee, any material information which comes to their attention that (1) affects disclosures made by LSB in its public filings; (2) demonstrates significant deficiencies in LSB’s internal controls; (3) concerns fraud or a violation of the General Code by management or employees with a significant role in financial reporting, disclosure or internal controls; or (4) involves a material violation of law, including securities laws. Under the Officer Code, the LSB Board, or its designee, determines the appropriate actions to be taken in the event the Officer Code or the General Code is violated by the Chief Executive Officer or the senior financial officers, which actions may include termination of employment. Copies of both Codes of Ethics are available on LSB’s website, www.lsbnc.com.
Board Committees
     The LSB Board has standing Executive, Stock Option and Compensation, Audit, and Corporate Governance and Nominating Committees. There are no other committees of the LSB Board; however, LSB Bank has a number of standing committees, including the Trust and Insurance Committees, on which LSB Board members serve in their capacity as directors of LSB Bank.

     Executive Committee. The Executive Committee of LSB held five meetings in 2006. The members of the Committee are: Robert F. Lowe, (Chair), Michael S. Albert, David A. Smith, Robert B. Smith, Jr., Burr W. Sullivan and Julius S. Young, Jr. The primary responsibilities of the Executive Committee are to exercise, during intervals between meetings of the LSB Board, all the powers and authority of the LSB Board in directing the management of the business and affairs of LSB. With the exception of Mr. Lowe, each member of the Executive Committee is “independent” as determined by the LSB Board under the rules and listing standards of the Nasdaq Stock Market, Inc. The Executive Committee does not have the powers and authority of the LSB Board concerning those matters expressly delegated to another committee by the LSB Board or any powers reserved to the entire LSB Board pursuant to applicable provisions of North Carolina law. On January 11, 2007, the Executive Committee conducted its annual performance evaluation and reviewed its written charter. The Executive Committee determined that it was discharging its duties as set forth in the charter and recommended to the LSB Board on January 16, 2007 that no charter revisions be made. A copy of the charter is available on LSB’s website, www.lsbnc.com.
     Stock Option and Compensation Committee. The Stock Option and Compensation Committee (the “Compensation Committee”) held eight meetings in 2006. The members of the Compensation Committee are: Robert B. Smith, Jr. (Chair), Michael S. Albert, Burr W. Sullivan, John W. Thomas III, G. Alfred Webster, and Julius S. Young, Jr. Each of the members of the Compensation Committee is “independent” as determined by the LSB Board under the rules and listing standards of the Nasdaq GS. Additionally, each of the Compensation Committee members qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Code. The primary responsibilities of the Compensation Committee are to assist the LSB Board in (1) determining appropriate compensation levels for LSB’s executive officers and members of the LSB Board; (2) evaluating officer and LSB Board compensation plans, policies and programs; (3) reviewing benefit plans for officers and employees; and (4) producing an annual report on executive compensation for inclusion in LSB’s proxy statement. In conjunction with the Corporate Governance and Nominating Committee, the Compensation Committee is responsible for reviewing the compensation of directors for service on the LSB Board and its committees and conducting periodic reviews of succession planning for executive officers. The Compensation Committee administers the LSB Management Incentive Plan (the “Management Incentive Plan”), and it administers outstanding equity compensation awards under the following plans: (1) the 1994 Director Stock Option Plan (the “Director Option Plan”); (2) the Amended and Restated Deferred Compensation Plan for Directors (the “Deferral Plan”); and (3) the 1996 Omnibus Stock Incentive Plan (collectively, the “Previous Benefit Plans”). The Compensation Committee also administers the LSB Comprehensive Equity Compensation Plan for Directors and Employees (the “Comprehensive Benefit Plan”), which was approved by LSB’s shareholders at their 2004 Annual Meeting. When the shareholders approved the Comprehensive Benefit Plan, the Previous Benefit Plans were terminated (except with respect to outstanding awards). The Comprehensive Benefit Plan is now the only plan under which the Compensation Committee awards new grants of stock options, stock appreciation rights, deferred stock and other equity-based awards to directors and employees. The Compensation Committee selects participants for the Comprehensive Benefit Plan and determines (subject to the terms of the Comprehensive Benefit Plan) the type, timing, pricing, vesting and amount of awards granted pursuant to the Comprehensive Benefit Plan. On January 31, 2007, the Compensation Committee conducted its annual performance evaluation and reviewed its written charter. The Compensation Committee determined that it was discharging its duties as set forth in the charter and recommended to the LSB Board on February 20, 2007 that no charter revisions be made. A copy of the charter is available on LSB’s website, www.lsbnc.com.
     Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an employee or an employee of LSB or any of its subsidiaries. None of our executive officers serve on the Compensation Committee or as a director of another entity of which an officer or director of LSB serves on the Compensation Committee.
     Robert B. Smith, Jr., a director of LSB and Chairman of its Compensation Committee, is a member of a limited liability company that leases certain real estate to LSB Bank pursuant to a lease agreement dated August 1, 1999. The lease agreement expires July 31, 2009, subject to LSB Bank’s right to renew the lease for up to three additional terms of five years each. During 2006, this limited liability company received approximately $28,510 in rent for this real estate.

Selection of Nominees for the LSB Board
     The Corporate Governance and Nominating Committee has not established a specific set of minimum qualifications or skills that must be met by any individual member of or nominee to the LSB Board, but in selecting nominees it seeks to ensure that the LSB Board is comprised of members having the proper knowledge, expertise, skills, attributes, diversity and personal and professional backgrounds to serve on the LSB Board. The Committee generally identifies new director candidates through its network of contacts, but may also engage, if it deems appropriate, a professional search firm (though to date such an engagement has never been made). General criteria for the nomination of director candidates are generally set forth in the Governance Guidelines and include:
•	the highest ethical standards;

•	relevant business and industry experience;

•	a history of achievement;

•	loyalty and commitment to the success of LSB;

•	financial literacy;

•	an ability to provide wise, informed and thoughtful counsel to LSB’s management on a range of issues; and

•	LSB’s specific needs at the time.
     The Committee will meet to discuss and consider each potential candidate’s qualifications (including whether the candidate is “independent” under the rules and listing standards of the Nasdaq Stock Market, Inc. and applicable law), looking specifically at the candidate’s qualifications in light of the needs of the LSB Board and LSB at that time given the then current mix of director attributes. The Committee then chooses each candidate by majority vote to be recommended to the LSB Board for approval as a candidate. In the case of an incumbent director whose term of office is set to expire, the Committee generally reviews such director’s overall service to LSB during his or her term, including the number of meetings attended, level of participation and quality of performance, and by majority vote recommends such incumbent to the LSB Board for approval as a candidate.
Security Ownership of Certain Beneficial Owners
     The Exchange Act requires that any person who acquires the beneficial ownership of more than 5% of LSB Stock notify the SEC and LSB. Set forth below is certain information, as of April 15, 2007, regarding all persons or “groups,” as defined in the Exchange Act, who held of record or who are known to LSB to own beneficially more than 5% of LSB Stock.

	Amount and Nature of	Percentage
Name and Address of Beneficial Owner	Beneficial Ownership	of Class(1)
Wellington Management Company, LLP
75 State Street
Boston, MA 02109	446,472	5.29%

(1)	Based upon 8,412,567 shares outstanding as of April 15, 2007.
     The following table sets forth information as of April 15, 2007 concerning the beneficial ownership of LSB Stock by each director who held office during 2006 and each named executive officer and by all directors and executive officers as a group. Management is aware of no person who beneficially owns more than five percent of the outstanding shares of LSB Stock. According to rules promulgated by the SEC, a person is the “beneficial owner” of securities if the person has or shares the power to vote them or to direct their investment, or has the right to acquire ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

	Amount and Nature of	Percentage of
Name of Beneficial Owner	Beneficial Ownership (1)	Class (2)
Michael S. Albert	14,020	*
Leonard H. Beck	16,243	*
J. David Branch	6,135	*
Robert C. Clark	5,364	*
Samuel R. Harris	6,732	*
Walter A. Hill, Sr.	26,704	*
Robert F. Lowe	148,796	1.75%
Monty J. Oliver	68,748	*
H. Franklin Sherron, Jr.	84,239	1.00%
Mary E. Rittling	885	*
David A. Smith	23,588	*

	Amount and Nature of	Percentage of
Name of Beneficial Owner	Beneficial Ownership (1)	Class (2)
Robert B. Smith, Jr.	20,009	*
Burr W. Sullivan	15,084	*
John W. Thomas, III	3,509	*
John F. Watts	8,141	*
G. Alfred Webster	1,472	*
Julius S. Young, Jr.	41,620	*
Directors and Executive Officers as a Group (17 total)	491,289	5.80%

*	Represents less than 1% of the outstanding Common Stock.

(1)	Unless otherwise noted, all shares are owned directly of record by the named individuals.
•	With respect to Mr. Albert, (a) 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 721 shares owned by a trust for the benefit of Mr. Albert’s son, for which Mr. Albert is the trustee.

•	With respect to Mr. Beck, 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

•	With respect to Mr. Clark, (a) 1,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 375 shares held by Mr. Clark as custodian for Mr. Clark’s daughter; and (c) 375 shares held by Mr. Clark as custodian for Mr. Clark’s son.

•	With respect to Mr. Harris, 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

•	With respect to Mr. Hill, (a) 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 3,848 shares held jointly with Mr. Hill’s wife; (c) 2,879 shares held by Mr. Hill’s wife; (d) 776 shares held by the Bank as custodian for Mr. Hill’s wife, and (e) 1,395 shares held by Hill Oil Company, Inc., of which Mr. Hill is the CEO.

•	With respect to Mr. Lowe, (a) 72,775 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 10,000 shares held by Mr. Lowe’s wife.

•	With respect to Mr. Oliver, (a) 37,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 90 shares held by Mr. Oliver’s wife.

•	With respect to Mr. Sherron, (a) 37,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 11,028 shares held by a limited partnership in which Mr. Sherron’s wife is a limited partner; (c) 115 shares held by certain trusts for the benefit of Mr. Sherron’s son, for which the Bank is the trustee; and (d) 6,040 shares held by certain trust for the benefit of Mr. Sherron’s sons, for which Mr. Sherron is the trustee.

•	With respect to Mr. Robert B. Smith, Jr., 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

•	With respect to Mr. David A. Smith, (a) 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 316 shares held by Mr. Smith’s wife.

•	With respect to Mr. Sullivan, (a) 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 3,202 shares held by Mr. Sullivan’s wife; (c) 459 shares held by the Bank as custodian for Mr. Sullivan’s wife.

•	With respect to Mr. Thomas, (a) 2,250 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 650 shares held in a revocable trust for which Mr. Thomas’ wife is the trustee.

•	With respect to Mr. Watts, (a) 1,000 shares that may be exercised within 60 days under the Comprehensive Benefit Plan; (b) 577 shares held by Mr. Watts as custodian for Mr. Watts’ daughter; and (c) 439 shares held by Mr. Watts as custodian for Mr. Watts’ son.

•	With respect to Mr. Young, 2,875 shares that may be exercised within 60 days under the Comprehensive Benefit Plan.

(2)	Based upon 8,412,567 shares outstanding as of April 15, 2007. Assumes the exercise of only those stock options held as of April 15, 2007 with respect to the designated recipients.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires the executive officers and directors of LSB and persons who beneficially own more than ten percent of the outstanding shares of LSB Stock to file with the SEC reports disclosing their initial ownership of common stock, as well as subsequent reports disclosing changes in such ownership.
     To LSB’s knowledge, based solely on a review of copies of such reports furnished to LSB and written representations from executive officers and directors, LSB believes that during the fiscal year ended December 31, 2006, all of its executive officers and directors complied with all applicable Section 16(a) filing requirements.
     Compensation Committee Report. The Compensation Committee has reviewed and discussed the CD&A with management and has recommended that the CD&A be included in this joint proxy statement and prospectus.
Robert B. Smith, Jr., Chair
Michael S. Albert
Burr W. Sullivan
John W. Thomas III
G. Alfred Webster
Julius S. Young, Jr.
     Audit Committee. LSB has a standing Audit Committee established in accordance with the Exchange Act. The members of the Audit Committee are: Michael S. Albert (Chair), Robert C. Clark, Samuel R. Harris, Walter A. Hill, Sr., Mary E. Rittling, Robert B. Smith, Jr., and Julius S. Young, Jr. The Audit Committee held ten meetings in 2006. Each of the members of the Audit Committee is “independent” as determined by the Board under the applicable rules and listing standards of the Nasdaq GS and Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. In addition, the LSB Board has determined that Mr. Michael S. Albert, Chairman of the Audit Committee, is an “audit committee financial expert” within the meaning of applicable SEC regulations. The Audit Committee’s primary responsibilities are to assist the LSB Board in overseeing the accounting and financial reporting processes and the audits of the financial statements of LSB, including oversight of (1) the integrity of the financial reports and other financial information of LSB; (2) compliance by LSB with legal and regulatory requirements; (3) LSB’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the LSB Board have established; (4) the structure, staffing and performance of LSB’s internal audit function; (5) the independence and performance of LSB’s registered public accounting firm engaged to audit and review LSB’s financial statements; and (6) LSB’s auditing, accounting and financial reporting processes generally. In addition, the Audit Committee has been appointed as LSB’s Qualified Legal Compliance Committee within the meaning of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. As such, the Audit Committee is responsible for handling any reports of evidence of a material violation of the securities laws and conducting any investigation thereof that it deems appropriate. Further, the Audit Committee has been appointed to oversee treatment of, and any necessary investigation concerning, any employee complaints or concerns regarding LSB’s accounting and auditing matters.
     On March 14, 2007, LSB conducted its annual review and approval of the Employee Complaint Procedures for Accounting and Auditing Matters, which encourages any employee with such complaints or concerns to report them, anonymously if they desire, to the Chair of the Audit Committee for investigation, and appropriate corrective action, if necessary. On March 14, 2007, the Audit Committee also conducted its annual performance evaluation and reviewed its written charter. The Audit Committee determined that it was discharging its duties as set forth in the charter and will recommend to the LSB Board on March 20, 2007 that no charter revisions be made. A copy of the charter is available on LSB’s website, www.lsbnc.com.

     Audit Committee Report. The Audit Committee has reviewed and discussed LSB’s audited financial statements with management and has discussed with Turlington, our independent registered public accounting firm for the year ended December 31, 2006, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Turlington required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T), and has discussed with Turlington the firm’s independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the LSB Board that the audited consolidated financial statements be included in LSB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
Michael S. Albert, Chair
Robert C. Clark
Samuel R. Harris
Walter A. Hill, Sr.
Robert B. Smith, Jr.
Julius S. Young, Jr.
     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee held five meetings in 2006. The members of the Committee are Burr W. Sullivan (Chair), Leonard H. Beck, David A. Smith, John W. Thomas III, J. David Branch and John F. Watts. Each of the members of the Corporate Governance and Nominating Committee are “independent” as determined by the LSB Board under the rules and listing standards of the Nasdaq GS. The primary responsibilities of the Corporate Governance and Nominating Committee are to (1) identify and recommend qualified individuals to the LSB Board for nomination as members of the Board and its committees; (2) recommend to the LSB Board the slate of director nominees to be elected by the shareholders of LSB; (3) recommend directors to be elected by the LSB Board to fill any vacancies on the LSB Board; (4) periodically evaluate the Governance Guidelines and play a leadership role in shaping LSB’s corporate governance; and (5) oversee the evaluation of the LSB Board and its committees, which may include developing and recommending an annual self-evaluation process. On January 9, 2007, the Corporate Governance and Nominating Committee conducted its annual performance evaluation and reviewed its written charter. The Corporate Governance and Nominating Committee determined that it was discharging its duties as set forth in the charter and recommended to the LSB Board on January 16, 2007 that no charter revisions be made. A copy of the charter is available on LSB’s website, www.lsbnc.com.
Compensation Disclosure and Analysis
     Overview. The following Compensation Disclosure and Analysis (“CD&A”) provides information with respect to the compensation paid to LSB’s Chief Executive Officer, Robert F. Lowe, its Chief Financial Officer, Monty J. Oliver and its other executive officer, H. Franklin Sherron, Jr. (the “named executive officers”).
     LSB’s executive compensation program is administered by the Compensation Committee. Each member of the Compensation Committee is “independent” as determined by the LSB Board under the rules and listing standards of the Nasdaq Stock Market, Inc. Additionally, each Compensation Committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and as an “outside director” for purposes of Section 162(m) of the Code.
     LSB’s executive compensation program consists of the following elements: salary, performance-based cash awards under the Management Incentive Plan (the Annual Incentive Plan prior to 2006), grants of options or other appropriate stock awards under the Comprehensive Benefit Plan, matching contributions under the Lexington State Bank Employees’ 401(k) Plan (the “Savings Plan”), retirement benefits under the Lexington State Bank Employees’ Pension Plan (the “Pension Plan”), Employment Continuity Agreements, universal life insurance benefits, and group life, health and other insurance benefits. The above elements of each named executive officer’s compensation are not inter-related. For example, if the targeted Management Incentive Plan award is not achieved, the executive’s base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Committee in recommending the other elements of the compensation package. The Compensation Committee has exclusive discretion and authority to grant stock options or other appropriate stock awards under the Comprehensive Benefit Plan to the executive officers. The Compensation Committee has full and complete discretionary authority to administer the Management Incentive Plan (and had the same authority to administer the Annual Incentive Plan prior to 2006). The Compensation Committee recommends to the LSB Bank Board the total compensation to be paid to executive officers.
     LSB’s executive compensation program is designed to enable LSB to attract, retain and reward qualified executive officers. The Compensation Committee intends to keep compensation levels competitive with the compensation provided by banks of comparable size to LSB Bank (based on total assets). The Compensation Committee’s strategy is to maintain a structure within the executive compensation program that strengthens the links among executive compensation, LSB’s performance, individual performance of the executive officers and shareholder interests. In accordance with this strategy, the Compensation Committee on December 20, 2005, approved the Management Incentive Plan to provide performance-based compensation to selected management employees beginning in 2006. A copy of the Management Incentive Plan was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K.
Compensation Program
     Base Salary. Executive officers receive a base salary for their services to LSB and its subsidiaries. Base salaries for executive officers are reviewed and approved by the LSB Board based upon recommendations by the Compensation Committee. Although there is no predetermined point at which the Compensation Committee targets salaries, the Compensation Committee recommends base salaries based upon a review of base salaries earned by executive officers within banks of comparable size (based on total assets). In determining base salaries, the Compensation Committee does not establish performance thresholds or other measures that directly relate base salaries to operating performance.
     Incentive Compensation. Under the Management Incentive Plan, selected management employees have the opportunity to earn bonuses based on the achievement of specific corporate goals of LSB and/or individual performance goals. The Compensation Committee annually designates management employees eligible for participation in the Management Incentive Plan and determines each participant’s target bonus and the applicable performance objectives, adjustment factors and other measurement criteria that are used in calculating the actual bonus. Bonuses may range from 0% to 175% of the employee’s target. A participating employee’s actual bonus for a given year is determined at the end of the year according to the pre-determined formula. Bonuses are paid in cash immediately following the end of the year.
     Incentive compensation awards granted under the Management Incentive Plan in 2006 were approved by the Compensation Committee based on each participant’s achievement of individual performance objectives which were established at the beginning of the year. These objectives were tied to measurements of corporate objectives, such as return on average equity, return on average assets, asset growth, core deposit growth, efficiency ratio and delinquency and charge off percentages, and, in some instances, other objectives that were specific to the executive officer’s job function. The maximum cash incentive award under the Management Incentive Plan is determined based on LSB’s net income and reflects the Compensation Committee’s commitment to maintaining a strong incentive compensation plan that is directly related to maximizing long-term shareholder value.
     Stock Options. The Compensation Committee awards stock options to executive officers as a long-term incentive to align the executive officer’s interests with those of other shareholders and to encourage significant stock ownership. Under the Comprehensive Benefit Plan, the Compensation Committee has the flexibility to grant incentive stock options and non-qualified options, stock appreciation rights, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Compensation Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. In practice, the Compensation Committee has granted to selected key employees options to purchase LSB Stock at a price equal to the fair market value of LSB Stock on the date of grant. The Compensation Committee has granted options to key employees who, in the judgment of the Compensation Committee, are in a position to materially affect the overall success of LSB and its subsidiaries by reason of the nature and extent of their duties. In deciding upon the option grant to executive officers, the Compensation Committee considers a number of factors, including LSB’s operating performance, the executive officer’s prior contributions and potential to contribute in the future, and practices of other banks of similar size with respect to granting options, although none of these factors is individually determinative.
     Savings Plan. The Savings Plan is a tax-qualified defined contribution plan designed to provide eligible employees of LSB Bank a vehicle for increasing their retirement savings. All LSB Bank employees are eligible to participate in the Savings Plan after attaining the age of 21 and completing 30 days of qualifying service; however, eligibility to receive LSB Bank’s matching contribution requires completing one year of qualifying service. Employees may join the Savings Plan at the beginning of each calendar quarter. The executive officers of LSB participate in the Savings Plan on the same basis as all other eligible employees of LSB Bank. Each eligible employee of the LSB Bank may elect to contribute on a pre-tax basis to the Savings Plan 2% to 25% of his or her compensation, subject to certain limitations imposed by the Code. Effective January 1, 2007, LSB Bank amended its matching contribution formula and is now obligated under the terms of the Savings Plan to match 100% of each eligible employee’s pre-tax contributions on the first 3% deferral and 50% on the next 2% deferral, with a maximum match of 4%. The Savings Plan is subject to certain IRS mandated nondiscrimination tests to ensure that the Average Contribution Percentage (“ACP”) for highly compensated participates does not exceed the relationship to the ACP of all non-highly compensated participants for the preceding plan year. For 2006, the maximum match for highly compensated participants was $6,600. The difference in the amounts contributed to the executive officer’s retirement plans as compared to the maximum match for 2006 was forfeited and will be applied to their respective 2007 plan contribution.
     Pension Plan. The Pension Plan is a tax-qualified defined benefit retirement plan. All employees of LSB Bank and certain affiliates accrue Pension Plan benefits after attaining the age of 21 and completing one qualifying year of service. Contributions to the Pension Plan are computed on an actuarial basis.
     A participant’s normal retirement benefit under the Pension Plan at age 65 is an amount payable monthly for life equal to one-twelfth of the sum of (a) 0.9% of final average compensation multiplied by the years of credited service with the Bank and certain affiliates not to exceed 40 years, plus (b) 0.65% of final average compensation in excess of Social Security “covered compensation” multiplied by the years of credited service with LSB Bank and certain affiliates not to exceed 35 years. Participants who have at least 30 years of vesting service may receive an unreduced normal retirement benefit beginning at age 62. Final average compensation is the average of the participant’s five highest consecutive calendar years of compensation paid during the ten calendar years preceding retirement. Compensation for any calendar year includes total salary, wages, bonuses and incentive compensation, but excludes fringe benefits, income attributable to the exercise of stock options or other forms of equity compensation, and amounts in excess of applicable limits imposed by the IRS.
     LSB Bank froze its Pension Plan for all participants with less than 30 years of service effective December 31, 2006. Although Mr. Lowe has more than 30 years of service with LSB Bank and qualified to continue his participation in the Pension Plan, he elected to have the Pension Plan freeze apply to himself as well. The freeze was accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 88. See the Pension Plan discussion under “Critical Accounting Policies” on page ___, and “Pension and Employee Benefit Plans” in Note ___to the Consolidated Financial Statements beginning on page ___.
     Employment Continuity Agreements. As discussed in “Interests of LSB’s Directors and Officers in the Merger” on page ___, LSB has entered into a Control Agreement with each of the named executive officers and with certain other employees of LSB and LSB Bank. Each Control Agreement with the named executive officers was effective as of January 1, 2004 and amended and restated prior existing Employment Continuity Agreements between LSB and the named executive officers.
     The Control Agreements (collectively, the “Employment Agreements”) provide for evergreen employment terms of three years for Mr. Lowe and two years for each of Messrs. Sherron and Oliver. Under their respective Control Agreements, Mr. Lowe is entitled to an annual base salary of $325,000 and Messrs. Sherron and Oliver are entitled to annual base salaries of $205,000 and $203,000, respectively, each subject to adjustment from time to time. In addition, during their employment terms, each named executive officer is entitled to participate in the various employee benefit plans and fringe benefits offered by LSB from time to time. For additional information on the Control Agreements, see “Interests of LSB’s Directors and Officers in the Merger” on page ___and “Potential Payments upon Termination or Change in Control” on page ___.
     Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to employees including Health and Dental Insurance plans and Life, Accidental Death and Dismemberment and Long-Term Disability plans. In addition, executives receive the use of company vehicles and participate in the Supplemental Executive Retirement Plan (“SERP”), which is an additional life insurance policy provided to supplement the executive’s retirement income to reach a target percentage level of 70%, as determined by the LSB Board.

Summary Compensation
     The following table shows, for the fiscal years indicated, the cash compensation paid by LSB, as well as certain other compensation paid or accrued for those years, to (i) the Chief Executive Officer, Robert F. Lowe, (ii) the Chief Financial Officer, Monty J. Oliver and (iii) all other executive officers of LSB whose cash compensation exceeded $100,000 in the fiscal years indicated for services in all capacities.
SUMMARY COMPENSATION TABLE

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary[1]	Bonus[2]	Awards	Awards[3]	Compensation[4]	Earnings[5]	Compensation[6]	Total
Robert F. Lowe, Chief	2006	$320,846	$0	$0	$28,182	$0	$157,405	$214,347	$720,780
Executive Officer [7]	2005	307,000	0	0	0	107,018	155,681	242,082	811,781
	2004	307,000	0	0	0	0	117,456	232,156	656,612

Monty J. Oliver, Chief	2006	$200,692	$0	$0	$14,989	$0	$107,170	$9,206	$332,057
Financial Officer	2005	191,154	0	0	0	58,802	146,953	84,168	481,077
	2004	185,000	0	0	0	0	105,440	133,352	423,792

H. Franklin Sherron, Jr.,	2006	$202,231	$0	$0	$14,989	$0	$50,619	$29,455	$297,294
President and Chief	2005	191,154	0	0	0	71,586	31,407	22,586	316,733
Operating Officer	2004	185,000	0	0	0	0	25,524	21,265	231,789

[1]	Actual base salary earned for the year. As of 2005, any adjustments to base salary are made in March of the following fiscal year.

[2]	LSB does not provide its executive officers with discretionary cash bonuses.

[3]	For 2006, the amount reported represents the amount expensed by LSB under SFAS 123(R). Starting on January 1, 2006, LSB is required to expense the estimated fair value of options granted under the Comprehensive Benefit Plan (described above in the CD&A) over the vesting period. Since SFAS 123(R) applies to those fiscal years beginning January 1, 2006, no expense was reported during the fiscal years ended December 31, 2004 and 2005. See “Stock Based Compensation” in Note 1 to the Consolidated Financial Statements included in LSB’s Annual Rep;ort on Form 10-K for the year ended December 31, 2006 for the assumptions used in the valuation.

[4]	Represents amounts earned under the Management Incentive Plan described above in the CD&A. Amounts reported for the fiscal year ended December 31, 2005 represent amounts earned for the fiscal year ended December 31, 2005 but were paid in February of 2006.

[5]	Represents the aggregate change in the actuarial present value of the executive officer’s accumulated benefit under all defined benefit and actuarial pension plans from the pension plan measurement date used for financial statement reporting purposes. See Note 13 to the Consolidated Financial Statements included in LSB’s Annual Report on Form 10-K for the year ended December 31, 2006.

[6]	The amounts reported in “All Other Compensation” are comprised of the following items:

Name and Principal		Life Insurance	Employer
Position	Year	Premiums(a)	401(k)Match(b)	Car
Robert F. Lowe, Chief Executive Officer	2006	$198,157	$10,000	$6,190
	2005	227,356	9,000	5,726
	2004	220,183	8,000	3,973

Monty J. Oliver, Chief Financial Officer	2006	$0	$7,785	$1,421
	2005	76,994	5,945	1,229
	2004	126,579	5,541	1,232

H. Franklin Sherron, Jr., President and	2006	$20,425	$8,215	$815
Chief Operating Officer	2005	15,823	5,948	815
	2004	15,144	5,355	766

(a)	Represents premiums paid on SERP insurance policies provided to Messrs. Lowe, Oliver and Sherron in order to attain certain retirement percentage levels as determined by the Board.

(b)	The maximum match for highly compensated participants in the Bank Savings Plan was $6,600 for 2006, $6,150 for 2005 and $6,150 for 2004. The differences in the amounts contributed by LSB to each executive officer’s plan account in excess of the maximum match were forfeited by each executive and applied to future plan contributions.

[7]	Amounts reported for Mr. Lowe do not include compensation earned for services as Chairman of the Board of Directors. See “Director Compensation” on page ___for amounts earned by Mr. Lowe for his services as Chairman of the Board of Directors.
Grants of Plan-Based Awards
     The following table shows certain information for those grants of plan-base awards made by LSB to Messrs. Lowe, Oliver and Sherron during the fiscal year ended December 31, 2006.
GRANTS OF PLAN-BASED AWARDS TABLES

		Estimated Future Payouts Under Non-			Estimated Future Payouts Under
		Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	($)	($)	($)
Robert F. Lowe	—	NA	130,033	227,557	NA	NA	NA
Monty J. Oliver	—	NA	67,360	117,880	NA	NA	NA
H. Franklin Sherron, Jr.	—	NA	86,984	152,222	NA	NA	NA

[1]	Represents amounts the executive officers were eligible to receive under the Management Incentive Plan. These amounts were not paid to the executive officers under the Management Incentive Plan for the fiscal year ended December 31, 2006, as the executive officers did not reach their respective pre-determined performance goals.
     The base salary paid to Mr. Lowe during 2006 reflects the base salary policies described above. Mr. Lowe’s 2006 salary was 112% of the median base salary paid to chief executive officers of banks of comparable size. The Compensation Committee believes that the base salary paid to Mr. Lowe gives fair consideration to his individual contributions and level of experience and is competitive with salaries paid to chief executive officers of banks of comparable size. Mr. Lowe’s base salary during 2006 reflected a 5.9% increase over his 2005 base salary. Mr. Lowe’s base salary represents 57.0% of the total compensation earned by Mr. Lowe for the fiscal year ended December 31, 2006. Mr. Lowe’s 2006 total compensation, which included his base salary and all other compensation, decreased 14.1% in relation to his 2005 total compensation. The decrease in Mr. Lowe’s 2006 total compensation is primarily due to $0 paid out under the Management Incentive Plan, as well as a decrease in life insurance premiums paid by LSB for 2006.
     The base salary paid to Mr. Oliver is recommended by Mr. Lowe to the Compensation Committee and approved by the LSB Board. The 2006 base salary paid to Mr. Oliver was 129% of the median base salary paid to chief financial officers of banks of comparable size, and was based on his years of experience. Mr. Oliver’s base salary during 2006 reflected a 6.2% increase over his 2005 base salary. Mr. Oliver’s base salary represents 89.2% of the total compensation earned by Mr. Oliver for the fiscal year ended December 31, 2006. The Compensation Committee believes that the base salary paid to Mr. Oliver gives fair consideration to his individual contributions and level of experience and is competitive with salaries paid to chief financial officers of banks of comparable size. Mr. Oliver’s 2006 total compensation, which included his base salary and all other compensation, decreased 32.7% in relation to his 2005 total compensation. The decrease in Mr. Oliver’s 2006 total compensation is primarily due to $0 paid out under the Management Incentive Plan, as well as $0 paid in life insurance premiums due to Mr. Oliver aging out of the plan in July 2005.
     The base salary paid to Mr. Sherron is recommended by Mr. Lowe to the Compensation Committee and approved by the LSB Board. The 2006 base salary paid to Mr. Sherron was 110% of the median base salary paid to chief operating officers of banks of comparable size, and was based on his years of experience. Mr. Sherron’s base salary during 2006 reflected a 7.2% increase over his 2005 base salary. Mr. Sherron’s base salary represents 82.0% of the total compensation earned by Mr. Sherron for the fiscal year ended December 31, 2006. The Compensation Committee believes that the base salary paid to Mr. Sherron gives fair consideration to his individual contributions and level of experience and is competitive with salaries paid to executive officers of banks of comparable size. Mr. Sherron’s 2006 total compensation, which included his base salary and all other compensation, decreased 13.5% in relation to his 2005 total compensation. The decrease in Mr. Sherron’s 2006 total compensation is primarily due to $0 paid out under the Management Incentive Plan.

     The references to “total compensation” discussed above for Messrs. Lowe, Oliver and Sherron exclude the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table above.
     For performance during 2006, LSB awarded cash incentive compensation under the Management Incentive Plan totaling $36,532 to 14 participants. Of this amount, nothing was paid to Messrs. Lowe, Sherron and Oliver as they did not reach their respective pre-determined performance goals. Other participants in the Management Incentive Plan in 2006 were key employees who, in the judgment of the Compensation Committee, made a substantial contribution to the success of LSB and its subsidiaries and who the Compensation Committee believed should participate in that success and be motivated to contribute to future successes.
     Pursuant to its authority under the Comprehensive Benefit Plan, on December 11, 2006, the Compensation Committee approved the grant of incentive stock options to purchase 49,000 shares of LSB Stock to employees of LSB and LSB Bank pursuant to the terms and conditions of a form Incentive Option Grant Agreement for each such employee. Incentive stock options were not granted to Messrs. Lowe, Sherron and Oliver during fiscal year 2006.
     Salary and bonus as listed in the Summary Compensation Table above for Messrs. Lowe, Sherron and Oliver are included in total compensation to determine their level of benefits under the Pension Plan, subject to certain limitations imposed by the Code. As of December 31, 2006, annual payments under the Pension Plan would be based on final average compensation of approximately $362,000 for Mr. Lowe, $223,000 for Mr. Sherron and $216,000 for Mr. Oliver. Years of credited service for Messrs. Lowe, Sherron and Oliver are as follows: Mr. Lowe (37); Mr. Sherron (16); and Mr. Oliver (28).
     For information on material terms of each executive officer’s Control Agreement, see “Employment Continuity Agreements” on page ___and “Potential Payments upon Termination or change in Control” on page ___.

Outstanding Equity Awards at Fiscal Year-End
     The following table shows certain information for those outstanding equity awards at December 31, 2006.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards

				Equity
				Incentive
				Plan
				Awards:
	Number of		Number of	Number of
	Securities		Securities	Securities
	Underlying		Underlying	Underlying
	Unexercised		Unexercised	Unexercised	Option
	Options		Options	Unearned	Exercise	Option
	(#)		(#)	Options	Price	Expiration
Name	Exercisable		Unexercisable	(#)	($)	Date
Robert F. Lowe	12,500	[1]	0	NA	15.200	5/21/2007
	10,000	[2]	0	NA	20.750	6/09/2008
	10,000	[3]	0	NA	20.000	5/11/2009
	10,000	[4]	0	NA	15.063	5/09/2010
	10,000	[5]	0	NA	13.550	5/21/2011
	8,000	[6]	2,000	NA	17.240	5/30/2012
	6,000	[7]	4,000	NA	18.000	12/09/2013
	4,275	[8]	5,725	NA	17.110	12/21/2014
	2,000	[9]	8,000	NA	17.650	12/20/2015

Monty J. Oliver	6,250	[1]	0	NA	15.200	5/21/2007
	5,000	[2]	0	NA	20.750	6/09/2008
	5,000	[3]	0	NA	20.000	5/11/2009
	5,000	[4]	0	NA	15.630	5/09/2010
	5,000	[5]	0	NA	13.550	5/21/2011
	4,000	[6]	1,000	NA	17.240	5/30/2012
	4,000	[7]	1,000	NA	18.000	12/09/2013
	2,000	[8]	3,000	NA	17.110	12/21/2014
	1,000	[9]	4,000	NA	17.650	12/20/2015

H. Franklin Sherron, Jr.	6,250	[1]	0	NA	15.200	5/21/2007
	5,000	[2]	0	NA	20.750	6/09/2008
	5,000	[3]	0	NA	20.000	5/11/2009
	5,000	[4]	0	NA	15.630	5/09/2010
	5,000	[5]	0	NA	13.550	5/21/2011
	4,000	[6]	1,000	NA	17.240	5/30/2012
	4,000	[7]	1,000	NA	18.000	12/09/2013
	2,000	[8]	3,000	NA	17.110	12/21/2014
	1,000	[9]	4,000	NA	17.650	12/20/2015

[1]	Options granted on May 21, 1997, vesting 20% each year for 5 years, became fully vested on May 21, 2002.

[2]	Options granted on June 9, 1998, vesting 20% each year for 5 years, became fully vested on June 9, 2003.

[3]	Options granted on May 11, 1999, vesting 20% each year for 5 years, became fully vested on May 11, 2004.

[4]	Options granted on May 9, 2000, vesting 20% each year for 5 years, became fully vested on May 9, 2005.

[5]	Options granted on May 21, 2001, vesting 20% each year for 5 years, became fully vested on May 21, 2006.

[6]	Options granted on May 30, 2002, vesting 20% each year for 5 years, were 80% vested as of December 31, 2006.

[7]	Options granted on December 9, 2003, vesting 20% each year for 5 years, were 60% vested as of December 31, 2006.

[8]	Options granted on December 21, 2004, vesting 20% each year for 5 years, were 40% vested as of December 31, 2006.

[9]	Options granted on December 20, 2005, vesting 20% each year for 5 years, were 20% vested as of December 31, 2006.

     Option Exercises and Stock Vested
     The following table sets forth certain information related to options that were exercised by Messrs. Lowe, Oliver and Sherron during the fiscal year ended December 31, 2006.
OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
	Exercise[1]	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)
Robert F. Lowe	12,500	53,375	0	0

Monty J. Oliver	6,250	27,063	0	0

H. Franklin Sherron, Jr.	6,250	26,688	0	0

[1]	Shares listed represent a cashless exercise.
Pension Benefits
     The following table shows, for the fiscal year ended December 31, 2006, the pension benefits paid or earned by Messrs. Lowe, Oliver and Sherron.
PENSION BENEFITS TABLE

		Number	Present
		Of Years	Value of	Payments
		Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year
Robert F. Lowe	Lexington State Bank Employees’ Pension Plan	36.9	$1,018,877	$0.00
	Supplemental Executive Retirement Plan	36.9	773,253	0.00

Monty J. Oliver	Lexington State Bank Employees’ Pension Plan	28.4	$864,954	$0.00
	Supplemental Executive Retirement Plan	28.4	0	0.00

H. Franklin Sherron, Jr.	Lexington State Bank Employees’ Pension Plan	16.3	$198,784	$0.00
	Supplemental Executive Retirement Plan	16.3	122,999	0.00
As to the Pension Plan:
1	Eligibility Requirements: Each employee becomes a participant on the Plan Entry Date on or next following the attainment of age 21 years and completion of one year of service.

2	The annual retirement benefit payable as a Life Annuity commencing at age 65 is calculated as follows:
•	0.9% of Final Average Compensation (“FAC”) multiplied by Years of Credited Service (“YES”) (max 40 years), plus

•	0.65% of FAC in excess of Covered Compensation multiplied by YES (max 35 years). FAC = average of the highest five consecutive Plan Years’ Compensation out of the last 10 Plan Years in which a YES was earned. Covered Compensation = the average of Social Security Taxable Wage Base for the 35-year period ending at the participant’s Social Security Retirement Age.
3	Credited Service: Service shall equal total Years of Service with the employer. Service prior to January 1, 1976 is based on a full Plan Year of Service. After January 1, 1976, a Year of Service is credited for each Plan Year in which an Employee works 1,000 hours.

4	Compensation included in the above formula includes the total compensation received by the participant for the prior Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

5	Early Retirement: Eligibility is contingent upon the attainment of age 55 and the completion of 10 Years of Vesting Service. A participant may retire on the first day of any month following attainment of eligibility. The amount of the monthly Early Retirement Benefit is the participant’s Accrued Benefit reduced to reflect the early commencement of payments. The reduction is 1/180th for each of the first 60 months and 1/360th for each of the next 60 months by which the benefit commences prior to Normal Retirement Date. If the participant has at least 20 years of service, the early retirement reduction is 5% for each of the first 5 years and (approximately) 3% per year for each of the next 5 years by which the benefit commences prior to Normal Retirement Date. If the participant is at least age 60 with at least 25 years of service at the early retirement date, the early retirement reduction is 4% per year prior to age 65. If the participant is at least age 62 with at least 30 years of service, the early retirement reduction is zero.

6	The Pension Plan was frozen effective December 31, 2006, except for employees with at least 30 years of service. Although Mr. Lowe has more than 30 years of service, he is also subject to the plan freeze. Under the freeze, the benefit for affected employees will not be subject to additional service or compensation increases after December 31, 2006. All of the named executive officers are subject to the freeze.

7	The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2006, and the actuarial assumptions used for financial statement reporting. At December 31, 2006, these assumptions included a discount rate of 5.75% and longevity based on the RP-2000 Combined Mortality Table. At December 31, 2005, these assumptions included a discount rate of 6.0% and longevity based on the 1983 Group Annuity Mortality Table.
As to the Supplemental Executive Retirement Plan:
1	Eligibility Requirements: participants are determined at the discretion of the Compensation Committee.

2	The annual retirement benefit payable is designed to provide 70% of the executive officer’s average compensation for the previous 5 consecutive years.

3	Compensation included in the above formula includes the total compensation received by the participant for the prior Plan Year, including any amounts deferred under a qualified 401(k), 403(b), or 125 plan. Excluded are amounts for other fringe benefits, reimbursements for expenses, automobile allowances, taxable values of employer paid group term life insurance, and any other special forms of payment.

4	The Present Value of the Accumulated Benefit is based on the accrued benefit at December 31, 2006, and the actuarial assumptions used for financial statement reporting. At December 31, 2006, these assumptions included a discount rate of 5.75% and longevity based on the RP-2000 Combined Mortality Table. At December 31, 2005, these assumptions included a discount rate of 6.0% and longevity based on the 1983 Group Annuity Mortality Table.

5	Mr. Oliver was a participant in the Plan from July 1984 until July 2005, when he aged out of the Plan. Mr. Oliver is currently the sole owner of the life insurance policy that was used to fund the SERP.
Potential Payments upon Termination or Change in Control
     Under the Control Agreements discussed above, if the named executive officer’s employment terminates due to the employee’s disability, death, voluntary termination by the employee or termination by LSB for “cause” (as defined in the Control Agreements) or for any other reason that does not constitute a “Covered Termination” (discussed below), the named executive officer is entitled to receive his annual base salary and vested rights to fringe benefits for the period prior to his termination of employment. If the named executive officer’s employment is terminated in a way that constitutes a “Covered Termination”, the named executive officer is entitled to receive his base salary and vested rights to fringe benefits for the period prior to such termination and monthly severance payments during the severance period (which is three years for Mr. Lowe and two years for each of Mr. Sherron and Mr. Oliver unless the termination occurs within six months after a change in control of LSB, in which case the severance period is three years instead of two years).
     The monthly severance payment equals 1/12th of the named executive officer’s then annual base salary plus 1/12th of the amount of any bonuses or other taxable cash compensation other than annual base salary which was awarded to the named executive officer during the calendar year prior to his termination of employment. In addition, during the period when the named executive officer is receiving severance, LSB generally must reimburse the executive for the costs of premiums for the executive and his dependents to maintain continuation coverage under LSB’s group health plans. LSB’s obligation to make these severance payments is conditioned on the named executive officer’s compliance with a noncompete agreement. If the severance payments would result in the executive being subject to a Section 4999 excise tax under the Code, the severance payments are automatically reduced to $1.00 less than three times the executive’s “base amount” (as defined in Code Section 208G(b)(3)) but only if the executive would be economically better off, on an after-tax basis, by such reduction. In addition, if the amounts to be paid to the executive under the Control Agreement would cause the named executive officer to receive a payment in violation of 12 C.F.R. §359 then, after seeking the approval of the FDIC to nonetheless pay such amounts, if such approval is not forthcoming, such amounts will be limited so that no violation of the regulation will occur.

     Generally, a “Covered Termination” is defined as the following: any termination by LSB without cause and without an offer of comparable employment with a successor employer or affiliated employer (as defined in the Control Agreements), the named executive officer voluntarily terminates his employment for “good reason” (as defined in the Control Agreements) within six months after the occurrence of the event (or the last in a series of events) constituting the good reason, or the named executive officer terminates his employment if LSB or the LSB Board, without the named executive officer’s written consent, violates or takes direct action or inaction that would violate LSB’s code of ethics as in effect immediately prior to a change in control of LSB (as defined in the Employment Agreements). Mr. Sherron and LSB have entered into an amendment to his Control Agreement providing that the six month post-merger period in his Control Agreement within which he may elect to terminate the Agreement and receive severance payments for a period of three years is extended to 18 months. See “Interests of LSB Directors and Officers in the Merger” on page ___.
     In 2006, if a Covered Termination event occurred that was not the result of a change in control, then Mr. Lowe would have been entitled to receive total compensation of $1.979 million, Mr. Oliver would have been entitled to receive total compensation of $676,000 and Mr. Sherron would have been entitled to receive total compensation of $578,000. However, if a Covered Termination event occurred as a result of a change in control, then Mr. Lowe would have been entitled to receive total compensation of $1.979 million, Mr. Oliver would have been entitled to receive total compensation of $1.013 million and Mr. Sherron would have been entitled to receive total compensation of $867,000. All amounts are calculated based on each named executive officer’s 2005 total compensation as shown in the Summary Compensation Table, excluding the amounts listed in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, on page ___and the amount of 2005 health insurance premiums paid by LSB, which totaled $3,678 for each named executive officer.
Director Compensation
     The following table shows, for the fiscal year indicated, the cash compensation paid by LSB, as well as certain other compensation paid or accrued for the year, to directors.
DIRECTOR COMPENSATION TABLE

				Change in Pension
				Value and
				Nonqualified
	Fees Earned	Stock		Deferred	All Other
	or Paid in	Awards	Option	Compensation	Compensation[1]	Total
Name	Cash ($)	($)	Awards ($)	Earnings ($)	($)	($)
Michael S. Albert	13,150	NA	0	0	8,600	21,750
Leonard H. Beck	5,450	NA	0	0	8,600	14,050
J. David Branch	3,300	NA	0	0	6,450	9,750
Robert C. Clark	6,400	NA	0	0	8,600	15,000
Samuel R. Harris	9,200	NA	0	0	8,600	17,800
Walter A. Hill, Sr.	7,900	NA	0	0	8,600	16,500
Robert F. Lowe [2]	4,200	NA	0	0	8,600	12,800
Mary E. Rittling	3,550	NA	0	0	6,450	10,000
David A. Smith	12,700	NA	0	0	8,600	21,300
Robert B. Smith, Jr.	11,400	NA	0	0	8,600	20,000
Burr W. Sullivan	12,650	NA	0	0	8,600	21,250
John W. Thomas III	7,700	NA	0	0	8,600	16,300
John F. Watts	5,450	NA	0	0	8,600	14,050
G. Alfred Webster	3,550	NA	0	0	6,450	10,000
Julius S. Young, Jr.	13,150	NA	0	0	8,600	21,750

[1]	Amount listed represents (a) $5,000 for annual retainer fee and (b) $3,600 for one-half of the regular monthly meeting fees. The aggregate total goes towards the purchase of LSB Stock for each director. Dr. Branch, Ms. Rittling and Mr. Webster joined the LSB Board in April 2006, therefore were eligible for 75% of this compensation.

[2]	Represents amounts earned by Mr. Lowe for his services as Chairman of the LSB Board. For all other amounts paid by LSB to Mr. Lowe, see the Summary Compensation Table on page ___.
     As compensation for serving on the LSB Board, each member in 2006 received annual director fees of $12,200, plus $600 for each special LSB Board meeting attended. The 2006 compensation was paid to each director as follows: (1) LSB paid $300 in cash to each director each month for attendance at regular meetings; and (2) LSB paid the balance ($8,600) to each director in shares of LSB Stock based on the shares’ then-current fair market value (the “2006 Stock Compensation”). LSB paid the 2006 Stock Compensation to each director at one time, in full, during the first quarter 2006. The 2006 Stock Compensation was prorated for newly-elected directors and directors who retired during the year. Each non-management director also received a fee of $250 in cash for each committee meeting of LSB and LSB Bank that he or she attended. This fee was paid on the dates such committee meetings were held.
     At its meeting on December 19, 2006, and upon the recommendation of the Compensation Committee, the LSB Board approved a restated director compensation schedule for 2007. Pursuant to this schedule, each member of the LSB Board receives the following director fees and other compensation:
•	$300 in cash for each regular monthly meeting of the LSB Board that the director attends, paid at the time of the meeting;

•	$300 for each regular monthly meeting of the LSB Board scheduled for the year, converted into shares of LSB Stock based on the shares’ then-current fair market value (the “Board Stock Fees”). The total number of shares is determined in the first quarter, and the shares are delivered to directors at that time. If the director’s service on the LSB Board terminates for any reason prior to the payment, the Board Stock Fee is prorated based on the number of regular monthly LSB Board meetings attended during the year. For a director scheduled to retire during the year, the Board Stock Fee is prorated based on the number of regular monthly LSB Board meetings prior to the scheduled retirement date. For a new director, the Board Stock Fee is prorated based on the number of regular monthly LSB Board meetings remaining in the year and is paid as soon as practicable after the director’s election or appointment;

•	$5,000 annual retainer, converted into shares of LSB Stock based on the shares’ then-current fair market value (the “Board Retainer”). The number of shares is determined in the first quarter and the shares are delivered to the director at that time. If the director’s service on the LSB Board terminates for any reason prior to the payment, the Board Retainer is prorated based on the number of regular monthly Board meetings attended during the year. For a director scheduled to retire during the year, the Board Retainer is prorated based on the number of regular monthly LSB Board meetings prior to the scheduled retirement date. For a new director, the Board Retainer is prorated based on the number of full months remaining in the year after he assumes office, and is paid as soon as practicable thereafter;

•	$600 in cash for each special meeting of the LSB Board that the director attends, paid at the time of the meeting;

•	For each non-employee director serving as the chair of a standing committee of the LSB Board, $1,000 annual retainer, paid in the first quarter in cash;

•	For each non-employee director serving on standing committees of the LSB Board, $250 in cash for each meeting the committee member attends, paid at the time of the meeting; and

•	$600 in cash for each special meeting of the LSB Bank Board that the director attends, paid at the time of the meeting.
     The Comprehensive Benefit Plan authorizes the Compensation Committee to give directors the right to defer payment of all or part of their compensation. Pursuant to this authority, on December 29, 2004, the Compensation Committee approved a form of director fee deferral agreement, a copy of which was filed with the SEC on December 29, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Fee Deferral Agreement”). On December 20, 2005, the Compensation Committee determined that the form of Director Fee Deferral Agreement should be amended to address issues arising under the new federal income tax laws governing deferred compensation and approved an amended and restated form of Director Fee Deferral Agreement, a copy of which was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K (the “Restated Director Fee Deferral Agreement”).
     By entering into a Director Fee Deferral Agreement (with respect to 2006 Stock Compensation) or a Restated Director Fee Deferral Agreement (with respect to Board Stock Fees and Board Retainers), the director can elect to have all or a portion of his or her 2006 Stock Compensation, Board Stock Fees or Board Retainers deferred. Under the Director Fee Deferral Agreements and the Restated Director Fee Deferral Agreements (collectively the “Deferral Agreements”), LSB creates a bookkeeping account for the director and credits this account with a hypothetical number of shares of LSB Stock (the “deferred stock units”) based on the amounts deferred and the shares’ then current fair market value. The number of deferred stock units credited to the director’s bookkeeping account is increased periodically to mimic the payment and reinvestment of dividends on LSB Stock. Directors have only an unsecured contractual commitment of LSB to pay the amounts due under the Deferral Agreements. However, LSB maintains a “grantor” trust and makes contributions to this trust which may be used to pay future benefits under the Deferral Agreements. LSB Bank’s trust department serves as trustee of the trust, and in that capacity LSB Bank uses amounts contributed to the trust to purchase shares of LSB Stock. The trust has purchased, and subject to the availability of funds intends to continue to purchase, shares on the open market in an amount equivalent to the benefits that accrue under the Deferral Agreements. The assets of this trust are subject to the claims of LSB’s general creditors in the event of LSB’s insolvency.
     The Deferral Agreements provide that the director’s account is paid in a single sum in the year following the year of the director’s separation from the LSB Board, or at the director’s election in installments over five years. Under each arrangement a director may elect to receive installment payments only if the director is entitled to receive at least 1,000 shares. A director’s ability to elect installment payments under the Deferral Agreements is limited to comply with Section 409A of the Code. For instance, a director who elects to receive installment payments of his or her deferred compensation generally may not receive his or her first installment payment until at least five years after the date that the benefits would have otherwise been payable. When benefits are due under the Deferral Agreements, LSB instructs the trustee of the trust to pay such benefits to the director, in the form of LSB Stock.
     Under the Comprehensive Benefit Plan, the Compensation Committee has the flexibility to grant to directors non-qualified options, stock appreciation rights, restricted stock, restricted stock units, performance units, deferred stock and any other kind of stock-based award the Compensation Committee finds to be consistent with the purpose of the Comprehensive Benefit Plan. Pursuant to this authority, on December 21, 2004, the Compensation Committee recommended, and the LSB Board approved, a Form Director Option Grant Agreement, a copy of which was filed with the SEC on December 23, 2004 as an exhibit to a Current Report on Form 8-K (the “Director Option Grant Agreement”). Under the terms of the form Director Option Grant Agreement, the exercise price per share of LSB Stock for each option is the fair market value of the LSB Stock on the date of grant. On December 21, 2004, the LSB Board granted to each non-management director a ten-year option to purchase 1,250 shares of LSB Stock pursuant to the terms and conditions of the form Director Option Grant Agreement.
     On December 20, 2005, the Compensation Committee approved a form of stock appreciation rights award agreement for directors, a copy of which was filed with the SEC on December 23, 2005 as an exhibit to a Current Report on Form 8-K (the “Stock Appreciation Rights Award Agreement”). On the same date, the Compensation Committee awarded 1,000 stock appreciation rights to each non-employee director pursuant to the terms and conditions of the form Stock Appreciation Rights Award Agreement. Each stock appreciation right generally remains exercisable for five years. Each stock appreciation right entitles the grantee to receive, upon exercise, shares of LSB Stock with a fair market value equal to the excess, if any, of (a) the fair market value of one share of LSB Stock on the date of exercise over (b) the fair market value of one share of the LSB Stock on the date of grant. The Compensation Committee did not grant stock options or award stock appreciation rights for directors in 2006.
Equity Compensation Plan Information
     The following table sets forth certain information regarding outstanding options and shares for future issuance under equity compensation plans as of December 31, 2006. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to LSB’s shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Code.

		Weighted-Average
	Number of Shares to be Issued	Exercise Price of	Number of Shares
	Upon Exercise of Outstanding	Outstanding Options,	Remaining Available for
Plan Category	Options, Warrants and Rights	Warrants and Rights	Future Issuance (1)

Equity Compensation Plans Approved by Shareholders	604,425	$17.3059	515,750
Equity Compensation Plans Not Approved by Shareholders	0	0	0
Total	604,425	$17.3059	515,750

Shareholder Return Performance Presentation
     The graph presented below compares the cumulative total shareholder return on LSB Stock to the cumulative total return of the S&P 500 Index and the S&P 500 Diversified Banks Index for the five-year period ended December 31, 2006. The cumulative total shareholder return assumes the investment of $100 in LSB Stock and in each index on December 31, 2001 and assumes reinvestment of dividends.

	Base		INDEXED RETURNS
	Period		Years Ending
Company / Index	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
LSB	100	130.60	145.45	146.84	159.83	158.81
S&P500 INDEX	100	77.90	100.25	111.15	116.61	135.03
S&P500 DIVERSIFIED BANKS	100	98.97	130.74	153.64	157.87	183.59

	ANNUAL RETURN PERCENTAGE
	Years Ending
Company / Index	12/31/02	12/31/03	12/31/04	12/31/05	12/31/06
LSB	30.60	11.37	0.96	8.85	(0.64)
S&P500 INDEX	(22.10)	28.68	10.88	4.91	15.79
S&P500 DIVERSIFIED BANKS	(1.03)	32.09	17.52	2.75	16.30

Principal Accountant Fees and Services
     The following table represents fees for professional services rendered by Turlington for the audit of LSB’s annual financial statements and review of LSB’s financial statements included in its Form 10-Q’s for the years ended December 31, 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by Turlington for each of such years.

	Year Ended December 31,
	2006	2005
Audit Fees	$104,565	$98,786

Audit-Related Fees[1]	$35,000	$34,000

Tax Fees[2]	$13,000	$13,000

All Other Fees[3]	$56,788	$37,527

Total	$209,353	$183,313

[1]	Represents amounts paid for the audits of the Pension Plan and the Savings Plan.

[2]	Represents amounts paid for assistance in the preparation of LSB’s and LSB Bank’s various federal, state and local tax returns.

[3]	Represents amounts paid for permissible work performed by our independent registered public accounting firm that does not meet the above categories, consisting of special project assistance.
     All audit related services, tax services and other services giving rise to the fees listed under “Audit-Related Fees”, “Tax Fees” and “All Other Fees” in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services by Turlington was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by LSB’s independent auditors. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.
Shareholder Communications
     Shareholders of LSB may communicate with the LSB Board on any matter other than the nomination of directors and the proposal for business at a shareholders’ meeting (both of which are discussed in the section below titled “Shareholder Proposals”) by following the procedures set forth in the LSB Bylaws. Under the LSB Bylaws, shareholders may communicate with the LSB Board by writing to the Chairman of the LSB Board, c/o the Secretary of LSB at One LSB Plaza, Lexington, North Carolina 27292. If a response to the shareholder communication on behalf of the LSB Board or an individual director is appropriate, the Chairman or another appropriate director will gather any information and documentation necessary for responding to the communication and will provide, or will direct another appropriate LSB Board member to provide, such information, documentation and response to the shareholder.
Shareholders Proposals for the 2008 Annual Meeting of Shareholders
     If a shareholder desires to submit a proposal for possible inclusion in LSB’s Proxy Statement for LSB’s 2008 Annual Meeting of Shareholders, the proposal must be received by the Secretary of LSB at One LSB Plaza, Lexington, North Carolina 27292, by November 5, 2007.
     In addition to any other applicable requirements imposed by federal or state law, for business to be properly brought before an Annual Meeting by a shareholder, even if the proposal is not to be included in LSB’s Proxy Statement, pursuant to the LSB Bylaws, the shareholder must give notice in writing to the Secretary of LSB not less than 50 days nor more than 75 days prior to the first anniversary date of LSB’s Proxy Statement in connection with LSB’s last Annual Meeting of Shareholders (the “Director Proposal Window”) if the proposal is to nominate a person or persons for election to the LSB Board and, for any other matter, not less than 60 days prior to the first anniversary date of LSB’s Proxy Statement in connection with LSB’s last Annual Meeting of Shareholders (the “Other Proposal Deadline”). So, for the 2008 Annual Meeting, such notice would have to be received by the

Secretary of LSB between December 30, 2006 and January 24, 2007 if the proposal relates to the nomination of a director and by January 14, 2007 if the proposal relates to any other matter.
     As to each matter related to the election of directors, the notice must contain (1) the name, age, business address, residence address (if known), social security number (if known) and telephone number of each nominee; (2) the principal occupation or employment of each nominee; (3) the nominee’s qualifications to serve as director; (4) an executed written consent of the nominee to serve as director of LSB if so elected; (5) the number and class of shares of LSB Stock beneficially owned by each nominee; (6) the name and record address of the shareholder making the nomination; (7) the number, class and series of shares of LSB Stock owned of record and beneficially by the shareholder making the nomination; (8) a representation that the shareholder intends to appear in person or by proxy at the next annual meeting of shareholders to nominate the nominees; (9) a description of all arrangements or understandings between the shareholder and each nominee and any other person (naming such person) pursuant to which the nomination(s) are made by the shareholder; and (10) any material interest of the shareholder in the proposed nomination. If a shareholder provides this notice to LSB during the Director Proposal Window, includes the information described in this paragraph in his or her notice and complies with applicable federal or state law related to shareholder nominations for director, the Corporate Governance and Nominating Committee will consider such nominee in the same manner as it considers all nominees for directors and recommends such nominees to the LSB Board, as more particularly described in the section above titled, “Selection of Nominees for the LSB Board.”
     As to each matter other than the election of directors, the notice must contain (1) a brief description of the business desired to be brought before the Annual Meeting and the reasons for addressing it at the Annual Meeting; (2) the name and record address of the shareholder proposing such business; (3) the number of shares of Common Stock owned of record and beneficially by such shareholder; and (4) any material interest of the shareholder in such business. If a shareholder provides such notice by the Other Proposal Deadline, includes the information described in this paragraph in his or her notice and complies with applicable federal and state law related to shareholder proposals of business to be brought before annual meetings, then he or she may properly bring such business before the next Annual Meeting of Shareholders.

OTHER MATTERS TO
BE CONSIDERED ON AT THE FNB MEETING
FNB PROPOSAL II
ELECTION OF DIRECTORS
     FNB’s Articles and Bylaws provide that the FNB Board shall consist of not less than five and not more than 25 directors, the number to be fixed from time to time by the FNB Board. The FNB Board currently consists of nine directors, divided into three classes, with each class being equal in number. The FNB Board has fixed its number for 2007 at ten members. There are four nominees for election as directors, each recommended by FNB’s Corporate Governance and Nominating Committee and nominated by the FNB Board to serve for a three year term expiring at the 2010 Annual Meeting of Shareholders. All of the director nominees, except for Elizabeth S. Ward, currently serve as directors of FNB.
     The persons named as proxies in the accompanying proxy card intend to vote for the nominees named below. Such nominees have consented to serve as directors of FNB if elected. If, at the time of the FNB Meeting, any of such nominees are unable or unwilling to serve, the discretionary authority provided in the accompanying proxy card will be exercised to vote for such other person or persons for the office of director as may be nominated by the FNB Board. Proxies cannot be voted for a greater number of nominees than the number named in this proxy statement.
     Additional information about each of the nominees and the other directors is provided below. The age of each director and nominee is given as of April 15, 2007.
NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL THE 2010 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
Pressley A. Ridgill (54)	2005	President, Chief Executive Officer and Director of FNB and FNB Bank. Previously, Executive Vice President and Chief Operating Officer of FNB and President and Chief Operating Officer of FNB Bank.

Robert V. Perkins, II (51)	2005	President and co-owner, NAI Piedmont Triad (real estate firm); former Member, Greensboro City Council; Co-owner, Guilford Group and Roswell Associates (real estate development and management partnerships).

E. Reid Teague (57)	2002	President and owner, Eden Oil Co., Inc.

Elizabeth S. Ward (46)	—	Chief Financial Officer and Treasurer, The Moses Cone Health System.
The FNB Board unanimously recommends a vote FOR all nominees for election as directors, each to serve until the 2010 Annual Meeting

INCUMBENT DIRECTORS SERVING UNTIL THE 2008 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
Gary G. Blosser (59)	1999	President and Owner, Shenandoah Nurseries, Inc., Shenandoah Landscape Services, Inc. and Glen-Gary, Inc. Previously, President and owner, STM Landscape Services, Inc. (landscaping contractor).

Joseph H. Kinnarney (53)	1988	Doctor of Veterinary Medicine; President and owner, Reidsville Veterinary Hospital, Inc., Bel-Air Veterinary Hospital, Mebane Veterinary Hospital and Greensboro Pet Spa & Resort, Inc.

Kenan C. Wright (54)	1990	President, The Wright Co. of N.C., Inc. (general contractor)
INCUMBENT DIRECTORS SERVING UNTIL THE 2009 ANNUAL MEETING

	DIRECTOR
NAME AND AGE	SINCE	PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
Alex A. Diffey, Jr. (57)	2006	Independent banking consultant to FNB. Interim Chief Credit Officer of FNB Bank between October, 2005 and January 2007. Previously, a consultant with Thurmand Clower & Associates, specializing in loan portfolio reviews, and prior to that, an employee of First Union National Bank (now known as Wachovia Bank) for 32 years in various commercial lending, loan administration and capital markets positions, including Chief Credit Officer and Senior Vice President of First Union National Bank of South Carolina and Senior Vice President and Senior Credit Officer of Wachovia Securities.

C. Arnold Britt (57)	1985	President and owner, Carolina Apothecary, Inc. and Belmont Pharmacy, Inc.

Barry Z. Dodson (58)	1997	Certified public accountant and owner of Barry Z. Dodson, CPA; Chairman of the FNB Board.
     Other than Messrs. Diffey, Perkins, and Ridgill, all members of the FNB Board (both currently and during 2006) are “independent” as defined under the rules and listing standards of the Nasdaq GM. Accordingly, at all times during 2006 the FNB Board was comprised of a majority of “independent” directors, as required by the listing standards of the Nasdaq GM. All voting members of the Audit Committee and the Executive, Corporate Governance and Nominating Committee are “independent” as defined under the rules and listing standards of the Nasdaq GM. Except for Mr. Perkins, all members of the Compensation Committee, are “independent” as defined under the rules and listing standards of the Nasdaq GM. The FNB Board waived the “independence” requirement for Mr. Perkins, after satisfying itself that the Compensation Committee otherwise comprised three “independent” directors, and that Mr. Perkins properly removed himself from consideration of transactions in which he had a conflict of interest. See “Corporate Governance — Certain Relationships and Related Transactions, and Director Independence” on page ___for full details of the transactions between FNB Bank and Mr. Perkins’ real estate firm, NAI Piedmont Triad, during 2006.

Who serves on the Board of Directors of FNB Bank?
     FNB Bank currently has a ten member board of directors which, with the exception of Elizabeth S. Ward, who is nominated for election to the FNB Board at the FNB Meeting, is comprised of the same persons who are directors of FNB. Those persons elected to the FNB Board at the FNB Meeting will be also be elected by FNB as directors of FNB Bank.
Executive Officers of FNB
     The following table provides information about executive officers and all persons chosen to become executive officers of either FNB and/or FNB Bank during 2006. The age of each executive officer and nominee is given as of April 15, 2007.

		EMPLOYED BY FNB
	PRINCIPAL OCCUPATION FOR PAST	AND/OR FNB
NAME AND AGE	FIVE YEARS	BANK SINCE
William W. Budd, Jr. (44)	Executive Vice President and Chief Credit Officer of FNB Bank. Prior to 2007, Executive Vice President and various other senior management positions – Sun Trust Bank (formerly National Commerce Bank).	2007

Pressley A. Ridgill (54)	President, Chief Executive Officer and Director of FNB and FNB Bank. Previously, Executive Vice President and Chief Operating Officer of FNB and President and Chief Operating Officer of FNB Bank.	2000

Michael W. Shelton (45)	Executive Vice President, Chief Financial Officer and Secretary of FNB and FNB Bank; Treasurer of FNB.	1996

G. Richard Webster (51)	Senior Vice President and Chief Lending Officer of FNB Bank; 2005-2006, Regional President and various other management positions within FNB Bank. In 2004, he was Vice President and Sr. Account Executive — GE Commercial Finance. Prior to 2004, business consultant to banking industry clients.	2005

K. Dwight Willoughby (52)	Senior Vice President, Chief Accounting Officer and Controller of FNB and FNB Bank. Prior to 2003, insurance analyst - Republic Mortgage Insurance Company, responsible for managing relationships with captive reinsurance customers.	2003
Director Meetings in 2006; Director Attendance at Annual Meeting of Shareholders
     During 2006, the FNB Board held twelve meetings. The FNB Bank Board held a meeting in conjunction with each meeting of FNB’s Board. During 2006, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the FNB Board (held during the period for which such person was a director) and the total number of meetings held by all committees of the FNB Board on which such director served (held during the period for which the person so served). Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance.

Corporate Governance
     Certain Relationships and Related Transactions, and Director Independence. FNB Bank has had, and expects to have in the future, lending transactions in the ordinary course of business with many of our officers and directors and with associates of such persons. All loans and commitments included in those transactions during 2006 were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and in the opinion of management of FNB Bank did not involve more than the normal risk of collectibility or present other unfavorable features.
     The FNB Board has determined that, except for Messrs. Diffey, Perkins and Ridgill, all of its directors are “independent,” as defined under the rules and listing standards of the Nasdaq GM.
     During 2006, FNB and FNB Bank were parties to the following series of transactions in excess of $120,000, in which a director, Mr. Perkins, had a direct or indirect material interest as President and co-owner of the real estate firm, NAI Piedmont Triad. In June, FNB Bank purchased for approximately $850,000, a proposed FNB Bank branch site in High Point, North Carolina. Pursuant to the real estate brokerage agreement, NAI Piedmont Triad received a 5% commission on the purchase ($42,500). Of this amount, Mr. Perkins received $34,000 remuneration from NAI Piedmont Triad and a further $2,171 by virtue of his 33.3% ownership interest in the firm. In July, FNB Bank purchased for approximately $1,085,500, a proposed FNB Bank branch site in Oak Ridge, North Carolina. Pursuant to the real estate brokerage agreement, NAI Piedmont Triad received 3% commission on the purchase ($32,565). Of this amount, Mr. Perkins received $26,052 remuneration from NAI Piedmont Triad and a further $2,833 by virtue of his ownership interest in the firm.
Code of Business Conduct and Ethics
     FNB has adopted a Code of Business Conduct and Ethics that applies to its directors, officers, and employees (“Code Conduct”). The Code of Conduct outlines many standards, including those related to addressing compliance with laws, regulations, policies and procedures; conflicts of interest; confidentiality; accuracy and timely periodic reports; and procedures for reporting violations of the Code of Conduct or any illegal or unethical business or workplace conduct.
     Specifically, this Code provides that directors, officers and employees should not be involved in any activity which creates or reasonably could be expected to give rise to a conflict of interest between their personal interests and FNB’s interests. A confidential hotline provides a method by which suspected violations may be anonymously reported. Where a transaction potentially gives rise to a conflict of interest, FNB’s Audit Committee may review and (where appropriate) approve the transaction subject to such conditions as it considers appropriate, so as maintain compliance with this Code. The provisions of the Code of Conduct may also be waived by resolution of the Audit Committee. Waivers granted to directors and executive officers are subject to public disclosure requirements.
     This Code of Conduct is required to be reviewed and signed by all employees and directors annually, and by FNB Bank officers twice annually. FNB Bank’s Human Resources department maintains the signed forms. This Code requires that the Chairman of the FNB Audit Committee, or his designee, investigate any reported violations and oversee an appropriate response, including corrective action and preventative measures.
     This Code of Conduct is available on the “Investor Information” section of our website at www.fnbsoutheast.com. FNB elects to disclose any amendments to, or waivers of, any provisions of its Code of Business Conduct and Ethics applicable to its principal executive officers and senior financial officers on its website.
Board Committees
     The FNB Board has three standing committees, the Audit Committee, the Compensation Committee, and the Executive, Corporate Governance and Nominating Committee. The voting members of the Audit Committee are appointed by the FNB Board annually from among its members. In addition, the Board of FNB Bank has a number of standing committees, including the Compliance Committee, the Planning Committee, the Asset Liability Committee, and the Credit Management Committee.

     Audit Committee. Between January, 2006 and May, 2006, the members of the Audit Committee were: Mr. Blosser, Chairman; Dr. Kinnarney; and Messrs. Dodson and Wright. Since May, 2006, the members of the Audit Committee are: Mr. Dodson, Chairman; Dr. Kinnarney; and Messrs. Britt and Wright. The Audit Committee met eight times during 2006. The Audit Committee meets at least quarterly and, among other responsibilities, oversees the independent auditing of FNB’s consolidated financial statements, the system of internal controls that management has established, FNB’s internal audit functions, and the quarterly and annual financial information to be provided to shareholders and the SEC. In addition, the Committee selects FNB’s independent registered public accounting firm and reviews and approves the services of such auditor. The FNB Board has adopted a written charter for the Audit Committee which is reviewed annually, and amended as needed, by the Audit Committee. The Charter was reviewed on January 18, 2006, at which time it was recommended that no changes be made. The Charter was reviewed again on February 22, 2007, at which time certain revisions were recommended and subsequently adopted by the FNB Board. A copy of the Charter is on the “Investor Information” section of our website at www.fnbsoutheast.com. The FNB Board has determined that Barry Z. Dodson qualifies as an “audit committee financial expert” as defined under applicable SEC rules and regulations. This determination was based, among other things, upon Mr. Dodson’s extensive experience as a certified public accountant for over 33 years and his position as a certified public accountant with his own accounting firm. The FNB Board has also determined that all of the members of the Audit Committee meet the relevant financial literacy standards and are “independent” as defined under the rules and listing standards of the Nasdaq GM and Section 10A(m) of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.
     Report of the Audit Committee. The Audit Committee has reviewed and discussed FNB’s audited financial statements with management and has discussed with Dixon Hughes, our independent registered public accounting firm for the year ended December 31, 2006, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Dixon Hughes required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T), and has discussed with Dixon Hughes the firm’s independence in providing audit services to us. Based upon these reviews and discussions, the Audit Committee recommended to the FNB Board that the audited consolidated financial statements be included in FNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
Barry Z. Dodson, Chairman
Arnold Britt
Joseph H. Kinnarney
Kenan C. Wright
     Compensation Committee. The Compensation Committee met four times during 2006. Its members are: Mr. Britt, Chairman; Dr. Kinnarney; and Messrs. Dodson and Perkins. FNB’s executive compensation program is administered by its Compensation Committee in accordance with its Charter. See “Compensation Disclosure and Analysis – Compensation Program Decision Process” on page ___for a description of the Compensation Committee’s responsibilities. The Charter was reviewed and revised on February 23, 2006, and then again on March 22, 2007. A copy of the Charter is available on the “Investor Information” section of our website at www.fnbsoutheast.com. The Charter provides that members shall be appointed to the Committee by the Chairman on an annual basis, upon the recommendation of the Executive, Corporate Governance and Nominating Committee, and subject to the ratification of the FNB Board. The Charter further requires that the Committee consist of three or more members, each of whom must satisfy various independence standards. The FNB Board has determined that, except for Mr. Perkins, each member of the Compensation Committee is “independent”, as defined under the rules and listing standards of the Nasdaq GM, qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and is an “outside director” for the purposes of Section 162(m) of the Code. The FNB Board waived the “independence” requirement for Mr. Perkins, after satisfying itself that the Committee otherwise comprised three “independent” directors, and that Mr. Perkins properly removed himself from any Committee consideration of transactions in which he had a conflict of interest. See “Corporate Governance - Certain Relationships and Related Transactions, and Director Independence” on page ___ for full details of the transactions between FNB Bank and Mr. Perkins’ real estate firm, NAI Piedmont Triad during 2006.

     Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an employee of FNB or any of its subsidiaries. None of our executive officers serve on the compensation committee or as a director of another entity of which an officer or director of FNB serves on the compensation committee. The FNB Board determined that by virtue of transactions involving Mr. Perkins’ real estate firm, NAI Piedmont Triad, Mr. Perkins was not “independent,” as that term is defined under the rules and listing standards of the Nasdaq GM. See “Corporate Governance — Certain Relationships and Related Transactions, and Director Independence” on page ___for full details of the transactions between FNB Bank and Mr. Perkins’ real estate firm, NAI Piedmont Triad, during 2006.
     Compensation Committee Report. The Compensation Committee has reviewed and discussed FNB’s Compensation Disclosure and Analysis contained in this joint proxy statement and prospectus (“CD&A”) with management and, based on such review and discussions      , has recommended to the FNB Board that the CD&A be included in this joint proxy statement and prospectus.
C. Arnold Britt, Chairman
Joseph H. Kinnarney
Barry Z. Dodson
Robert V. Perkins, II
     Executive, Corporate Governance and Nominating Committee. This Committee met four times during 2006. Its voting members are: Mr. Dodson, Chairman; Dr. Kinnarney; and Messrs. Britt and Wright. Mr. Ridgill is a non-voting member of the Committee. The voting members of the Committee are appointed by the Chairman annually from among the FNB Board’s members, and ratified by the FNB Board. The Committee establishes corporate governance principles, evaluates qualifications of candidates for positions on the FNB Board, nominates new and replacement members for the FNB Board and recommends FNB Board committee composition. It also facilities an annual evaluation by the directors of the FNB Board and individual director performance. All voting members of the Committee are “independent” as defined under the rules and listing standards of the Nasdaq GM. The Charter was reviewed and revised on February 23, 2006, and then again on March 22, 2007. A copy of the Charter is available on the “Investor Information” section of our website at www.fnbsoutheast.com.
Selection of Nominees for the FNB Board
     The Executive, Corporate Governance and Nominating Committee reviews the qualifications of, and approves and recommends to the FNB Board, those individuals to be nominated for positions on the FNB Board and submitted to shareholders for election at each annual meeting of shareholders. The Committee identifies director nominees from various sources such as officers, directors and shareholders. In 2006, the FNB Board did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. Elizabeth S. Ward was recommended to the Committee by Mr. Dodson, Chairman of the FNB Board. The Committee currently has no written policy with regard to the consideration of director candidates recommended by Shareholder, however, as a matter of practice the Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Committee-recommended nominee. The recommendation of a candidate by a shareholder should be made in writing, addressed to the attention of the Committee at FNB’s corporate headquarters. The recommendation should include a description of the candidate’s background, his or her contact information, and any other information the shareholder considers useful and appropriate for the Committee’s consideration of the candidate. The Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the FNB Board and each nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; (vi) ability to devote necessary time to meet director responsibilities; and (vii) ability to commit to FNB Stock ownership. Where appropriate, the Committee ultimately will recommend nominees that it believes will enhance the FNB Board’s ability to manage and direct, in an effective manner, our affairs and business. Additional factors the Committee may consider in evaluating candidates include: (i) independence under applicable listing standards; (ii) relevant business experience; (iii) judgment, skill, integrity and reputation; (iv) number of other boards on which the candidate serves; (v) other business and professional commitments; (vi) lack of potential conflicts of interest with other pursuits; (vii) whether the candidate is a party to any action or arbitration adverse to FNB or the FNB Bank; (viii) financial and accounting background to enable the Committee to determine whether the candidate would be suitable for Audit Committee membership or qualify as an “audit committee financial expert;” (ix) executive compensation background, to enable the Committee to determine whether a candidate would be suitable for Compensation Committee membership; and (x) the size and composition of the existing FNB Board. In addition, candidates must be willing and able to devote the required amount of time to our business. In evaluating candidates, the Committee also seeks to achieve a balance of knowledge, experience and capability on the FNB Board.
     Before nominating a current director for re-election at an annual meeting, the Committee will consider the director’s performance on the FNB Board and whether the director’s re-election will be consistent with our corporate governance policies.
     How can a shareholder nominate someone for election to the FNB Board? Our Bylaws provide that in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Executive, Corporate Governance and Nominating Committee or the FNB Board, must be in writing and must be delivered to the Secretary of FNB not less than 50 days nor more than 90 days prior to the annual meeting of shareholders at which such nominations will be made; provided, however, that if less than 60 days notice of the Annual Meeting of Shareholders is given to the shareholders, such nominations must be delivered to the Secretary of FNB not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.
     The FNB Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the FNB Board, the inspector of voting for an annual meeting of shareholders may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of FNB.
     Security Ownership of Certain Beneficial Owners
     There are no “persons” or “groups”, as defined under the Exchange Act, known to us to beneficially own more than 5% of outstanding shares of FNB Stock.
     The following table shows the beneficial ownership of FNB Stock by each of our current directors, named executive officers (as defined below) and nominees to the FNB Board, and all of them as a group, as of April 15, 2007. Rule 13d-3 under the Exchange Act provides that a person beneficially owns shares if he or she has voting and/or investment power over those shares.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership[1]	Percentage of Class[2]
Gary G. Blosser [3]	28,221	*
C. Arnold Britt [4]	102,524	1.38%
Alex A. Diffey, Jr.	1,000	*
Barry Z. Dodson [5]	64,552	*
Joseph H. Kinnarney [6]	82,324	1.11%
Robert V. Perkins, II	8,326	*
Pressley A. Ridgill [7]	103,662	1.39%
Michael W. Shelton [8]	43,099	*
E. Reid Teague, Jr. [9]	34,061	*
Elizabeth A. Ward	—	*
Kenan C. Wright [10]	80,812	1.09%
All directors and named executive officers as a group (11 persons)[11]	548,581	7.38%

[1]	Except as otherwise noted, all shares are owned and held of record by the named individual, his or her spouse or minor children, or other entities controlled by the named individual.

[2]	Based upon 7,063,952 shares of outstanding FNB Stock (and options held by the named individuals) as of April 15, 2007. An asterisk (*) indicates an amount less than 1% of outstanding shares.

[3]	Includes 25,936 shares which Mr. Blosser could purchase under presently exercisable options and options that will be exercisable within 60 days (“Option Shares”).

[4]	Includes 54,061 Option Shares held by Mr. Britt.

[5]	Includes 43,514 Option Shares held by Mr. Dodson.

[6]	Includes 54,061 Option Shares held by Dr. Kinnarney.

[7]	Includes 79,215 Option Shares held by Mr. Ridgill.

[8]	Includes 39,138 Option Shares held by Mr. Shelton.

[9]	Includes 19,688 Option Shares held by Mr. Teague.

[10]	Includes 54,061 Option Shares held by Mr. Wright.

[11]	Includes an aggregate of 369,674 Option Shares held by directors, nominees and named executive officers.
Section 16(a) Beneficial Ownership Reporting Compliance
     Directors, executive officers, and greater than 10% shareholders of FNB are required by Section 16(a) of the Exchange Act to file reports with the SEC regarding the amount of and changes in their beneficial ownership of FNB Stock. Copies of these filings are required to be given to FNB. During 2006, FNB did not have any greater than 10% shareholders.
     Based solely on a review of the copies of such forms we received and written representations from FNB’s executive officers and directors, we believe that during the fiscal year ended December 31, 2006, all of FNB’s executive officers and directors complied with all applicable Section 16(a) filing requirements, with the following exceptions: Mr. Dodson purchased 1,100 shares of FNB Stock on April 24, 2006. We received notification and filed a report with the SEC on May 11, 2006. On May 11, Mr. Dodson purchased 600 shares of FNB Stock through The Madison Investment Club. We received notification and filed a report with the SEC on May 16, 2006. Mr. Perkins purchased 2,545 shares of FNB Stock through his IRA on August 21, 2006. We received notification and filed a report with the SEC on August 25, 2006. Finally, Mr. Wright purchased of 105 shares of FNB Stock through his IRA on July 28, 2006. We received notification and filed a report with the SEC on August 2, 2006.
Compensation Disclosure and Analysis
     Overview. The following CD&A provides information about FNB’s executive compensation program, and specifically the compensation paid to FNB’s President and Chief Executive Officer, Pressley A. Ridgill, and its Executive Vice President and Chief Financial Officer, Michael W. Shelton (together, the “named executive officers”), and its directors. Later in this document, you will find a series of tables containing specific information about the compensation awarded to, earned by or paid to FNB’s directors and named executive officers in 2006.
     The overall objective of our compensation program is to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation program for our named executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our shareholders and to encourage them to remain with FNB.
     The annual and long-term compensation programs are intended to be competitive with median levels of incentive compensation paid by our competitors, and were developed based upon an analysis of surveys of compensation programs of financial institutions of similar size and characteristics in North Carolina and the southeast United States, as reported in various sources, including the North Carolina Bankers Association Survey, the Bank Administration Institute Survey, Virginia Bankers Association Survey, America’s Community Bankers Survey and SNL Executive Compensation Review.
     During 2006, for our named executive officers, these elements consisted of base salary: performance-based cash awards under the 2006 Annual Management Incentive Plan (the “2006 Incentive Plan”); matching contributions under FNB Bank’s 401(k) Retirement Plan (the “401(k) Plan”); retirement benefits under FNB Bank’s defined benefit Employees’ Pension Plan (the “Pension Plan”) and the Benefit Equivalency Plan (supplemental executive retirement); FNB’s Non-Qualified Deferred Compensation Plan for Directors and Senior Management (the “Deferred Compensation Plan”); FNB’s Long Term Incentive Compensation Plans; FNB’s Change of Control Severance Plans; universal life insurance benefits; and group life, health and other insurance benefits.
     Compensation Program Decision Process. The Compensation Committee has responsibility for matters involving the compensation of the executive officers of FNB and FNB Bank. It is tasked with evaluating FNB’s financial performance and relative shareholder return in determining executive compensation, and providing oversight of management’s decisions concerning performance and compensation of other senior officers. In doing so, the Compensation Committee’s principal responsibility is to align the incentives of executives with actions that will enhance long-term shareholder value. To assist in evaluating FNB and FNB Bank’s executive officers, the

Committee has authority to retain compensation consulting firms. During 2006, FNB did not use any compensation consulting firms.
     At least annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to Mr. Ridgill’s compensation, evaluates his performance in light of those goals and objectives, and provides recommendations to the FNB Board for its consideration. In addition, the Compensation Committee also provides recommendations concerning compensation policies, incentive compensation, long term equity participation and benefit plans generally. The Compensation Committee delegates to Mr. Ridgill the responsibility to determine appropriate levels of salaries and incentive bonuses for our other officers, including the other named executive officer, within ranges approved by the Compensation Committee. Primary consideration is given to individual performance and to attainment of individual goals and objectives that are established at the beginning of each year. Additional consideration is given by both the Compensation Committee (with regard to Mr. Ridgill) and Mr. Ridgill (with regard to other officers) to the demonstration of the leadership skills needed to enable FNB to achieve the business objectives established by the FNB Board.
     Elements of Compensation. The following is a discussion of each element of the compensation program for 2006 with respect to our named executive officers, and a description of how each element of compensation is determined.
     Base Salaries. At the beginning of 2006, Mr. Ridgill’s base salary was $250,000. His salary was reviewed during the first half of the year and was increased to $300,000, effective July 1, 2006, so as to achieve a base salary of $275,000 for 2006. Mr. Ridgill’s base salary for 2006 was set on an objective basis by the FNB Board, based on the recommendation of the Compensation Committee, using specific performance criteria within a range determined by the Compensation Committee to be competitive. The performance criteria included: (i) establishing a systematic reporting process monitoring actions taken toward achieving compliance with the MOU; (ii) implementing a new organizational structure with increased management strength and depth; and (iii) recruitment of an interim Chief Credit Officer and establishing revised policies and procedures that addressed concerns expressed by FNB Bank examiners. The Compensation Committee concluded his prior achievements were significant in terms of FNB’s growth and profitability, and that Mr. Ridgill’s 2006 base salary level was reasonable and in accordance with the salary administration guidelines prepared from peer group data. Mr. Ridgill’s 2006 salary was 85.4% of the median base salary paid to chief executive officers of banks of comparable size, and reflected a 10% increase over his 2005 base salary.
     Mr. Shelton’s 2006 base salary was $142,500. It was set, within ranges approved by the Compensation Committee, by Mr. Ridgill based on Mr. Ridgill’s evaluation of Mr. Shelton’s performance and level of responsibility, as well as his contribution to FNB’s financial performance for the prior fiscal year. The salary ranges were set by the Compensation Committee based on its evaluation of the level of demands and responsibility required by his position, his prior achievements, and the levels of compensation paid by financial institutions of comparable size for similar positions. Mr. Shelton’s 2006 base salary was 93.8 % of the median base salary paid to chief financial officers of banks of comparable size, and reflected a 17.3% increase over his 2005 base salary.
     Cash Incentive Bonuses. The cash incentive bonuses paid for 2006 to each of the executive officers were determined under the terms of the 2006 Incentive Plan, based in part on FNB’s achievement of specified goals, such as a minimum net income, over the course of the fiscal year, and each participant’s individual performance in achieving profit center, cost efficiency, loan production, and other similar operational goals and objectives. The 2006 Incentive Plan used a “target bonus” approach to determine the size of each participant’s bonus. A participant’s base salary, salary grade and level of accountability and responsibility as of the first day of the fiscal year were used to determine his or her target bonus.
     During 2006, individual target bonuses, as a percentage of annual base salary, ranged from a low of 5% to a high of 35%. The overall bonus fund was the sum of the target bonuses for all participants. Actual bonus amounts for participants in the 2006 Incentive Plan may have been higher or lower than target bonus amounts and were based upon a comparison of FNB’s actual performance to the designated performance measures and upon the participant’s achievement of his or her individual goals and objectives. Under the 2006 Incentive Plan, the maximum bonus for any participant generally could not exceed 123% of his or her target bonus. Payment of bonuses under the 2006 Incentive Plan was made within approximately 60 days of the end of the fiscal year.
     The 2006 Incentive Plan provided that in the event FNB did not meet its financial performance objectives, upon the recommendation of Mr. Ridgill, discretionary awards could still be made to officers and management employees if they met planned individual goals during the specified period. For the year ended December 31, 2006,

FNB did not meet its financial performance measures, but did meet a majority of the designated individual performance measures, resulting in an overall bonus fund of 73% of target bonuses. On the recommendation of Mr. Ridgill, discretionary awards were made to those officers and management employees who met planned individual goals during 2006. Under the 2006 Incentive Plan, FNB awarded cash incentive bonuses totaling $559,591 to 65 officers. Of this amount, Mr. Shelton was awarded a cash incentive bonus of $26,375. Mr. Shelton met all his individual goals, which included the implementation of selected profitability strategies and participation in investor relations presentations, as determined by Mr. Ridgill. Mr. Ridgill’s target incentive in 2006 was calculated by the Compensation Committee, weighted 60% on Bank-wide profit plan objectives and 40% on individual goals. He received a bonus of $19,250 based on the achievement of the following individual goals: (i) significant progress during 2006 toward removing the MOU; and (ii) documented progress toward realigning and adding depth to FNB Bank’s senior management structure. In addition, in recognition of Mr. Ridgill’s achievement in successfully addressing the issues raised in the MOU, the FNB Board awarded Mr. Ridgill a separate performance bonus of $50,000.
     Matching Contributions under 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan designed to provide eligible employees of FNB Bank a vehicle for increasing their retirement savings. All FNB Bank employees are eligible to participate in the 401(k) Plan after attaining the age of 21 and completing one qualifying year of service. The named executive officers participated in the 401(k) Plan during 2006, on the same basis as all other eligible employees of FNB Bank. The matching contributions for Mr. Ridgill and Mr. Shelton were based on a formula contained in the terms of the 401(k) Plan and were not related to FNB’s, FNB Bank’s or the individual officer’s performance for the year. Each eligible employee of FNB Bank may elect to contribute, on a pre-tax basis, to the 401(k) Plan, 1% to 6% of his or her compensation, subject to certain limitations imposed by the Code. FNB Bank is obligated under the terms of the 401(k) Plan to match 50% of each eligible employee’s pre-tax contributions (excluding the employee’s pre-tax contributions in excess of 6% of compensation). During 2006, FNB Bank’s matching contributions totaled approximately $220,000, including $8,250 contributed for Mr. Ridgill, and $3,937 contributed for Mr. Shelton.
     Pension Plan. All full-time employees of FNB Bank are eligible to participate in the Pension Plan, designed to attract and reward employees for service to FNB Bank in a tax efficient manner. Annual benefits under the Pension Plan are calculated as follows: (a) for service prior to January 1, 2007, 1.25% of final average compensation, multiplied by the number of years of credit service; (b) for service after January 1, 2007, 1.0% of final average compensation, multiplied by the number of years of credit service; and (c) additionally, 0.65% of final average compensation in excess of the applicable social security covered compensation in effect at the time of employment termination, multiplied by the number of years of service (subject to a maximum of 35 years).
     Benefit Equivalency Plan. Effective January 1, 2002, FNB Bank implemented the Benefit Equivalency Plan, a non-qualified supplemental retirement benefits plan for certain officers. The Benefit Equivalency Plan is designed to provide a retirement benefit to the officers, while at the same time minimizing the financial impact on FNB Bank’s earnings. The Plan provides retirement benefits based on an index formula. The index formula consists of the earnings on a specific life insurance policy, reduced by an amount equal to FNB Bank’s opportunity cost. Following an officer’s retirement, FNB Bank pays the earnings in excess of the opportunity cost to the officer annually. These payments continue for a period between ten years and the life of the officer. FNB Bank has purchased life insurance policies on the participating officers, which policies are actuarially designed to offset the annual expenses associated with the index formula benefit. FNB Bank is the sole owner of all of the policies. Mr. Ridgill and selected executive officers participate in the Benefit Equivalency Plan. Mr. Shelton did not participate in this Plan during 2006. During 2006, the net present value of Mr. Ridgill’s benefit under the Benefit Equivalency Plan increased by $52,438.
     Awards under Stock Option Plans. FNB believes that the granting of incentive and non-qualified stock options, rights to receive restricted shares of FNB Stock and/or performance units (“Awards”) under stock option plans is the most appropriate form of long-term compensation for executive officers, since it aligns the executives’ incentives with the long-term interests of its shareholders and encourages stock ownership among executives. During 2006, FNB had two stock option plans: (i) the FNB Long-Term Stock Incentive Plan (the “2006 Omnibus Plan”); and (ii) the FNB Omnibus Equity Compensation Plan (the “1996 Omnibus Plan”). The granting of Awards is discretionary and is limited by the terms and conditions of the applicable Plan. No Awards were granted to either Mr. Ridgill or Mr. Shelton during 2006. Because of the MOU and changes in GAAP pertaining to the expensing of stock option grants, the Compensation Committee decided not to grant any Awards under either Plan during 2006.

     Long Term Incentive Compensation Plan. On January 1, 2002, FNB and FNB Bank implemented a long term incentive compensation plan for certain of their executive officers (the “2002 LTIP”). The 2002 LTIP was terminated as of December 31, 2005. The 2002 LTIP was designed to encourage management decisions that would increase shareholder value in FNB. The goals of the 2002 LTIP were established by the Compensation Committee. During 2006, Mr. Ridgill received a payment of $156,790 under the 2002 LTIP, with respect to FNB’s performance during the term of the 2002 LTIP.
     On January 1, 2006, FNB and FNB Bank implemented a new long term incentive compensation plan for certain of their executive officers (the “2006 LTIP”). The 2006 LTIP is designed to motivate and retain participants on a long term basis by rewarding them with a cash payout if certain financial goals are achieved. Under the 2006 LTIP, participants earn cash incentives, based on FNB’s financial performance and shareholder return over a four year period. The 2006 LTIP is structured for participants to earn the cash incentive over a four year period, with any resultant payout payable in three installments over a further two year period. Thus, in order to qualify for the full payment, in addition to FNB and FNB Bank achieving the goals set by the Compensation Committee, participants would require to remain employed at FNB or FNB Bank for approximately six years. As of December 31, 2006 and March 31, 2007, there were no projected payouts because the level of actual financial performance and shareholder return was below the goals set by the Compensation Committee.
     Potential Payments Upon Termination or Change in Control. FNB and FNB Bank have an employment agreement with Mr. Ridgill (described below) which provides for certain payments upon termination of employment or in the event of a change in control of FNB. While Mr. Shelton does not have an employment agreement, he is covered by one of FNB Bank’s severance policies (described below). We believe that the employment agreement with Mr. Ridgill serves a number of important functions, including (i) retention of our President and Chief Executive Officer; (ii) mitigation of uncertainty about future employment and continuity of leadership in the event of a change in control; and (iii) protection of FNB Bank and its customers through non-compete and non-solicitation covenants. Similarly, we believe that the severance policies serve an important function by mitigating uncertainty about future employment and continuity of leadership in the event of a change in control.
     Severance Policies. The FNB Board and the FNB Bank Board have adopted two severance policies for our senior officers, who are not covered by a currently effective severance agreement (the “Severance Policies”). The first policy applies to any officer (other than an officer covered by a currently effective severance agreement) who has been employed for five years or more and who has attained the office of Senior Vice President or above. Any officer covered by this first policy would be entitled to payments in the event of a “change in control” of FNB or FNB Bank and if the officer is not offered a position with FNB or FNB Bank, or the successor of either, at the officer’s current salary or if the officer is required to maintain an office more than 25 miles from his or her office before the “change in control.” Any officer employed for less than ten years would receive monthly payments for one year, any officer employed for more than ten years but less than 15 years would receive monthly payments for 18 months, and any officer employed for more than 15 years would receive payments for two years. The second Severance Policy also covers our officers (except those who are otherwise covered by a current severance agreement) who have attained the level of Senior Vice President or above, have been employed for less than five years and are recommended for participation by Mr. Ridgill. Senior officers subject to this second Severance Policy receive payments only if they are terminated as a result of a “change in control.” Any officer employed for less than three years would receive monthly payments for six months, and any officer employed for more than three years but less than five years would receive monthly payments for nine months. Under both Severance Policies, payments to any officer would immediately cease if the officer became an officer, director, employee, consultant, or more than one percent owner of any bank or savings and loan institution within 50 miles of our principal executive offices and in connection with such position is responsible for soliciting or servicing depositors, borrowers or other customers. No amounts have ever been paid under either Severance Policy. The first Policy applies to Mr. Shelton, and based on his current compensation and years of service, it is estimated that in the event that he became entitled to payment under the Policy, such payment would total $247,500, paid monthly over a period of 18 months.
     Ridgill 2004 Employment Agreement. In 2004, Mr. Ridgill, then Executive Vice President and Chief Operating Officer of FNB and President and Chief Operating Officer of FNB Bank, entered into an Employment and Change of Control Agreement with FNB and FNB Bank (the “2004 Employment Agreement”). The 2004 Employment Agreement provided for an initial term of 30 months ending December 31, 2006. Mr. Ridgill’s initial annual base salary under the 2004 Employment Agreement was $225,000. It subsequently increased to $250,000 in 2005, to $300,000 as of July 1, 2006, and to $330,000 as of January 1, 2007. The 2004 Employment Agreement provided for a number of benefits, including participation in various compensation plans offered to our employees and senior management. These plans included the 1996 Omnibus Plan, the Annual Incentive Plan, the Benefit

Equivalency Plan and the 2002 LTIP. Other fringe benefits provided to Mr. Ridgill under the 2004 Employment Agreement included an annual automobile allowance of $12,000. The 2004 Employment Agreement provided that upon (i) termination of employment by FNB or FNB Bank within one year after a “change in control,” (ii) Mr. Ridgill’s required relocation to a location other than FNB’s executive offices in Greensboro, North Carolina, or (iii) a reduction in Mr. Ridgill’s duties, responsibilities, prerogatives and authority under the agreement, he would be entitled to receive the sum of all accrued obligations, an amount equal to 2.99 times his salary, an amount equal to his cash bonus for the last completed fiscal year prorated for the remaining number of days remaining in the fiscal year after his termination, and continued participation in all benefit plans and fringe benefits, except qualified plans, for a period of time equal to the lesser of the remainder of his employment period under the 2004 Employment Agreement or until he becomes re-employed. Upon termination after a “change in control,” all stock options granted to Mr. Ridgill (subject to certain conditions in cases of recent grants) and all benefits under non-qualified benefit plans would vest immediately.
     In the event Mr. Ridgill’s employment was terminated by FNB or FNB Bank other than for “cause,” death or disability, the 2004 Employment Agreement provided for payment of (a) an amount equal to his salary through the date of termination, (b) payment of all accrued obligations, (c) an amount equal to the product of the number of days remaining in the employment period and Mr. Ridgill’s base salary divided by 365 and (d) provision of benefits to Mr. Ridgill and his family for the remaining employment period or longer period as may be provided by any particular benefit plan or until Mr. Ridgill becomes re-employed.
     Ridgill 2007 Employment Agreement. On January 25, 2007, Mr. Ridgill entered into an Employment and Change of Control Agreement with FNB and FNB Bank (the “2007 Employment Agreement”). The 2007 Employment Agreement was considered and approved by the FNB Board and the FNB Bank Board in 2006, prior to the commencement of any discussions with LSB relating to the Merger. The 2007 Employment Agreement replaced the 2004 Employment Agreement, which expired on December 31, 2006. The 2007 Employment Agreement has a term of three years, ending as of December 31, 2009, and provides for a base salary at the rate of at least $300,000 per year. As noted above, upon the recommendation of the Compensation Committee, Mr. Ridgill’s base salary was increased to $330,000, effective January 1, 2007. The 2007 Employment Agreement also provides for a number of benefits also offered to our senior management, including participation in various compensation plans. These plans include the 2006 Omnibus Plan, the Annual Incentive Plan, the 2006 LTIP, and the Benefit Equivalency Plan.
     Other fringe benefits provided to Mr. Ridgill under the agreement include an annual automobile allowance of $15,000, and reimbursement of automobile operating expenses. The termination provisions are substantially the same as under the 2004 Employment Agreement, as described above. If terminated upon a “change in control”, the provisions of his Agreement would entitle Mr. Ridgill to payment of approximately $1,056,000. FNB, FNB Bank and Mr. Ridgill have entered into an amendment to the 2007 Employment Agreement in which he has waived his right to receive payments by reason of the Merger.
     Other Benefits. FNB Bank also provides Mr. Ridgill and Mr. Shelton the same benefits that are afforded to all of our employees, including group insurance covering health, life and disability, details of which are footnoted to the Summary Compensation table below.
     Interrelationship of Compensation Elements. The above elements of each named executive officer’s compensation are not inter-related. For example, if the expected level of bonus is not achieved, the base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Compensation Committee in recommending the other elements of the compensation package, such as base salary and cash incentive bonus.
     Tax Deductibility of Executive Compensation. Code Section 162(m) places a limit of $1,000,000 on the amount of compensation that FNB may deduct in any one year with respect to each of it five most highly paid executive officers. Thus far, none of our named executive officers have received compensation in excess of the Section 162(m) limitation and, therefore, all compensation has been fully deductible.
     Other Matters. While we believe that it is important that our executive officers and directors own shares of FNB Stock, and all of the named executive officers and directors own FNB Stock, we do not have minimum equity requirements or guidelines, except as required by state law for service as a director of FNB Bank.

Summary Compensation
     The following table shows, for the fiscal year ended December 31, 2006, the cash compensation received by, as well as certain other compensation paid or accrued for 2006, for our named executive officers, Messrs. Ridgill and Shelton. Cash compensation is paid by FNB Bank, not FNB.
SUMMARY COMPENSATION TABLE

				Change in Pension
				Value and
			Non-Equity	Nonqualified
			Incentive Plan	Deferred	All Other
	Salary	Bonus	Compensation	Compensation	Compensation	Total
Name and Principal Position	($)	($)	($)[1]	Earnings ($)[2]	($)	($)
Pressley A. Ridgill, [3]	$275,000	$50,000	$19,250	$93,300	$27,190 [4]	$464,740
President and Chief Executive Officer

Michael W. Shelton,	$142,500	0	$26,375	$20,148	$9,876 [5]	$198,899
Executive Vice President and Chief Financial Officer

[1]	Amounts shown as non-equity plan compensation accrue in the year indicated, and are paid in the following year.

[2]	Amounts shown represent the change in the net present value of the named executive officer’s accrued pension benefit from December 31, 2005 to December 31, 2006. For Mr. Ridgill, $40,862 is related to the Pension Plan, and $52,438 is related to the Benefit Equivalency Plan. For Mr. Shelton, the amount is related entirely to the Pension Plan.

[3]	In addition to the compensation disclosed in the above table, during 2006, Mr. Ridgill also received a payment of $156,790 under the 2002 LTIP. Although it was paid during 2006, the payment was earned during the term of the 2002 LTIP (January 2002 to December 2005). For more details of the 2002 LTIP and the 2006 LTIP, see “Long Term Incentive Compensation Plans” on page ___.

[4]	Includes $8,250 of 401(k) matching contributions, a $12,000 car allowance and $6,940 in insurance premiums.

[5]	Includes $3,937 of 401(k) matching contributions and $5,939 in insurance premiums.
Outstanding Equity Awards at Fiscal Year-End
     The following table shows certain information for those outstanding equity awards at December 31, 2006.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

		Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	(#)	(#)	Exercise Price	Expiration
Name	Exercisable	Unexercisable	($)	Date
Pressley A. Ridgill	11,719	0	$7.04	11/16/10
Pressley A. Ridgill	7,812	0	$7.64	3/15/11
Pressley A. Ridgill	14,062	0	$8.33	9/20/11
Pressley A. Ridgill	14,648	4,883 [1]	$10.75	1/7/13

		Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options		Option	Option
	(#)	(#)		Exercise Price	Expiration
Name	Exercisable	Unexercisable		($)	Date
Pressley A. Ridgill	7,811	7,814	[2]	$15.97	1/23/14
Pressley A. Ridgill	3,437	10,313	[3]	$18.11	1/3/15
Pressley A. Ridgill	7,499	22,501	[4]	$16.50	10/20/15
Michael W. Shelton	5,469	0		$16.16	12/11/07
Michael W. Shelton	5,469	0		$15.84	7/16/08
Michael W. Shelton	3,906	0		$11.20	2/18/09
Michael W. Shelton	7,031	0		$7.68	10/21/09
Michael W. Shelton	390	0		$8.33	9/20/11
Michael W. Shelton	4,101	1,368	[1]	$10.75	1/7/13
Michael W. Shelton	4,687	4,688	[5]	$15.97	1/23/14
Michael W. Shelton	1,562	4,688	[6]	$18.11	1/3/15
Michael W. Shelton	1,249	3,751	[7]	$16.50	10/20/15

[1]	These options became exercisable on January 7, 2007.

[2]	Of this amount, 3,907 options became exercisable on January 23, 2007 and 3,907 options become exercisable on January 23, 2008.

[3]	Of this amount, 3,437 options became exercisable on January 3, 2007, 3,438 options become exercisable on January 3, 2008 and 3,438 options become exercisable on January 3, 2009.

[4]	Of this amount, 7,500 options become exercisable on October 20, 2007, 7,500 options become exercisable on October 20, 2008 and 7,501 options become exercisable on October 20, 2009.

[5]	Of this amount, 2,344 options became exercisable on January 23, 2007 and 2,344 options become exercisable on January 23, 2008.

[6]	Of this amount, 1,562 options became exercisable on January 3, 2007, 1,563 options become exercisable on January 3, 2008 and 1,563 options become exercisable on January 3, 2009.

[7]	Of this amount, 1,250 options become exercisable on 10/20/07, 1,250 options become exercisable on October 20, 2008 and 1,251 options become exercisable on October 20, 2009.
     Option Exercises and Stock Vested
     The following table shows certain information concerning the exercise of stock options by the named executive officers during the year ended December 31, 2006.

OPTION EXERCISES TABLE

	Option Awards
	Number of Shares Acquired on
	Exercise	Value Realized on Exercise
Name	(#)	($)
Pressley A. Ridgill	0	0
Michael W. Shelton	11,664 [1]	$77,558 [1]

[1]	Mr. Shelton’s stock option exercises consisted of the following: (a) 3,332 options were exercised on June 7, 2006 with an exercise price of $8.01 per option and a fair market value on that date of approximately $15.01 per option; and (b) 8,332 options were exercised on December 4, 2006 with an exercise price of $8.28 per option and a fair market value on that date of approximately $14.80 per option.
Pension Benefits
     The following table shows, for the fiscal year ended December 31, 2006, the pension benefits paid or earned by our named executive officers, Messrs. Ridgill and Shelton. Both Mr. Ridgill and Mr. Shelton participate in the Pension Plan, while only Mr. Ridgill (and certain other individuals who are not named executive officers) participates in the Benefit Equivalency Plan.
PENSION BENEFITS TABLE

			Present Value of	Payments
		Number of Years	Accumulated	During Last
Name	Name of Plan	Credited Service (#)	Benefit ($)	Fiscal Year ($)
Pressley A. Ridgill	Pension Plan 1 2	6	140,442	0

Pressley A. Ridgill	Benefit Equivalency Plan 1 3	6	110,495	0

Michael W. Shelton	Pension Plan 1 2	10	76,734	0

[1]	The “normal retirement age” (the age at which the participants may retire with no reduction in benefits to be paid) is age 65 for both Plans.

[2]	Annual benefits to be paid under the Pension Plan are calculated by multiplying 1.00% of the participant’s “final average compensation” (1.25% for service prior to January 1, 2007) by the number of years credited service.

[3]	Annual benefits to be paid under the Benefit Equivalency Plan are described under the heading “Benefit Equivalency Plan” above.
Nonqualified Deferred Compensation
     The following table shows, for the fiscal year ended December 31, 2006, the nonqualified deferred compensation paid to Mr. Ridgill. Mr. Shelton did not elect to defer any portion of his compensation during 2006.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at
Name	Last FY ($)[1]	in Last FY ($)	Last FY ($)	Distributions ($)	Last FYE ($)

Pressley A. Ridgill	35,092	0	17,304	0	151,821

Michael W. Shelton	0	0	0	0	0

[1]	Includes $27,292 of compensation for Mr. Ridgill’s service as President and Chief Executive Officer, which is included in the amount reported as base salary for Mr. Ridgill in the table above under the heading “Summary Compensation Table”. Also includes $7,800 of compensation for Mr. Ridgill’s service as a member of the FNB Board, which is included as fees earned in the table below under the heading “Director Compensation”.
Director Compensation
     Our directors are entitled to receive a retainer and fees for meetings of the FNB Board and its committees (except the Executive, Corporate Governance and Nominating Committee) and FNB Bank Board committees. Directors who are employees receive only fees for FNB Board meetings attended. We also reimburse directors for their travel expenses incurred in attending meetings. During 2006, each of our non-employee directors received a retainer of $15,000. Additionally, directors received a fee of $650 for each meeting of the FNB Board and $400 for each meeting of a committee of either the FNB Board or the FNB Bank Board attended (except that the Chairman of the FNB Board received a fee of $1,300 for each FNB Board meeting attended and committee chairmen received a fee of $800 for attendance at each committee meeting attended). As of January 1, 2007, these fees were increased. Directors now receive a fee of $1,000 for each meeting of the FNB Board and $500 for each meeting of a committee of either the FNB Board or the FNB Bank Board attended (except that the Chairman of the FNB Board receive a fee of $2,000 for each FNB Board meeting attended, the committee chairmen receive a fee of $1,000 for attendance at each of their committee meetings, and as before, no fees are paid for attendance at the Executive, Corporate Governance and Nominating Committee).
     In order to increase the stock ownership of directors and further align their interests with our shareholders, the directors are eligible for Awards under the 2006 Omnibus Plan. Previously, directors were eligible for Awards under the 1996 Omnibus Plan. No Awards were granted under either Plan to any director or executive officer during 2006.
     All of FNB’s directors also are eligible to participate in the Deferred Compensation Plan, which is intended to provide additional financial incentives and retirement security for the directors and certain senior management employees, and to allow for deferral of up to 100% of directors’ fees. Under this Plan, deferred compensation is invested in mutual funds offered under a trust agreement with Morgan Trust Company.
     The Boards of Directors of FNB and FNB Bank have historically been composed of the same persons. Under a policy of the FNB Board, a director of FNB Bank who retires upon reaching the age of 70 becomes a director emeritus. In such role, he or she is available to FNB’s Board to provide opinions and suggestions and is requested to continue to promote FNB and FNB Bank’s services and business. Each director emeritus receives a monthly fee based on years of service and calculated as a percentage of the fee per FNB Board meeting attended then being paid to current members of the FNB Board (“Regular Fees”). For service of ten or fewer years, the percentage is 25% of the Regular Fees, for service of eleven to 19 years the percentage is 50%, and for service of 20 or more years, the percentage is 75%. During 2006, each director emeritus received a payment of $487.50 for each of the 12 meetings of the FNB Board held during that fiscal year (an aggregate of $5,850). The following individuals currently serve as directors emeriti: W. Apple, Jr., E. Green, P. Lambeth, Dr. C. Payne, J. Stanley and E. Trent, Jr. Based on the increase in directors fees described above, each director emeritus will receive a payment of $750 for each meeting of the FNB Board attended, beginning January 1, 2007.

     The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2006 fiscal year.
DIRECTOR COMPENSATION

	Fees Earned	All Other
	or Paid in	Compensation	Total
Name	Cash ($)	($)	($)
Gary G. Blosser	29,600	0	29,600
C. Arnold Britt	30,400	0	30,400
Alex A. Diffey, Jr.[1]	5,200	200,400	205,600
Barry Z. Dodson	50,200	0	50,200
Joseph H. Kinnarney	39,750	0	39,750
Robert V. Perkins, II	35,600	0	35,600
Pressley A. Ridgill[2]	7,800	0	7,800
E. Reid Teague, Jr.	33,600	0	33,600
Kenan C. Wright	28,950	0	28,950

[1]	During 2006, Mr. Diffey received $200,400 for his service as interim Chief Credit Officer to FNB Bank, pursuant to a consultancy agreement which was terminated in January, 2007.

[2]	Mr. Ridgill’s compensation for service as FNB and FNB Bank’s President and Chief Executive Officer is disclosed in the Summary Compensation Table, above.
Equity Compensation Plan Information
     The following table presents, as of December 31, 2006, the numbers of shares of FNB Stock to be issued upon the exercise of outstanding options, the weighted-average price of the outstanding options and the number of options remaining that may be issued under the 1996 Omnibus Plan and 2006 Omnibus Plan.
EQUITY COMPENSATION PLAN INFORMATION

	(a)		(c)
	Number of shares	(b)	Number of shares remaining
	to be issued upon	Weighted-average	available for future issuance under
	exercise of	exercise price of	equity compensation plans (excluding
Plan category	outstanding options[1]	outstanding options[1]	shares reflected in column (a))[2]
Equity compensation plans approved by our security holders	911,706 [3]	$14.20 [3]	500,000

Equity compensation plans not approved by our security holders	-0-	N/A	-0-

Total	911,706	$14.20	500,000

[1]	All outstanding options were granted under the 1996 Omnibus Plan

[2]	All options available for grant are authorized under the 2006 Omnibus Plan

[3]	All options granted prior to May 31, 2005 and exercise prices have been adjusted to reflect the 5-for-4 stock split, effected in the form of a 25% stock dividend, effective May 31, 2005.

Shareholder Return Performance Presentation
     The following graph and table illustrate the cumulative total shareholder return on FNB Stock over the five-year period ended December 31, 2006 and the cumulative total return over the same period on the Nasdaq Stock Market Index (U.S.) and the Carson Medlin Company Independent Bank Index of 28 independent community banks located in eight southeastern states. The graph and table assume $100 originally invested on December 31, 2001 and that all subsequent dividends were reinvested in additional shares.
FNB FINANCIAL SERVICES CORPORATION
Comparison of Cumulative Total Shareholder Return
Years Ended December 31

	2001	2002	2003	2004	2005	2006
FNB Financial Services Corporation	100	122	183	213	197	184

The Carson Medlin Company’s Independent Bank Index[1]	100	124	168	193	199	230

Nasdaq Stock Market Index (U.S.)	100	69	103	113	115	126

[1]	The Carson Medlin Company’s Independent Bank Index is the compilation of the total return to shareholders over the past five years of a group of 28 independent community banks located in the southeastern states of Alabama, Florida, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia. The total five year return was calculated for each of the banks in the peer group taking into consideration changes in stock price, cash dividends, stock dividends and stock splits since December 31, 2001. The individual results were then weighted by the market capitalization of each bank relative to the entire peer group. The total return approach and the weighting based upon market capitalization is consistent with the preparation of the Nasdaq Stock Market Index (U.S.).

Principal Accountant Fees and Services
     The certified public accounting firm of Dixon Hughes has been appointed by the Audit Committee as FNB’s independent registered public accounting firm for the year ending December 31, 2007. This appointment has been approved by the FNB Board. Representatives of Dixon Hughes are expected to attend the FNB Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.
     Audit Fees Paid to Independent Auditor (Independent Registered Public Accounting Firm) The following table represents fees for professional services rendered by Dixon Hughes for the audit of FNB’s annual consolidated financial statements for the years ended December 31, 2006 and 2005 and fees billed for audit-related services, tax services and all other services rendered by Dixon Hughes for each of those fiscal years.

	2006	2005
Audit Fees[1]	$193,359	$208,870
Audit-Related Fees[2]	$39,118	$45,818
Tax Fees[3]	$55,270	$25,991
All Other Fees	$14,879	$10,171
Total Fees	$302,626	$290,850

[1]	These are fees paid for professional services rendered in the audit of FNB’s annual consolidated financial statements and in the reviews of the consolidated financial statements included in FNB’s quarterly reports on Form 10-Q, and for services normally provided in connection with statutory or regulatory filings or engagements.

[2]	These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of FNB’s consolidated financial statements and that are not reported under “Audit Fees” above, including fees related to audits of financial statements of employee benefit plans, pension plans, and any subsidiaries.

[3]	These are fees paid for professional services rendered for tax compliance, tax planning and tax advice, including assistance in the preparation of FNB’s various federal, state and local tax returns.
     Pre-Approval of Audit and Permissible Non-Audit Services. All audit-related services, tax services and other services rendered in 2005 and 2006 were pre-approved by the Audit Committee, which concluded that the provision of those services by Dixon Hughes for 2005 and 2006 were compatible with the maintenance of the firm’s independence in the conduct of its auditing functions for FNB. The Audit Committee’s Charter provides for pre-approval of all audit and non-audit services to be provided by FNB’s independent registered public accounting firm. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any approvals using this procedure are presented to the Audit Committee at its next scheduled meeting.
Shareholder Communications
     We do not have formal procedures for shareholder communication with the FNB Board. In general, our directors and officers are easily accessible by telephone, postal mail or e-mail. Any matter intended for the FNB Board, or any individual director, can be directed to Pressley A. Ridgill, our President and Chief Executive Officer, at our principal executive offices: 1501 Highwoods Boulevard, Suite 400, Greensboro, North Carolina 27410. You also may direct correspondence to the FNB Board, or any of its members, in care of FNB at the foregoing address. In addition, shareholders may contact us through our website address at www.fnbsoutheast.com. The FNB Board has delegated to Mr. Ridgill, or his designee, responsibility for determining in his discretion whether a communication addressed to FNB or the FNB Board generally is appropriate for consideration by a director, the FNB Board or a committee of either the FNB Board or the FNB Bank Board. Mr. Ridgill is required to direct all communications regarding personal grievances, administrative matters, the conduct of our ordinary course of business operations, billing issues, product or service related inquiries, order requests, and similar matters to the appropriate individual within FNB or FNB Bank. All other communications are to be submitted to the FNB Board as a group, to the particular director or the committee to whom it is directed, or, if appropriate, the director or committee he believes is the most appropriate recipient, as the case may be.
Shareholder Proposals for the 2008 Annual Meeting of Shareholders
     If the Merger is approved FNB shareholders will become shareholders of LSB, but will not be able to present proposals for inclusion in the proxy materials for LSB’s 2008 Annual Meeting of Shareholders, because the shareholder proposal rules require the shareholder to have held the shares for at least one year prior to the date of submitting a shareholder proposal. FNB shareholders who become shareholders of LSB as a result of the Merger may first present proposals for inclusion in NewBridge’s proxy statement for its 2009 Annual Meeting of Shareholders. The deadline for submission of proposals for NewBridge’s 2009 Annual Meeting of Shareholders will be provided in NewBridge’s proxy statement for its 2008 Annual Meeting of Shareholders.

     If the Merger is not approved: If the Merger is not approved, FNB would expect to conduct an annual meeting of shareholders in May 2008. In order for shareholder proposals to be included in FNB’s proxy materials for that meeting, proposals must be received by the Corporate Secretary at FNB’s principal executive office no later than [___, 2007], and meet all other applicable requirements for inclusion in the proxy statement. In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor of the 2007 Annual Meeting of Shareholders. In order to do so, the shareholder must have already notified the Corporate Secretary of his or her proposal in writing at FNB’s principal executive office no later than February 27, 2007. If the Corporate Secretary was not notified of the shareholder’s proposal by February 27, 2007, the FNB Board may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the FNB Board for the 2007 Annual Meeting of Shareholders.
WHERE YOU CAN FIND MORE INFORMATION
     LSB and FNB file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like LSB and FNB, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by LSB and FNB with the SEC are also available at LSB’s website. The address of the site is www.lsbnc.com. The reports and other information filed by FNB with the SEC are also available at FNB’s website. The address of the site is www.fnbsoutheast.com.
     The SEC allows LSB and FNB to incorporate by reference information into this document. This means that LSB and FNB can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference in this document is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.
     This document incorporates by reference the documents listed below that LSB and FNB previously filed with the SEC. They contain important information about the companies and their financial condition.

LSB SEC Filings (Sec file no. 000-11448; CIK no. 714530)	Period or Date Filed
• Annual Report on Form 10-K	• Year ended December 31, 2006
• Current Reports on Form 8-K	• Filed January 23, 2007; February 6, 2007; February 22, 2007; February 27, 2007; March 23, 2007; and April 18, 2007 (other than the portions of those documents not deemed to be filed).
• Quarterly Report on Form 10-Q	• Quarter ended March 31, 2007

FNB SEC Filings (Sec file no. 000-13086; CIK no. 742679)	Period or Date Filed
• Annual Report on Form 10-K	• Year ended December 31, 2006
• Current Reports on Form 8-K	• Filed January 30, 2007; February 8, 2007; February 23, 2007; February 27, 2007; March 23, 2007; April 18, 2007; and April 19, 2007 (other than the portions of those documents not deemed filed).
• Quarterly Report on Form 10-Q	• Quarter ended March 31, 2007
     In addition, LSB and FNB also incorporate by reference in this document additional documents that either company may file with the SEC between the date of this document and the date of the LSB Meeting or the FNB Meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
     Documents incorporated by reference are available from LSB and FNB without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by oral request from the appropriate company at the following addresses:

LSB Bancshares, Inc.	FNB Financial Services Corporation
Monty J. Oliver	Michael W. Shelton
Chief Financial Officer	Chief Financial Officer
One LSB Plaza	1501 Highwoods Boulevard, Suite 400
P.O. Box 867	Greensboro, North Carolina 27410
Lexington, North Carolina 27292	Phone: (336) 369-0900
Phone: (336) 248-6500

     This joint proxy statement/prospectus contains a description of the representations and warranties that each of LSB and FNB made to the other in the Merger Agreement. Representations and warranties made by LSB, FNB and other applicable parties are also set forth in contracts and other documents (including the Merger Agreement) that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this document. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the Merger Agreement, and may have been included in the Merger Agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms thereof. Accordingly, the representations and warranties and other provisions of the agreements (including the Merger Agreement) should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document, including the periodic and current reports and statements that LSB and FNB file with the SEC.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.
     Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.
     Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA require a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding.
     Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.
     Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).
     Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

     Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.
     Indemnification by LSB. LSB’s Articles and Bylaws provide for indemnification of LSB’s directors and officers to the fullest extent permitted by applicable law.
     Indemnification by FNB. FNB’s Articles and Bylaws provide for the indemnification of its officers and directors to the fullest extent allowed by applicable law.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
EXHIBIT INDEX

Exhibit
Number	Description
2.1	Agreement and Plan of Merger, dated as of February 26, 2007, by and between LSB and FNB (included as Appendix A to the joint proxy statement/prospectus contained in this registration statement).

3.1	Articles of Incorporation of LSB, as amended, which are incorporated by reference to Exhibit 4.1 to LSB’s Registration Statement on Form S-8 filed with the SEC on May 16, 2001 (SEC File No. 333-61046).

3.2	Amended and Restated Bylaws of LSB which are incorporated by reference to Exhibit 3.2 to Form 10-Q filed with the SEC on November 4, 2004 (SEC File No. 000-11448).

4.1	Specimen certificate of LSB’s common stock, $5.00 par value, which is incorporated by reference to Exhibit 4 of LSB’s Registration Statement on Form S-1 (SEC File No. 2-99312).

4.2	Rights Agreement, dated as of February 10, 1998 by and between LSB and Wachovia Bank, N.A., as Rights Agent, which is incorporated by reference to Exhibit 1 of LSB’s Registration Statement on Form 8-A filed with the SEC on March 6, 1998 (SEC File No. 000-11448).

5.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to the validity of the shares of LSB Stock.

8.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.

8.2	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.

10.1	1994 Director Stock Option Plan of LSB, which is incorporated by reference to Exhibit 4 of LSB’s Registration Statement on Form S-8 filed with the SEC on July 15, 1994 (SEC File No. 33-81664).

10.2	1996 Omnibus Stock Incentive Plan, which is incorporated by reference to Exhibit 10.2 of LSB’s Annual Report on Form 10-K for the year ended December 31, 1995 filed with the SEC on March 28, 1996 (SEC File No. 000-11448).

10.3	Amendment Number 1 to 1996 Omnibus Stock Incentive Plan, which is incorporated by reference to Exhibit 4.5 of LSB’s Registration Statement on Form S-8 filed with the SEC on May 16, 2001 (SEC File No. 333-61046).

10.4	LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Appendix VI of LSB’s 2003 Proxy Statement filed with the SEC on March 16, 2004 (SEC File No. 000-11448).

10.5	Form of Stock Option Award Agreement for a Director adopted under LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 10.1 of LSB’s Current Report on Form 8-K filed with the SEC on December 23, 2004 (SEC File No. 000-11448).

10.6	Form of Incentive Stock Option Award Agreement for an Employee adopted under LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 10.2 of LSB’s Current Report on Form 8-K filed with the SEC on December 23, 2004 (SEC File No. 000-11448).

10.7	Form of Director Fee Deferral Agreement adopted under LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 10.1 of LSB’s Current Report on Form 8-K filed with the SEC on December 29, 2004 (SEC File No. 000-11448).

Exhibit
Number	Description
10.8	Employment Continuity Agreement effective as of December 24, 1997 between LSB and Nicholas A. Daves, which is incorporated by reference to Exhibit 10.8 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 11, 2005 (SEC File No. 000-11448).

10.9	Employment Continuity Agreement effective as of June 9, 1998 between LSB and Suzanne J. Bullotta, which is incorporated by reference to Exhibit 10.16 of LSB’s Annual Report on Form 10-K for the year ended December 31, 1998 filed with the SEC on March 25, 1999 (SEC File No. 000-11448).

10.10	Employment Continuity Agreement effective as of October 15, 2001 between LSB and M. Jack Smith, which is incorporated by reference to Exhibit 10.10 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 11, 2005 (SEC File No. 000-11448).

10.11	Employment Continuity Agreement effective as of January 1, 2004 between LSB and Robert F. Lowe, which is incorporated by reference to Exhibit 10.7 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004 (SEC File No. 000-11448).

10.12	Form of Employment Continuity Agreement effective as of January 1, 2004 between LSB and Monty J. Oliver and H. Franklin Sherron, Jr. with a Schedule setting forth the material details in which such documents differ from the document a copy of which is filed, which is incorporated by reference to Exhibit 10.8 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004 (SEC File No. 000-11448).

10.13	Form of Employment Continuity Agreement effective as of January 1, 2004 between LSB and Kathy V. Richardson with a Schedule setting forth the material details in which such documents differ from the document a copy of which is filed, which is incorporated by reference to Exhibit 10.9 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004 (SEC File No. 000-11448).

10.14	Form of Employment Continuity Agreement effective as of January 1, 2004 between LSB and Robert E. Lineback, Jr. and Philip G. Gibson with a Schedule setting forth the material details in which such documents differ from the document a copy of which is filed, which is incorporated by reference to Exhibit 10.10 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004 (SEC File No. 000-11448).

10.15	Form of Employment Continuity Agreement effective as of January 1, 2004 between LSB and Ronald E. Coleman, D. Gerald Sink, Robin A. Huneycutt and Ronald W. Sink with a Schedule setting forth the material details in which such documents differ from the document a copy of which is filed, which is incorporated by reference to Exhibit 10.11 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2003 filed with the SEC on March 15, 2004 (SEC File No. 000-11448).

10.16	Employment Continuity Agreement effective as of August 16, 2004 between LSB and David P. Barksdale, which is incorporated by reference to Exhibit 10.16 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 11, 2005 (SEC File No. 000-11448).

10.17	Employment Continuity Agreement effective as of December 22, 2004 between LSB and Andrew G. McDowell, which is incorporated by reference to Exhibit 10.17 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC on March 11, 2005 (SEC File No. 000-11448).

10.18	Restated Form of Director Fee Deferral Agreement adopted under LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 99.1 of LSB’s Current Report on Form 8-K filed with the SEC on December 23, 2005 (SEC File No. 000-11448).

10.19	Form of Stock Appreciation Rights Award Agreement adopted under LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 99.2 of LSB’s Current Report on Form 8-K filed with the SEC on December 23, 2005 (SEC File No. 000-11448).

10.20	LSB’s Management Incentive Plan, which is incorporated by reference to Exhibit 99.3 of LSB’s Current Report on Form 8-K filed with the SEC on December 23, 2005 (SEC File No. 000-11448).

10.21	2006 Director Compensation Schedule of LSB and LSB Bank, which is incorporated by reference to Exhibit 99.4 of LSB’s Current Report on Form 8-K filed with the SEC on December 23, 2005 (SEC File No. 000-11448).

Exhibit
Number	Description
10.22	April 11, 2005 Amendment to LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 10.1 of LSB’s Current Report on Form 8-K filed with the SEC on April 15, 2005 (SEC File No. 000-11448).

10.23	Form of Amendment to the applicable Grant Agreements under the 1996 Omnibus Stock Incentive Plan, which is incorporated by reference to Exhibit 10.2 of LSB’s Current Report on Form 8-K filed with the SEC on April 15, 2005 (SEC File No. 000-11448).

10.24	Form of Amendment to the Incentive Stock Option Award Agreement for an Employee adopted under LSB’s Comprehensive Equity Compensation Plan for Directors and Employees, which is incorporated by reference to Exhibit 10.3 of LSB’s Current Report on Form 8-K filed with the SEC on April 15, 2005 (SEC File No. 000-11448).

10.25	Agreement and Plan of Merger by and between LSB and FNB Financial Services Corporation, which is incorporated by reference as Exhibit 2.1 of LSB’s Current Report on Form 8-K filed with the SEC on February 27, 2007 (SEC File No. 000-11448).

10.26	Agreement and Plan of Bank Merger by and between FNB Bank, LSB Bank, LSB and FNB (included as Appendix A to the joint proxy statement/prospectus contained in this registration statement).

10.27	Amendment and Waiver to Employment and Change of Control Agreement, among FNB, FNB Bank and Pressley A. Ridgill.*

10.28	Amendment and Waiver to Employment Continuity Agreement, between LSB and H. Franklin Sherron, Jr.*

21	List of subsidiaries, which is incorporated by reference to Exhibit 21 of LSB’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 15, 2007 (SEC File No. 000-11448).

23.1	Consent of Turlington and Company, LLP relating to LSB.

23.2	Consent of Dixon Hughes, PLLC relating to FNB.

23.3	Form of Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in the opinions filed as Exhibits 5.2, 8.1 and 8.2 to this registration statement).

24	Powers of Attorney.

99.1	Form of Proxy for Annual Meeting of Shareholders of LSB.

99.2	Form of Proxy for Annual Meeting of Shareholders of FNB.

99.3	Consent of BankersBanc Capital Corporation.

99.4	Consent of Howe Barnes Hoefer & Arnett, Inc.

*	To be filed by amendment
ITEM 22. UNDERTAKINGS
     (a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (e) The undersigned registrant undertakes as follows:
     (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
     (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
     (g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
     (h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, LSB Bancshares, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of North Carolina, on April 30, 2007.

LSB BANCSHARES, INC.
By:	/s/ Robert F. Lowe
Robert F. Lowe
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Robert F. Lowe	Director, Chairman, President and Chief Executive Officer	April 30, 2007
Robert F. Lowe	(Principal Executive Officer) Secretary and Treasurer

/s/ Monty J. Oliver	(Principal Financial Officer and	April 30, 2007
Monty J. Oliver	Principal Accounting Officer)

*	Director	April 30, 2007
Michael S. Albert

Director
Walter A. Hill, Sr.

*	Director	April 30, 2007
Robert B. Smith, Jr.

*	Director	April 30, 2007
John W. Thomas III

*	Director	April 30, 2007
Robert C. Clark

*	Director	April 30, 2007
Leonard H. Beck

*	Director	April 30, 2007
Samuel R. Harris, MD

*	Director	April 30, 2007
David A. Smith

SIGNATURE	TITLE	DATE

Director
Burr W. Sullivan

*	Director	April 30, 2007
Mary E. Rittling

*	Director	April 30, 2007
J. David Branch

*	Director	April 30, 2007
G. Alfred Webster

*	Director	April 30, 2007
Julius S. Young, Jr.

*	Director	April 30, 2007
John F. Watts

*By:	/s/ Robert F. Lowe
Robert F. Lowe as attorney in fact

APPENDIX A
Execution Copy
AGREEMENT AND PLAN OF MERGER
by and between
FNB FINANCIAL SERVICES CORPORATION
and
LSB BANCSHARES, INC.

Dated as of February 26, 2007

TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER

ARTICLE I	1
1.1 The Merger	1
1.2 Effective Time	1
1.3 Effects of the Merger	2
1.4 Conversion of FNB Common Stock	2
1.5 LSB Capital Stock	2
1.6 Options	2
1.7 Charter	3
1.8 By-Laws	3
1.9 Tax Consequences	3
1.10 Management	3
1.1 1 Surviving Bank	4
1.12 Board of Directors	4
1.13 Headquarters of Surviving Corporation and Surviving Bank	5
ARTICLE II	5
2.1 LSB to Make Shares Available	5
2.2 Exchange of Shares; Notification and Payment Procedures	5
ARTICLE III	8
3.1 Corporate Organization	8
3.2 Capitalization	9
3.3 Authority; No Violation	10
3.4 Consents and Approvals	11
3.5 Reports	11
3.6 Financial Statements	12
3.7 Broker’s Fees	12
3.8 Absence of Certain Changes or Events	12
3.9 Legal Proceedings	13
3.10 Taxes and Tax Returns	13
3.11 Employees	14
3.12 SEC Reports	16
3.13 Compliance with Applicable Law	16
3.14 Certain Contracts	17
3.15 Agreements with Regulatory Agencies	17
3.16 Interest Rate Risk Management Instruments	18
3.17 Undisclosed Liabilities	18
3.18 Insurance	18
3.19 Environmental Liability	18
3.20 State Takeover Laws; Rights Plan	19
3.21 Reorganization	19
3.22 Obstacles to Regulatory Approval	19
ARTICLE IV	19
4.1 Corporate Organization	19

4.2 Capitalization	20
4.3 Authority; No Violation	21
4.4 Consents and Approvals	21
4.5 Reports	22
4.6 Financial Statements	22
4.7 Broker’s Fees	23
4.8 Absence of Certain Changes or Events	23
4.9 Legal Proceedings	23
4.10 Taxes and Tax Returns	24
4.11 Employees	25
4.12 SEC Reports	26
4.13 Compliance with Applicable Law	26
4.14 Certain Contracts	27
4.15 Agreements with Regulatory Agencies	28
4.16 Interest Rate Risk Management Instruments	28
4.17 Undisclosed Liabilities	28
4.18 Insurance	28
4.19 Environmental Liability	28
4.20 State Takeover Laws; Charter Provisions	29
4.21 Reorganization	29
4.22 Obstacles to Regulatory Approval	29
ARTICLE V	29
5.1 Conduct of Businesses Prior to the Effective Time	29
5.2 Forbearances	30
5.3 Notice of Action	32
ARTICLE VI	32
6.1 Regulatory Matters	32
6.2 Access to Information	33
6.3 Shareholders’ Approvals	34
6.4 Legal Conditions to Merger	34
6.5 Affiliates	34
6.6 Stock Quotation	35
6.7 Employee Benefit Plans; Employment Agreements	35
6.8 Indemnification; Directors’ and Officers’ Insurance	37
6.9 Additional Agreements	37
6.10 Advice of Changes	38
6.11 Dividends	38
6.12 Exemption from Liability Under Section 16(b)	38
ARTICLE VII	38
7.1 Conditions to Each Party’s Obligation To Effect the Merger	38
7.2 Conditions to Obligations of FNB	40
7.3 Conditions to Obligations of LSB	40
ARTICLE VIII	41
8.1 Termination	41
8.2 Effect of Termination	42
8.3 Expenses	42

8.4 Wrongful Termination	42
8.5 Termination Fee	42
8.6 Payment Method	42
8.7 Amendment	43
8.8 Extension; Waiver	43
ARTICLE IX	43
9.1 Closing	43
9.2 Nonsurvival of Representations, Warranties and Agreements	43
9.3 Notices	43
9.4 Interpretation	44
9.5 Counterparts	44
9.6 Entire Agreement	44
9.7 Governing Law	44
9.8 Publicity	44
9.9 Assignment; Third Party Beneficiaries	45
Exhibit 6.5(a)(1)-Form of Affiliate Letter Addressed to LSB

AGREEMENT AND PLAN OF MERGER
     AGREEMENT AND PLAN OF MERGER, dated as of February 26, 2007 (this “Agreement”), by and between FNB Financial Services Corporation, a North Carolina corporation (“FNB”), and LSB Bancshares, Inc., a North Carolina corporation (“LSB”).
WITNESSETH:
     WHEREAS, the Boards of Directors of FNB and LSB have determined that it is in the best interests of their respective corporations and shareholders to consummate the strategic business combination transaction provided for herein in which FNB will, subject to the terms and conditions set forth herein, merge with and into LSB (the “Merger”), so that LSB is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger, and
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     (a) Subject to the terms and conditions of this Agreement, in accordance with Business Corporation Act of the State of North Carolina (the “NCBCA”), at the Effective Time (as defined below), FNB shall merge with and into LSB. LSB shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of North Carolina. Upon consummation of the Merger, the separate corporate existence of FNB shall terminate.
     (b) FNB and LSB may at any time change the method of effecting the combination of FNB and LSB including without limitation the provisions of this Article I, if and to the extent they deem such change to be desirable, including without limitation to provide for a merger of either party with and into a wholly-owned subsidiary of the other; provided, however, that no such change shall (i) alter or change the Exchange Ratio (as defined below) to be provided to holders of FNB Common Stock (as defined below) as provided for in this Agreement, (ii) adversely affect the tax treatment of shareholders of FNB or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.
     1.2 Effective Time. The Merger shall become effective as set forth in the Articles of Merger which shall be filed with the Secretary of State of the State of North Carolina (the “North Carolina Secretary”) on the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 55-11-06 of the NCBCA.
     1.4 Conversion of FNB Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of FNB, LSB or the holder of any of the following securities:
     (a) Subject to Section 2.2(e), each share of the common stock, no par value per share, of FNB (the “FNB Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of FNB Common Stock owned, directly or indirectly, by FNB or LSB or any of their respective wholly-owned Subsidiaries (other than shares of FNB Common Stock held, directly or indirectly, in trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity, that are beneficially owned by third parties (any such shares, whether held directly or indirectly by FNB or LSB, as the case may be, being referred to herein as “Trust Account Shares”) or shares of FNB Common Stock held on account of a debt previously contracted (“DPC Shares”)), shall be converted into the right to receive 1.07 shares (the “Exchange Ratio”) of the common stock, par value $5.00 per share, of LSB (the “LSB Common Stock”).
     (b) All of the shares of FNB Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each such share of FNB Common Stock shall thereafter represent only the right to receive the number of whole shares of LSB Common Stock and cash in lieu of fractional shares into which the shares of FNB Common Stock have been converted pursuant to this Section 1.4 and Section 2.2. If, prior to the Effective Time, the outstanding shares of FNB Common Stock or LSB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.
     (c) At the Effective Time, all shares of FNB Common Stock that are owned, directly or indirectly, by FNB or LSB or any of their respective wholly-owned Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist (except that they shall become authorized but unissued shares of LSB Common Stock) and no stock of LSB or other consideration shall be delivered in exchange therefor.
     1.5 LSB Capital Stock. Except as otherwise provided in Section 1.4(c), at and after the Effective Time, each share of LSB Common Stock issued and outstanding immediately prior to the Closing Date shall remain an issued and outstanding share of capital stock of the Surviving Corporation and shall not be affected by the Merger.
     1.6 Options.
     (a) At the Effective Time, each option granted by FNB to purchase shares of FNB Common Stock which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of FNB Common Stock and shall be converted automatically into an option to purchase shares of LSB Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the FNB Stock Plans (as defined below) and the agreements evidencing grants thereunder):
     (i) The number of shares of LSB Common Stock to be subject to the new option shall be equal to the product of the number of shares of FNB Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of LSB Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and
     (ii) The exercise price per share of LSB Common Stock under the new option shall be equal to the exercise price per share of FNB Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest whole cent.
     (b) The adjustment provided herein with respect to any options which are “incentive stock options” (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option except that all references to FNB shall be deemed to be references to LSB.
     1.7 Charter. Subject to the terms and conditions of this Agreement, at the Effective Time, the Articles of Incorporation, as amended, of LSB, with such amendments as to which the parties may hereafter agree to submit to LSB’s shareholders, including, without limitation, amendments to change the corporate name of LSB to a name mutually agreeable to LSB and FNB, to alter the terms of the directors, and to establish in uncontested elections the election of directors by a vote of the holders of a majority of the shares present at the applicable meeting of shareholders, which may be properly approved by LSB’s Board of Directors and by such shareholders (the “Charter”), shall be the Charter of the Surviving Corporation until thereafter amended in accordance with applicable law.
     1.8 By-Laws. Subject to the terms and conditions of this Agreement, at the Effective Time, the By-Laws of LSB shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with applicable law; provided, however, that the By-Laws shall be amended as of the Effective Time to reflect the amendments to the Charter described in Section 1.7 and as otherwise agreed by LSB and FNB.
     1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.
     1.10 Management. At the Effective Time, Robert F. Lowe shall be Chairman of the Board of Directors, Chairman of the Executive Committee of the Board of Directors, and Chief Executive Officer of the Surviving Corporation, and shall be Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors of the Surviving Bank (as defined in Section 1.11 below). Barry Z. Dodson shall be Vice Chairman and lead independent director of the Boards of Directors of the Surviving Corporation and the Surviving Bank and Vice Chairman of the Executive Committees of both such Boards. Pressley A. Ridgill shall be

President of the Surviving Corporation, President and Chief Executive Officer of the Surviving Bank and a member of the Executive Committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank. Michael W. Shelton shall be an Executive Vice President and the Chief Financial Officer of the Surviving Corporation and the Surviving Bank. Monty J. Oliver shall be the Executive Vice President — Finance of the Surviving Corporation.
     1.11 Surviving Bank. Following the Effective Time, FNB Southeast shall merge with and into Lexington State Bank (the “Bank Merger”), with Lexington State Bank being the surviving bank of such merger (the “Surviving Bank”). The effects of the Bank Merger, including the name under which the Surviving Bank shall operate, shall be set forth in the separate Agreement and Plan of Bank Merger among FNB, LSB, FNB Southeast, and Lexington State Bank. The name of the Surviving Bank shall be changed to a name mutually agreeable to LSB and FNB.
     1.12 Board of Directors.
     (a) Subject to Section 1.12(c), from and after the Effective Time, until duly changed in compliance with applicable law and the Charter and By-Laws of the Surviving Corporation, the Board of Directors of each of the Surviving Corporation and the Surviving Bank shall consist of up to twenty (20) directors, and shall initially include Mr. Lowe, Mr. Dodson and Mr. Ridgill and an equal number, inclusive of Mr. Lowe, Mr. Dodson and Mr. Ridgill, of FNB Directors and LSB Directors (each as defined below). The initial FNB Directors shall be selected by FNB’s Board of Directors and the initial LSB Directors shall be selected by LSB’s Board of Directors. The FNB Directors shall be appointed to either one year or two year terms in such a manner that the number of FNB Directors serving one year terms shall be the same as the number of LSB Directors serving one year terms and that the number of FNB Directors serving two year terms shall be the same as the number of LSB Directors serving two year terms. Subject to Section 1.12(c), from and after the Effective Time and until the second annual meeting of the Surviving Corporation following the 2007 annual meeting, all vacancies on the Board of Directors of the Surviving Corporation created by (i) the cessation of service of a FNB Director shall be filled by a nominee selected by the continuing FNB Directors and (ii) the cessation of service of a LSB Director shall be filled by a nominee selected by the continuing LSB Directors.
     (b) Subject to Section 1.12(c), from and after the Effective Time until the second annual meeting of the Surviving Corporation following the 2007 annual meeting, each of the committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank shall be comprised of an equal number of FNB Directors and LSB Directors, the identity of the members of such committees to be otherwise mutually determined by Mr. Lowe and Mr. Dodson; provided, however, that Mr. Lowe, Mr. Dodson and Mr. Ridgill shall serve on the Executive Committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank during such period, Mr. Lowe shall serve as the Chairman of each such Executive Committee, and Mr. Dodson shall serve as Vice Chair of each such Executive Committee. In the event Mr. Lowe, Mr. Dodson or Mr. Ridgill shall cease to be a director of the Surviving Corporation and the Surviving Bank during such two year period or unable to assume or continue in the designated positions during such periods, as applicable, (i) an LSB Director selected by the LSB Directors shall succeed Mr. Lowe for the remainder of such period as Chairman of the Boards of Directors and Chair of the Executive Committees of the Surviving

Corporation and the Surviving Bank, and (ii) an FNB Director selected by the FNB Directors shall succeed Mr. Dodson for the remainder of such period as Vice Chair of the Boards of Directors and the Executive Committees of the Surviving Corporation and the Surviving Bank and as the lead independent director of the Board of Directors of the Surviving Corporation or Mr. Ridgill for the remainder of such period as a member of the Executive Committees of the Boards of Directors of the Surviving Corporation and the Surviving Bank.
     (c) The term “FNB Director” means (i) any person serving as a director of FNB on the date of this Agreement who continues as a director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a director of the Surviving Corporation and who is designated as such by the continuing FNB Directors prior to his or her election; and the term “LSB Director” means (i) any person serving as a director of LSB on the date of this Agreement who becomes a director of the Surviving Corporation at the Effective Time and (ii) any person who becomes a director of the Surviving Corporation and who is designated as such by the continuing LSB Directors prior to his or her election.
     (d) The Agreement and Plan of Bank Merger shall contain provisions with respect to the Board of Directors of the Surviving Bank, and the committees, to the same effect as the provisions set forth in the items (a), (b) and (c) of this Section 1.12.
     1.13 Headquarters of Surviving Corporation and Surviving Bank. From and after the Effective Time until otherwise determined by the Board of Directors of the Surviving Corporation or the Surviving Bank, as applicable, the headquarters and principal executive offices of the Surviving Corporation and the Surviving Bank shall be located at FNB’s headquarters in Greensboro, North Carolina.
ARTICLE II
EXCHANGE OF SHARES
     2.1 LSB to Make Shares Available. At or prior to the Effective Time, LSB shall deposit, or shall cause to be deposited, with LSB’s stock transfer agent (the “Exchange Agent”), for the benefit of the holders of FNB Common Stock in certificated or uncertificated form, for exchange in accordance with this Article II, the shares of LSB Common Stock, and cash in lieu of any fractional shares (such cash and shares of LSB Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of FNB Common Stock.
     2.2 Exchange of Shares; Notification and Payment Procedures.
     (a) As soon as practicable after the Effective Time, with respect to each share of FNB Common Stock held in certificated form (each such certificate, a “Certificate”), the Exchange Agent shall mail to each such holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for shares of LSB Common Stock and any cash in lieu of fractional shares into which the shares of FNB Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a book entry on the records of the Surviving Corporation showing such holder to hold of record the number of whole shares of LSB Common Stock to which such holder of FNB Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and the Certificate or Certificates so surrendered shall forthwith be cancelled. With respect to shares of FNB Common Stock held in uncertificated (“book entry” form), the Exchange Agent shall (x) enter a book entry on the records of the Surviving Corporation showing the holder of such shares to hold of record the number of shares of LSB Common Stock to which such holder of FNB Common Stock shall have become entitled pursuant to the provisions of Article I, and (y) cause a check representing the amount of cash in lieu of fractional shares which such holder has the right to receive in respect of shares of FNB Common Stock held by such holder in uncertificated form. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. The Exchange Agent, acting as the Surviving Corporation’s stock transfer agent, will maintain a book entry list of the whole shares of LSB Common Stock to which each former holder of record of FNB Common Stock is entitled.
     (b) No dividends or other distributions declared with respect to FNB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II (including Section 2.2(h) in the case of lost certificates). After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of LSB Common Stock represented by such Certificate.
     (c) If any holder desires the shares of FNB Common Stock to be issued to such holder to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered or in a name other than the name in which the book entry record thereof is recorded, as applicable, it shall be a condition of the issuance thereof that (i) the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer or (ii) the book entry holder provide written transfer instructions in the form required by the Exchange Agent, and, in either instance, that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of shares of LSB Common Stock in any such other name, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     (d) As soon as practical after the Effective Time, the Exchange Agent shall mail to each holder of shares of FNB Common Stock in uncertificated, book entry form a written notice (the “Notice Letter”) confirming the whole shares of LSB Common Stock and cash in lieu of fractional shares to be issued and paid to such holder pursuant to this Agreement and containing such other information as is required under Section 55-6-26 of the NCBCA. A check in the amount of such cash shall accompany the Notice Letter.
     (e) After the Effective Time, there shall be no transfers on the stock transfer books of FNB of the shares of FNB Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and, as applicable, shares of LSB Common Stock shall be issued in exchange therefor in book entry form as provided by this Article II.
     (f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of LSB Common Stock shall be issued upon the surrender for exchange of Certificates or the exchange of shares of FNB Common Stock held in uncertificated, book entry form, no dividend or distribution with respect to LSB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of LSB. In lieu of the issuance of any such fractional share, LSB shall pay to each former shareholder of FNB who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the closing-sale prices of LSB Common Stock on the Global Select Market of The NASDAQ Stock Market, LLC (the “Nasdaq”) as reported by The Wall Street Journal for the five (5) trading days immediately preceding the date of the Effective Time by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of LSB Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.
     (g) Any portion of the Exchange Fund that remains unclaimed by the shareholders of FNB for twelve (12) months after the Effective Time shall be paid to LSB. Any former shareholders of FNB who have not theretofore complied with this Article II shall thereafter look only to LSB for payment of the shares of LSB Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the LSB Common Stock deliverable in respect of each share of LSB Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of FNB, LSB, the Exchange Agent or any other person shall be liable to any former holder of shares of FNB Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by LSB, the posting by such person of a bond in such amount as LSB reasonably may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of LSB Common Stock in book entry form and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF LSB
     Except as disclosed in the LSB disclosure schedule delivered to FNB concurrently herewith (the “LSB Disclosure Schedule”), LSB hereby represents and warrants to FNB as follows:
     3.1 Corporate Organization.
     (a) LSB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. LSB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on LSB. LSB is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Charter and By-Laws of LSB, as in effect as of the date of this Agreement, have previously been made available by LSB to FNB.
     As used in this Agreement, the term “Material Adverse Effect” means, with respect to FNB, LSB or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, operations, results of operations or financial condition of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from (A) any changes in laws, regulations or interpretations of laws or regulations generally affecting the banking, bank holding company or financial holding company businesses, (B) any change in generally accepted accounting principles recognized in the United States (“GAAP”) or regulatory accounting requirements, generally affecting the banking, bank holding company or financial holding company businesses, (C) events, conditions or trends in economic, business or financial conditions generally affecting the banking, bank holding company or financial holding company businesses specifically, (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (E) the effect of the actions expressly permitted or required by this Agreement or that are taken with the prior informed written consent of the other party in contemplation of the transactions contemplated hereby, and (F) the announcement of this Agreement and the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, business trust, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes or is a special purpose entity which issues trust preferred securities.

     (b) Each LSB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on LSB and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
     3.2 Capitalization.
     (a) The authorized capital stock of LSB consists of (i) 50,000,000 shares of LSB Common Stock, of which, as of February 22, 2007, 8,412,567 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, $.01 par value per share (the “LSB Preferred Stock” and, together with the LSB Common Stock, the “LSB Capital Stock”), of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of LSB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of (i) options to acquire 604,925 shares of LSB Common Stock issued pursuant to employee and director stock plans of LSB in effect as of the date hereof (the “LSB Stock Plans”), and (ii) rights issued under and shares reserved for issuance pursuant to the LSB Rights Agreement, dated as of February 10, 1998 (the “LSB Rights Agreement”), LSB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of LSB Capital Stock or any other equity securities of LSB or any securities representing the right to purchase or otherwise receive any shares of LSB Capital Stock (collectively, including the items contemplated by clauses (i) and (ii) of this sentence, the “LSB Rights”). As of the date hereof, no shares of LSB Capital Stock were reserved for issuance, except for 10,000,000 shares of LSB Common Stock reserved for issuance under the LSB Rights Agreement and 604,925 shares of LSB Common Stock reserved for issuance upon the exercise of stock options pursuant to the LSB Stock Plans. Since December 31, 2005, LSB has not issued any shares of LSB Capital Stock or any securities convertible into or exercisable for any shares of LSB Capital Stock, other than as would be permitted by Section 5.2(b) hereof and pursuant to employee or director stock options granted prior to that date. LSB has previously provided FNB with a list of the option holders, the date of each option to purchase LSB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable LSB Stock Plan. In no event will the aggregate number of shares of LSB Common Stock outstanding at the Effective Time (including all shares of LSB Common Stock subject to then outstanding LSB Rights) exceed the number specified in Section 3.2(a) of the LSB Disclosure Schedule.
     (b) LSB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the LSB Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to N.C. Gen. Stat. § 53-42) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No LSB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 3.2(b) of the LSB Disclosure Schedule sets forth a list of the material investments of LSB in Non-Subsidiary Affiliates. As used in this Agreement, the term “Non-Subsidiary Affiliate” when used with respect to any party means any corporation, partnership, limited liability company, trust, joint venture or other entity other than such party’s Subsidiaries.
     (c) This Agreement and the transactions it contemplates do not give rise to any rights to purchase LSB Common Stock or other Securities under the LSB Rights Agreement.
     3.3 Authority; No Violation.
     (a) LSB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of LSB. The Board of Directors of LSB has directed that this Agreement and the transactions contemplated hereby be submitted to LSB’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of LSB Common Stock, no other corporate proceedings on the part of LSB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LSB and (assuming due authorization, execution and delivery by FNB) constitute a valid and binding obligation of LSB, enforceable against LSB in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
     (b) Neither the execution and delivery by LSB of this Agreement nor the consummation by LSB of the transactions contemplated hereby or thereby, nor compliance by LSB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the LSB Charter or By-Laws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LSB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of LSB, any of its Subsidiaries or Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which LSB, any of its Subsidiaries or its Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on LSB.

     3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, and approval of such applications and notices, (ii) the filing of any other required applications or notices with any state, federal or foreign agencies and approval of such applications and notices (the “State Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of LSB’s and FNB’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement will be included as a prospectus, (iv) the filing of the Articles of Merger with the North Carolina Secretary pursuant to the NCBCA and Chapter 53 of the North Carolina General Statutes, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules and regulations thereunder, and of any applicable industry self-regulatory organization (“SRO”), or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of LSB Common Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite votes of the shareholders of FNB and LSB (including the approval of the amendments of the Charter contemplated by Sections 1.1 and 1.7), no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by LSB of this Agreement and (B) the consummation by LSB of the Merger and the other transactions contemplated hereby.
     3.5 Reports. LSB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation (“FDIC”), (iii) any state regulatory authority (each a “State Regulator”), (iv) the SEC, and (v) any SRO (collectively “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2003, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency (“LSB Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on LSB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of LSB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of LSB, investigation into the business or operations of LSB or any of its Subsidiaries since January 1, 2003, except where such proceedings or investigation will not, either individually or in the aggregate, have a Material Adverse Effect on LSB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of LSB or any of its Subsidiaries which, in the reasonable judgment of LSB, will, either individually or in the aggregate, have a Material Adverse Effect on LSB.

     3.6 Financial Statements. LSB has previously made available to FNB true and correct copies of the consolidated balance sheets of LSB and its Subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income and changes in stockholders’ equity and cash flows for the fiscal years 2004 and 2005 and its unaudited consolidated balance sheets and related consolidated statements of income and changes in stockholders’ equity and cash flows as of September 30, 2006, and will promptly make available to FNB true and correct copies of the consolidated balance sheets of LSB and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the 2006 fiscal year (the “LSB Financial Statements”), in each case, other than the unaudited statements as of September 30, 2006, accompanied by the audit report of Turlington and Company, LLP, independent registered public accounting firm with respect to LSB. The December 31, 2005 and September 30, 2006 consolidated balance sheet of LSB (including the related notes, where applicable) fairly present, and the December 31, 2006 consolidated balance sheet of LSB (including related notes where applicable) will fairly present, in all material respects the consolidated financial position of LSB and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present or will fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of LSB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of LSB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     3.7 Broker’s Fees. Except for BankersBanc Capital Corporation, neither LSB nor any LSB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
     3.8 Absence of Certain Changes or Events.
     (a) Except as publicly disclosed in LSB Reports filed prior to the date hereof, since December 31, 2005, no event or events have occurred that have had, either individually or in the aggregate, a Material Adverse Effect on LSB.
     (b) Except as publicly disclosed in LSB Reports filed prior to the date hereof, since December 31, 2005, LSB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
     (c) Since December 31, 2005, neither LSB nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of LSB’s 2005 salary and employee benefits expenses (other than customary year-end bonuses for fiscal years 2005 and 2006) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     3.9 Legal Proceedings.
     (a) Neither LSB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of LSB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against LSB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon LSB, any of its Subsidiaries or the assets of LSB or any of its Subsidiaries that has had, or will have, either individually or in the aggregate, a Material Adverse Effect on LSB or the Surviving Corporation.
     3.10 Taxes and Tax Returns.
     (a) Each of LSB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined below) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not, either individually or in the aggregate, have a Material Adverse Effect on LSB. No Tax return or report of LSB or its Subsidiaries has been subjected to audit or examination by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last five years and neither LSB nor any of its Subsidiaries has received any indication of a pending audit or examination in connection with any Tax return or report and, to the best of LSB’s knowledge, no such return or report is subject to adjustment. Neither LSB nor any of its Subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax. To the best of LSB’s knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon LSB or any of its

Subsidiaries for which LSB does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by LSB and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on LSB, (B) federal, state, and local returns which are accurate and complete in all material respects have been filed by LSB and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on LSB, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by LSB in its consolidated financial statements, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on LSB and (D) there are no Tax liens upon any property or assets of LSB or its Subsidiaries except liens for current taxes not yet due or liens that will not, either individually or in the aggregate, have a Material Adverse Effect on LSB. Neither LSB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by LSB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which has had or will have, either individually or in the aggregate, a Material Adverse Effect on LSB. Except as set forth in the financial statements described in Section 3.6, neither LSB nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on LSB.
     (b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.
     (c) Neither LSB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among LSB and its Subsidiaries). Neither LSB nor any of its Subsidiaries has any liability for the Taxes of any person (other than LSB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither LSB nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 (a) of the Code.
     (d) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by LSB or any Subsidiary of LSB under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on LSB.
     3.11 Employees.
     (a) The LSB Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the “LSB Benefit Plans”) by LSB, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “LSB ERISA Affiliate”), all of which together with LSB would be deemed a “single employer” within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
     (b) LSB has heretofore made available to FNB true and complete copies of each of the LSB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such LSB Benefit Plan (if applicable) for each of the last two years and (ii) the most recent determination letter from the IRS (if applicable) for such LSB Benefit Plan.
     (c) (i) Each of the LSB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the LSB Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such LSB Benefit Plan, (iii) with respect to each LSB Benefit Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such LSB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such LSB Benefit Plan’s actuary with respect to such LSB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such LSB Benefit Plan allocable to such accrued benefits, (iv) no LSB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of LSB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of LSB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by LSB, its Subsidiaries or any LSB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to LSB, its Subsidiaries or any LSB ERISA Affiliate of incurring a material liability thereunder, (vi) no LSB Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by LSB or its Subsidiaries as of the Effective Time with respect to each LSB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of LSB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which LSB, its Subsidiaries or any LSB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of LSB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against, any of the LSB Benefit Plans or any trusts related thereto that will have, either individually or in the aggregate, a Material Adverse Effect on LSB.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of LSB or any of its affiliates from LSB or any of its affiliates under any LSB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any LSB Benefit Plan or (iii) other than the LSB Corporation Directors’ Stock Deferral Plan with respect to directors of LSB not continuing their service on the Board of Directors of the Surviving Corporation, result in any acceleration of the time of payment or vesting of any such benefits which will, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     (e) The Lexington State Bank Employees’ Pension Plan was “frozen” by LSB and Lexington State Bank, effective as of December 31, 2006.
     3.12 SEC Reports. LSB has previously made available to FNB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by LSB (the “LSB SEC Reports”) with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and prior to the date hereof and (b) communication mailed by LSB to its shareholders since January 1, 2003 and prior to the date hereof, and no such LSB SEC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all LSB SEC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.
     3.13 Compliance with Applicable Law.
     (a) LSB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to LSB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on LSB.
     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on LSB, LSB and each LSB Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of LSB, any LSB Subsidiary, or any director, officer or employee of LSB or of any LSB Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on LSB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     3.14 Certain Contracts.
     (a) Neither LSB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FNB, LSB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof which, individually or in the aggregate, will have a Material Adverse Effect on LSB, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the LSB Reports, (iv) which materially restricts the conduct of any line of business by LSB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement which, individually or in the aggregate, will have a Material Adverse Effect on LSB. LSB has previously made available to FNB true and correct copies of all employment and deferred compensation agreements which are in writing and to which LSB is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the LSB Disclosure Schedule, is referred to herein as a “LSB Contract”, and neither LSB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which, either individually or in the aggregate, will have a Material Adverse Effect on LSB.
     (b) (i) Each LSB Contract is valid and binding on LSB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) LSB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each LSB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on LSB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of LSB or any of its Subsidiaries under any such LSB Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on LSB.
     3.15 Agreements with Regulatory Agencies. Neither LSB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the LSB Disclosure Schedule, an “LSB Regulatory Agreement”), nor has LSB or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.
     3.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of LSB or for the account of a customer of LSB or one of its Subsidiaries, were entered into in the ordinary course of business and, to the best of LSB’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of LSB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. LSB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and, to LSB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     3.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of LSB included in the LSB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2005, neither LSB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have a Material Adverse Effect on LSB.
     3.18 Insurance. LSB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to LSB and its Subsidiaries.
     3.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on LSB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), pending or threatened against LSB, which liability or obligation will, either individually or in the aggregate, have a Material Adverse Effect on LSB. To the best knowledge of LSB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will, individually or in the aggregate, have a Material Adverse Effect on LSB. LSB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on LSB.

     3.20 State Takeover Laws; Rights Plan. The Board of Directors of LSB has approved the transactions contemplated by this Agreement for purposes of Sections 55-9A-01 through -09 of the NCBCA, such that the provisions of such Sections of the NCBCA will not apply to this Agreement or any of the transactions contemplated hereby. LSB is not and has not been the “beneficial owner” of more than 20% of the “voting shares” of FNB, as those terms are defined in Sections 55-9-01 through -05 of the NCBCA. The Board of Directors of LSB has taken all actions necessary under the Rights Plan to provide that the provisions of the Rights Plan will not be or become operative with respect to the Merger.
     3.21 Reorganization. As of the date of this Agreement, LSB has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     3.22 Obstacles to Regulatory Approval. To the best knowledge of the management of LSB, there exists no facts or condition relating to LSB that may reasonably be expected to prevent or materially impede or delay the parties hereto from obtaining the Requisite Regulatory Approvals (as defined in Section 7.1(c)); and, if any such fact or condition becomes known to LSB, LSB shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to FNB in the manner provided herein.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FNB
     Except as disclosed in the FNB disclosure schedule delivered to LSB concurrently herewith (the “FNB Disclosure Schedule”), FNB hereby represents and warrants to LSB as follows:
     4.1 Corporate Organization.
     (a) FNB is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina. FNB has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, have a Material Adverse Effect on FNB. FNB is duly registered as a bank holding company under the BHC Act. True and complete copies of the Articles of Incorporation, as amended (the “FNB Articles”), and By-Laws of FNB, as in effect as of the date of this Agreement, have previously been made available by FNB to LSB.
     (b) Each FNB Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on FNB, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.
     4.2 Capitalization.
     (a) The authorized capital stock of FNB consists of (i) 75,000,000 shares of FNB Common Stock, of which, as of February 21, 2007, 7,063,952 shares were issued and outstanding, and (ii) 10,000,000 shares of serial preferred stock, no par value per share (the “FNB Preferred Stock” and together with the FNB Common Stock, the “FNB Capital Stock”) of which, as of the date hereof, no shares are issued and outstanding. All of the issued and outstanding shares of FNB Common Stock have been duly and validly issued and are fully paid, nonassessable and free of preemptive rights, with no liability attaching to the ownerships thereof. As of the date hereof, no shares of FNB Common Stock or FNB Preferred Stock were reserved for issuance, except for options to acquire 823,498 shares of FNB Common Stock issued pursuant to the employee and director stock option plans of FNB in effect as of the date hereof (the “FNB Stock Plans”) and options granted pursuant to a severance agreement set forth in the FNB Disclosure Schedule (“FNB Severance Options”). All of the issued and outstanding shares of FNB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of the FNB Stock Plans and the FNB Severance Options, FNB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of FNB Capital Stock or any other equity securities of FNB or any securities representing the right to purchase or otherwise receive any shares of FNB Capital Stock (collectively, “FNB Rights”). Since December 31, 2005, FNB has not issued any shares of FNB Capital Stock or any securities convertible into or exercisable for any shares of FNB Capital Stock, other than as permitted by Section 5.2(b) and pursuant to the exercise of employee or director stock options granted prior to such date. FNB has previously provided LSB with a list of the option holders, the date of each option to purchase FNB Common Stock granted, the number of shares subject to each such option, the expiration date of each such option and the price at which each such option may be exercised under an applicable FNB Stock Plan. In no event will the aggregate number of shares of FNB Common Stock outstanding at the Effective Time (including all shares of FNB Common Stock subject to then outstanding FNB Rights) exceed the number specified in Section 4.2(a) of the FNB Disclosure Schedule.
     (b) FNB owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the FNB Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to N.C. Gen. Stat. §54-42) and free of preemptive rights, with no personal liability attaching to the ownership. thereof. No FNB Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the FNB Disclosure Schedule sets forth a list of the material investments of FNB in Non-Subsidiary Affiliates.

     4.3 Authority; No Violation.
     (a) FNB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of FNB. The Board of Directors of FNB has directed that this Agreement and the transactions contemplated hereby be submitted to FNB’s shareholders for adoption at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of FNB Common Stock, no other corporate proceedings on the part of FNB are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by FNB and (assuming due authorization, execution and delivery by LSB) constitute valid and binding obligations of FNB, enforceable against FNB in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).
     (b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the terms or provisions hereof or thereof, will (i) violate any provision of the FNB Articles or By-Laws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNB, any of its Subsidiaries or Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of FNB, any of its Subsidiaries or its Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which FNB, any of its Subsidiaries or Non-Subsidiary Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on FNB.
     4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, (ii) the State Approvals, (iii) the filing with the SEC of the Joint Proxy Statement and the S-4, (iv) the filing of the Articles of Merger with the North Carolina Secretary pursuant to the NCBCA and Chapter 53 of the North Carolina General Statutes, (v) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules and regulations thereunder, and of any applicable SRO, or which are required under consumer finance, mortgage banking and other similar laws, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of LSB Common Stock pursuant to this Agreement and (vii) the approval of this Agreement by the requisite votes of the shareholders of FNB and LSB (including the approval of the amendments of the Charter contemplated by Sections 1.1 and 1.7), no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by FNB of this Agreement and (B) the consummation by FNB of the Merger and the other transactions contemplated hereby.
     4.5 Reports. FNB and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2003, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency (“FNB Reports”), and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on FNB. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of FNB and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of FNB, investigation into the business or operations of FNB or any of its Subsidiaries since January 1, 2003, except where such proceedings or investigation will not have, either individually or in the aggregate, a Material Adverse Effect on FNB. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of FNB or any of its Subsidiaries which, in the reasonable judgment of FNB, will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.6 Financial Statements. FNB has previously made available to LSB true and correct copies of the consolidated balance sheets of FNB and its Subsidiaries as of December 31, 2004 and 2005 and the related consolidated statements of income and changes in stockholders’ equity and cash flows for the fiscal years 2004 and 2005, and its unaudited consolidated balance sheets and the related consolidated statements of income and changes in stockholders’ equity and cash flows as of September 30, 2006, and will promptly make available to LSB true and correct copies of the consolidated balance sheets of FNB and its Subsidiaries as of December 31, 2006 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the 2006 fiscal year (the “FNB Financial Statements”), in each case, other than the unaudited statements as of September 30, 2006, accompanied by the audit report of Dixon Hughes, LLP, independent registered public accounting firm with respect to FNB. The December 31, 2005 and September 30, 2006 consolidated balance sheet of FNB (including the related notes, where applicable) fairly present, and the December 31, 2006 consolidated balance sheet of FNB (including related notes where applicable, will fairly present, in all material respects the consolidated financial position of FNB and its Subsidiaries as of the dates thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present or will fairly present in all material respects the results of the consolidated operations, changes in stockholders’ equity, cash flows and consolidated financial position of FNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal adjustments in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of FNB and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
     4.7 Broker’s Fees. Except for Howe Barnes Hoefer & Arnett, Inc., neither FNB nor any FNB Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.
     4.8 Absence of Certain Changes or Events.
     (a) Except as publicly disclosed in FNB Reports filed prior to the date hereof, since December 31, 2005, no event or events have occurred which have had, individually or in the aggregate, a Material Adverse Effect on FNB.
     (b) Except as publicly disclosed in FNB Reports filed prior to the date hereof, since December 31, 2005, FNB and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
     (c) Since December 31, 2005, neither FNB nor any of its Subsidiaries has (i) except for such actions as are in the ordinary course of business or except as required by applicable law, (A) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2005, or (B) granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonuses, which in the aggregate exceed 5% of FNB’s 2005 salary and employee benefit expenses (other than customary year-end bonuses for fiscal years 2005 and 2006) or (ii) suffered any strike, work stoppage, slowdown, or other labor disturbance which will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.9 Legal Proceedings.
     (a) Neither FNB nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of FNB’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against FNB or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which, in any such case, there is a reasonable probability of an adverse determination and which, if adversely determined, will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than those that apply to similarly situated bank holding companies or banks) imposed upon FNB, any of its Subsidiaries or the assets of FNB or any of its Subsidiaries that has had or will have, either individually or in the aggregate, a Material Adverse Effect on FNB or the Surviving Corporation.

     4.10 Taxes and Tax Returns.
     (a) Each of FNB and its Subsidiaries has duly filed all federal, state, foreign and local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than (i) Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined, or (ii) information returns, tax returns, Taxes or other governmental charges as to which the failure to file, pay or make provision for will not have, either individually or in the aggregate, a Material Adverse Effect on FNB. No Tax return or report of FNB or its Subsidiaries has been subjected to audit or examination by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last five years and neither FNB nor any of its Subsidiaries has received any indication of a pending audit or examination in connection with any Tax return or report and, to the best of FNB’s knowledge, no such return or report is subject to adjustment. Neither FNB nor any of its Subsidiaries has executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax. To the best of FNB’s knowledge, there are no material disputes pending, or claims asserted for, Taxes or assessments upon FNB or any of its Subsidiaries for which FNB does not have adequate reserves. In addition, (A) proper and accurate amounts have been withheld by FNB and its Subsidiaries from their employees for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on FNB, (B) federal, state and local returns which are accurate and complete in all material respects have been filed by FNB and its Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, except where failure to do so will not, either individually or in the aggregate, have a Material Adverse Effect on FNB, (C) the amounts shown on such federal, state or local returns to be due and payable have been paid in full or adequate provision therefor has been included by FNB in its consolidated financial statements, except where failure to do so will not, individually or in the aggregate, have a Material Adverse Effect on FNB and (D) there are no Tax liens upon any property or assets of FNB or its Subsidiaries except liens for current taxes not yet due or liens that will not have, either individually or in the aggregate, a Material Adverse Effect on FNB. Neither FNB nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by FNB or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case, which has had or will have, either individually or in the aggregate, a Material Adverse Effect on FNB. Except as set forth in the financial statements described in Section 4.6, neither FNB nor any of its Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code, which will have, either individually or in the aggregate, a Material Adverse Effect on FNB.

     (b) Neither FNB nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement solely among FNB and its Subsidiaries). Neither FNB nor any of its Subsidiaries has any liability for the Taxes of any person (other than FNB and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). Within the past five years, neither FNB nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.
     (c) No disallowance of a deduction under Section 162(m) of the Code for employee remuneration of any amount paid or payable by FNB or any Subsidiary of FNB under any contract, plan, program, arrangement or understanding will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.11 Employees.
     (a) The FNB Disclosure Schedule sets forth a true and complete list of each material employee benefit plan, arrangement or agreement that is maintained, or contributed to, as of the date of this Agreement (the “FNB Benefit Plans”) by FNB, any of its Subsidiaries or by any trade or business, whether or not incorporated (a “FNB ERISA Affiliate”), all of which together with FNB would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
     (b) FNB has heretofore made available to LSB true and complete copies of each of the FNB Benefit Plans and certain related documents, including, but not limited to, (i) the actuarial report for such FNB Benefit Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the IRS (if applicable) for such FNB Benefit Plan.
     (c) (i) Each of the FNB Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the FNB Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and there are no existing circumstances or any events that have occurred that will adversely affect the qualified status of any such FNB Benefit Plan, (iii) with respect to each FNB Benefit Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such FNB Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such FNB Benefit Plan’s actuary with respect to such FNB Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such FNB Benefit Plan allocable to such accrued benefits, (iv) no FNB Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of FNB or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of FNB or its Subsidiaries or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary), (v) no material liability under Title IV of ERISA has been incurred by FNB, its Subsidiaries or any FNB ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to FNB, its Subsidiaries or any FNB ERISA Affiliate of incurring a material liability thereunder, (vi) no FNB Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA), (vii) all contributions or other amounts payable by FNB or its Subsidiaries as of the Effective Time with respect to each FNB Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) none of FNB, its Subsidiaries or any other person, including any fiduciary, has engaged in a transaction in connection with which FNB, its Subsidiaries or any FNB Benefit Plan will be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) to the best knowledge of FNB there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the FNB Benefit Plans or any trusts related thereto which will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result (either alone or upon the occurrence of any additional acts or events) in any payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of FNB or any of its affiliates from FNB or any of its affiliates under any FNB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FNB Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits that will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.12 SEC Reports. FNB has previously made available to LSB an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by FNB with the SEC pursuant to the Securities Act or the Exchange Act (the “FNB SEC Reports”) and prior to the date hereof and (b) communication mailed by FNB to its shareholders since January 1, 2003 and prior to the date hereof, and no such FNB SEC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all FNB SEC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.
     4.13 Compliance with Applicable Law.
     (a) FNB and each of its Subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all material respects with, and are not in default in any material respect under, any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to FNB or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default will not, either individually or in the aggregate, have a Material Adverse Effect on FNB.

     (b) Except as will not have, either individually or in the aggregate, a Material Adverse Effect on FNB, FNB and each FNB Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of FNB, any FNB Subsidiary, or any director, officer or employee of FNB or of any FNB Subsidiary, has committed any breach of trust with respect to any such fiduciary account that will have a Material Adverse Effect on FNB, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.
     4.14 Certain Contracts.
     (a) Neither FNB nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practice, (ii) which, upon the consummation or shareholder approval of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FNB, LSB, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof which, individually or in the aggregate, will have a Material Adverse Effect on FNB, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the FNB Reports, (iv) which materially restricts the conduct of any line of business by FNB or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business in which a bank holding company may lawfully engage, (v) with or to a labor union or guild (including any collective bargaining agreement) or (vi) (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any shareholder approval or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement which, individually or in the aggregate, will have a Material Adverse Effect on FNB. FNB has previously made available to LSB true and correct copies of all employment and deferred compensation agreements which are in writing and to which FNB is a party. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the FNB Disclosure Schedule, is referred to herein as a “FNB Contract”, and neither FNB nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which will have, individually or in the aggregate, a Material Adverse Effect on FNB.
     (b) (i) Each FNB Contract is valid and binding on FNB or any of its Subsidiaries, as applicable, and in full force and effect, (ii) FNB and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each FNB Contract, except where such noncompliance, either individually or in the aggregate, will not have a Material Adverse Effect on FNB, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of FNB or any of its Subsidiaries under any such FNB Contract, except where such default, either individually or in the aggregate, will not have a Material Adverse Effect on FNB.
     4.15 Agreements with Regulatory Agencies. Neither FNB nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2003, a recipient of any supervisory letter from, or since January 1, 2003, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the FNB Disclosure Schedule, a “FNB Regulatory Agreement”), nor has FNB or any of its Subsidiaries been advised since January 1, 2003, by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Regulatory Agreement.
     4.16 Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of FNB or for the account of a customer of FNB or one of its Subsidiaries, were entered into in the ordinary course of business and, to the best of FNB’s knowledge, in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of FNB or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. FNB and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued; and to FNB’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
     4.17 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of FNB included in the FNB Financial Statements and for liabilities incurred in the ordinary course of business consistent with past practice, since December 31, 2005, neither FNB nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or will have, a Material Adverse Effect on FNB.
     4.18 Insurance. FNB and its Subsidiaries have in effect insurance coverage with reputable insurers or are self-insured, which in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by bank holding companies and their subsidiaries comparable in size and operations to FNB and its Subsidiaries.
     4.19 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could result in the imposition, on FNB of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or threatened against FNB, which liability or obligation will have, either individually or in the aggregate, a Material Adverse Effect on FNB. To the best knowledge of FNB, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that will have, either individually or in the aggregate, a Material Adverse Effect on FNB. FNB is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that will have, either individually or in the aggregate, a Material Adverse Effect on FNB.
     4.20 State Takeover Laws; Charter Provisions. The Board of Directors of FNB has approved the transactions contemplated by this Agreement for purposes of Sections 55-9A-01 through 09 of the NCBCA and the 75% voting share requirement of Article VI of the Amended and Restated Articles of Incorporation of FNB, such that the provisions of such Sections and Article VI will not apply to this Agreement or any of the transactions contemplated hereby. FNB is not and has not been the “beneficial owner” of more than 20% of the “voting shares” of LSB, as those terms are used in Section 55-9-01 through -05 of the NCBCA.
     4.21 Reorganization. As of the date of this Agreement, FNB has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
     4.22 Obstacles to Regulatory Approval. To the best knowledge of management of FNB, there exists no facts or condition relating to FNB that may reasonably be expected to prevent or materially impede or delay the parties hereto from obtaining the Requisite Regulatory Approvals; and, if any such fact or condition becomes known to FNB, FNB shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to LSB in the manner provided herein.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the LSB Disclosure Schedule and the FNB Disclosure Schedule), each of LSB and FNB shall, and shall cause each of their respective Subsidiaries to, (a) conduct its business in the ordinary course, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay the ability of either LSB or FNB to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

     5.2 Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in the FNB Disclosure Schedule or the LSB Disclosure Schedule, as the case may be, and, except as expressly contemplated or permitted by this Agreement, neither FNB nor LSB shall, and neither FNB nor LSB shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement, which consent will not be unreasonably withheld:
     (a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than short-term indebtedness incurred to refinance short-term indebtedness and indebtedness of LSB or any of its wholly-owned Subsidiaries to LSB or any of its Subsidiaries, on the one hand, or of FNB or any of its Subsidiaries to FNB or any of its wholly-owned Subsidiaries, on the other hand), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan or advance (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include, without limitation, the creation of deposit liabilities, purchases of federal funds, sales of certificates of deposit and entering into repurchase agreements);
     (b) (i) adjust, split, combine or reclassify any capital stock;
(ii)	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) in the case of LSB, for regular quarterly cash dividends at a rate not in excess of $.17 per share of LSB Common Stock, (B) in the case of FNB, for regular quarterly cash dividends on FNB Common Stock at a rate not in excess of $.13 per share of FNB Common Stock, and (C) dividends paid by any of the Subsidiaries of each of FNB and LSB to FNB or LSB or any of their Subsidiaries, respectively, and dividends paid in the ordinary course of business consistent with past practice by any subsidiaries (whether or not wholly-owned) of each of FNB and LSB);

(iii)	grant any stock appreciation rights or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, other than pursuant to the LSB Stock Plans, or the FNB Stock Plans, as the case may be, in the ordinary course of business consistent with past practice; or

(iv)	issue any additional shares of capital stock except pursuant to the exercise of stock options outstanding as of the date hereof or issued in compliance with Section 5.2(b)(iii);
     (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
     (d) except for transactions in the ordinary course of business or pursuant to contracts or agreements in force at the date of or permitted by this Agreement, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a Subsidiary thereof;
     (e) except for transactions in the ordinary course of business, terminate, or waive any material provision of, any LSB Contract or FNB Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms;
     (f) increase in any manner the compensation or fringe benefits of any of its employees or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee other than in the ordinary course of business, or accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation;
     (g) solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or authorize any individual, corporation or other entity to solicit or encourage from any third party or enter into any negotiations, discussions or agreement in respect of, or provide or cause to be provided any confidential information in connection with any inquiries or proposals relating to, the disposition of all or substantially all of its business or assets, or the acquisition of its voting securities, or the merger of it or any of its Subsidiaries with any corporation or other entity, other than as provided by this Agreement (and each party shall promptly notify the other of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters);
     (h) settle any material claim, action or proceeding involving money damages, except in the ordinary course of business;
     (i) knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code;
     (j) amend its charter or articles of incorporation or its bylaws;
     (k) other than in prior consultation with the other party to this Agreement, restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
     (l) take any action that is intended or expected to result in any of its representations, warranties, covenants or agreements set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;
     (m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;
     (n) enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management or other banking or operating policies that are material to its and its Subsidiaries, taken as a whole, except as required by applicable law or any regulation or policy imposed on it by any Governmental Entity;
     (o) make or agree to make any charitable contribution of $50,000 or more, whether in a single contribution or a series of contributions to the same donee;
     (p) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.
     5.3 Notice of Action. Except acting reasonably and with prior notice to the other party, neither FNB nor LSB shall, and neither FNB nor LSB shall permit any of their respective Subsidiaries to enter into an agreement, contract, commitment or understanding which would obligate or commit it to make expenditures over any period of time of more than $100,000 (other than contracts, agreements, commitments or understandings occurring in the ordinary course of lending business).
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
     (a) FNB and LSB shall promptly prepare and file with the SEC the Joint Proxy Statement and LSB shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of FNB and LSB shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and FNB and LSB shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. LSB shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FNB shall furnish all information concerning FNB and the holders of FNB Common Stock as may be reasonably requested in connection with any such action.
     (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. FNB and LSB shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to FNB or LSB, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
     (c) FNB and LSB shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of FNB, LSB or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
     (d) FNB and LSB shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined below) will not be obtained or that the receipt of any such approval will be materially delayed.
     6.2 Access to Information.
     (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of LSB and FNB, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of LSB and FNB shall, and shall cause their respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which LSB or FNB, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither LSB nor FNB nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of LSB’s or FNB’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     (b) Each of LSB and FNB agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with entering into this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.2 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the providing party or (iv) is or becomes readily ascertainable from publicly available sources. If this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to the other party to be returned to the other party.
     (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein.
     6.3 Shareholders’ Approvals. Each of FNB and LSB shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approvals required in connection with this Agreement and the Merger, and each shall use its reasonable best efforts, except as may otherwise be required by applicable law, to cause such meetings to occur as soon as reasonably practicable and on the same date. The Board of Directors of each of LSB and FNB shall recommend approval of the Merger to the shareholders of LSB and FNB, as the case may be, and shall use its reasonable best efforts to obtain from the shareholders of LSB and FNB, as the case may be, the vote in favor of, the adoption of this Agreement required by the NCBCA to consummate the transactions contemplated hereby.
     6.4 Legal Conditions to Merger. Each of FNB and LSB shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by FNB or LSB or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.
     6.5 Affiliates. FNB shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of FNB to deliver to LSB, as soon as practicable after the date of this Agreement, and prior to the date of the shareholders’ meetings called by FNB and LSB to approve this Agreement, a written agreement, in the form of Exhibit 6.5(a)(1) hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNB Common Stock held by such “affiliate” to be received by such “affiliate” in the Merger except in compliance with Rule 145 promulgated by the SEC.
     6.6 Stock Quotation. LSB shall cause the shares of LSB Common Stock to be issued in the Merger to be qualified for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time. The symbol for the shares of LSB Common Stock after the Effective Time shall be that agreed upon by FNB and LSB and available for use.
     6.7 Employee Benefit Plans; Employment Agreements.
     (a) From and after the Effective Time, unless otherwise mutually determined, the LSB Benefit Plans and FNB Benefit Plans in effect as of the date of this Agreement shall remain in effect with respect to employees of LSB or FNB (or their Subsidiaries), respectively, covered by such plans at the Effective Time until such time as the Surviving Corporation shall, subject to applicable law, the terms of this Agreement and the terms of such plans, adopt new benefit plans with respect to employees of the Surviving Corporation and its Subsidiaries (the “New Benefit Plans”), or otherwise merge or combine existing FNB Benefit Plans into LSB Benefit Plans, or vice versa. Prior to the Closing Date, LSB and FNB shall cooperate in reviewing, evaluating and analyzing the LSB Benefit Plans and FNB Benefit Plans with a view towards developing appropriate New Benefit Plans or combining or merging existing benefit plans for the employees covered thereby.
     (b) The foregoing notwithstanding, the Surviving Corporation agrees to honor in accordance with their terms all benefits vested as of the date hereof under the FNB Benefit Plans or the LSB Benefit Plans or under other contracts, arrangements, commitments, or understandings described in the FNB Disclosure Schedule and the LSB Disclosure Schedule.
     (c) Nothing in this Section 6.7 shall be interpreted as preventing the Surviving Corporation from amending, modifying or terminating any FNB Benefit Plans, LSB Benefit Plans, or other contracts, arrangements, commitments or understandings, in accordance with their terms and applicable law. In particular, FNB and LSB agree that FNB shall “freeze” its defined benefit plan prior to the Effective Time.
     (d) It is the intention of LSB and FNB, during the period shortly following the execution of this Merger Agreement, to coordinate efforts towards establishing a retention and severance program, consistent with the strategy for the Merger, in an effort to retain and provide incentives to key personnel for the benefit of the Surviving Corporation in a manner that provides for equitable treatment of similarly situated employees of LSB and FNB.
     (e) During the period following the execution of this Merger Agreement, LSB and FNB shall (i) coordinate efforts toward amending employment agreements between either of them, or their Subsidiaries, and various of their or such Subsidiaries’ employees to bring such agreements into conformity with applicable federal income tax laws and regulations and to increase the consistency of the provisions of those employment agreements with employment agreements of the Surviving Corporation and the Surviving Bank with its or their employees, and (ii) seek to obtain waivers of “change of control” severance payment provisions of those employees of LSB or FNB, or any Subsidiary of either, whose employment agreements would require such payments as a consequence of the Merger.
     (f) Any employee of an FNB Subsidiary or an LSB Subsidiary as of the Effective Time who is not a party to an employment agreement with such Subsidiary and whose employment is terminated by the Surviving Bank or a Subsidiary thereof at, or within six (6) months after, the Effective Time, other than for “cause” as set forth in the employment policies of the Surviving Bank as of the Effective Time (“Non-Continuing Employee”), will be paid such severance as the Surviving Corporation or the Surviving Bank, as applicable, determine on a case-by-case basis, but in no event shall such severance be less than that provided for in the severance payment policies of FNB or LSB, as applicable, prior to the execution of this Agreement. Any Non-Continuing Employee will be permitted to obtain continued health insurance coverage through the exercise of his or her COBRA rights offered under the Surviving Bank’s health insurance coverage, and the Surviving Bank will give any required COBRA notices.
     (g) Except as otherwise provided in this Agreement and subject to Section 6.7(a), any employee of an FNB Subsidiary who becomes an employee of the Surviving Bank or a Subsidiary thereof at the Effective Time (a “New Employee”) shall be given credit for his or her full years of service with the FNB Subsidiary for: (i) eligibility for participation and vesting, but not funding, in the Surviving Bank’s Section 401(k) savings plan; and (ii) all purposes under the Surviving Bank’s other benefit plans (including entitlement to vacation and sick leave). For purposes of the Surviving Bank’s health insurance coverage, a New Employee’s participation will be without regard to pre-existing condition requirements under the Surviving Bank’s health insurance plan, provided that any such pre-existing condition at the Effective Time was covered under health insurance plan(s) of the FNB Subsidiary at the Effective Time and the New Employee provides evidence of such previous coverage in a form satisfactory to the Surviving Bank’s health insurance carrier. Subject to Section 6.7(a), for the calendar year during which the Effective Time occurs, the Surviving Bank or applicable Subsidiary thereof will grant to each New Employee a number of days of sick, vacation and personal leave, respectively, equal, in each case, to (i) the full number of such days to which the New Employee would be entitled for that year, based on his or her credited years of service and in accordance with the Surviving Bank’s standard policies, less (ii) the number of days of sick, vacation and personal leave used by the New Employee as an employee of an FNB Subsidiary during that calendar year.

     6.8 Indemnification; Directors’ and Officers’ Insurance.
     (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of FNB, any of its Subsidiaries, any of its Non-Subsidiary Affiliates or a fiduciary or administrator of a plan for the benefit of its directors or employees including any entity specified in the FNB Disclosure Schedule (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of FNB or any of its Subsidiaries or any entity specified in the FNB Disclosure Schedule or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, LSB shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.
     (b) LSB shall use its reasonable best efforts to cause the individuals serving as officers and directors of FNB, its Subsidiaries, its Non-Subsidiary Affiliates or a fiduciary or administrator of a plan for the benefit of its employees or directors or any entity specified in the FNB Disclosure Schedule immediately prior to the Effective Time to be covered for a period of six (6) years from the Effective Time (or the period of the applicable statute of limitations, if longer) by the directors’ and officers’ liability insurance policy maintained by LSB (provided that LSB may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such.
     (c) In the event LSB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of LSB assume the obligations set forth in this Section 6.8.
     (d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.
     6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of LSB, on the one hand, and a Subsidiary of FNB, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, LSB.
     6.10 Advice of Changes. FNB and LSB shall each promptly advise the other party of any change or event (i) having a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.11 Dividends. After the date of this Agreement, each of FNB and LSB shall coordinate with the other the declaration of any dividends in respect of FNB Common Stock and LSB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of FNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of FNB Common Stock and any shares of LSB Common Stock any such holder receives in exchange therefor in the Merger.
     6.12 Exemption from Liability Under Section 16(b). If FNB delivers to LSB in a timely fashion prior to the Effective Time accurate information regarding those officers and directors of FNB subject to the reporting requirements of Section 16(a) of the Exchange Act (the “FNB Insiders”), the number of shares of LSB Common Stock held or to be held by each such FNB Insider expected to be exchanged for LSB Common Stock in the Merger, and the number and description of the options to purchase shares of FNB Common Stock held by each such FNB Insider and expected to be converted into options to purchase LSB Common Stock in the Merger, the Board of Directors of LSB, or a committee of nonemployee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, adopt a resolution providing that the receipt by the FNB Insiders of LSB Common Stock in exchange for shares of FNB Common Stock, and of option to purchase shares of LSB Common Stock upon conversion of options to purchase FNB Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the information provided by FNB, are approved by such Board of Directors or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) of the Exchange Act, such that any such receipt shall be so exempt.
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
     (a) Shareholder Approval. This Agreement (including the amendments of the Charter contemplated by Sections 1.1 and 1.7) shall have been adopted by the respective requisite affirmative votes of the holders of LSB Common Stock and FNB Common Stock entitled to vote thereon.
     (b) Nasdaq Listing. The shares of LSB Common Stock which shall be issued to the shareholders of FNB upon consummation of the Merger shall have been qualified for quotation on the Nasdaq, subject to official notice of issuance.
     (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).
     (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
     (e) Bank Merger. The Agreement and Plan of Merger with respect to the Bank Merger shall have been executed by the parties thereto.
     (f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, materially restricts or makes illegal consummation of the Merger.
     (g) Federal Tax Opinion. The parties hereto shall have received the opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., in form and substance reasonably satisfactory to FNB and LSB, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in each such opinion which are consistent with the state of facts existing at the Effective Time:
     (i) The Merger will constitute a reorganization under Section 368(a) of the Code and FNB and LSB will each be a party to the reorganization;
     (ii) No gain or loss will be recognized by FNB or LSB as a result of the Merger; and
     (iii) No gain or loss will be recognized by shareholders of FNB who exchange their FNB Common Stock solely for LSB Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in LSB Common Stock).
In rendering such opinions, counsel may require and rely upon representations contained in certificates of officers of FNB, LSB and others.

     7.2 Conditions to Obligations of FNB. The obligation of FNB to effect the Merger is also subject to the satisfaction, or waiver by FNB, at or prior to the Effective Time, of the following conditions:
     (a) Representations and Warranties. The representations and warranties of LSB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 3.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on LSB or the Surviving Corporation. FNB shall have received a certificate signed on behalf of LSB by the Chief Executive Officer and the Chief Financial Officer of LSB to the foregoing effect.
     (b) Performance of Obligations of LSB. LSB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and FNB shall have received a certificate signed on behalf of LSB by the Chief Executive Officer and the Chief Financial Officer of LSB to such effect.
     (c) Fairness Opinion. Prior to the execution of this Agreement, FNB shall have received an opinion of Howe Barnes Hoefer & Arnett, Inc. dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of FNB, and such opinion shall not have been modified or rescinded at the time of the execution of this Agreement.
     7.3 Conditions to Obligations of LSB. The obligation of LSB to effect the Merger is also subject to the satisfaction or waiver by LSB at or prior to the Effective Time of the following conditions:
     (a) Representations and Warranties. The representations and warranties of FNB set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this paragraph, such representations and warranties (other than the representation set forth in the last sentence of Section 4.2(a)) shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality set forth in such representations or warranties, will have a Material Adverse Effect on FNB. LSB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer and the Chief Financial Officer of FNB to the foregoing effect.
     (b) Performance of Obligations of FNB. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the

Closing Date, and LSB shall have received a certificate signed on behalf of FNB by the Chief Executive Officer and the Chief Financial Officer of FNB to such effect.
     (c) Fairness Opinion. Prior to the execution of this Agreement, LSB shall have received an opinion of BankersBanc Capital Corporation, dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the shareholders of LSB, and such opinion shall not have been modified or rescinded at the time of the execution of this Agreement.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of FNB or LSB:
     (a) by mutual consent of FNB and LSB in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
     (b) by either the Board of Directors of FNB or the Board of Directors of LSB if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or Bank Agreement, or if approval has been granted on terms reasonably believed to be unduly onerous, unless the failure to receive such Requisite Regulatory Approval or the imposition of unduly onerous terms shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
     (c) by either the Board of Directors of FNB or the Board of Directors of LSB if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or
     (d) by either the Board of Directors of FNB or the Board of Directors of LSB (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of LSB, in the case of a termination by FNB, or FNB, in the case of a termination by LSB, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

     8.2 Effect of Termination. In the event of termination of this Agreement by both FNB or LSB or either of them as provided in Section 8.1(a), (b) or (c), this Agreement shall forthwith become void and have no effect, and none of FNB, LSB, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby (other than the Confidentiality Agreement entered into by LSB and FNB, which shall terminate in accordance with its terms), except that Sections 6.2(b), 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither FNB nor LSB shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
     8.3 Expenses. Unless Sections 8.4 or 8.5 are applicable, each party shall pay all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated. “Expenses” mean all out-of-pocket expenses (including fees and expenses of attorneys, accountants, investment bankers, consultants, experts and other third persons advising or assisting a party) incurred by a party or on its behalf.
     8.4 Wrongful Termination. Notwithstanding the provisions of Sections 8.1 and 8.2, and except as otherwise provided in Section 8.5, if the Merger fails to be consummated because of the wrongful termination of this Agreement or a willful or grossly negligent breach by LSB or by FNB of any representation, warranty, covenant, undertaking, term, agreement or restriction contained herein applicable to it that results in a Material Adverse Effect, then the party wrongfully terminating or breaching this Agreement shall pay the other party $9,000,000 as liquidated damages in full compensation of all Expenses, damages, costs and other harm suffered by such party as a result thereof.
     8.5 Termination Fee. (a) If (i) this Agreement is terminated because LSB has entered theretofore into a letter of intent or an agreement with a person or entity other than FNB that provides for an entity to acquire LSB, merge with or into LSB, or purchase all or substantially all of the assets of LSB or (ii) prior to termination of this Agreement LSB engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and FNB has not consented in writing to such negotiations by LSB, then LSB shall pay to FNB a termination fee of $9,000,000; and (b) if (i) this Agreement is terminated because FNB has entered theretofore into a letter of intent or an agreement with a person or entity other than LSB that provides for an entity to acquire FNB, merge with or into FNB, or purchase all or substantially all of the assets of FNB or (ii) prior to termination of this Agreement FNB engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and LSB has not consented in writing to such negotiations by FNB, then FNB shall pay to LSB a termination fee of $9,000,000.
     8.6 Payment Method. Any sum due to a party under Section 8.4 or 8.5 shall be made by wire transfer of immediately available funds to such account as the receiving party may designate.

     8.7 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of FNB and LSB; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of FNB or LSB, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of FNB Common Stock, other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.8 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the respective shareholders of FNB or LSB, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of FNB Common Stock hereunder, other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date and at a place to be specified by the parties, which shall be no later than five (5) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof, unless extended by mutual agreement of the parties (the “Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement entered into by LSB and FNB, which shall terminate in accordance with its terms) shall survive the Effective Time, except for Sections 6.2(b) and 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     9.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)	if to FNB, to:
FNB Financial Services Corporation
1501 Highwoods Blvd, Suite 400
Greensboro, North Carolina 27410
Attention: Pressley A. Ridgill
                     President and Chief Executive Officer
Facsimile: (336) 369-0935
and
(b)	if to LSB, to:
LSB Bancshares, Inc.
P. O. Box 867
Lexington, North Carolina 27292-3394
Attention: Robert F. Lowe
                     Chairman, President and Chief Executive Officer
Facsimile: (336) 249-1589
     9.4 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     9.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
     9.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law principles, except to the extent mandatory provisions of federal law apply.
     9.8 Publicity. Except as otherwise required by applicable law or the NASDAQ Marketplace Rules, neither FNB or LSB shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of LSB, in the case of a proposed announcement or statement by FNB, or FNB, in the case of a proposed announcement or statement by LSB, which consent shall not be unreasonably withheld.
     9.9 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
Remainder of Page Intentionally Left Blank

     IN WITNESS WHEREOF, FNB and LSB have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

LSB BANCSHARES, INC.
By:	/s/ Robert F. Lowe
	Name:	Robert F. Lowe
	Title:	Chairman, President and Chief Executive Officer

FNB FINANCIAL SERVICES CORPORATION
By:	/s/ Pressley A. Ridgill
	Name:	Pressley A. Ridgill
	Title:	President and Chief Executive Officer

EXHIBIT 6.5(a)(1)
                    , 2007
LSB Bancshares, Inc.
P. O. Box 867
Lexington, North Carolina 27292-3394
Ladies and Gentlemen:
     I have been advised that as of the date hereof I may be deemed to be an “affiliate” of FNB Financial Services Corporation, a North Carolina corporation (“FNB”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger, dated as of February 26, 2007 (the “Merger Agreement”), by and between FNB and LSB Bancshares, Inc., a North Carolina corporation (“LSB”), FNB will be merged with and into LSB (the “Merger”) and that as a result of the Merger, I may receive shares of LSB Common Stock (as defined in the Merger Agreement) in exchange for shares of FNB Common Stock (as defined in the Merger Agreement) owned by me.
     I represent, warrant and covenant to LSB that in the event I receive any LSB Common Stock as a result of the Merger:
a.	I shall not make any sale, transfer or other disposition of the LSB Common Stock in violation of the Act or the Rules and Regulations.

b.	I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of LSB Common Stock to the extent I believed necessary with my counsel or counsel for FNB.

c.	I have been advised that the issuance of LSB Common Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement of Form S-4. I have also been advised, however, that, since at the time the Merger was submitted for a vote of the shareholders of FNB I was deemed to have been an affiliate of FNB and

LSB Bancshares, Inc.
                                        , 2007

the distribution by me of the LSB Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of LSB Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to LSB, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d.	I understand that LSB is under no obligation to register the sale, transfer or other disposition of the LSB Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e.	I also understand that stop transfer instructions will be given to LSB’s transfer agent with respect to the LSB Common Stock and that there will be placed on the certificates for the LSB Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

f.	I also understand that unless the transfer by me of my LSB Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, LSB reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

LSB Bancshares, Inc.
                                        , 2007

     It is understood and agreed that the legends set forth in paragraphs (e) and (f) above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to LSB a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to LSB, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

(Please print name)
Accepted this ___day of
                                        , 2007 by
     LSB BANCSHARES, INC.

By:

Name:
Title:

APPENDIX B
FAIRNESS OPINION OF THE
BANKERSBANC CAPITAL CORPORATION
Dated as of February 26, 2007

TEL 770-805-2000 800-277-2265

FAX 770-805-2311
2410 PACES FERRY ROAD
600 PACES SUMMIT
ATLANTA, GA 30339-4098
CONFIDENTIAL

Board of Directors LSB Bancshares, Inc. One LSB Plaza P.O. Box 867 Lexington, NC 27292	February 26, 2007
Dear Members of the Board:
You have asked us to advise you with respect to the fairness to the shareholders of LSB Bancshares, Inc. (the “Company”), from a financial point of view, of the exchange ratio provided for in the Agreement and Plan of Merger (the “Merger Agreement”) dated as of February 26, 2007 between the Company and FNB Financial Services Corporation (“FNB Financial”). The Merger Agreement provides for a merger (the “Merger”) of the Company and FNB Financial pursuant to which the common shareholders of FNB Financial will receive 1.07 common shares of the Company for every common share of FNB Financial they hold (the “Exchange Ratio”). All of FNB Financial’s outstanding options shall be assumed by the Company and become exercisable into 1.07 shares of the Company common stock for each share of FNB Financial common stock they were previously exercisable into. Further, the exercise price per share for the options to acquire common stock of the Company shall be adjusted by dividing the original exercise price by 1.07.
In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to FNB Financial and the Company. We have also reviewed certain other information, including financial forecasts and budgets provided to us by FNB Financial and the Company, and have discussed with FNB Financial’s and the Company’s managements the business and prospects of FNB Financial and the Company.
We have also considered certain financial and stock market data of FNB Financial and the Company and we have compared that data with similar data for other publicly held bank holding companies and we have compared the financial terms of the Merger with those of certain other comparable bank merger transactions. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts and

B-1

Board of Directors
February 26, 2007

budgets, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of FNB Financial’s and the Company’s managements as to the future financial performance of FNB Financial and the Company. In addition, we have not made an independent evaluation or appraisal of the assets of FNB Financial or the Company. We did not make an independent evaluation of the adequacy of the allowance for the loan losses of FNB Financial or the Company nor have we reviewed any individual credit files. We have assumed, with your consent, that the aggregate allowances for loan losses for FNB Financial and the Company are adequate to cover such losses. It should be noted that this opinion is based on market conditions and other circumstances existing on the date hereof and this opinion does not represent our view as to what the value of the Company’s common stock necessarily will be when the Company’s common stock is issued to the stockholders of FNB Financial upon consummation of the Merger.
BankersBanc Capital Corporation is a National Association of Securities Dealers, Inc. (NASD) member investment banking firm, which specializes in the securities of financial institutions in the United States. As part of our investment banking activities, we are regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. We are particularly familiar with the commercial banking industry in the southeastern United States and the commercial banks operating in those markets. We have been retained by the Company in a financial advisory capacity in connection with the merger and will receive a fee for our services and for rendering this opinion, a substantial portion of which is contingent upon consummation of the merger.
Based upon and subject to the foregoing, it is our opinion that as of the date hereof, the Exchange Ratio is fair to the common shareholders of the Company from a financial point of view.
Very truly yours,

/s/ BankersBanc Capital Corporation

BankersBanc Capital Corporation

B-2

APPENDIX C
FAIRNESS OPINION OF
HOWE BARNES HOEFER & ARNETT, INC.
Dated as of February 26, 2007
February 26, 2007
Board of Directors
FNB Financial Services Corporation
1501 Highwoods Boulevard
Suite 400
Greensboro, NC 27410
Members of the Board:
You have requested our opinion as to the fairness, from a financial point of view, of the exchange ratio to be received by the holders of the outstanding shares of common stock of FNB Financial Services Corporation (“FNB”) in the merger of equals with LSB Bancshares, Inc. (“LSB”) (the “Merger”) pursuant to the Agreement and Plan of Merger dated February 26, 2007 by and between FNB and LSB (the “Merger Agreement.”)
Pursuant to the Merger Agreement, each share of FNB common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised) will be converted into 1.07 shares of common stock of LSB (the “Exchange Ratio”). Options to purchase shares of FNB’s common stock will be converted into options to purchase shares of LSB’s common stock with the same economic value based upon the Exchange Ratio. The terms of the Merger are more fully set forth in the Merger Agreement.
In arriving at our opinion, we have reviewed certain publicly available business, financial and stockholder information relating to LSB and its subsidiaries and to FNB and its subsidiaries. In addition, we have reviewed certain financial information provided to us by both FNB and LSB pertaining to their respective business plans and projections.
In connection with the foregoing, we have:
1.	Reviewed the terms of the Merger Agreement;

2.	Reviewed LSB’s most recent proxy statement, annual report on Form 10-K for the three calendar years ended December 31, 2005, 2004 and 2003, and quarterly reports on Form 10-Q for the three calendar quarters ended September 30, 2006 filed with the Securities and Exchange Commission;

Board of Directors
FNB Financial Services Corporation
February 26, 2007

3.	Reviewed FNB’s most recent proxy statement, annual report on Form 10-K for the three calendar years ended December 31, 2005, 2004 and 2003, and quarterly reports on Form 10-Q for the three calendar quarters ended September 30, 2006 filed with the Securities and Exchange Commission;

4.	Reviewed current reports to shareholders of FNB and LSB as filed on Form 8-K with the Securities and Exchange Commission from January 1, 2003 to the date hereof;

5.	Reviewed annual reports to stockholders of FNB and LSB for the three calendar years ended December 31, 2005, 2004 and 2003;

6.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by FNB and LSB;

7.	Held discussions with members of senior management of FNB and LSB, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of FNB and LSB, their respective current financial condition and managements’ opinion of their respective future prospects;

8.	Reviewed the historical record of reported prices, trading activity and dividend payments for both FNB and LSB;

9.	Compared the reported financial terms of selected recent business combinations in the banking industry, including other bank mergers of equals; and

10.	Performed such other studies and analyses as we considered appropriate under the circumstances.
For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by FNB and LSB and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from FNB and LSB, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and good faith judgment of the management of FNB and LSB. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of LSB or FNB. We have further relied on the assurances of management of FNB and LSB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Merger Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction, including a sale of FNB, might produce consideration for

Board of Directors
FNB Financial Services Corporation
February 26, 2007

FNB or its stockholders in an amount in excess of that contemplated in the Merger (and FNB has informed us that no alternative transaction is, and we are not otherwise aware of any alternative transaction that is, currently being contemplated by FNB).
In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement and that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to FNB or LSB or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof.
We have acted as financial advisor to FNB in connection with the Merger and will receive a fee for such services, including a fee that is contingent upon consummation of the Merger. We were not requested to and did not solicit any expressions of interest from any other parties with respect to the actions contemplated in connection with the Merger. In addition, FNB has agreed to indemnify us for certain liabilities arising out of our engagement by FNB in connection with the Merger.
This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner of for any purpose whatsoever without our prior written consent, although this opinion may be (i) furnished to LSB for inspection purposes only, provided however, that such consent to provide LSB with a copy of this opinion is based on the condition that each of FNB and LSB have acknowledged and agreed that LSB is not authorized to and shall not rely on this opinion, and (ii) included in its entirety in the proxy statement/prospectus of FNB used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of FNB or LSB or any of their respective affiliates has traded in the past or at which such stock of LSB or any of its affiliates may trade after the Merger. It is understood that this letter is directed to the Board of Directors of FNB in its consideration of the Merger Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Board of Directors
FNB Financial Services Corporation
February 26, 2007

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of FNB common stock.

Sincerely,

Howe Barnes Hoefer & Arnett, Inc.

/s/ John F. Schramm
John F. Schramm
First Vice President and Managing Director

APPENDIX D
PROPOSED AMENDMENT TO THE ARTICLES OF LSB
     The LSB Articles shall be amended to include the following new Article XI:
ARTICLE XI
     Directors shall be elected by a majority of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present; provided, however, that in the event two or more nominees are presented for election to the same directorship, the nominee receiving a plurality of the votes cast by the shares entitled to vote in the election of a nominee to such directorship shall be deemed elected to the directorship.

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APPENDIX E
PROPOSED AMENDMENT TO THE BYLAWS OF LSB
PROPOSED BYLAW AMENDMENT
Section 2(b) of Article 3 of the LSB Bylaws shall be deleted in its entirety and replaced with the following provision:
     (b) Except as otherwise provided below to transition the board of directors from the staggered classes existing prior to the 2007 annual meeting of shareholders, the board of directors shall be composed of one (1) class. Each director shall serve for a term ending on the date of the annual meeting of shareholders following the annual meeting at which such director was elected or the director’s earlier death, resignation, disqualification or removal. In the event of any increase or decrease in the authorized number of directors, each director then serving as such shall nevertheless continue as a director until the expiration of the director’s current term or the director’s earlier death, resignation, disqualification or removal. In the event of the death, resignation, removal or disqualification of a director during the director’s elected term of office, the board of directors or, subject to the provisions of these bylaws and applicable law, the shareholders, may appoint the director’s successor, who shall serve until the next annual shareholders’ meeting at which directors are elected. Notwithstanding the foregoing, in the event that preferred stock of the corporation is issued and if the articles of incorporation so provide, the holders of the preferred stock or the corporation may increase the board of directors within the range set forth by these bylaws by additional directors to serve as provided in the articles of incorporation. Should a vacancy occur among such directors elected by the preferred shareholders, such vacancy shall be filled, until the next election of directors, by such shareholders or by the affirmative vote of the majority of the remaining directors elected by such shareholders. At the 2007 annual meeting of shareholders, each director whose term expires at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders; any director whose term expires at the 2008 annual meeting of shareholders shall be elected for a term expiring at the 2009 annual meeting; at the 2009 annual meeting of shareholders, each director whose term expires at that meeting shall be elected for a term expiring at the 2010 annual meeting of shareholders; and at each annual meeting of shareholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of shareholders.

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